As filed with the Securities and Exchange Commission on August 12, 2022
Registration No. 333-265885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LAAA Merger Corp.*
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	88-2978216 (I.R.S. Employer Identification No.)

667 Madison Avenue
New York, NY 10065
Tel: (917) 327-9933
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bill Chen
Chairman and Chief Executive Officer
667 Madison Avenue
New York, NY 10065
Tel: (917) 327-9933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990	Andrew M. Tucker E. Peter Strand Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave NW, Suite 900 Washington, DC 20001 Telephone: (202) 689-2800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
Upon closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to ProSomnus, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED AUGUST 12, 2022
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
LAKESHORE ACQUISITION I CORP.
AND
PROSPECTUS FOR COMMON STOCK AND WARRANTS OF
LAAA MERGER CORP.
Proxy Statement/Prospectus dated [  ], 2022
and first mailed to the shareholders of Lakeshore Acquisition I Corp.
on or about [  ], 2022
To the Shareholders of Lakeshore Acquisition I Corp.:
You are cordially invited to attend the extraordinary general meeting of Lakeshore Acquisition I Corp. (“Lakeshore,” “LAAA,” “we,” “our,” or “us”), which will be held at 667 Madison Avenue, New York, NY 10065 on [ ], 2022 at 10 a.m. Eastern Time (the “Extraordinary General Meeting”). Due to the coronavirus (“COVID-19”) pandemic, we are encouraging our shareholders to attend the Extraordinary General Meeting virtually by means of a teleconference by visiting https://www.cstproxy.com/lakeshoreacquisition/2022. We are a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.”
On May 9, 2022, we entered into a merger agreement (the “Merger Agreement”), which provides for a business combination between Lakeshore and ProSomnus Holdings Inc., a Delaware corporation (“ProSomnus”). Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Lakeshore, Lakeshore will reincorporate to the State of Delaware by merging with and into LAAA Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, LAAA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into ProSomnus, with ProSomnus surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Lakeshore, PubCo, Merger Sub, ProSomnus and HGP II, LLC, as the representative of the stockholders of ProSomnus (“Stockholders’ Representative”), and RedOne Investment Limited, as the representative of the shareholders of Lakeshore. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”
Upon closing of the Acquisition Merger, PubCo will acquire 100% of the equity securities of ProSomnus. In exchange for their equity securities, the stockholders of ProSomnus (the “ProSomnus Stockholders”) will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) one hundred thirteen million U.S. dollars ($113,000,000), minus (b) the amount by which the Closing Net Indebtedness (as defined in the Merger Agreement) exceeds twelve million U.S. dollars ($12,000,000). The Closing Net Indebtedness as of August [_], 2022 was $[_], which may be higher or lower than the actual Closing Net Indebtedness immediately after the closing of the transactions contemplated by the Merger Agreement (the “Closing”). Additionally, Lakeshore shall make available to ProSomnus no less than $40,000,000, prior to the payment of expenses incurred in connection with the Business Combination and any outstanding debt of ProSomnus, in cash and cash equivalents (the “Minimum Cash Amount”) immediately after the Closing, including the net proceeds from the trust account established by Lakeshore with the proceeds from its initial public offering (the “Trust Account”) after giving effect to any redemptions by Lakeshore shareholders, and the net proceeds from the Transaction Financing (as defined below). ProSomnus has the right to waive the Minimum Cash Condition under the Merger Agreement and therefore there is no guarantee that, immediately following the Closing, PubCo will have some or all of the $40,000,000.
The Merger Consideration otherwise payable to ProSomnus Stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.

Additionally, the ProSomnus Stockholders may be entitled to receive up to 3.0 million earn-out shares in three tranches:
•
the first tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

•
the second tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and

•
the third tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

Pursuant to the Merger Agreement, Lakeshore has agreed to use its reasonable best efforts to, within sixty (60) days following the date of the Merger Agreement:
(A) enter into definitive agreements (i) with certain investors pursuant to which such investors will purchase shares of common stock, par value $0.0001 per share, of PubCo (“PubCo Common Stock”) at a purchase price of ten dollars ($10.00) per share, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of PubCo Common Stock pursuant to which such Lakeshore stockholders shall agree not to redeem their shares of PubCo Common Stock in connection with the Business Combination and to waive their redemption rights under Lakeshore’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Business Combination (the “Equity Investment”); and
(B) enter into definitive agreements with certain investors pursuant to which such investors will purchase convertible notes of PubCo with an aggregate principal funding equal to thirty million dollars ($30,000,000), in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination (the “Debt Investment” and together with the Equity Investment, the “Transaction Financing”).
Also concurrently with the execution of the Merger Agreement, ProSomnus entered into a bridge loan agreement with certain lenders, pursuant to which, on May 9, 2022, the lenders purchased $2,650,000 (subject to increase prior to Closing) in principal amount of unsecured subordinated promissory notes from ProSomnus (the “Bridge Loan”). The Transaction Financing will close, and the Bridge Loan promissory notes will be repaid or converted automatically into shares of ProSomnus common stock, immediately prior to the Closing.
In addition, the financial advisor to Lakeshore will receive fees in connection with the Business Combination of an estimated [  ] shares of PubCo Common Stock. The financial advisor assisted with the structure of the transaction, and provided advice on the transaction process to Lakeshore. The financial advisor is also acting as Lakeshore’s placement agent in the Transaction Financing.
It is anticipated that, immediately after consummation of the Transaction Financing and the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [  ]% of the issued PubCo Common Stock, ProSomnus’s stockholders will own [  ]% of the issued PubCo Common Stock, and the investors in the Transaction Financing will own [  ]% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
At the Extraordinary General Meeting, Lakeshore shareholders will be asked to consider and vote upon the following proposals:

1.
approval by special resolution of the Reincorporation Merger, which we refer to as the “Reincorporation Merger Proposal” or “Proposal No. 1”;

2.
approval by separate special resolution of each material difference between the proposed Amended and Restated Certificate of Incorporation of PubCo (the “proposed charter”), a copy of which is attached to this proxy statement/prospectus as Annex B, and the amended and restated memorandum and articles of association of Lakeshore, which we refer to as the “Charter Proposals” or “Proposal No. 2”;

3.
approval by ordinary resolution of the Acquisition Merger, which we refer to as the “Acquisition Merger Proposal” or “Proposal No. 3”;

4.
approval by ordinary resolution (i) for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Lakeshore ordinary shares and the resulting change in control in connection with the Acquisition Merger, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of an aggregate of more than 20% of PubCo Common Stock in connection with the Equity Investment and the shares of PubCo Common Stock underlying the convertible notes to be issued in connection with the Debt Investment, which we refer to as the “Nasdaq Proposal” or “Proposal No. 4”;

5.
approval by ordinary resolution of the appointment of Laing Rikkers, Leonard Liptak, Leonard Hedge, William Johnson, Jason Orchard, Steven Pacelli, and Heather Rider to serve on PubCo’s board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement, which we refer to as the “Director Election Proposal” or “Proposal No. 5”;

6.
approval by ordinary resolution of PubCo’s 2022 Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex C, which we refer to as the “Incentive Plan Proposal” or “Proposal No. 6”; and

7.
approval by ordinary resolution to adjourn the Extraordinary General Meeting under certain circumstances, as more fully described in the accompanying proxy statement/prospectus, which we refer to as the “Adjournment Proposal” or “Proposal No. 7” and, together with the Reincorporation Merger Proposal, the Charter Proposals, the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal, the “Proposals.”

The ordinary shares of Lakeshore (the “LAAA Ordinary Shares”), the warrants of Lakeshore (the “LAAA Warrants”) and Lakeshore’s units, each consisting of one LAAA Ordinary Share and three-quarters of one LAAA Warrant (the “LAAA Units”), are currently listed on the Nasdaq Capital Market under the symbols “LAAA,” “LAAAW” and “LAAAU,” respectively. PubCo intends to apply to list the PubCo Common Stock and PubCo Warrants on the Nasdaq Capital Market under the symbols “OSA” and “OSAW,” respectively, in connection with the closing of the Business Combination. Lakeshore cannot assure you that the PubCo Common Stock and PubCo Warrants will be approved for listing on Nasdaq.
Pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore is providing its public shareholders with the opportunity to redeem all or a portion of their LAAA Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Lakeshore’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding LAAA Ordinary Shares that were sold as part of the LAAA Units in Lakeshore’s initial public offering (“IPO”), subject to the limitations described herein. Lakeshore estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $[  ] at the time of the Extraordinary General Meeting (based on the balance in the trust account of approximately $[  ] as of [  ], 2022). On [  ], 2022, the last sale price of LAAA Ordinary Shares was $[  ].
Lakeshore’s public shareholders may elect to redeem their shares even if they vote for the Reincorporation Merger or do not vote at all. Lakeshore has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. However, under its amended and restated memorandum and articles of association, Lakeshore shall not redeem public shares that would cause its net tangible assets to be less than $5,000,001 immediately prior to or upon the consummation of the Business Combination. In addition, it is a condition to ProSomnus’s obligations under the Merger Agreement that PubCo shall have the Minimum Cash Amount available to it immediately after the Closing, including net proceeds from the trust account and the Transaction Financing. Although we expect these conditions to be met as a result of the Transaction Financing, if redemptions by Lakeshore’s public shareholders cause this closing condition not to be met, then ProSomnus will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that ProSomnus waives this condition, Lakeshore does not intend to seek additional shareholder approval or to extend the time period in which its public shareholders can exercise their redemption rights. Holders of outstanding LAAA Warrants do not have redemption rights in connection with the Business Combination.
Lakeshore is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements thereof. Lakeshore’s initial shareholders, including RedOne Investment Limited (“Sponsor”), and its officers and directors, who own approximately [  ]% of LAAA Ordinary Shares as of the record date, have agreed to vote their LAAA Ordinary Shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, which transactions comprise the Business Combination, and for the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
Each Lakeshore shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary General Meeting in person or virtually, please submit your proxy card without delay. Lakeshore shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person or through the virtual meeting platform if such shareholder subsequently chooses to attend the Extraordinary General Meeting. If you are a holder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or through the virtual meeting platform. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a quorum is present, will have no effect on any of the Proposals.
Lakeshore is requiring public shareholders who wish to redeem their ordinary shares to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System two (2) business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.
Investing in PubCo securities involves a high degree of risk. We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 41.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
Lakeshore’s board of directors has unanimously approved the Merger Agreement and the Plans of Merger, and unanimously recommends that Lakeshore shareholders vote “FOR” approval of each of the Proposals. When you consider Lakeshore’s board of director’s recommendation of these Proposals, you should keep in mind that Lakeshore’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See “Proposal No. 3 The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination.”

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Lakeshore with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor, at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: LAAA.info@investor.morrowsodali.com
If you would like to request documents, please do so no later than [  ], 2022 to receive them before the Extraordinary General Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about Lakeshore, PubCo and ProSomnus.
On behalf of Lakeshore’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.
Sincerely,

Bill Chen
Chairman and Chief Executive Officer
Lakeshore Acquisition I Corp.
[  ], 2022

Lakeshore Acquisition I Corp.
667 Madison Avenue
New York, NY
Tel: +1(917)327-9933
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [  ], 2022
TO THE SHAREHOLDERS OF LAKESHORE ACQUISITION I CORP.:
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Lakeshore Acquisition I Corp., a Cayman Islands exempted company (“Lakeshore”), will be held at 667 Madison Avenue, New York, NY 10065 on [  ], 2022 at 10 a.m. Eastern Time. Due to public health concerns relating to the coronavirus pandemic and our concerns about protecting the health and well-being of our shareholders and employees, we encourage shareholders to attend the Extraordinary General Meeting virtually. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https://www.cstproxy.com/lakeshoreacquisition/2022. You can participate in the Extraordinary General Meeting as described in “Questions and Answers About the Proposals.”
The Extraordinary General Meeting will be held for the following purposes:
1.
To consider and vote upon a proposal to approve by special resolution the merger of Lakeshore with and into PubCo, its wholly owned Delaware subsidiary, with PubCo surviving the merger. The merger will change Lakeshore’s place of incorporation from Cayman Islands to Delaware. We refer to the merger as the Reincorporation Merger. This proposal is referred to as the “Reincorporation Merger Proposal” or “Proposal No. 1.”

2.
To consider and vote upon a set of separate proposals to approve by special resolution each material difference between the proposed Amended and Restated Certificate of Incorporation of PubCo and the amended and restated memorandum and articles of association of Lakeshore. These proposals are collectively referred to as the “Charter Proposals” or “Proposal No. 2.”

3.
To consider and vote upon a proposal to approve by ordinary resolution the merger of Merger Sub, a wholly-owned subsidiary of PubCo, with and into ProSomnus, with ProSomnus surviving the merger as a wholly-owned subsidiary of PubCo. We refer to the merger as the Acquisition Merger. This proposal is referred to as the “Acquisition Merger Proposal” or “Proposal No. 3.”

4.
To consider and vote upon a proposal to approve by ordinary resolution (i) for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Lakeshore ordinary shares and the resulting change in control in connection with the Acquisition Merger, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of an aggregate of more than 20% of PubCo Common Stock in connection with the Equity Investment and the shares of PubCo Common Stock underlying the convertible notes to be issued in connection with the Debt Investment, which we refer to as the “Nasdaq Proposal” or “Proposal No. 4.”

5.
To consider and vote upon a proposal to approve by ordinary resolution the appointment of [[  ] and [  ] as Class A directors serving until PubCo’s 2023 annual meeting of stockholders; [  ] and [  ] as Class B directors serving until PubCo’s 2024 annual meeting of stockholders; and [  ], [  ] and [  ] as Class C directors serving until PubCo’s 2025 annual meeting of stockholders]; and in each case, effective as of the closing of the Business Combination in accordance with the Merger Agreement. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

6.
To consider and vote upon a proposal to approve by ordinary resolution the Incentive Plan, which we refer to as the “Incentive Plan Proposal” or “Proposal No. 6.”

7.
To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting under certain circumstances, as more fully described in the accompanying proxy statement/prospectus. This proposal is called the “Adjournment Proposal” or “Proposal No. 7.”

The proposals set forth above are sometimes collectively referred to herein as the “Proposals.” The Business Combination is conditioned upon the approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal. The Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are dependent upon the consummation of the Business Combination. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, or if any of the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal or the Incentive Plan Proposal is not approved and the applicable condition in the Merger Agreement is not waived, then Lakeshore will not consummate the Business Combination. In the absence of shareholder approval for an extension, if Lakeshore does not consummate the Business Combination and fails to complete another initial business combination by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate.
As of [  ], 2022, the record date, there were [  ] LAAA Ordinary Shares issued and outstanding and entitled to vote. Only Lakeshore shareholders who hold shares of record as of the close of business on the record date are entitled to vote on the Proposals at the Extraordinary General Meeting or any adjournment thereof. This proxy statement/prospectus is first being mailed to Lakeshore shareholders on or about [  ], 2022. Approval of each of the Reincorporation Merger Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each of the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.
Whether or not you plan to attend the Extraordinary General Meeting in person or virtually, please submit your proxy card without delay to our transfer agent, Continental Stock Transfer & Trust Company, not later than the time appointed for the Extraordinary General Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares in person or through the virtual meeting platform if you subsequently choose to attend the Extraordinary General Meeting. If you fail to return your proxy card and do not attend the meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. You may revoke a proxy at any time before it is voted at the Extraordinary General Meeting by executing and returning a proxy card dated later than the previous one, by attending the Extraordinary General Meeting and voting in person or through the virtual meeting platform, or by submitting a written revocation to Morrow Sodali LLC, the Company’s proxy solicitor, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LAAA.info@investor.morrowsodali.com that is received by our proxy solicitor before we take the vote at the Extraordinary General Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Lakeshore’s board of directors unanimously recommends that you vote “FOR” approval of each of the Proposals.
By Order of the Board of Directors,

Bill Chen
Chairman and Chief Executive Officer
Lakeshore Acquisition I Corp.
[  ], 2022

i

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of Lakeshore, PubCo or ProSomnus has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
ProSomnus has proprietary rights to trademarks used in this prospectus. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that ProSomnus will not assert, to the fullest extent possible under applicable law, its rights to these trademarks and trade names.

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed by PubCo (File No. 333‑[  ]) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo Common Stock to Lakeshore’s shareholders, (ii) the PubCo Warrants to Lakeshore’s warrant holders, (iii) the PubCo Common Stock underlying the PubCo Warrants, and (iv) the PubCo Common Stock to ProSomnus’s stockholders. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which Lakeshore’s shareholders will be asked to consider and vote upon the Proposals to approve the Reincorporation Merger, the Charter Proposals, the Acquisition Merger, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
WHERE YOU CAN FIND MORE INFORMATION
PubCo has filed this proxy statement/prospectus as part of the registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. In addition, Lakeshore files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read copies of the registration statement and Lakeshore’s SEC filings over the Internet at the SEC’s website at www.sec.gov.
Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Lakeshore, PubCo and Merger Sub has been supplied by Lakeshore, and all information relating to ProSomnus has been supplied by ProSomnus. Information provided by either of Lakeshore or ProSomnus does not constitute any representation, estimate or projection of the other party.
If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact Lakeshore’s proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LAAA.info@investor.morrowsodali.com.

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus:
•
“Business Combination” refers to the transactions contemplated by the Merger Agreement.

•
“Closing Date” refers to the date on which the Business Combination is consummated.

•
“Companies Law” refers to the Companies Law (2021 Revision) of the Cayman Islands as the same may be amended from time to time.

•
‘‘Debt Investment” means the offering of convertible notes of PubCo with an aggregate principal funding equal to $30 million, in a private placement or placements immediately prior to consummation of the Business Combination.

•
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•
“Extraordinary General Meeting” refers to the meeting of Lakeshore, to be held at 667 Madison Avenue, New York, NY 10065 and utilizing a virtual shareholder meeting format on [  ], 2022 at 10 a.m. Eastern Time, and any adjournments thereof.

•
‘‘ Equity Investment” means agreements whereby certain investors agree (i) not to redeem their LAAA Ordinary Shares in connection with the Business Combination and to waive their redemption rights under Lakeshore’s amended and restated memorandum and articles of association, and/or (ii) to purchase LAAA Ordinary Shares at a purchase price of ten dollars ($10.00) per share; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Merger.

•
“initial shareholders” refers to the shareholders of Lakeshore immediately prior to the IPO.

•
“IPO” refers to the initial public offering of 5,467,000 units of Lakeshore consummated on June 15, 2021, including the 467,000 units after the full exercise of the over-allotment option on June 28, 2021.

•
“LAAA Ordinary Shares” refers to means the Class A ordinary shares of Lakeshore, par value $0.0001 per share.

•
“LAAA Unit” refers to one share of Lakeshore Common Stock and three-quarters of one Lakeshore Warrant sold in the IPO.

•
“LAAA Warrant” refers to warrants to purchase shares of Lakeshore Common Stock as contemplated under the Lakeshore Warrant Agreement, with each whole warrant exercisable for one share of Lakeshore Common Stock at an exercise price of $11.50 per whole share.

•
“Loeb” refers to Loeb & Loeb LLP.

•
“LOI” refers to a letter of intent.

•
“Merger Agreement” refers to that certain Agreement and Plan of Merger, dated May 9, 2022, by and among Lakeshore, Merger Sub, Sponsor, HGP II, LLC, as representative of the Lakeshore public shareholders, and ProSomnus, as may be amended from time to time.

•
“Plan of Merger” refers to a plan of merger by and between Lakeshore and PubCo.

•
“PubCo” refers to Lakeshore for all times prior to consummation of the Merger, and ProSomnus, Inc. for all times after the consummation of the Merger.

•
“PubCo Common Stock” refers to the common stock, par value $0.0001, of PubCo.

•
“PubCo’s Proposed Charter” refers to the Second Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement/prospectus as Annex B, which, if approved, would take effect upon the Closing

•
“PubCo Warrants” refers to warrants to purchase shares of PubCo, with each whole warrant exercisable for one share of PubCo Common Stock.

•
“public shareholders” means the holders of the ordinary shares of Lakeshore which were sold as part of the IPO, or “public shares,” whether they were purchased in the IPO or in the open market, including any of our initial shareholders to the extent that they purchase such public shares (except that our initial shareholders will not have conversion or tender rights with respect to any public shares they own);

•
“Reincorporation Merger” refers to the transaction whereby Lakeshore will reincorporate to the State of Delaware by merging with and into PubCo, with PubCo surviving as the publicity traded entity.

•
“Securities Act” refers to the Securities Act of 1933, as amended.

•
“Sponsor” refers to RedOne Investment Limited, a British Virgin Islands entity that is owned and controlled by Bill Chen, Lakeshore’s chairman and chief executive officer.

•
“Transaction Financing” refers to the Equity Investment and the Debt Investment, collectively.

•
“underwriters” refers to Craig-Hallum Capital Group and Roth Capital Partners, the underwriters in the IPO.

•
“US Dollars,” “$” and “USD$” refer to the legal currency of the United States.

•
“U.S. GAAP” refers to accounting principles generally accepted in the United States.

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY
This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of PubCo, Lakeshore and/or ProSomnus and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “ProSomnus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of ProSomnus.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of Lakeshore and ProSomnus, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those relating to:
•
the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the agreements related thereto;

•
the outcome of any legal proceedings that may be instituted against Lakeshore or ProSomnus following announcement of the transactions;

•
the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Lakeshore, or other conditions to closing in the merger agreement;

•
disruption of ProSomnus’s current plans and operations as a result of the announcement of the transactions;

•
ProSomnus’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of ProSomnus to grow and manage growth profitably following the Business Combination;

•
diversion of management attention from ongoing business operations due to the proposed Business Combination;

•
costs related to the Business Combination; and

•
the possibility that ProSomnus may be adversely affected by other economic, business and/or competitive factors.

The section in this proxy/statement prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of other risks, uncertainties and potential events that may cause actual developments to differ materially from those expressed or implied by the forward-looking statements, including those relating to:
Risks Related to ProSomnus’s Business and Industry
•
ProSomnus has a limited operating history;

•
ProSomnus has a history of operating losses;

•
the need to raise additional capital;

•
ProSomnus has identified a historical material weakness in its internal control over financial reporting;

•
ProSomnus will not be successful if its devices are not sufficiently adopted by the medical and dental communities;

•
a substantial portion of ProSomnus’s revenue is from sales of a single type of product;

•
risks relating to public health conditions;

•
failure to successfully implement ProSomnus’s growth strategy;

•
sales and marketing efforts may not be successful;

•
failure to educate or train a sufficient number of physicians and dentists;

•
future operating results are difficult to predict and may vary significantly;

•
ProSomnus’s ability to respond in a timely and cost-effective manner to changes in the preferences of dentists or patients;

•
business and results of operations may be impacted by the extent to which patients achieve adequate levels of third-party insurance reimbursement;

•
precision intraoral medical devices are currently not recommended by most sleep physicians;

•
ProSomnus faces significant competition;

•
ProSomnus precision intraoral medical devices may become obsolete;

•
potential international sales are subject to a number of risks;

•
the maintenance of single supply relationships for certain of ProSomnus’s key machines and raw materials;

•
failure of dentists to pay for their purchases on a timely basis;

•
the risk of product liability claims;

•
inability to maintain adequate product liability insurance;

•
the risk of warranty claims.

Risks Related to Intellectual Property
•
Dependence on patents and proprietary technology;

•
confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information;

•
intellectual property infringement claims;

•
failure to secure trademark registrations;

•
claims that ProSomnus employees have wrongfully used or disclosed alleged trade secrets.

Risks Related to Government and Regulation
•
Failure to obtain government approvals;

•
expense of clinical trials that may be required to support regulatory submissions in the United States;

•
results of clinical trials may not support further clinical development or commercialization;

•
modifications to the ProSomnus precision intraoral medical devices may require additional FDA approvals;

•
inspection and market surveillance by the FDA;

•
ProSomnus precision intraoral medical devices are subject to extensive governmental regulation;

•
relationships with dentists, other healthcare providers, and third-party payors will be subject, to federal and state healthcare fraud and abuse laws;

•
misuse or off-label use of ProSomnus precision intraoral medical devices;

•
the adverse effect of violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws.

General Risk Factors
•
Damage to ProSomnus’s reputation;

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ProSomnus’s headquarters, digital dental modeling processes, and other manufacturing processes are principally located in regions that are subject to earthquakes and other natural disasters;

•
if payments from commercial or governmental payors are significantly delayed, reduced, or eliminated;

•
significant changes in ProSomnus’s payor mix;

•
ProSomnus may pursue acquisitions of complementary businesses or technologies;

•
ProSomnus’s business is seasonal;

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dependence on certain key personnel;

•
members of ProSomnus’s board of directors will have other business interests and obligations;

•
the need to carefully manage expanding operations;

•
downturns or volatility in general economic conditions;

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ProSomnus’s management team has limited experience;

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inadequate internal controls;

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actual operating results may differ significantly;

•
qualification as an “emerging growth company”;

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unaudited pro forma financial information included herein is not indicative of actual financial position or results of operations.

The Ownership of PubCo’s Securities
•
PubCo’s ability to meet the initial and continued listing requirements of Nasdaq;

•
concentration of ownership among PubCo’s officers, directors and their affiliates;

•
future sales of a substantial number of shares of PubCo Common Stock in the public market;

•
the exercise of registration rights granted in connection with the Transaction Financing (as defined herein) and Business Combination;

•
ProSomnus’s ability to issue common and preferred stock without further stockholder approval;

•
the absence of cash dividends in the future;

•
volatility in the trading price of PubCo’s securities;

•
analyst coverage of PubCo’s securities; and

•
anti-takeover provisions in PubCo’s governing documents.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Lakeshore, ProSomnus and PubCo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to ProSomnus, Lakeshore, PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, ProSomnus, Lakeshore and PubCo undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT
THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING
Questions and Answers About the Merger
Q:
Why are Lakeshore and ProSomnus proposing to enter into the Business Combination?

A:
Lakeshore is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more target businesses. In the course of Lakeshore’s search for a Business Combination partner, Lakeshore investigated the potential acquisition of many entities in various industries, including ProSomnus, and concluded that ProSomnus was the best candidate for a Business Combination with Lakeshore. For more details on Lakeshore’s search for a Business Combination partner and the board’s reasons for selecting ProSomnus as Lakeshore’s Business Combination partner, see “Proposal No. 3 The Acquisition Merger Proposal — Background of the Business Combination” and “Proposal No. 3 The Acquisition Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” included in this proxy statement/prospectus.

Q:
What is the purpose of this document?

A:
Lakeshore and ProSomnus have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. The Merger Agreement also is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Business Combination consists of the Reincorporation Merger and the Acquisition Merger, each of which is described in this proxy statement/prospectus. Lakeshore’s shareholders are being asked to consider and vote upon a proposal to approve each of the Reincorporation Merger and the Acquisition Merger. Lakeshore’s shareholders are also being asked to consider and vote upon the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors,” and all the annexes hereto.

Approval of each of the Reincorporation Merger Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Common Stock present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Common Stock present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof.
Q:
I am a Lakeshore warrant holder. Why am I receiving this proxy statement/prospectus?

A:
The holders of Lakeshore warrants will receive PubCo Warrants entitling them to purchase PubCo Common Stock at a purchase price of $11.50 per share after the closing of the Business Combination. This proxy statement/prospectus includes important information about PubCo and the business of PubCo and its subsidiaries following the closing of the Business Combination. Because holders of PubCo Warrants will be entitled to purchase PubCo Common Stock after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:
Are any of the proposals conditioned on one another?

A:
Yes, the Business Combination is conditioned upon the approval of the Reincorporation Proposal, the Acquisition Proposal, the Charter Proposals, Nasdaq Proposal, Director Election Proposal and Incentive Plan Proposal. The Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are dependent upon the consummation of the Business Combination. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, or if the Charter Proposals, Nasdaq Proposal, Director

Election Proposal or Incentive Plan Proposal are not approved and the applicable condition in the Merger Agreement is not waived, then Lakeshore will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate the Business Combination and fails to complete an initial business combination by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite shareholder approvals are received, Lakeshore expects that the Business Combination will occur as soon as practicable following the Extraordinary General Meeting and no later than [     ], 2022.

Q:
Who will manage PubCo?

A:
The current management team of ProSomnus, including Leonard Liptak, Laing Rikkers, Sung Kim, and Melinda Hungerman, who currently serve as ProSomnus’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, will serve as PubCo’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, following the consummation of the Business Combination. For more information on PubCo’s current and anticipated management, see “PubCo’s Directors and Executive Officers after the Business Combination” in this proxy statement/prospectus.

Q:
What happens if the Business Combination is not consummated?

A:
If the Business Combination is not consummated, Lakeshore may seek another suitable business combination. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate a business combination by September 15, 2022 (unless Lakeshore’s time to complete a business combination is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), then pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore’s officers must take all actions necessary in accordance with the Companies Law to dissolve and liquidate Lakeshore as promptly as reasonably possible. Following dissolution, Lakeshore will no longer exist as a company. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of LAAA Ordinary Shares who acquired such shares in Lakeshore’s IPO or in the open market. The estimated consideration that each LAAA Ordinary Share would be paid at liquidation would be approximately $[  ] per share for shareholders based on amounts on deposit in the trust account as of [      ], 2022. The closing price of LAAA Ordinary Shares on Nasdaq as of [      ], 2022, was $[     ]. Our initial shareholders and the Sponsor have waived the right to any liquidation distribution with respect to any LAAA Ordinary Shares held by them. There will be no distribution from the trust account with respect to the LAAA Warrants, which will expire worthless.

Q:
What happens to the funds deposited in the trust account following the Business Combination?

A:
Following the closing of the Business Combination, holders of LAAA Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the trust account. The balance of the funds will be released to PubCo and utilized to pay transaction expenses. As of [   ], 2022, there was approximately $[    ] in Lakeshore’s trust account. Lakeshore estimates that approximately $[    ] per outstanding share issued in Lakeshore’s IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the trust account after such payments will be used for working capital and other general corporate purposes of the combined company.

Q:
Did Lakeshore’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Lakeshore did not obtain a third-party valuation or fairness opinion in connection with the Business Combination. Lakeshore is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public shareholders from a financial point of view. Lakeshore has conducted its own due diligence and calculations and has engaged in comprehensive discussions with ProSomnus.

Based on these efforts, Lakeshore believes the valuation offered by ProSomnus is favorable to Lakeshore and its shareholders. Lakeshore’s board of directors believes that because of the background of its directors, it was qualified to conclude that Lakeshore’s fair market value was at least 80% of Lakeshore’s net assets. Because Lakeshore’s board of directors did not obtain a fairness opinion to assist it in its determination, Lakeshore public shareholders must rely solely on the judgment of Lakeshore’s board of directors and Lakeshore’s board of directors may be incorrect in its assessment of the Business Combination.
Q:
Do any of Lakeshore’s directors or officers have interests that may conflict with the interests of Lakeshore’s shareholders with respect to the Business Combination?

A:
Lakeshore’s directors and officers may have interests in the Business Combination that are different from your interests as a shareholder.

For example, on January 8, 2021, 1,437,500 ordinary shares of Lakeshore were issued to Lakeshore’s initial shareholders at a price of approximately $0.017 per share for an aggregate of $25,000. We refer to these shares as “insider shares.” On June 28, 2021, Lakeshore cancelled an aggregate of 70,750 insider shares in connection with the partial exercise of the underwriters’ over-allotment option. Simultaneously with the closing of the IPO, Lakeshore consummated a private placement with Lakeshore’s initial shareholders of 250,000 units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $2,500,000. Upon the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, Lakeshore consummated a private sale of an additional 11,675 Private Units to the initial shareholders at $10.00 per Private Unit, generating total proceeds of $116,750. Lakeshore’s initial shareholders, officers and directors will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly, whether acquired prior to the IPO, in the IPO or in the open market. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate the Business Combination or another initial business combination by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate and the securities held by its initial shareholders, including the Sponsor, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions.
Lakeshore’s directors and officers have additional interests that differ from yours as a shareholder. See “Proposal No. 3 The Acquisition Merger — Interests of Certain Persons in the Business Combination.”
The exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Lakeshore shareholders’ best interests.
Q:
Do any of ProSomnus’s directors or officers have interests that may conflict with the interests of ProSomnus’s other stockholders with respect to the Business Combination?

A:
ProSomnus’s directors and officers may have interests in the Business Combination that are different from the interests of ProSomnus’s other stockholders.

For example, the current management team of ProSomnus, including Leonard Liptak, Laing Rikkers, Sung Kim, and Melinda Hungerman, who currently serve as ProSomnus’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, will serve as PubCo’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, following the consummation of the Business Combination, and certain current directors of ProSomnus, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). Each member of the current management team of ProSomnus will enter into an employment agreement with PubCo providing for increased compensation to him, including an increased base salary, performance and discretionary bonuses and one-time equity grants, as more fully described in “Executive Officer and Director Compensation” below. Additionally, Leonard Hedge and William Johnson, directors of ProSomnus, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors. See “Proposal No. 3 The Acquisition Merger — Interests of Certain Persons in the Business Combination.”
The exercise of ProSomnus’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the other ProSomnus stockholders’ best interests.
Q:
Will Lakeshore enter into any financing arrangements in connection with the Business Combination?

A:
Yes. Pursuant to the Merger Agreement, Lakeshore has agreed to use its reasonable best efforts to, within sixty (60) days following the date of the Merger Agreement:

(A)   enter into definitive agreements (i) with certain investors pursuant to which such investors will purchase shares of PubCo Common Stock at a purchase price of ten dollars ($10.00) per share, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of PubCo Common Stock pursuant to which such Lakeshore stockholders shall agree not to redeem their shares of PubCo Common Stock in connection with the Business Combination and to waive their redemption rights under Lakeshore’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Business Combination (the “Equity Investment”); and
(B)   enter into definitive agreements with certain investors pursuant to which such investors will purchase convertible notes of PubCo with an aggregate principal funding equal to thirty million dollars ($30,000,000), in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination. On August [•], 2022, Lakeshore and ProSomnus entered into a Senior Securities Purchase Agreement and Subordinated Securities Purchase Agreement providing for the issuance and sale of Senior Secured Convertible Notes and Subordinated Secured Convertible Notes with an aggregate amount equal to $ [•] (the “Debt Investment” and together with the Equity Investment, the “Transaction Financing”). Initially, the conversion price of the Senior Debt will be $13.00 per share and will be subject to reset to the lower of a 5% premium to the market price of Purchaser Common Stock 6 months and 12 months after the Closing, subject to $5.50 per share floor. Initially, the conversion price of the Junior Debt will be $11.50 per share and will be subject to reset to the lower of a 5% premium to the market price of Purchaser Common Stock 6 months and 12 months after Closing, subject to $4.50 per share floor (the “Conversion Terms”). For more information about the Transaction Financing, please see the section titled “Proposal No. 3 — The Acquisition Merger Proposal — Other Agreements Relating to the Business Combination — Financing Agreements.”
Lakeshore’s sponsor, directors, officers and their affiliates are not participating in the Transaction Financing. The purchase price of PubCo Common Stock in any Equity Investment shall be ten dollars ($10.00) per share, which is equal to the price at which public shareholders purchased LAAA Ordinary Shares at the time of the IPO (the “IPO Purchase Price”). The price at which investors in the Debt Investment may acquire PubCo Common Stock may be higher or lower than the IPO Purchase Price depending on the applicable Conversion Terms at the time of such acquisition.
Q:
Will I experience dilution as a result of the Business Combination?

A:
Prior to the Transaction Financing and the Business Combination, Lakeshore shareholders who hold shares issued in the IPO own approximately [     ]% of the issued and outstanding LAAA Ordinary Shares as of [    ], 2022. After giving effect to the Transaction Financing and the Business Combination, including the issuance of (i) [    ] shares of PubCo Common Stock in the Acquisition Merger, and (ii) [    ] shares of PubCo Common Stock to Lakeshore shareholders in connection with the Reincorporation Merger (which gives effect to the issuance of the LAAA Ordinary Shares in the Transaction Financing immediately prior to the closing and assumes no Lakeshore shareholders exercise their redemption rights), and further assuming no exercise of the PubCo Warrants, Lakeshore’s current public shareholders will own approximately [    ]% of the issued and outstanding PubCo Common Stock. In addition, in connection with the Debt Investment, we will issue convertible debt, which would be convertible at Closing for an aggregate of [•] shares of PubCo Common Stock, warrants to purchase [•] shares of PubCo Common Stock, and a total of [390,000] shares of PubCo Common

Stock as compensation to the placement agents and backstop agent. After giving effect to the issuance of such Debt Investment shares, and assuming full conversion of related notes and exercise of related warrants, after giving effect to the Transaction Financing and the Business Combination Lakeshore’s current public shareholders will own approximately [  ]% of the issued and outstanding PubCo Common Stock.
Q:
What happens if a substantial number of public shareholders vote in favor of the business combination proposal and exercise their redemption rights?

A:
Lakeshore’s public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote for or against the Business Combination, or vote at all, in order to exercise such rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of PubCo stockholders are substantially reduced as a result of redemptions by public shareholders.

If the Business Combination is completed, the immediate per share value of PubCo’s ordinary shares will be significantly reduced when redemptions increase.
The book value per share of PubCo’s ordinary shares after the Business Combination would be $2.52 under the no redemption scenario, $2.09 at 20% redemptions, $1.60 at 40% redemptions, $1.05 at 60% redemptions and $0.36 under the maximum redemption scenario. Under the maximum redemption scenario, 4,467,000 public shares will be redeemed and 1,000,000 public shares will remain outstanding.
A summary calculation table is as follows:
	Assuming No Redemptions	Assuming 20% Redemptions	Assuming 40% Redemptions	Assuming 60% Redemptions	Assuming Maximum Redemptions(2)
Book value per share of PubCo’s ordinary shares after business combination	$2.52	$2.09	$1.60	$1.05	$0.36
Numerator:
Total shareholders’ equity(1)	$50,264,623	$39,330,623	$28,396,623	$17,462,623	$5,594,623
Denominator:
Public shares subject to redemption:	5,467,000	4,373,600	3,280,200	2,186,800	1,000,000
Shares transferred from Sponsor	410,025	410,025	410,025	410,025	410,025
New shares issued to non-redeeming shareholders	410,025	410,025	410,025	410,025	410,025
Non-redeeming public shareholders	6,287,050	5,193,650	4,100,250	3,006,850	1,820,050
Sponsor shares and private shares holders	1,218,400	1,218,400	1,218,400	1,218,400	1,218,400
Former ProSomnus shareholders	11,300,000	11,300,000	11,300,000	11,300,000	11,300,000
Craig-Hallum Capital Group and Roth Capital Partners	719,010	719,010	719,010	719,010	719,010
Gordon Pointe Capital	120,000	120,000	120,000	120,000	120,000
Cohanzick Management, LLC	50,000	50,000	50,000	50,000	50,000
Bonus shares for Junior Notes buyers	250,000	250,000	250,000	250,000	250,000
Total number of shares outstanding	19,944,460	18,851,060	17,757,660	16,664,260	15,477,460

Notes:

(1)
Based on “Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022”, which assumes the consummation of a business combination.

(2)
Under maximum redemptions scenario, 1,000,000 shares shall not be redeemed in accordance with the terms of the Transaction Financing.

Although the requirement that PubCo has at least $5,000,001 of net tangible assets and the Minimum Cash Amount is expected to be satisfied as a result of the Transaction Financing even if all of the public shares are redeemed, with fewer public shares and public stockholders, the trading markets for PubCo Common Stock and PubCo Warrants following the closing of the Business Combination may be less liquid than the markets for LAAA Ordinary Shares and LAAA Warrants were prior to the Business Combination, and PubCo may not be able to meet the listing standards of the Nasdaq or an alternative national securities exchange. In addition, with less funds available from the trust account, the capital infusion from the trust account into ProSomnus’s business will be reduced and ProSomnus may not be able to fully achieve its business plans or goals.
Q:
Are ProSomnus’s stockholders required to approve the Acquisition Merger?

A:
Yes. ProSomnus’s stockholders’ adoption and approval of the Merger Agreement and the Acquisition Merger is required to consummate the Business Combination. Concurrently with the execution of the Merger Agreement, certain of ProSomnus’s officers, directors, founders and holders of more than 5% of its voting stock who collectively own approximately [    ]% of the outstanding ProSomnus Common Stock and approximately [    ]% of ProSomnus’s outstanding preferred stock entered into support agreements, pursuant to which each such holder agreed to vote in favor of the Business Combination, subject to the terms of such shareholder support agreements. The vote of the ProSomnus stockholders who are party to the support agreements is sufficient to approve the Business Combination, including the Acquisition Merger. ProSomnus’s stockholders are not required to approve the Reincorporation Merger Proposal or the other Proposals.

Q:
Is the consummation of the Business Combination subject to any conditions?

A:
Yes. The obligations of each of Lakeshore, ProSomnus, Merger Sub and PubCo to consummate the Business Combination are subject to conditions, as more fully described in “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” in this proxy statement/prospectus.

Q:
Will holders of LAAA Ordinary Shares or LAAA Warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Reincorporation Merger?

A:
As discussed more fully under “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities,” the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation Merger as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Reincorporation Merger so qualifies, then a U.S. Holder (as defined below) will be subject to Section 367(b) of the Code and, as a result:

•
a U.S. Holder whose LAAA Ordinary Shares have a fair market value of less than $50,000 on the date of the Reincorporation Merger and who on the date of the Reincorporation Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally not recognize any gain or loss and will generally not be required to include any part of Lakeshore’s earnings in income pursuant to the Reincorporation Merger;

•
a U.S. Holder whose LAAA Ordinary Shares have a fair market value of $50,000 or more on the date of the Reincorporation Merger, but who on the date of the Reincorporation Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally recognize gain (but not loss) on the exchange of LAAA Ordinary Shares for PubCo Common Stock pursuant to the Reincorporation Merger. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their LAAA Ordinary Shares, provided certain other requirements are satisfied. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation Merger; and

•
a U.S. Holder who on the date of the Reincorporation Merger owns (actually and constructively) 10% or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or 10% or more of the total value of all classes of Lakeshore stock will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its LAAA Ordinary Shares, provided certain other requirements are satisfied. Any U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation Merger.

Furthermore, even if the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation Merger under the PFIC rules of the Code equal to the excess, if any, of the fair market value of PubCo securities received in the Reincorporation Merger and the U.S. Holder’s adjusted tax basis in the corresponding Lakeshore securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Reincorporation Merger, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status.”
If the Reincorporation Merger does not qualify as a reorganization, then a U.S. Holder that exchanges its Lakeshore securities for PubCo securities will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LAAA Ordinary Shares and LAAA Warrants exchanged.
For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Reincorporation Merger.
Questions and Answers About the Extraordinary General Meeting
Q:
What is being voted on at the Extraordinary General Meeting?

A:
Below are the Proposals that Lakeshore’s shareholders are being asked to vote on:

•
The Reincorporation Merger Proposal to approve the Reincorporation Merger;

•
The Charter Proposals to approve the material differences between PubCo’s Proposed Charter and Lakeshore’s amended and restated memorandum and articles of association;

•
The Acquisition Merger Proposal to approve the Acquisition Merger;

•
The Nasdaq Proposal to approve by ordinary resolution (i) for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Lakeshore ordinary shares and the resulting change in control in connection with the Acquisition Merger, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of an aggregate of more than 20% of PubCo Common Stock in connection with the Equity Investment and the shares of PubCo Common Stock underlying the convertible notes to be issued in connection with the Debt Investment;

•
The Director Election Proposal to approve the appointment of PubCo’s Board of Directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

•
The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

•
The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting if it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement.

Approval of each of the Reincorporation Merger Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. As of the record date, [     ] shares held by our initial shareholders including the Sponsor and our officers and directors, or approximately [      ]% of the outstanding LAAA Ordinary Shares, intend to vote in favor of each of the Proposals.
Q:
When and where is the Extraordinary General Meeting?

A:
The Extraordinary General Meeting will take place at 667 Madison Avenue, New York, NY 10065 on [     ], 2022 at 10 a.m. Eastern Time, and virtually by means of a teleconference by visiting https://www.cstproxy.com/lakeshoreacquisition/2022.

Q:
Who may vote at the Extraordinary General Meeting?

A:
Only holders of record of LAAA Ordinary Shares as of the close of business on [     ], 2022, the record date, may vote at the Extraordinary General Meeting. As of the record date, there were [     ] LAAA Ordinary Shares outstanding and entitled to vote. Please see “The Extraordinary General Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Extraordinary General Meeting?

A:
Lakeshore shareholders representing a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting must be present in person or virtually or represented by proxy in order to hold the Extraordinary General Meeting and conduct business. This is called a quorum. LAAA Ordinary Shares will be counted for purposes of determining the existence of a quorum if the shareholder (i) is present in person or virtually and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Extraordinary General Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

Q:
What vote is required to approve the Proposals?

A:
Approval of each of the Reincorporation Merger Proposal and the Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.

Q:
How will the initial shareholders vote?

A:
Lakeshore’s initial shareholder, including the Sponsor and our officers and directors, who as of the record date, owned [     ] LAAA Ordinary Shares, or approximately [      ]% of the issued and outstanding LAAA Ordinary Shares, have agreed to vote their respective ordinary shares acquired by them prior to the IPO, any shares they purchase in the open market in or after the IPO, in favor of the Reincorporation Merger Proposal and Acquisition Merger Proposal and intend to vote such shares in favor of other Proposals.
Q:
What do I need to do now?

A:
We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a Lakeshore shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
Do I need to attend the Extraordinary General Meeting to vote my shares?

A:
No. You are invited to attend the Extraordinary General Meeting to vote on the Proposals described in this proxy statement/prospectus in person or through the virtual meeting platform. Due to the COVID-19 pandemic, however, we are encouraging our shareholders to attend the Extraordinary General Meeting virtually by means of a teleconference. However, you do not need to attend the Extraordinary General Meeting to vote your LAAA Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:
Am I required to vote against the Reincorporation Merger and the Acquisition Merger Proposal in order to have my LAAA Ordinary Shares redeemed?

A:
No. You are not required to vote against the Reincorporation Merger Proposal and the Acquisition Merger Proposal, nor do you have to be a holder of LAAA Ordinary Shares as of the record date, in order to have the right to demand that Lakeshore redeem your LAAA Ordinary Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (including interest earned on your pro rata portion of the trust account, net of taxes payable). These redemption rights in respect of the LAAA Ordinary Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of LAAA Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their LAAA Ordinary Shares will be returned to them.

Q:
How do LAAA shareholders exercise their redemption rights?

A:
If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., eastern time on [      ], 2022 (two business days before the Extraordinary General Meeting), that Lakeshore redeem your shares for cash, and (ii) submit your request in writing to Lakeshore’s transfer agent, at the address listed at the end of this section and deliver your shares to Lakeshore’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary General Meeting.

Any corrected or changed written demand of redemption rights must be received by Lakeshore’s transfer agent two business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.
Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of LAAA Ordinary Shares as of the record date. Lakeshore is requiring public shareholders who wish to redeem their LAAA Ordinary Shares for a pro rata share of the aggregate amount then on deposit in the trust account at the consummation of the Business Combination, less any taxes then due but not yet paid, to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System on or before [      ], 2022 (two business days before the Extraordinary General Meeting). In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their LAAA Ordinary Shares.
If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Q:
If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:
No. Holders of Lakeshore warrants will not have redemption rights with respect to such warrants and all warrants will remain outstanding regardless of the number of redemptions. The aggregate fair value of PubCo Warrants that can be retained by redeeming shareholders is approximately $[  ]. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, PubCo cannot assure the holders of PubCo Warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the warrant holders who exercises such warrants will ultimately own a greater interest in PubCo because there would be fewer shares outstanding overall. See “Risk Factors — Sales of a substantial number of shares of PubCo’s securities in the public market could cause the price of its securities to fall.”

Q:
How can I vote?

A:
If you were a holder of record of LAAA Ordinary Shares on [     ], 2022, the record date for the Extraordinary General Meeting, you may vote by attending the Extraordinary General Meeting and voting in person or through the virtual meeting platform, or by submitting a proxy by mail so that it is received prior to [      ] a.m., Eastern Time, on [     ], 2022, in accordance with the instructions provided to you under “The Extraordinary General Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee. You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker or bank or other nominee may provide you with a form of voting instruction card (including any telephone or Internet voting instructions) for this purpose. Alternatively, if you wish to attend the Extraordinary General Meeting and vote in person or through the virtual meeting platform, you must obtain a proxy from your broker, bank or nominee.

Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. Under applicable rules, your broker, bank or nominee cannot vote your LAAA Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote your shares in accordance with the procedures communicated to you by your broker, bank or nominee. Lakeshore believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your LAAA Ordinary Shares without your voting instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your LAAA Ordinary Shares; this indication that a bank, broker or nominee is not voting your LAAA Ordinary Shares is referred to as a “broker non-vote.” Under Cayman Islands law, broker non-votes will be considered present for the purposes of establishing a quorum but will have no effect on any of the Proposals. Because your bank, broker or other nominee can vote your LAAA Ordinary Shares only if you provide voting instructions, it is important that you instruct your broker how to vote.

Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
Lakeshore will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary General Meeting. For purposes of approval under Cayman Islands law, an abstention on any Proposal will have no effect on such Proposal.

If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a quorum is present, will have no effect on any of the Proposals.
Q:
May I seek statutory dissenter rights with respect to my LAAA shares?

A:
No. Dissenter rights are not available to holders of LAAA Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.

Q:
What happens if I sell my LAAA Ordinary Shares before the Extraordinary General Meeting?

A:
The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your LAAA Ordinary Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary General Meeting. However, you would not be entitled to receive any shares of PubCo Common Stock following the consummation of the Business Combination because only Lakeshore shareholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Common Stock in connection with the Business Combination. In addition, you will not be entitled to exercise redemption rights.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Extraordinary General Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary General Meeting and casting your vote in person or through the virtual meeting platform or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary General Meeting. If you hold your LAAA Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to our proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LAAA.info@investor.morrowsodali.com.

Q:
Should I send in my share certificates now?

A:
Shareholders who do not elect to have their shares redeemed for a pro rata share of the trust account need not submit their certificates at this time. If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the Extraordinary General Meeting. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its LAAA Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the LAAA Ordinary Shares under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”) or is treated as a distribution under Section 301 of the Code and whether LAAA would be characterized as a passive foreign investment company (“PFIC”).

Additionally, because the Reincorporation Merger will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to LAAA Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of section 367(b) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Consequences — U.S. Holders — Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights.” All holders of LAAA Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:
Will U.S. Holders of ProSomnus common stock or ProSomnus warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Acquisition Merger?

A.
As discussed more fully under “Material U.S. Federal Income Tax Consequences of the Business Combination,” it is intended that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a). ProSomnus’s obligation to effect the Acquisition Merger is conditioned on its receipt of an opinion from its tax counsel, Nelson Mullins Riley & Scarborough LLP, to that effect. The opinion will be based on certain assumptions and representations as to factual matters from ProSomnus, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. ProSomnus and Lakeshore do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Acquisition Merger. Subject to the qualifications and limitations set forth in “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of ProSomnus Securities,” if the Acquisition Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of ProSomnus common stock or ProSomnus Warrants will generally not recognize any gain or loss as a result of the Acquisition Merger. For more information on the material U.S. federal income tax consequences of the Acquisition Merger to U.S. Holders of ProSomnus common stock or ProSomnus warrants, see “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of ProSomnus Securities” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Lakeshore’s proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: LAAA.info@investor.morrowsodali.com
You may also obtain additional information about Lakeshore from documents filed with the SEC by following the instructions in “Where You Can Find More Information.”

DELIVERY OF DOCUMENTS TO LAKESHORE’S SHAREHOLDERS
Pursuant to the rules of the SEC, Lakeshore and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus, unless Lakeshore has received contrary instructions from one or more of such shareholders. Upon written or oral request, Lakeshore will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that Lakeshore deliver single copies of this proxy statement/prospectus in the future. Shareholders may notify Lakeshore of their requests by contacting our proxy solicitor as follows:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: LAAA.info@investor.morrowsodali.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement and the Plan of Merger attached as Annex A, the PubCo’s Amended and Restated Certificate of Incorporation attached as Annex B and the Incentive Plan attached as Annex C. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.
Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Lakeshore’s shareholders.
The Parties to the Business Combination
Lakeshore Acquisition I Corp.
Lakeshore is a Cayman Islands exempted company formed on January 6, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Lakeshore’s efforts to identify a prospective target business have not been limited to any particular industry or geographic region.
On January 8, 2021, 1,437,500 ordinary shares of Lakeshore were issued to Lakeshore’s initial shareholders at a price of approximately $0.017 per share for an aggregate of $25,000. On June 28, 2021, Lakeshore cancelled an aggregate of 70,750 of such ordinary shares in connection with the partial exercise of the underwriters’ over-allotment option.
On June 15, 2021, Lakeshore consummated the IPO of 5,000,000 units at $10.00 per unit, generating gross proceeds of $50,000,000. Each unit consists of one ordinary share and three-quarters of one warrant. Simultaneously with the closing of the IPO, Lakeshore consummated the sale of 250,000 Private Units in a private placement to the Sponsor, hedge funds and the representatives of underwriters of the IPO and certain of their affiliates, generating gross proceeds of $2,500,000.
On June 28, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 467,000 units at a purchase price of $10.00 per unit, generating gross proceeds of $4,670,000. Simultaneously with the closing of the underwriters’ partial exercise of the over-allotment option, Lakeshore sold additional 11,675 Private Units at a price of $10.00 per Private Unit to the above-mentioned purchasers in a private placement, generating gross proceeds to us of $116,750.
Upon the consummation of the IPO and the underwriters’ partial exercise of the over-allotment option, and associated private placements, $54,670,000 of cash was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. None of the funds held in Trust Account will be released, other than interest income to pay any tax obligations, until the earlier of (i) the consummation of Lakeshore’s initial business combination and (ii) Lakeshore’s failure to consummate a business combination by September 15, 2022.
Lakeshore’s units, ordinary shares, and warrants are each quoted on Nasdaq, under the symbols “LAAAU,” “LAAA,” and “LAAAW,” respectively. Lakeshore’s units commenced trading on Nasdaq on June 11, 2021 and Lakeshore’s ordinary shares, and warrants commenced separate trading on Nasdaq on July 22, 2021.
ProSomnus Holdings Inc.
ProSomnus was incorporated under Delaware law on March [  ], 2016 under the name “ProSomnus Holdings Inc.”
ProSomnus is the first manufacturer of precision, mass-customized oral appliance therapy devices to treat obstructive sleep apnea, which affects over 74 million Americans and is associated with serious comorbidities, including heart failure, stroke, hypertension, morbid obesity and type 2 diabetes. ProSomnus’s patented devices are a more comfortable and less invasive alternative to continuous positive airway pressure

(CPAP) therapy, and lead to more effective and patient-preferred outcomes. With more than 150,000 patients treated, ProSomnus’s devices are the most prescribed oral appliance therapy in the United States.
ProSomnus’s principal executive offices are located at 5860 West Las Positas Blvd., Suite 25, Pleasanton, CA 94588, USA, and ProSomnus’s telephone number is (844) 537-5337.
LAAA Merger Corp.
LAAA Merger Corp., or PubCo, was incorporated under Delaware law on May 3, 2022, as a wholly-owned subsidiary of Lakeshore for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of ProSomnus following the Business Combination.
LAAA Merger Sub Inc.
LAAA Merger Sub Inc., or Merger Sub, was incorporated under Delaware law on May 3, 2022, as a wholly-owned subsidiary of PubCo for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, ProSomnus pursuant to the Acquisition Merger.
The Business Combination and the Merger Agreement
The Merger Agreement was entered into by and among Lakeshore, PubCo, Merger Sub, ProSomnus and certain other parties on May 9, 2022. Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation Merger and the Acquisition Merger.
The Reincorporation Merger
Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation Merger, which will occur immediately prior to the Acquisition Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:
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each LAAA Ordinary Share outstanding immediately prior to the Reincorporation Merger (other than any redeemed shares) will be converted automatically into one share of PubCo Common Stock;

•
each LAAA Warrant outstanding immediately prior to the Reincorporation Merger will be converted automatically into one PubCo Warrant; and

•
each LAAA Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described in the preceding bullet points.

Upon the closing of the Reincorporation Merger, assuming none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein, [    ] shares of PubCo Common Stock will be issued to Lakeshore shareholders, and [    ] PubCo Warrants will be issued to Lakeshore warrant holders.
The Acquisition Merger
Immediately after the Reincorporation Merger, ProSomnus will merge with Merger Sub, with ProSomnus surviving and PubCo acquiring 100% of the equity securities of ProSomnus. In exchange for their equity securities, the ProSomnus stockholders will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) one hundred thirteen million U.S. dollars ($113,000,000), minus (b) the amount by which the Closing Net Indebtedness (as defined in the Merger Agreement) exceeds twelve million U.S. dollars ($12,000,000). The Closing Net Indebtedness as of August [  ], 2022 was $[  ], which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing. Additionally, PubCo shall make available to ProSomnus no less than $40,000,000, prior to the payment of expenses incurred in connection with the Business Combination and any outstanding debt of ProSomnus, in cash and cash equivalents (the “Minimum Cash Amount”)

immediately after the closing of the transaction contemplated under the Merger Agreement (the “Closing”), including the net proceeds from the Trust Account after giving effect to any redemptions by Lakeshore shareholders and the net proceeds from the Transaction Financing (as defined below). ProSomnus has the right to waive the Minimum Cash Condition under the Merger Agreement and therefore there is no guarantee that, immediately following the Closing, PubCo will have some or all of the $40,000,000.
The Merger Consideration otherwise payable to ProSomnus stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.
Additionally, ProSomnus stockholders (other than holders of ProSomnus Subordinated Debt) may be entitled to receive up to 3.0 million earn-out shares in three tranches:
•
the first tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

•
the second tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and

•
the third tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The earn-out shares will be allocated among ProSomnus’s stockholders in proportion to the number of shares issued to them at the Closing that continue to be held by them.
Concurrently with the execution of the Merger Agreement, ProSomnus entered into a bridge loan agreement with certain lenders, pursuant to which, on May 9, 2022, the lenders purchased $2,650,000 (subject to increase prior to Closing) in principal amount of unsecured subordinated promissory notes from ProSomnus (the “Bridge Loan”). The principal amount of the Bridge Loan and all accrued and unpaid interest thereon will be repaid or converted into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger. In addition, the indebtedness arising under ProSomnus’s loan agreement dated August 9, 2019, by and among ProSomnus Sleep Technologies, Inc. and the lenders signatory thereto, in the aggregate principal amount of $6,490,000 (collectively with the Bridge Loan, the “ProSomnus Subordinated Debt”), will also convert into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger.
The financial advisor to Lakeshore will receive fees in connection with the Business Combination of an estimated [    ] shares of PubCo Common Stock. The financial advisor introduced Lakeshore to ProSomnus, assisted with the structure of the transaction, and provided advice on the transaction process to Lakeshore. The financial advisor is also acting as Lakeshore’s placement agent in the Transaction Financing.
Post-Business Combination Ownership and Impact on the Public Float
It is anticipated that, immediately after consummation of the Transaction Financing and the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [    ]% of the issued PubCo Common Stock, ProSomnus’s stockholders will own [    ]% of the issued PubCo Common Stock, and the investors in the Transaction Financing will own [    ]% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised.
Assuming that (i) Lakeshore’s existing shareholders redeem 4,467,000 LAAA Common Stock and (ii) no PubCo Warrants are exercised, Lakeshore’s shareholders, including the initial shareholders, will own [    ]% of the issued PubCo Common Stock, ProSomnus’s stockholders will own [    ]% of the issued

PubCo Common Stock, and the investors in the Transaction Financing will own [    ]% of the issued PubCo Common Stock immediately after consummation of the Transaction Financing and the Business Combination. See “Unaudited Pro Forma Condensed Financial Information” for additional information.
Assuming that (i) Lakeshore’s existing shareholders redeem 4,467,000 LAAA Common Stock, (ii) the exercise of all Public Warrants, and (iii) the conversion of all securities issued in the Transaction Financing, the Sponsor and its affiliates will own [      ]% of the issued PubCo Common Stock, Lakeshore’s public shareholders will own [  ]% of the issued PubCo Common Stock, ProSomnus’s stockholders will own [         ]% of the issued PubCo Common Stock, and the investors in the Transaction Financing will own [    ]% of the issued PubCo Common Stock immediately after consummation of the Transaction Financing and the Business Combination.
If the actual facts are different than these assumptions, the percentage ownership retained by our public shareholders following the business combination will be different. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. The PubCo Warrants will become exercisable 30 days following the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.
For more information about the Business Combination, please see “Proposal No. 1 The Reincorporation Merger Proposal” and “Proposal No. 3 The Acquisition Merger Proposal.” A copy of the Merger Agreement and the Plan of Merger is attached to this proxy statement/prospectus as Annex A.
Board of Directors Following the Business Combination
Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, all of whom will be designated by ProSomnus. A majority of the directors will qualify as independent directors under Nasdaq rules. If the nominees identified in this proxy statement/prospectus are elected, Steven Pacelli and Leonard Hedge will be Class A directors serving until PubCo’s 2023 annual meeting of stockholders; Jason Orchard, Heather Rider, and Laing Rikkers will be Class B directors serving until PubCo’s 2024 annual meeting of stockholders; and William Johnson and Leonard Liptak will be Class C directors serving until PubCo’s 2025 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.
Other Agreements Relating to the Business Combination
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof.
Escrow Agreement
Pursuant to the Merger Agreement, PubCo, HGP II, LLC, a Delaware limited liability company, as the representative of the ProSomnus stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement.
Purchaser Support Agreement
In connection with their entry into the Merger Agreement, Lakeshore and ProSomnus entered into the Purchaser Support Agreement, dated as of May 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote the LAAA Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any PubCo Common Stock owned by them, (iii) to not transfer any PubCo Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on June 14, 2021, and (iv) to automatically (and with no further action by the Supporters) transfer up to an aggregate of 30% of the insider shares held by each Supporter to Equity Investors (as defined in the Purchaser Support Agreement) for no consideration. If the aggregate number of transferred insider shares is equal to or greater than 273,350 insider shares (the “20% Threshold”), PubCo shall issue a full warrant to the Supporters for each transferred insider transferred above the 20% Threshold; provided that in no event shall the aggregate number of transferred insider shares be greater than 410,025.
Voting and Support Agreement
In connection with their entry into the Merger Agreement, PubCo and ProSomnus entered into a Voting and Support Agreement, dated as of May 9, 2022 (the “Voting and Support Agreement”), with certain ProSomnus stockholders, pursuant to which such ProSomnus stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by ProSomnus for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.
Lock-up Agreement
At the Closing, PubCo and ProSomnus will enter into a Lock-Up Agreement (the “Lock-up Agreement”) with all ProSomnus stockholders (such stockholders, the “Company Holders”), pursuant to which each Company Holder will agree that each such holder will not, during the Lock-up Period (as defined below), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination (the “Lock-up Shares”) (other than certain shares held by non-insiders issued in connection with the conversion of subordinated debt), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Merger and ending on the earlier of: (i) six months after the Closing; and (ii) with respect to Lock-up Shares not held by a Significant Company Stockholder (as defined in the Merger Agreement) only, if the volume weighted average price of PubCo Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading days beginning 90 days after the Closing.
Non-Competition and Non-Solicitation Agreement
At the Closing, PubCo, ProSomnus and each of Leonard Liptak, Sung Kim, Melinda Hungerman and Laing Rikkers (the “Key Management Members”) will enter into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Key Management Members and their affiliates will agree not to compete with PubCo during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contains customary non-disparagement and confidentiality provisions.
Registration Rights Agreement
In connection with the Business Combination, PubCo, Lakeshore’s initial shareholders and certain existing stockholders of ProSomnus will enter into a registration rights agreement to provide for the registration of the PubCo Common Stock received by them in the Acquisition Merger and the Reincorporation Merger. The initial shareholders and the ProSomnus stockholders will be entitled to (i) make four written demands for registration under the Securities Act of all or part of their shares and (ii) “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. PubCo will bear the expenses incurred in connection with the filing of any such registration statements.

Financing Agreements
Pursuant to the Merger Agreement, Lakeshore has agreed to use its reasonable best efforts to, within sixty (60) days following the date of the Merger Agreement:
(A)    enter into definitive agreements (i) with certain investors pursuant to which such investors will purchase shares of PubCo Common Stock at a purchase price of ten dollars ($10.00) per share, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of PubCo Common Stock pursuant to which such Lakeshore stockholders shall agree not to redeem their shares of PubCo Common Stock in connection with the Business Combination and to waive their redemption rights under Lakeshore’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Business Combination; and
(B)   enter into definitive agreements with certain investors pursuant to which such investors will purchase convertible notes of PubCo with an aggregate principal funding equal to thirty million dollars ($30,000,000), in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination. For more information about the Transaction Financing, please see the section titled “Proposal No. 3 — The Acquisition Merger Proposal — Other Agreements Relating to the Business Combination — Financing Agreements.”
Redemption Rights
Pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore’s public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of [      ], 2022, this would have amounted to approximately $[     ] per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)   (x) hold public LAAA Ordinary Shares or (y) hold public LAAA Ordinary Shares through LAAA Units and you elect to separate your LAAA Units into the underlying public LAAA Ordinary Shares and public LAAA Warrants prior to exercising your redemption rights with respect to the public LAAA Ordinary Shares; and
(ii)   prior to 5:00 p.m., Eastern Time, on [    ], 2022, (a) submit a written request to the transfer agent that Lakeshore redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through the Depository Trust Company, or DTC.
Holders of outstanding LAAA Units must separate the underlying LAAA Ordinary Shares and LAAA Warrants prior to exercising redemption rights with respect to the LAAA Ordinary Shares. If LAAA Units are registered in a holder’s own name, the holder must deliver the certificate for its LAAA Units to the transfer agent with written instructions to separate the LAAA Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the LAAA Ordinary Shares from the LAAA Units.
If a broker, dealer, commercial bank, trust company or other nominee holds LAAA Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s LAAA Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of LAAA Units to be separated and the nominee holding such LAAA Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant LAAA Units and a deposit of an equal number of LAAA Ordinary Shares and LAAA Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the LAAA Ordinary Shares from the LAAA

Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their LAAA Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.
Any request for redemption, once made, may be withdrawn at any time up to the closing of the Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up the closing of the Business Combination, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).
If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the post-Business Combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Lakeshore will promptly return the share certificates to the public shareholder.
The Proposals
At the Extraordinary General Meeting, Lakeshore’s shareholders will be asked to vote on the following:
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the Reincorporation Merger Proposal;

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the Charter Proposals;

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the Acquisition Merger Proposal;

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the Nasdaq Proposal;

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the Director Election Proposal;

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the Incentive Plan Proposal; and

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the Adjournment Proposal.

Please see “The Extraordinary General Meeting” on page [  ] for more information on the foregoing Proposals.
Voting Securities, Record Date
As of [    ], 2022, the record date, there were [    ] LAAA Ordinary Shares issued and outstanding. Only Lakeshore’s shareholders who hold LAAA Ordinary Shares of record as of the close of business on the record date are entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Reincorporation Merger Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each of the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting.
As of the record date, the initial shareholders collectively owned and were entitled to vote [    ] LAAA Ordinary Shares, or approximately [    ]% of Lakeshore’s issued and outstanding shares. With respect to the Business Combination, the initial shareholders including the Sponsor and our officers and directors, which own approximately [    ]% of Lakeshore’s issued and outstanding shares as of the record date, have agreed pursuant to the Purchaser Support Agreement to vote their LAAA Ordinary Shares in favor of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, and the other Proposals.
At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Lakeshore or its securities, the Sponsor, Lakeshore’s officers and directors, ProSomnus or ProSomnus’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LAAA Ordinary Shares or vote their shares in favor of the business combination proposal or not elect to convert their shares into a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the Extraordinary General Meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that PubCo’s common stock be listed on the Nasdaq) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met, and to maximize the net proceeds available to PubCo from the Trust Account following the consummation of the Business Combination. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by Lakeshore initial shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Lakeshore’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Extraordinary General Meeting.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Lakeshore will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, ProSomnus’s stockholders are expected to have [    ]% of the voting power of the combined company, ProSomnus will comprise all of the ongoing operations of the combined entity, ProSomnus will comprise a majority of the governing body of the combined company, and ProSomnus’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ProSomnus issuing shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of ProSomnus.
Regulatory Approvals
The Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional material U.S. federal or state regulatory requirements or approvals, or any material regulatory requirements or approvals under the laws of the Cayman Islands.
Dissenter Rights
Dissenter rights are not available to holders of LAAA Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.

Interests of Certain Persons in the Business Combination
Certain of Lakeshore’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Lakeshore’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. Our independent directors reviewed and considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Lakeshore Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination (as described in the section entitled “Proposal No. 3 — The Acquisition Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” beginning on page [  ]). The Board concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination.
Although none of the directors or officers of LAAA, or LAAA’s sponsor, have an interest in ProSomnus, when Lakeshore shareholders consider the recommendation of Lakeshore’s board of directors in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, they should keep in mind that Lakeshore’s directors and officers have the following interests in the Business Combination that are different from, or in addition to, their interests as shareholders:
•
If the proposed Business Combination is not completed by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate. In such event, [     ] LAAA Ordinary Shares held by the initial shareholders which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. Such shares had an aggregate market value of approximately $[    ] based on the closing price of LAAA Ordinary Shares of $[    ] on Nasdaq as of [      ], 2022.

•
If the proposed Business Combination is not completed by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), [  ] Private Units purchased by the initial shareholders for a total purchase price of $[    ], will be worthless because the initial shareholders have agreed to waive their rights to any liquidation distributions. Such Private Units had an aggregate market value of approximately $[    ] closing price of LAAA Units of $[    ] on Nasdaq as of [      ], 2022.

•
If the proposed Business Combination is not completed by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore. If Lakeshore consummates a business combination, on the other hand, PubCo will be liable for all such claims.

•
The Sponsor and Lakeshore’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Lakeshore’s behalf, such as identifying and investigating possible business targets and business combinations. However, if the proposed Business Combination is not completed by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), they will not have any claim against the Trust Account for reimbursement. Accordingly, Lakeshore may not be able to reimburse these expenses if the Business Combination or another business combination is not completed within the allotted time period. As of the record date, the Sponsor and Lakeshore’s officers and directors and their affiliates had incurred approximately $[    ] of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of Lakeshore’s current directors and officers and the continuation of directors and officers liability insurance covering Lakeshore’s current directors and officers.

•
Lakeshore’s officers and directors (or their affiliates) may make loans from time to time to Lakeshore to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Lakeshore outside of the Trust Account.

•
The initial shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•
Given the differential in purchase price that the initial shareholders paid for the founder shares as compared to the price of the LAAA Units sold in the IPO and the substantial number of shares of PubCo Common Stock that will be issued in connection with the Business Combination, the initial shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination.

Because of the existence of these interests, the exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest. In addition to the foregoing, Lakeshore’s amended and restated memorandum and articles of association excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Lakeshore unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Lakeshore and such opportunity is one Lakeshore is legally and contractually permitted to undertake and would otherwise be reasonable for Lakeshore to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Lakeshore’s amended and restated memorandum and articles of association did not impact its search for an acquisition target and Lakeshore was not prevented from reviewing any opportunities as a result of such waiver. For example, Lakeshore’s sponsor and certain members of Lakeshore’s management team and board of directors are on the board of directors and management team of Lakeshore Acquisition II Corp., a special purpose acquisition company that is currently in the process of searching for an acquisition target. Because of the pre-existing duty to Lakeshore, which took priority over the duties owed to Lakeshore Acquisition II Corp., there were no related interests or conflicting duties with respect to Lakeshore’s search for an acquisition target.
In addition, the ProSomnus stockholders should be aware that aside from their interests as stockholders, ProSomnus’s officers and members of ProSomnus’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other ProSomnus stockholders generally. ProSomnus stockholders should take these interests into account in evaluating the Business Combination. These interests include, among other things:
•
The current management team of ProSomnus, including Leonard Liptak, Laing Rikkers, Sung Kim, and Melinda Hungerman, who currently serve as ProSomnus’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, will serve as PubCo’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, following the consummation of the Business Combination, and certain current directors of ProSomnus, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). Each member of the current management team of ProSomnus will enter into an employment agreement with PubCo providing for increased compensation, including an increased base salary, performance and discretionary bonuses and one-time equity grants, which will become payable in connection with the successful completion of the Business Combination as more fully described in “Executive Officer and Director Compensation” below.

•
Leonard Hedge and William Johnson, current directors of ProSomnus, will continue to be directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, such directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Recommendations of Lakeshore’s Board of Directors to Lakeshore’s Shareholders
After careful consideration of the terms and conditions of the Merger Agreement, Lakeshore’s board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Lakeshore and its shareholders and also concluded that ProSomnus’s fair market value was at least 80% of the balance in Lakeshore’s trust account (excluding any taxes payable on the income earned on the Trust Account). In reaching its decision with respect to the Reincorporation Merger and the Acquisition Merger, Lakeshore’s board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by ProSomnus. Lakeshore’s board of directors did not obtain a fairness opinion on which to base its assessment. Lakeshore’s board of directors recommends that Lakeshore’s shareholders vote:
•
FOR the Reincorporation Merger Proposal;

•
FOR the Charter Proposals;

•
FOR the Acquisition Merger Proposal;

•
FOR the Nasdaq Proposal;

•
FOR each of the director nominees in the Director Election Proposal;

•
FOR the Incentive Plan Proposal; and

•
FOR the Adjournment Proposal.

Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors” beginning on page [  ] of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) Lakeshore’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of PubCo following consummation of the Business Combination.

SELECTED FINANCIAL INFORMATION OF PROSOMNUS
The following tables show selected historical consolidated financial data of ProSomnus for the periods ended and as of the dates indicated. The selected historical consolidated statements of operations data of ProSomnus for the years ended December 31, 2021 and 2020 and the historical consolidated balance sheet data at December 31, 2021 and 2020 are derived from ProSomnus’ audited consolidated financial statements included elsewhere in this proxy statement. The selected historical consolidated statements of operations data of ProSomnus for the three months ended March 31 2022 and 2021 and the historical consolidated balance sheet data at March 31, 2022 are derived from ProSomnus’ unaudited interim consolidated financial statements included elsewhere in this proxy statement. In the opinion of ProSomnus’ management, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly ProSomnus’ financial position at March 31, 2022 and the results of operations for the three months ended March 31, 2022.
The financial information contained in this section relates to ProSomnus, prior to and without giving pro forma effect to the impact of the Business Combination. The results reflected in this section may not be indicative of the results of the post-combination company going forward. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.”
The following selected historical consolidated financial information should be read together with the consolidated financial statements and accompanying notes and “ProSomnus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement. The selected historical financial information in this section is not intended to replace ProSomnus’ consolidated financial statements and the related notes. ProSomnus’ historical results are not necessarily indicative of the results that may be expected in the future, and ProSomnus’ results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022 or any other period.
Consolidated Statements of Operations Data
	Year Ended December 31,		Three Months Ended March 31,
	2021	2020	2022	2021
Consolidated Statement of Operations Data:
Revenue	$14,074,649	$8,286,050	$3,743,143	$2,531,438
Cost of Revenue	$6,764,319	$4,165,659	$1,578,496	$1,121,616
Gross Profit	$7,310,330	$4,120,391	$2,164,647	$1,409,822
Operating expenses
Sales and marketing	$5,776,084	$3,515,976	$2,117,419	$1,156,083
Research and development	$1,889,208	$1,470,748	$557,633	$389,575
General and administrative	$4,459,924	$3,291,654	$1,348,055	$1,044,381
Total operating expenses	$12,125,216	$8,278,378	$4,023,107	$2,590,039
Loss from operations	$(4,814,886)	$(4,157,987)	$(1,858,460)	$(1,180,217)
Other income (expense)
Interest Expense	$(3,245,220)	$(2,007,363)	$(1,095,837)	$(664,061)
Forgiveness of PPP Loans	$2,281,262	$—	$—	$—
Other income and expense, net	$(198,563)	$(7,665)	$(26,436)	$(48,134)
Net loss	$(5,977,407)	$(6,173,015)	$(2,980,733)	$(1,892,412)
Basic and diluted loss per share	$(0.24)	$(0.26)	$(0.12)	$(0.08)
Weighted average shares of common stock outstanding – basic and diluted	24,404,871	23,970,536	24,575,706	24,194,236

Consolidated Balance Sheet Data
	December 31,
	2021	2020	March 31, 2022
Consolidated Balance Sheet Data:
Cash	$1,500,582	$1,555,554	$1,666,229
Total current assets	$4,126,540	$3,399,392	$4,325,794
Total assets	$7,637,932	$6,358,779	$9,143,214
Total liabilities	$22,224,244	$14,972,396	$26,710,259
Redeemable convertible preferred stock	$38,634,547	$38,634,547	$38,634,547
Additional paid-in capital	$150,425,960	$150,421,286	$150,425,953
Accumulated deficit	$(203,649,275)	$(197,671,868)	$(206,630,008)
Total stockholders’ deficit	$(53,220,859)	$(47,248,164)	$(56,201,592)

SELECTED HISTORICAL FINANCIAL INFORMATION OF LAKESHORE
The selected historical condensed income statement data for the quarter ended March 31, 2022 and for the period from January 6, 2021 (inception) to December 31, 2021 and the selected historical condensed balance sheet data as of March 31, 2022 and for the period from January 6, 2021 (inception) to December 31, 2021 have been derived from Lakeshore’s financial statements included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lakeshore’s historical financial statements and accompanying footnotes, included elsewhere in this proxy statement/prospectus.
Statements of Operations
	For The Three Months Ended March 31, 2022	For The period from January 6, 2021 (Inception) to December 31, 2021
Formation, general and administrative expenses	$150,809	$301,591
Loss from operations	(150,809)	(301,591)
Other income
Interest income on marketable securities held in trust account	5,505	1,966
Net Loss	$(145,304)	$(299,625)
Basic and diluted weighted average shares outstanding
Redeemable ordinary shares – basic and diluted	5,467,000	3,020,358
Non-redeemable ordinary shares – basic and diluted	1,628,425	1,448,654
Basic and diluted net loss per share
Redeemable ordinary shares – basic and diluted	$(0.02)	$0.38
Non-redeemable ordinary shares – basic and diluted	$(0.02)	$(1.01)
Balance Sheet Data:
Balance Sheet Data:	As of March 31, 2022	As of December 31, 2021
Trust Account	$54,677,471	$54,671,966
Total assets	55,037,321	55,174,587
Total liabilities	33,038	25,000
Ordinary shares subject to possible redemption	54,670,000	54,670,000
Stockholders’ equity	334,283	479,587

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined balance sheet and statements of operations.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the unaudited condensed historical balance sheet of Lakeshore as of March 31, 2022 with the unaudited historical condensed consolidated balance sheet of ProSomnus as of March 31, 2022, giving effect to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and convertible notes facilities, as if they had been consummated as of that date.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 combines the unaudited condensed historical statement of operations of Lakeshore for the three months ended March 31, 2022 and the audited historical statement of operations of Lakeshore for the period from January 6, 2021 (inception) through December 31, 2021 with the unaudited historical condensed consolidated statement of operations of ProSomnus for the three months ended March 31, 2022 and the audited historical consolidated statement of operations of ProSomnus for the year ended December 31, 2021, giving effect to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and convertible notes facilities, as if they had occurred as of January 1, 2021.
Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore will be treated as the acquired company and ProSomnus will be treated as the acquirer for financial statement reporting purposes.
The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after March 31, 2022 through June 28, 2022. The pro forma adjustments that are directly attributable to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and convertible notes facilities, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.
The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as following:
•
Assuming No Redemptions:   This scenario assumes that no Lakeshore ordinary shares are redeemed and funds held in trust accounts will be fully retained and released to PubCo at closing;

•
Assuming Maximum Redemptions:   This scenario assumes that equity investors are incumbent redeemable ordinary shareholders, and 1,000,000 Lakeshore ordinary shares shall not be redeemed, and the remaining 4,467,000 Lakeshore ordinary shares are all redeemed, resulting in an aggregate payment of $44.7 million out of the trust account.

Under either of these two assumptions, sponsor and private placement shareholders transfer 410,025 shares, and Lakeshore issues 410,025 new shares to equity investors. As a result, non-redeeming ordinary shareholders or equity investors receive 820,050 additional shares.
The pro forma outstanding shares of PubCo ordinary shares immediately after the Business Combination under two redemption scenarios (which amounts are based on information as of March 31, 2022, as adjusted for events that relate to material financing transactions consummated after such date through June 28, 2022) is as follows:

	Pro Forma Combined
	Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Shares	%	Number of Shares	%
Non-redeeming public shareholders and new equity investors	6,287,050	31.5%	1,820,050	11.8%
Sponsor shares and private placement shareholders	1,218,400	6.1%	1,218,400	7.9%
Former ProSomnus shareholders or lenders	11,300,000	56.7%	11,300,000	73.0%
Craig-Hallum Capital Group and Roth Capital Partners	719,010	3.6%	719,010	4.6%
Gordon Pointe Capital	120,000	0.6%	120,000	0.8%
Cohanzick Management, LLC	50,000	0.3%	50,000	0.3%
Bonus shares for Junior Notes buyers	250,000	1.3%	250,000	1.6%
Total shares outstanding	19,944,460	100.0%	15,477,460	100.0%
The historical financial information of Lakeshore was derived from the unaudited condensed financial statements of Lakeshore as of and for the three months ended March 31, 2022 and the audited condensed financial statements of Lakeshore as of December 31, 2021 and for the period from January 6, 2021 (inception) through December 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of ProSomnus was derived from the unaudited condensed consolidated financial statements of ProSomnus for the three months ended March 31, 2022 and the audited consolidated financial statements of ProSomnus for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read together with Lakeshore’s and ProSomnus’s audited and unaudited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “ProSomnus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Lakeshore is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and ProSomnus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of March 31, 2022
Total assets	$79,469,242	$34,799,242
Total liabilities	$29,204,619	$29,204,619
Total stockholders’ equity	$50,264,623	$5,594,623
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months Ended March 31, 2022
Total revenue	$3,743,143	$3,743,143
Cost of revenue	$1,578,496	$1,578,496
Total expenses	$4,173,916	$4,173,916
Operating loss	$(2,009,269)	$(2,009,269)
Net loss	$(3,845,575)	$(3,845,575)
Net loss per share – basic and diluted	$(0.19)	$(0.25)
Weighted average shares outstanding – basic and diluted	20,141,335	15,674,335
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2021
Total revenue	$14,074,649	$14,074,649
Cost of revenue	$6,764,319	$6,764,319
Total expenses	$14,066,907	$14,066,907
Operating loss	$(6,756,577)	$(6,756,577)
Net loss	$(11,837,455)	$(11,837,455)
Net loss per share – basic and diluted	$(0.60)	$(0.77)
Weighted average shares outstanding – basic and diluted	19,852,189	15,385,189

COMPARATIVE PER SHARE INFORMATION
The following table sets forth the per share data of Lakeshore on a stand-alone basis for the three months ended March 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, of ProSomnus on a stand-alone basis for the three months ended March 31, 2022 and for the year ended December 31, 2021, and on a pro forma combined basis for the three months ended March 31, 2022 and the year ended December 31, 2021 after giving effect to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and convertible notes facilities.
The unaudited pro forma combined per share data has been prepared using two different assumptions regarding the number of public shares as to which the Lakeshore public stockholders exercise their redemption rights: (i) assuming no redemption of Lakeshore ordinary shares and (2) assuming maximum redemption of Lakeshore ordinary shares, which means only 1,000,000 public shares will not be redeemed. Under either these two assumptions, sponsor and private placement shareholders transfer 410,025 shares, and Lakeshore issues 410,025 new shares to non-redeeming shareholders. As a result, they receive 820,050 additional shares.
The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after March 31, 2022 through June 28, 2022 and pro forma adjustments that are directly attributable to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and convertible notes facilities, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.
The pro forma book value information as of March 31, 2022 was computed as if the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and convertible notes facilities had been completed on March 31, 2022. The pro forma earnings information for the three months ended March 31, 2022 and for the year ended December 31, 2021 is computed as if the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and convertible notes facilities had been completed on January 1, 2021.
The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read together with Lakeshore’s and ProSomnus’s audited and unaudited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “ProSomnus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined per share data is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined per share data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Three Months Ended March 31, 2022
	ProSomnus (Historical)	Lakeshore (Historical)	Assuming No Redemptions Pro Forma Combined(1)	Assuming Maximum Redemptions Pro Forma Combined(1)
Net loss	$(2,980,733)	$(145,304)	$(3,845,575)	$(3,845,575)
Stockholders’ equity (deficit)	$(56,201,592)	$334,283	$50,264,623	$5,594,623
Ending shares outstanding	24,640,110	1,628,425	20,163,210	15,696,210
Weighted average shares outstanding – basic and diluted	24,575,706	—	20,141,335	15,674,335
Weighted average shares outstanding, redeemable ordinary shares – basic and diluted	—	5,467,000	—	—
Weighted average shares outstanding, non-redeemable ordinary shares – basic and diluted	—	1,628,425	—	—
Book value per share	$(2.28)	$0.21	$2.49	$0.36
Basic and diluted net loss per share	$(0.12)	—	$(0.19)	$(0.25)
Basic and diluted net loss per share, redeemable ordinary shares	—	$(0.02)	—
Basic and diluted net loss per share, non-redeembale ordinary shares	—	$(0.02)	—	—
Cash dividends per share	$—	$—	$—	$—
Pro forma PubCo equivalent per share data(2)
Book value per share			$0.42	$0.06
Basic and diluted net loss per share			$(0.03)	$(0.04)
Cash dividends per share			$—	$—
	Year Ended December 31, 2021
	ProSomnus (Historical)	Lakeshore (Historical)	Assuming No Redemptions Pro Forma Combined(1)	Assuming Maximum Redemptions Pro Forma Combined(1)
Net loss	$(5,977,407)	$(299,625)	$(11,837,455)	$(11,837,455)
Ending shares outstanding	24,566,386	1,628,425	20,119,460	15,652,460
Weighted average shares outstanding – basic and diluted	24,404,871	—	19,852,189	15,385,189
Weighted average shares outstanding, redeemable ordinary shares – basic and diluted	—	3,020,358	—	—
Weighted average shares outstanding, non-redeemable ordinary shares- basic and diluted	—	1,448,654	—	—
Basic and diluted net loss per share	$(0.24)	—	$(0.60)	$(0.77)
Basic and diluted net loss per share, redeemable ordinary shares	—	$0.38	—
Basic and diluted net loss per share, non-redeembale ordinary shares	—	$(1.01)	—	—
Cash dividends per share	$—	$—	$—	$—
Pro forma PubCo equivalent per share data(2)
Basic and diluted net loss per share			$(0.10)	$(0.13)
Cash dividends per share			$—	$—

(1)
Refer to Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 172.

(2)
The pro forma PubCo equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 0.1681 for each share of ProSomnus common stock (which ratio is based information as of March 31, 2022, as adjusted for events that relate to material financing transactions consummated after such date through June 28, 2022).

SECURITIES AND DIVIDENDS
The LAAA Units, LAAA Ordinary Shares, and LAAA Warrants are each quoted on the Nasdaq, under the symbols “LAAAU,” “LAAA,” and “LAAAW,” respectively. Each LAAA Unit consists of one LAAA Ordinary Share and three-quarters of one LAAA Warrant entitling its holder to purchase one ordinary share at a price of $11.50 per whole share. The LAAA Units commenced trading on Nasdaq on June 11, 2021 and the LAAA Ordinary Shares and LAAA Warrants commenced separate trading on Nasdaq on July 22, 2021. ProSomnus’s securities are not currently publicly traded. We are applying to list the PubCo Common Stock and PubCo Warrants on Nasdaq in connection with the Business Combination.
Lakeshore has not paid any cash dividends on the LAAA Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. After the Business Combination, the payment of cash dividends will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends subsequent to the Business Combination will be within the discretion of PubCo’s board of directors. It is the present intention of PubCo’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, PubCo’s board does not anticipate declaring any dividends in the foreseeable future.
As of [    ], 2022, the record date, there were [    ] holders of record of LAAA Units, [    ] holders of record of LAAA Ordinary Shares and [    ] holders of record of LAAA Warrants. As of [    ], 2022, the record date, there were [    ] holders of record of ProSomnus Common Stock and [    ] holders of ProSomnus’s preferred stock.

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, financial conditioning and results of operations of PubCo, and could adversely affect the trading price of PubCo’s securities following the business combination.
PROSOMNUS RISK FACTORS
Risks Related to ProSomnus’s Business and Industry
Our business has a limited operating history, which may make it difficult to evaluate the prospects for our future viability and predict our future performance. As such, you cannot rely upon our historical operating performance to make an investment or voting decision regarding ProSomnus.
ProSomnus Holdings, Inc. (formerly known as DTI Holdings Inc. and MicroDental Inc.) was incorporated in 2006, for most of its history, its primary business was the operation of a chain of dental laboratories. In October 2016, it sold the dental laboratory business and retained the sleep apnea business it started in 2014, and formed ProSomnus Sleep Technologies, Inc. as a wholly owned subsidiary to operate that business. Accordingly, we have a limited operating history and must be evaluated in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations.
In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown obstacles. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, financial condition, and results of operations could be adversely affected.
We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.
Since our inception, we have not been profitable and have incurred losses and cash flow deficits. For the fiscal years ended December 31, 2021 and 2020, we reported net losses of $6.0 million and $6.2 million, respectively, and negative cash flow from operating activities of $4.6 million and $3.8 million, respectively. As of December 31, 2021, we had an aggregate accumulated deficit of $203.6 million. We anticipate that we will continue to report losses and negative cash flow. There is therefore a risk that we will be unable to operate our business in a manner that generates positive cash flow or profit, and our failure to operate our business profitably could damage our reputation and stock price.
We may need to raise additional capital to fund and grow our business. Such funding, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner, which could adversely affect our liquidity, financial position, and ability to continue operations.
In order to fund and grow our business, we may need to obtain additional financing, either through borrowings, private offerings, public offerings, the Business Combination or some other type of business combination, such as a merger or buyout, and there can be no assurance that we will be successful in such pursuits. We may be unable to complete the Business Combination in a timely manner or acquire the additional funding necessary to fund our growth or to continue operating. Accordingly, if we are unable to generate adequate cash from operations, and if we are unable to complete the Business Combination in a timely manner or find sources of funding, it may be necessary for us to sell one or more lines of business or all or a portion of our assets, enter into another business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our investors losing all of their investment in our company. If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade.
We have identified a historical material weakness in our internal control over financial reporting.
We are a private company and have had limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In connection with the audit of our consolidated financial statements for the years ended December 31, 2021 and 2020, our independent registered public accounting firm identified a historical material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness in our case arose from the accounting for certain complex transactions and a lack of expertise for such accounting issues. While remediation efforts have been made, if we are unable to remedy our material weakness, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.
We will not be successful if our ProSomnus precision intraoral medical devices are not sufficiently adopted by the medical and dental communities for the treatment of Obstructive Sleep Apnea (OSA).
Our success depends both on the sufficient acceptance and adoption by the dental and medical communities of our ProSomnus precision intraoral medical devices as a non-invasive treatment for the treatment of mild to moderate OSA and potentially severe OSA in the future and on heightening public awareness of the prevalence of OSA to increase the number of undiagnosed patients who seek treatment. Currently, a relatively limited number of dentists and other medical professionals provide ProSomnus precision intraoral medical devices for treatment of OSA. We cannot predict how quickly, if at all, the medical and dental communities will accept our precision intraoral medical devices, or, if accepted, the extent of their use.
For us to be successful:
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our dentist customers and referring physicians must believe that the ProSomnus precision intraoral medical devices offer meaningful clinical and economic benefits for the treating provider and for the patient as compared to the other surgical and non-surgical procedures or devices currently being used to treat individuals with OSA, and referring physicians must write a prescription for the use of ProSomnus precision intraoral medical devices;

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our dentist customers must use ProSomnus precision intraoral medical devices to treat OSA either as a stand-alone treatment or in combination with procedures to treat other areas of upper airway obstruction and achieve acceptable clinical outcomes in the patients they treat;

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our dentist customers must believe patients will pay for ProSomnus precision intraoral medical devices out-of-pocket or have qualifying medical insurance, and patients must believe that paying out-of-pocket or using their medical insurance for treatment is the best alternative to either doing nothing or entering into another treatment option; and

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our dentist customers must be willing to commit the time and resources required to learn the new clinical and technical skills required to treat patients with OSA using ProSomnus precision intraoral medical devices.

Studies have shown that a significant percentage of people who have OSA remain undiagnosed and therefore do not seek treatment, or those who are diagnosed with OSA may be reluctant to seek treatment or incur significant costs of treatment given the less severe nature of their condition, the potentially negative lifestyle effects of Continuous Positive Airway Pressure (CPAP) and other traditional treatments, and the lack of awareness of new treatment options. If there is not an increase in public awareness of the prevalence of OSA or if the medical and dental communities are slow to adopt, or fail to adopt, ProSomnus precision intraoral medical devices as a treatment for individuals with OSA, we would suffer a material adverse effect on our business, financial condition, and results of operations.

We derive a substantial portion of our revenue from sales of a single type of product (ProSomnus precision intraoral medical devices) and expect to continue to do so, which leaves us reliant on the commercial viability of the ProSomnus precision intraoral medical devices.
Currently, our only products are ProSomnus precision intraoral medical devices. We expect a secondary source of revenue to be remote monitoring services, which we expect to introduce during the fourth quarter of 2022. We expect that sales of our ProSomnus precision intraoral medical devices will account for a significant amount of our revenue for the foreseeable future. We currently market and sell our ProSomnus precision intraoral medical devices primarily in the United States and Canada, with a very limited presence in very few select European countries and Australia. Because the ProSomnus precision intraoral medical devices are different from current surgical and non-surgical treatments for OSA, we cannot assure you that dentists in corroboration with physicians will use our products, and demand for our products may decline or may not increase as quickly as we expect. Also, we cannot assure you that the ProSomnus precision intraoral medical devices will compete effectively as a treatment alternative to other more well-known and well-established therapies, such as CPAP, palatal surgical procedures, or other oral appliance therapy devices. Since our ProSomnus precision intraoral medical devices currently represent our only products, we are significantly reliant on the level of recurring sales of the ProSomnus precision intraoral medical devices and decreased or lower than expected sales or recruitment of physicians and sleep dentists to recommend our products would have a material adverse effect on our business, financial condition, and results of operations.
We expect to introduce remote monitoring services in the fourth quarter of 2022. We may be unable to launch these new services on time, at all, or without significant additional expense, and such services may not be as popular as we anticipated, which would have a material adverse effect on our business, financial condition, and results of operations.
We face risks relating to public health conditions such as the COVID-19 pandemic, which could adversely affect our dentist customers, sleep physicians, our business, and our results of operations.
Our business and prospects have been and could be materially adversely affected by the COVID-19 pandemic or recurrences of COVID-19 (such as the emergence of the Omicron variant in the United States in December 2021) or any other similar diseases in the future. Material adverse effects from COVID-19 and similar diseases could result in numerous known and currently unknown ways including from quarantines and lockdowns which impair our marketing and sales efforts to dentists or other medical professionals and limit patient visits to sleep dentists and physicians. During the COVID-19 pandemic, dental offices throughout the U.S. and Canada shut down for extended periods of time (and may be shut down again due to recurrences of COVID-19), thus negatively impacting our product revenues. The pandemic and reactions to the pandemic or future outbreaks of COVID-19 could also impair the timing of obtaining necessary consents and approvals from the FDA, as its employees could also be under such quarantines and lockdowns and their time could be mandatorily required to be allocated to more immediate global and domestic concerns relating to COVID-19. In addition, we purchase materials for our products from suppliers located in affected areas, and we may not be able to timely procure required materials. The effects of the COVID-19 pandemic have also placed travel restrictions on us, as well as temporary closures of the facilities of our suppliers as non-essential medical and dental procedures have been limited, which could also adversely impact our business. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and impair our business prospects including being unable to raise additional capital on acceptable terms to us, if at all.
We may not be able to successfully implement our growth strategy by successfully attracting sleep dentists and sleep physicians on a timely basis or at all, which could harm our business, financial condition, and results of operations.
The growth of our business depends on our ability to execute our plan to attract new sleep dentists and sleep physicians. Our ability to recruit sleep dentists and sleep physicians depends on many factors, including our ability to:
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achieve brand awareness in new and existing markets;

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convince sleep dentists and sleep physicians of the value of our products and services and to make the required investments in becoming a provider of ProSomnus precision intraoral medical devices;

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manage costs, which could give rise to delays or cost overruns;

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recruit, train, and retain qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other staff in our local markets;

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obtain favorable reimbursement rates for our precision intraoral medical devices and remote monitoring services and for services rendered at dental or physician offices relating to our precision intraoral medical devices;

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develop new products and services;

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expand to new markets;

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outperform competitors; and

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maintain adequate information systems and other operational system capabilities.

Further, applicable laws, rules, and regulations (including licensure requirements) could negatively impact our ability to recruit sleep dentists that provide our devices to their patients.
Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our base of sleep dentists as planned, we may not be profitable or otherwise perform as planned. We may also struggle to recruit and train ProSomnus employees which could limit our ability to deliver product in a timely manner. Failure to successfully implement our growth strategy would likely have an adverse impact on our business, financial condition, and results of operations.
Our sales and marketing efforts may not be successful.
We currently market and sell our ProSomnus precision intraoral medical devices to a limited number of licensed professionals, primarily sleep dentists. Approximately 2.4% of dentists in the United States have been trained in providing our ProSomnus precision intraoral medical devices. The commercial success of our ProSomnus precision intraoral medical devices ultimately depends upon a number of factors, including the number of sleep dentists who provide our ProSomnus precision intraoral medical devices to their patients, the number of devices provided by these dentists, the number of patients who become aware of our ProSomnus precision intraoral medical devices by self-referral or referrals by their primary care or sleep physicians, the number of patients who elect to use our ProSomnus precision intraoral medical devices, and the number of patients who, having successfully used our ProSomnus precision intraoral medical devices, endorse and refer our ProSomnus precision intraoral medical devices to other potential patients..
Although we sell our products directly to sleep dentists, our experience in marketing and selling our ProSomnus precision intraoral medical devices through a direct sales organization in the United States is limited. We may not be able to maintain a suitable sales force in the United States or internationally or train up a suitable number of sleep dentists and physicians. Our marketing and sales efforts may not be successful in increasing awareness and sales of our ProSomnus precision intraoral medical devices.
The failure to educate or train a sufficient number of physicians and dentists in the use of our ProSomnus precision intraoral medical devices could reduce the market acceptance of our ProSomnus precision intraoral medical devices and reduce our revenue.
It is critical to the success of our sales efforts that there is an increasing number of sleep dentists and sleep physicians familiar with, trained in, and proficient in the use of our ProSomnus precision intraoral medical devices. Currently, sleep dentists learn to use our ProSomnus precision intraoral medical devices through hands-on, on-site training or virtual training by our representatives. However, to receive this training, dentists must be aware of our ProSomnus precision intraoral medical devices as a treatment option for OSA and be interested in using our ProSomnus precision intraoral medical devices in their practice. We cannot predict the extent to which dentists will dedicate the time and energy necessary for adequate training in the use of our ProSomnus precision intraoral medical devices, have the knowledge of or experience in the clinical outcomes of our ProSomnus precision intraoral medical devices, or feel comfortable enough using our ProSomnus precision intraoral medical devices to recommend it to their patients. Even if a dentist is well versed in our ProSomnus precision intraoral medical devices, he or she may be unwilling to require patients to pay for the oral device out-of-pocket if not covered by medical insurance. If dentists do not continue to accept and recommend our ProSomnus precision intraoral medical devices, our revenue could be materially and adversely affected.
Our marketing activities may not be successful.
We incur costs and expend other resources in our marketing efforts to attract and retain sleep dentists, referring physicians and patients. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. We expect to undertake marketing campaigns to increase awareness about our presence and our service capabilities. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.
Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.
Our limited history of sales of our ProSomnus precision intraoral medical devices, together with our history of losses, make prediction of future operating results difficult. You should not rely on our past revenue growth as any indication of future growth rates or operating results. Our valuation and the price of our securities likely will fall in the event our operating results do not meet the expectations of analysts and investors. Comparisons of our quarterly operating results are an unreliable indication of our future performance because they are likely to vary significantly based on many factors, including:
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our inability to attract demand for and obtain acceptance of our precision intraoral medical devices for the treatment of OSA by dentists, physicians, and patients;

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the success of alternative therapies and surgical procedures to treat individuals with OSA, and the possible future introduction of new products and treatments for OSA;

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our ability to maintain current pricing for our products;

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our ability to expand by recruiting additional sleep dentists and physicians in leading major metropolitan areas;

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the expansion and rate of success of our marketing and advertising efforts to patients, dentists and physicians, and the rate of success of our direct sales force in the United States and internationally;

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failure of suppliers to deliver machinery or raw materials or provide services in a cost effective and timely manner;

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our failure to develop, find, or market new products and/or services;

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the successful completion of current and future clinical studies, and the possibility that the results of any future study may be adverse to our product and services, or reveal some heretofore unknown risk to patients from treatment using our precision intraoral medical devices;

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actions relating to ongoing FDA compliance;

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the volume and timing of orders from dentists;

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our ability to obtain reimbursement for our ProSomnus precision intraoral medical devices and remote monitoring services for the treatment of OSA from third-party healthcare insurers;

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the willingness of patients to pay out-of-pocket for treatment using ProSomnus precision intraoral medical devices in the absence of reimbursement from third-party healthcare insurers for the treatment of OSA;

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decisions by one or more commercial health insurance companies to preclude, deny, limit, reduce, eliminate, or curtain reimbursement for treatment in whole or part by our precision intraoral medical devices precision intraoral medical devices;

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unanticipated delays in the development and introduction of our future products and services and/or our inability to control costs;

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the effects of global or local pandemics or epidemics, such as COVID-19, and resulting governmental responses;

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seasonal fluctuations in revenue due to the elective nature of sleep-disordered breathing treatments, including our ProSomnus precision intraoral medical devices, as well as seasonal fluctuations resulting from adverse weather conditions, earthquakes, floods, or other acts of nature in certain areas or regions that result in power outages, transportation interruptions, damages to one or more of our facilities, food shortages, or other events which may cause a temporary or long-term disruption in patient priorities, finances, or other matters; and

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general economic conditions as well as those specific to our customers and markets.

We may not be able to respond in a timely and cost-effective manner to changes in the preferences of dentists or patients.
Our ProSomnus precision intraoral medical devices are subject to changing preferences of both dentists that provide our precisions intraoral medical devices to patients and the patients themselves. A shift in preferences away from the precision intraoral medical devices we offer would result in our results of operations in future periods to be materially adversely impacted.
Further clinical studies of our ProSomnus precision intraoral medical devices may adversely impact our ability to generate revenue if they do not demonstrate that our devices are clinically effective for currently specified or expanded indications or if they are not completed in a timely manner.
We have conducted a number of clinical studies of the use of our ProSomnus precision intraoral medical devices to treat patients with mild to moderate OSA in the United States and Canada. We are also involved in a number of ongoing clinical studies evaluating clinical outcomes from the use of our ProSomnus precision intraoral medical devices, including prospective, randomized, placebo-controlled studies, as well as clinical studies that are structured to obtain additional clearances from the FDA for expanded clinical indications for use of our ProSomnus precision intraoral medical devices, including for the treatment of severe OSA.
We cannot assure you that these clinical studies will continue to demonstrate that our ProSomnus precision intraoral medical devices provide clinical effectiveness for individuals diagnosed with mild to moderate OSA or will demonstrate that such devices also provide clinical effectiveness for individuals diagnosed with severe OSA, nor can we assure you that the use of our ProSomnus precision intraoral medical devices will prove to be safe and effective in clinical studies under United States or international regulatory guidelines for any expanded indications. Additional clinical studies of our ProSomnus precision intraoral medical devices may identify significant clinical, technical, or other obstacles that will have to be overcome prior to obtaining clearance from the applicable regulatory bodies to market our ProSomnus precision intraoral medical devices for such expanded indications.
Individuals selected to participate in these further clinical studies must meet certain anatomical and other criteria to participate. We cannot assure you that an adequate number of individuals can be enrolled in clinical studies on a timely basis. Further, we cannot assure you that the clinical studies will be completed as planned. A delay in the analysis and publication of the positive outcomes data from these clinical studies, or the presentation or publication of negative outcomes data from these clinical studies, including data related to approval of our ProSomnus precision intraoral medical devices for expanded indications, may materially impact our ability to increase revenue through sales and negatively impact our stock price.
Our business and results of operations may be impacted by the extent to which patients using our ProSomnus precision intraoral medical devices achieve adequate levels of third-party insurance reimbursement.
The cost of treatments for OSA, such as CPAP, and most surgical procedures generally are covered and reimbursed in whole or part by third-party healthcare insurers. Our ProSomnus precision intraoral medical devices are customized oral appliances, most of which currently qualify for reimbursement for the treatment of mild to moderate OSA. Our ability to generate revenue from additional sales of our ProSomnus precision intraoral medical devices and remote monitoring services for the treatment of OSA may be materially limited by the extent to which reimbursement of our ProSomnus precision intraoral medical devices and remote monitoring services for the treatment of OSA is available in the future. In addition, third-party healthcare insurers are increasingly challenging the prices charged for medical products and procedures. Any changes in this reimbursement system could materially affect our ability to continue to grow our business.
Reimbursement and healthcare payment systems in international markets vary significantly by country and reimbursement for our ProSomnus precision intraoral medical devices may not be available at all under either government or private reimbursement systems. If we are unable to achieve reimbursement approvals in international markets, it could have a negative impact on market acceptance of our ProSomnus precision intraoral medical devices and potential revenue growth in the markets in which these approvals are sought.
We face significant competition in the rapidly changing market for treating OSA, and we may be unable to manage competitive pressures.
The market for treating OSA, including sleep apnea in people of all ages, is highly competitive and evolving rapidly. We compete as a front-line therapy in the OSA treatment market for patients with mild to moderate OSA. According to the American Sleep Apnea Association, over [100] different oral appliances are FDA cleared for the treatment of snoring and obstructive sleep apnea. Our ProSomnus precision intraoral medical devices must compete with more established products, treatments, and surgical procedures, which may limit our growth and negatively affect our business. Many of our competitors have an established presence in the field of treating OSA and have established relationships with pulmonologists, sleep clinics, and ear, nose and throat specialists (ENTs), which play a significant role in determining which product, treatment, or procedure is recommended to the patient. We believe certain of our competitors are attempting to develop innovative approaches and new products for diagnosing and treating. We cannot predict the extent to which ENTs, oral maxillofacial surgeons, primary care physicians, or pulmonologists would or will recommend our ProSomnus precision intraoral medical devices over new or other established devices, treatments, or procedures.
Moreover, we are in the early stages of implementing our business plan and have historically had limited resources with which to market, develop and sell our ProSomnus precision intraoral medical devices. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs who have more experience and capability in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing, selling, and distributing products. Some of our competitors may achieve patent protection, regulatory approval, or product commercialization more quickly than we do, which may decrease our ability to compete. If we are unable to be competitive in the market for OSA, our revenue will decline, which would negatively affect our results of operations.
Our ProSomnus precision intraoral medical devices may become obsolete if we are unable to anticipate and adapt to rapidly changing technology.
The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product can be short. Alternative products, procedures, or other discoveries and developments to treat OSA may render our ProSomnus precision intraoral medical devices obsolete. Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than we can to technological advances. If we fail to develop new technologies, products, or services to upgrade or improve our existing ProSomnus precisions intraoral medical devices to respond to a changing market before our competitors are able to do so, our ability to market our products and generate substantial revenue may be limited.
Our potential international sales are subject to a number of risks that could seriously harm our ability to successfully commercialize our ProSomnus precision intraoral medical devices in international markets.
We do not have any significant international sales outside of Canada, although we hope to more broadly introduce our ProSomnus precision intraoral medical devices into international markets in the future. Our ability to generate international sales is subject to several risks, including:
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our ability to recruit and train the appropriate staff;

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our ability to obtain appropriate regulatory approvals to market our ProSomnus precision intraoral medical devices in certain countries;

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our ability to identify sleep dentists and sleep physicians in international markets;

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the impact of recessions in economies outside the United States;

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greater difficulty in negotiating with socialized medical systems, maintaining profit margins comparable to those achieved in the United States, collecting accounts receivable, and longer collection periods;

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unexpected changes in regulatory requirements, tariffs, or other trade barriers;

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weaker intellectual property rights protection in some countries;

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potentially adverse tax consequences; and

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political and economic instability.

The occurrence of any of these events could seriously harm our future international sales and our ability to successfully commercialize our products in international markets, thereby limiting our growth and revenue.
We maintain supply relationships for certain of our key machines and raw materials, and our business and operating results could be harmed if supply is restricted or ends or the price of raw materials used in our manufacturing process increases.
We are highly dependent on manufacturers of specialized oral scanning equipment, milling machines, and advanced medical grade raw materials for the fabrication of our precision intraoral medical devices. We maintain supply relationships for many of these machines and materials. In particular, our [CT scanning and stereolithography equipment and dental milling machines] used in our oral device manufacturing are provided by certain suppliers. We are also committed to purchasing the vast majority of our advanced medical grade Class VI polymer, the primary raw material used in our manufacturing of our precision intraoral medical devices, from a certain sourcse. While it is our goal to have multiple sources to procure certain key components, in some cases it may not be economically practical or feasible to do so. To mitigate this risk, we maintain an awareness of alternate supply sources that could provide our components with minimal or no modification to the current version of our precision intraoral medical devices, practice supply chain management, maintain safety stocks of critical components and have arrangements with our key vendors to manage the availability of critical components. If these or other suppliers encounter financial, operating, or other difficulties or if our relationship with them changes, we might not be able to quickly establish or qualify replacement sources of supply and could face production interruptions, delays, and inefficiencies. In addition, technology changes by our vendors could disrupt our manufacturing process or require expensive, time-consuming development efforts to adapt and integrate new equipment or processes. Our growth may exceed the capacity of one or more of these manufacturers to produce the needed equipment and materials in sufficient quantities to support our growth. Conversely, in order to secure supplies for production of our precision intraoral medical devices, we sometimes enter into non-cancelable purchase commitments with vendors, which could impact our ability to adjust our inventory to reflect declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges and our profitability may suffer. In the event of technology changes, delivery delays, or shortages of or increases in price for these items, our business and growth prospects may be harmed.
The failure of dentists to pay for their purchases of our ProSomnus precision intraoral medical devices on a timely basis could reduce our future sales revenue and negatively impact our liquidity.
The timing and extent of our future growth in sales revenue depends, in part, on our ability to continue to increase the number of sleep dentists using our ProSomnus precision intraoral medical devices, as well as expanding the number of our ProSomnus precision intraoral medical devices used by these dentists. To the extent one or more of our large dentist customers fails to pay us for our ProSomnus precision intraoral medical devices on a timely basis, we may be required to discontinue selling to these dentists and find new customers, which could reduce our future sales revenue and negatively impact our liquidity.

We face the risk of product liability claims that could be expensive, divert management’s attention, and harm our reputation and business.
Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing, and marketing of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Our ProSomnus precision intraoral medical devices are designed to affect, and any future products will be designed to affect, important bodily functions and processes. Any side effects, manufacturing defects, misuse, or abuse associated with our ProSomnus precision intraoral medical devices could potentially result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if our ProSomnus precision intraoral medical devices cause, or merely appear to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against us. Product liability claims may be brought against us by patients, healthcare providers, or others selling or otherwise coming into contact with our ProSomnus precision intraoral medical devices, among others. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:
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costs of litigation;

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distraction of management’s attention from our primary business;

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the inability to commercialize our ProSomnus precision intraoral medical devices or new products;

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decreased demand and brand reputation for our ProSomnus precision intraoral medical devices;

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product recalls or withdrawals from the market;

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withdrawal of clinical trial participants;

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substantial monetary awards to patients or other claimants; or

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loss of sales.

Any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have a material adverse effect on our business, financial condition, and results of operations.
We may not be able to maintain adequate product liability insurance.
Our product liability and clinical study liability insurance is subject to deductibles and coverage limitations. Our product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, we could be exposed to significant liabilities.
We bear the risk of warranty claims on our ProSomnus precision intraoral medical devices.
We bear the risk of warranty claims on our ProSomnus precision intraoral medical devices. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers or patients related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.

Risks Related to Intellectual Property
We depend on our patents and proprietary technology, which we may not be able to protect.
Our success depends, in part, on our ability to obtain and maintain patent protection for our ProSomnus precision intraoral medical devices and our manufacturing process and the confidentiality of proprietary technology. Our success further depends on our ability to obtain and maintain trademark protection for our name and mark, to preserve our trade secrets and know-how, and to operate without infringing the intellectual property rights of others.
We cannot assure investors that we will continue to innovate and file new patent applications, or that if any filed future patent applications will result in granted patents. We cannot assure you that any of our patents pending will result in issued patents, that any current or future patents will not be challenged, invalidated, or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage or protect our products. The patent position of device companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, protocols and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.
Any patents we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (“USPTO”). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.
The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.
However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.
In addition to patents, we rely on trademarks to protect the recognition of our company and products in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information will not be shared, our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.
Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products and our proprietary technology. We depend heavily upon confidentiality agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business.
We may face intellectual property infringement claims that would be costly to resolve.
There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and our competitors and others may initiate intellectual property litigation, including as a means of competition. Intellectual property litigation is complex and expensive, and outcomes are difficult to predict. We cannot assure you that we will not become subject to patent infringement claims, litigation, or interference proceedings to determine the priority of inventions. Litigation or regulatory proceedings also may be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities or require us to seek licenses from or pay royalties to others that may be substantial. Furthermore, we cannot predict the extent to which the necessary licenses would be available to us on satisfactory terms, if at all.
Our failure to secure trademark registrations could adversely affect our ability to market our products and operate our business.
Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed registration, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our products and our business.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
As is common in the medical device industry, we may employ individuals who were previously employed at other companies similar to ours, including our competitors or potential competitors. We may become subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
Risks Related to Government and Regulation
Our failure to obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations relating to our technologies and products could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.
Our development activities and the manufacture and marketing of our ProSomnus precision intraoral medical devices are subject to extensive regulation for safety, efficacy, and quality by numerous government authorities in the United States and internationally. Before receiving FDA or foreign regulatory clearance to market our products which are not presently approved, we will have to demonstrate that these products are safe and effective in the patient population and for the indications that are to be treated. Clinical trials, manufacturing, and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug, and Cosmetic Act and other federal, state, and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution, and promotion of medical devices. As a result, regulatory approvals for our products not yet approved or that we may develop in the future can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial, and other resources.
Clinical trials that may be required to support regulatory submissions in the United States are expensive. We cannot assure that we will be able to complete any required additional clinical trial programs successfully within any specific time period, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.
Conducting clinical trials is a lengthy, time-consuming, and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through clinical trials the safety and effectiveness of our products. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, product development, pilot trial testing, clinical trials, and regulated, compliant manufacturing processes.
Even if completed, we do not know if these trials will produce statistically significant or clinically meaningful results sufficient to support an application for marketing approval. If and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to advance the rate of patient enrollment, and the rate to collect, clean, lock, and analyze the clinical trial database.
Patient enrollment in trials is a function of many factors. These include the design of the protocol; the size of the patient population; the proximity of patients to and availability of clinical sites; the eligibility criteria for the study; the perceived risks and benefits of the product candidate under study; the medical investigators’ efforts to facilitate timely enrollment in clinical trials; the patient referral practices of local physicians; the existence of competitive clinical trials; and whether other investigational, existing, or new products are available or cleared for the indication. If we experience delays in patient enrollment and/or completion of our clinical trial programs, we may incur additional costs and delays in our development programs and may not be able to complete our clinical trials on a cost-effective or timely basis. Accordingly, we may not be able to complete the clinical trials within an acceptable time frame, if at all. If we fail to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Further, if we or any third party have difficulty enrolling a sufficient number of patients in a timely or cost-effective manner to conduct clinical trials as planned, or if enrolled patients do not complete the trial as planned, we or a third party may need to delay or terminate ongoing clinical trials, which could negatively affect our business.
The results of our clinical trials may not support either further clinical development or the commercialization of any new product candidates or modifications to existing products.
Even if our ongoing or contemplated clinical trials are completed as planned, their results may not support either the further clinical development or the commercialization of any new product candidates or modifications of existing products. The FDA or government authorities may not agree with our conclusions regarding the results of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate or a modification to any existing product and may delay development of other product candidates. Any delay in, or termination of, our clinical trials could delay the filing of our 510(k)’s and, ultimately, our ability to commercialize our product candidates and generate product revenue. Each Class I and Class II medical device marketed in the United States must receive a 510(k) clearance from the FDA. A 510(k) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective as, or substantially equivalent to, a legally marketed device. Companies must compare their device to one or more similar legally marketed devices, commonly known as “predicates,” and make and support their substantial equivalency claims. The submitting company may not proceed with product marketing until it receives an order from the FDA declaring a device substantially equivalent. The substantially equivalent determination is usually made within 90 days and is based on the information submitted by the applicant.
In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials. A number of companies in the medical technology industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.
Modifications to our ProSomnus precision intraoral medical devices may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.
After a device receives a 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a premarket approval (“PMA”). PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Currently, we do not market devices within this Class III category, nor do we intend to in the foreseeable future. However, the FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified devices until 510(k) clearance or PMA approval is obtained. We cannot assure you that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.
Our ProSomnus precision intraoral medical device has received 510(k) Class II clearance from the FDA for treating mild to moderate OSA and snoring in adults.

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions which may materially affect our business operations.
Although we are not currently subject to any FDA warning letters, censures or audits, we are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:
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fines, injunctions, and civil penalties;

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recall, detention, or seizure of our products;

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the issuance of public notices or warnings;

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operating restrictions, partial suspension, or total shutdown of production;

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refusing our requests for a 510(k) clearance of new products;

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withdrawing a 510(k) clearance already granted; and

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criminal prosecution.

The FDA also has the authority to request repair, replacement, or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.
Our ProSomnus precision intraoral medical devices are subject to extensive governmental regulation that could prevent us from selling our ProSomnus precision intraoral medical devices or introducing new and/or improved products and services in the United States or internationally.
Our precision intraoral medical devices, manufacturing activities, and remote monitoring services are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international regulatory bodies. We are required to:
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obtain clearance from the FDA and certain international regulatory bodies before we can market and sell our products;

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satisfy all content requirements for the sales and promotional materials associated with our ProSomnus precision intraoral medical devices; and

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undergo rigorous inspections of our facilities, manufacturing and quality control processes, records, and documentation.

Compliance with the rules and regulations of these various regulatory bodies may delay or prevent us from introducing any new models of our ProSomnus precision intraoral medical devices or other new products or services. In addition, government regulations may be adopted that could prevent, delay, modify, or rescind regulatory clearance or approval of our products.
Our manufacturing activities are further required to demonstrate compliance with the FDA’s quality system regulations. The FDA enforces their quality system regulations through pre-approval and periodic post-approval inspections by representatives from the FDA. These regulations relate to product testing, vendor qualification, design control, and quality assurance, as well as the maintenance of records and documentation. If we fail to conform to these regulations, the FDA may take actions that could seriously harm our business. These actions include sanctions, including temporary or permanent suspension of our operations, product recalls and marketing restrictions. A recall or other regulatory action could substantially increase our costs, damage our reputation, and materially affect our operating results.
Our relationships with dentists, other healthcare providers, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.
Healthcare providers (including dentists), physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation of our ProSomnus precision intraoral medical devices. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers, and third-party payors may subject us to various federal and state fraud and abuse laws and other health care laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws, and the law commonly referred to as the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our clinical research, sales, marketing, and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchasing, recommending, leasing, or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between medical device manufacturers on the one hand, and physicians and patients on the other. The Patient Protection and Affordable Care Act, as amended (or the PPACA), amended the intent requirement of the federal Anti-Kickback Statute and, as a result, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it;

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federal civil and criminal false claims laws, including, without limitation, the False Claims Act, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other government payors that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. The PPACA provides, and recent government cases against medical device manufacturers support, the view that federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may implicate the False Claims Act;

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the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA), which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (or HITECH), and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers, and their respective business associates;

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federal transparency laws, including the federal Physician Payments Sunshine Act, which is part of the PPACA, that require certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (or CMS), information related to: (i) payments or other “transfers of value” made to physicians and teaching hospitals; and (ii) ownership and investment interests held by physicians and their immediate family members;

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state and foreign law equivalents of each of the above federal laws, state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws that require medical device companies to comply with the specific industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; and

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state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.
It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of our products from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements, and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations.
The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
The misuse or off-label use of our ProSomnus precision intraoral medical devices may harm our reputation in the marketplace, result in injuries that lead to product liability suits, or result in costly investigations, fines, or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
We train our marketing personnel and direct sales force to not promote our ProSomnus precision intraoral medical devices for uses outside of the FDA-cleared indications for use, known as off-label uses. We cannot, however, prevent a dental or medical professional from using our ProSomnus precision intraoral medical devices off-label when, in their independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury or other side effects to patients if physicians attempt to use our ProSomnus precision intraoral medical devices off-label. Furthermore, the use of our ProSomnus precision intraoral medical devices for indications other than those cleared by the FDA or cleared by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.
Given that we are aware that, notwithstanding our training guidelines, certain sleep dentists may use our ProSomnus precision intraoral medical devices off-label, there is a risk that we could face regulatory scrutiny as a result of such use. If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violations that do not necessitate a warning letter, injunction, seizure, civil fine, or criminal penalties. It is also possible that other federal, state, or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil, and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, and the curtailment of our operations.
In addition, dentists may misuse our ProSomnus precision intraoral medical devices or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our ProSomnus precision intraoral medical devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, and result in sizeable damage awards against us that may not be covered by insurance.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws with respect to our activities outside the United States.
We distribute our products to locations within and outside the United States in Canada. Our business plan also anticipates distribution of our products outside of the United States and Canada. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. As we expect to expand our international operations in the future, we will become increasingly subjected to these laws and regulations. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations, and cash flows.
General Risk Factors
Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.
We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products, services, and trained personnel, as well as on our particular culture and the experience of our patients with our recommended sleep dentists. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to malpractice or allegations of malpractice or failure to comply with federal, state, or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity, and damage our overall business and reputation.
Our headquarters, digital dental modeling processes, and other manufacturing processes are principally located in regions that are subject to earthquakes and other natural disasters.
Our corporate headquarters, sales, and marketing organization and manufacturing processes are in a single facility located in Pleasanton, California. Such location is in an earthquake zone and may be subject to other natural disasters. If there is a major earthquake or any other natural disaster in a region where our facility is located, our ability to respond to customer inquiries or manufacture and ship our precisions intraoral medical devices could be compromised which could result in our customers experiencing a significant delay in receiving their devices and a decrease in service levels for a period of time. Any such business interruption could materially and adversely affect our business, financial condition, and results of operations.
If payments from commercial or governmental payors are significantly delayed, reduced, or eliminated, our business, prospects, results of operations, and financial condition could be adversely affected.
We will depend upon revenue from sales of our ProSomnus precision intraoral medical devices, and in turn indirectly on reimbursement from third-party payors for such devices. The amount that dentists receive in payment for our ProSomnus precision intraoral medical devices may be adversely affected by factors we do not control, including federal or state regulatory or legislative changes, cost-containment decisions, and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations, and financial condition.
Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount received by patients or dentists. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect our business, prospects, results of operations, and financial condition.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen by dentists could have a material adverse effect on our business, prospects, results of operations, and financial condition.
Our results may change from period to period due to fluctuations in dentists’ payor mix. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse dentists for healthcare services. Payment or reimbursement amounts can vary from payor to payor, by geographic jurisdiction, and over time. A significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, could occur for reasons beyond our control and could lessen demand for our ProSomnus precision intraoral medical devices, which in turn could have a material adverse effect on our business, prospects, results of operations, and financial condition.
We may pursue acquisitions of complementary businesses or technologies, which could divert the attention of management and which may not be integrated successfully into our existing business.
We may pursue acquisitions or licenses of technology to, among other things, expand the scope of products and services we provide. We cannot guarantee that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms, or that we will be able to successfully integrate the operations of any acquired business into our existing business. The acquisition and integration of another business or technology would divert management attention from other business activities, including our core business. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.
Our business is seasonal, which impacts our results of operations.
We believe that the patient volumes of dentists will be sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia, and similar illnesses; however, the timing and severity of these outbreaks vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.
We depend on certain key personnel.
We substantially rely on the efforts of our current senior management, including our co-founder and Chief Executive Officer, Leonard Liptak and our co-founder and Chief Technology Officer, Sung Kim. Our business would be impeded or harmed if we were to lose their services. In addition, if we are unable to attract, train, and retain highly skilled technical, managerial, product development, sales, and marketing personnel, we may be at a competitive disadvantage and unable to develop new products or increase revenue. The failure to attract, train, retain and effectively manage employees could negatively impact our research and development, sales and marketing and reimbursement efforts. In particular, the loss of sales personnel could lead to lost sales opportunities as it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business.
Members of our board of directors will have other business interests and obligations to other entities.
None of our independent directors will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.

We will need to carefully manage our expanding operations to achieve sustainable growth.
To achieve increased revenue levels, market our products internationally, complete clinical studies and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, clinical research, reimbursement, research and development, manufacturing, and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, procedures, and controls across our business, as well as expand, train, motivate, and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition, and results of operations.
Downturns or volatility in general economic conditions could have a material adverse effect on our business, financial condition, results of operations and liquidity.
Our revenues and profitability depend significantly on general economic conditions and the demand for our products in the markets in which our customers and their patients are located. Weaknesses in the global economy and financial markets, including the current weaknesses resulting from the ongoing COVID-19 pandemic or geopolitical instability, could lead to lower demand for our products. A decline in patient or customer demand can affect the need that customers have for our products, and the money or insurance available to pay for our devices. Any further adverse changes in economic conditions, including any recession, economic slowdown or disruption of credit markets, or the outbreak of war or conflict, may also lead to lower demand for our products. Volatile and uncertain economic conditions can make it difficult to accurately forecast and plan future business activities.
All of these factors related to general economic conditions, which are beyond our control, could adversely impact our business, financial condition, results of operations and liquidity.
Our management team has limited experience managing a public company.
Most members of our management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. There are significant obligations that we will be subject to relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage its transition to being a public company. These new obligations and added scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results and financial condition.
Inadequate internal controls could result in inaccurate financial reporting.
If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, our stockholders could lose confidence in our financial reporting, which could adversely affect results of our business and its enterprise value.
We will need to undertake significant efforts to strengthen our processes and systems and adapt them to changes as our business evolves (including with respect to becoming a publicly traded company). This continuous process of maintaining and adapting our internal controls is expensive and time-consuming, and requires significant management attention. We cannot be certain that our internal control measures will, in the future, provide adequate control over our financial processes and reporting. Furthermore, as our business evolves and if we expand through acquisitions of other companies or make significant investments in other companies or enter into joint development and similar arrangements, our internal controls may become more complex and we will require significantly more resources to ensure our internal controls remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm identify material weaknesses, the disclosure of that fact, even if quickly remediated, could reduce the market’s confidence in our financial statements and harm our enterprise value.
Our actual operating results may differ significantly from our guidance.
From time to time, we provide forward looking estimates regarding its future performance that represent our management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.
Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward looking information is to provide a basis for our management to discuss its business outlook with stockholders. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of our forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making investment decisions.
We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements, and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock in Lakeshore’s initial public offering of units, consummated on June 15, 2021 (the “IPO”). In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for our securities.
The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

LAKESHORE RISK FACTORS
Risks Related to Lakeshore’s Business
Lakeshore will be forced to liquidate the Trust Account if it cannot consummate a business combination by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore’s public shareholders will receive $10.00 per share and the warrants will expire worthless.
If Lakeshore is unable to complete a business combination by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), and is forced to liquidate, the per-share liquidation distribution will be $10.00, plus interest earned on amounts held in trust that have not been used to pay for taxes. Furthermore, there will be no distribution with respect to the LAAA Warrants, which will expire worthless as a result of Lakeshore’s failure to complete a business combination.
You must tender your LAAA Ordinary Shares in order to validly seek redemption at the Extraordinary General Meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Lakeshore’s transfer agent by two business days before the Extraordinary General Meeting, or deliver your LAAA Ordinary Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your ordinary shares. The requirement for physical or electronic delivery by two business days before the Extraordinary General Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.
If third parties bring claims against Lakeshore, the proceeds held in Trust Account could be reduced and the per-share liquidation price received by Lakeshore’s shareholders may be less than $10.00.
Lakeshore’s placing of funds in the Trust Account may not protect those funds from third party claims against Lakeshore. Although Lakeshore has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Lakeshore’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Lakeshore’s public shareholders. If Lakeshore liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has agreed that it will be liable to ensure that the proceeds in Lakeshore’s Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore, but only if such a vendor or prospective target business does not execute such a waiver. However, Lakeshore cannot assure you that it will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for Lakeshore shareholders may be less than $10.00 due to such claims.
Additionally, if Lakeshore is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Lakeshore’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Lakeshore may not be able to return $10.00 to Lakeshore’s public shareholders.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $[18,292.68] and imprisonment for five years in the Cayman Islands.
If Lakeshore’s due diligence investigation of ProSomnus was inadequate, then Lakeshore shareholders following the Business Combination could lose some or all of their investment.
Even though Lakeshore conducted a due diligence investigation of ProSomnus, it cannot be sure that this diligence uncovered all material issues that may be present inside ProSomnus or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ProSomnus and its business and outside of its control will not later arise.
All of Lakeshore’s officers and directors own LAAA Ordinary Shares and LAAA Warrants and will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.
All of Lakeshore’s officers and directors collectively own an aggregate of [     ] LAAA Ordinary Shares and [     ] Private Units. Such individuals/entities have waived their rights to redeem these shares (including shares underlying the units), or to receive distributions with respect to these shares upon the liquidation of the trust account if Lakeshore is unable to consummate a business combination. Accordingly, the LAAA securities purchased by our officers and directors will be worthless if Lakeshore does not consummate a business combination. Based on a market price of $[     ] per LAAA Ordinary Share and $[     ] per LAAA Unit on [      ], 2022, the aggregate value of these shares, warrants, and units was in excess of $[     ] million. The LAAA Ordinary Shares acquired prior to the IPO, as well as the LAAA Units, will be worthless if Lakeshore does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting ProSomnus as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Lakeshore shareholders’ best interest.
Lakeshore is requiring shareholders who wish to redeem their shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
Lakeshore is requiring public shareholders who wish to redeem their ordinary shares to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System two (2) business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.
Because Lakeshore will require its public shareholders who wish to redeem their ordinary shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.
If Lakeshore requires public shareholders who wish to redeem their ordinary shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Lakeshore will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their ordinary shares in such a circumstance will be unable to sell their securities after the failed acquisition until Lakeshore has returned their securities to them. The market price for Lakeshore’s ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.
The initial shareholders, including the officers and directors, control a substantial interest in Lakeshore and thus may influence certain actions requiring a shareholder vote.
Lakeshore’s initial shareholders, including the officers and directors, collectively own approximately [     ]% of its issued and outstanding ordinary shares. However, if a significant number of Lakeshore shareholders vote, or indicate an intention to vote, against the Business Combination, Lakeshore’s initial shareholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. Lakeshore’s initial shareholders or the affiliates have agreed to vote any shares they own in favor of the Business Combination.
Lakeshore will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its shareholders.
Lakeshore is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public shareholders from a financial point of view. Lakeshore has conducted its own due diligence and calculations and has engaged in comprehensive discussions with ProSomnus. Based on these efforts, Lakeshore believes the valuation offered by ProSomnus is favorable to Lakeshore and its shareholders. Lakeshore’s board of directors believes that because of the background of its directors, it was qualified to conclude that Lakeshore’s fair market value was at least 80% of Lakeshore’s net assets. Therefore, Lakeshore’s board of directors did not obtain a fairness opinion to assist it in its determination and Lakeshore’s board of directors may be incorrect in its assessment of the Business Combination and Lakeshore public shareholders must rely solely on the judgment of Lakeshore’s board of directors.
Risks Related to the Business Combination
Lakeshore and ProSomnus have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by ProSomnus if the Business Combination is completed or by Lakeshore if the Business Combination is not completed.
Lakeshore and ProSomnus expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Lakeshore expects to incur approximately $[    ] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by ProSomnus if the Business Combination is completed or by Lakeshore if the Business Combination is not completed. If the Business Combination is not consummated, Lakeshore may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.
In the event that a significant number of LAAA Ordinary Shares are redeemed, the PubCo Common Stock may become less liquid following the Business Combination.
If a significant number of LAAA Ordinary Shares are redeemed, PubCo may be left with a significantly smaller number of stockholders. As a result, trading in the shares of PubCo following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.
Lakeshore may waive one or more of the conditions to the Business Combination without resoliciting Lakeshore shareholder approval for the Business Combination.
Lakeshore may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. Lakeshore’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/

prospectus and resolicitation of proxies is warranted. In some instances, if Lakeshore’s board of directors determines that a waiver is not sufficiently material to warrant resolicitation of Lakeshore shareholders, Lakeshore has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to Lakeshore’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting ProSomnus’s conduct of its business; however, if Lakeshore’s board of directors determines that any such order or injunction is not material to the business of ProSomnus, then Lakeshore’s board of directors may elect to waive that condition and close the Business Combination.
Lakeshore shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Lakeshore’s current shareholders have on the management of Lakeshore.
After the Transaction Financing and the Business Combination, assuming (i) no redemptions of Lakeshore’s ordinary shares and (ii) no exercise of the PubCo Warrants, Lakeshore’s shareholders, including the initial shareholders, will own approximately [    ]% of PubCo, the holders of shares issued in the Transaction Financing will own [    ]% of PubCo, and the ProSomnus stockholders will own [     ]% of PubCo. Assuming redemption by holders of [     ] Lakeshore’s outstanding ordinary shares, which assumes the full redemption of LAAA Ordinary Shares after giving effect to payments to redeeming stockholders, Lakeshore’s shareholders, including the initial shareholders, will own approximately [     ]% of PubCo, holders of shares issued in the Transaction Financing will own approximately [     ]% of PubCo, and ProSomnus stockholders will own approximately [     ]% of PubCo. The minority position of the former Lakeshore’s shareholders will give them limited influence over the management and operations of the post-Business Combination company.
At the closing of the Business Combination, the initial shareholders shall transfer 410,025 founder shares to non-redeeming public shareholders, leaving 965,725 founder shares outstanding. The existence of founder shares, which were purchased at a nominal price of $25,000, will have dilutive effect on non-redeeming public shares not only in terms of their ownership percentage of Lakeshore and PubCo, but it will also dilute the per share value of non-redeeming public shares before and after the business combination.
In addition to the founder shares, the additional share issuances described below will also dilute non-redeeming shareholders’ ownership percentage of PubCo:

•
Lakeshore has 4,100,250 public warrants outstanding, exercisable for 5 years after the closing of the business combination, with an exercise price of $11.50;

•
Lakeshore has 196,256 private warrants outstanding, exercisable for 5 years after the closing of the business combination with certain restrictions, with an exercise price of $11.50;

•
Senior convertible note with face value of $17,142,857 and an initial conversion price of $13.00; the conversion price is subject to reset after 6 and 12 months after closing of financing;

•
Junior convertible note with face value of $16,666,667 and an initial conversion price of $11.50; the conversion price is subject to reset after 6 and 12 months after closing of financing;

•
PubCo will issue 171,428 new warrants to the senior convertible notes holders, exercisable for 5 years after the closing of the business combination, with an exercise price of $11.50;

•
PubCo will issue 1,666,667 new warrants to the junior convertible notes holders, exercisable for 10 years after the closing of the business combination, with an exercise price of $20.00;

•
PubCo will issue 136,675 new warrants to the sponsor and initial shareholders for their transfer of 410,025 founder shares to non-redeeming shareholders, exercisable for 5 years after the closing of the business combination with certain restrictions, with an exercise price of $11.50

These sources of potential dilution will not cause a decrease in the book value per share of PubCo Common Stock since they will bring new equity to PubCo.
PubCo may also issue up to 3,000,000 earn-out shares to ProSomnus’s shareholders contingent on the price of PubCo Common Stock commencing 6 months after the Closing and ending at the third anniversary of the Closing, as described elsewhere in this prospectus/proxy statement. The issuance of earn-out shares will have immediate dilutive effect on non-redeeming public shareholders both in terms of ownership percentage and book value per share.
The ownership percentage of PubCo held by non-redeeming shareholders increases when redemption increases. Assuming all the above potential dilutive sources are realized, and there are no other equity financing events, the resulting ownership percentage of PubCo held by non-redeeming shareholders would be 20% under no redemption scenario, 17% at 20% redemptions, 14% at 40% redemptions, 10% at 60% redemptions and 7% under maximum redemption scenario. Under the maximum redemption scenario, 4,467,000 public shares will be redeemed and 1,000,000 public shares will remain outstanding.
Below is a detailed calculation of the post-Business Combination ownership percentages on a fully-diluted basis:
	Assuming No Redemptions	Assuming 20% Redemptions	Assuming 40% Redemptions	Assuming 60% Redemptions	Assuming Maximum Redemptions
% of PubCo’s shares held by non-redeeming shareholders considering all sources of dilutions	20%	17%	14%	10%	7%
Numerator:
Shares held by Non-redeeming public shareholders	6,287,050	5,193,650	4,100,250	3,006,850	1,820,050
Denominator:
Shares outstanding immediately after business combination	19,944,460	18,851,060	17,757,660	16,664,260	15,477,460
Shares issued assuming full exercise of Lakeshore’s public warrants	4,100,250	4,100,250	4,100,250	4,100,250	4,100,250
Shares issued assuming full exercise of Lakeshore’s private warrants	196,256	196,256	196,256	196,256	196,256
Shares issued assuming full conversion of senior convertible notes at $13.00 per share	1,318,681	1,318,681	1,318,681	1,318,681	1,318,681
Shares issued assuming full conversion of Junior convertible notes at 11.50 per share	1,449,275	1,449,275	1,449,275	1,449,275	1,449,275
Shares issued assuming full exercise of warrants under senior convertible notes	171,428	171,428	171,428	171,428	171,428
Shares issued assuming full exercise of warrants under Junior convertible notes	1,666,667	1,666,667	1,666,667	1,666,667	1,666,667
Shares issued assuming full exercise of new warrants to initial shareholders	136,675	136,675	136,675	136,675	136,675
Earn-out shares	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
Total number of shares outstanding considering all dilution sources	31,983,692	30,890,292	29,796,892	28,703,492	27,516,692

	Assuming No Redemptions	Assuming 20% Redemptions	Assuming 40% Redemptions	Assuming 60% Redemptions	Assuming Maximum Redemptions
Shares outstanding immediately after business combination:
Public shares subject to redemption:	5,467,000	4,373,600	3,280,200	2,186,800	1,000,000
Shares transferred from Sponsor	410,025	410,025	410,025	410,025	410,025
New shares issued to non-redeeming shareholders	410,025	410,025	410,025	410,025	410,025
Non-redeeming public shareholders (Subtotal)	6,287,050	5,193,650	4,100,250	3,006,850	1,820,050
Sponsor shares and private shares holders	1,218,400	1,218,400	1,218,400	1,218,400	1,218,400
Former ProSomnus shareholders	11,300,000	11,300,000	11,300,000	11,300,000	11,300,000
Craig-Hallum Capital Group and Roth Capital Partners	719,010	719,010	719,010	719,010	719,010
Gordon Pointe Capital	120,000	120,000	120,000	120,000	120,000
Cohanzick Management, LLC	50,000	50,000	50,000	50,000	50,000
Bonus shares for Junior Notes buyers	250,000	250,000	250,000	250,000	250,000
Total number of shares outstanding	19,944,460	18,851,060	17,757,660	16,664,260	15,477,460

The Reincorporation Merger may be a taxable event for U.S. Holders of LAAA Ordinary Shares and LAAA Warrants.
Subject to the limitations and qualifications described in “— U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities,” including the application of the PFIC rules and Section 367(b) of the Code, the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of LAAA Ordinary Shares or the LAAA Warrants for PubCo Common Stock or PubCo Warrants, as applicable, pursuant to the Reincorporation Merger. However, even if the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation Merger under Section 367(b) of the Code.
Alternatively, if the Reincorporation Merger does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its LAAA Ordinary Shares or LAAA Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LAAA Ordinary Shares and LAAA Warrants exchanged therefor.
In addition, U.S. Holders of LAAA Ordinary Shares and LAAA Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC regime. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Lakeshore’s potential PFIC status and certain tax implications thereof.
Further, because the Reincorporation Merger will occur immediately prior to the redemption of LAAA Ordinary Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Reincorporation Merger. All U.S. Holders considering exercising redemption rights with respect to their LAAA Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation Merger and exercise of redemption rights.
Lakeshore is likely a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.
Lakeshore believes that it is likely a PFIC, which may have adverse U.S. federal income tax consequences to U.S. Holders of LAAA Ordinary Shares. If Lakeshore is a PFIC or has been a PFIC during a U.S. Holder’s holding period, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences as a result of the Reincorporation Merger. There is no assurance that Lakeshore is not currently or has not been a PFIC during a U.S. Holder’s holding period. If Lakeshore has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of LAAA Ordinary Shares has not made certain elections with respect to its LAAA Ordinary Shares), such U.S. Holder would likely recognize gain (but not loss if the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code) upon the exchange of LAAA Ordinary Shares and LAAA Warrants as applicable, for PubCo Common Stock or PubCo Warrants pursuant to the Reincorporation Merger. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Lakeshore’s potential PFIC status and certain tax implications thereof.
Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on PubCo’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
Going public through a merger rather than an underwritten offering, as ProSomnus is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although Lakeshore has conducted due diligence on ProSomnus’s business, Lakeshore cannot assure you that this due diligence has identified all material issues that may be present in ProSomnus’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ProSomnus’s business and outside of Lakeshore’s and ProSomnus’s control will not later arise. As a result of these factors, PubCo may, following the Business Combination, be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Lakeshore’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Lakeshore’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on PubCo’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about PubCo or its securities. Accordingly, any of Lakeshore’s shareholders who choose to remain shareholders of PubCo following the Business Combination could suffer a reduction in the value of their shares and these shareholders are unlikely to have a remedy for the reduction in value.
Risks Related to Ownership of PubCo’s Securities
Although PubCo expects its shares will be traded on the Nasdaq Capital Market, PubCo can provide no assurance that its common stock will meet the Nasdaq initial listing requirements upon consummation of the Business Combination or continue to meet Nasdaq continued listing requirements thereafter. If PubCo fails to comply with the continuing listing standards of Nasdaq, its securities could be delisted.
PubCo expects that its common stock will be traded on the Nasdaq Capital Market under the symbol “OSA.” There can be no assurance, however, that PubCo will meet the initial listing requirements for inclusion of its common stock on Nasdaq. Although the listing of its common stock on Nasdaq is a condition to the closing of the Business Combination pursuant to the Merger Agreement, ProSomnus may waive this condition to closing. Even if PubCo’s Common Stock is listed on Nasdaq at the closing of the Business

Combination, PubCo may in the future fail to satisfy the continued listing requirements of Nasdaq, such as the stockholder equity requirements or the minimum closing bid price requirement. In the event it fails to comply with the continued listing requirements of Nasdaq, PubCo can provide no assurance that any action taken by it to restore compliance with listing requirements would prevent its common stock from dropping below the Nasdaq minimum bid price requirement, improve its stockholders’ equity or otherwise prevent future non-compliance with Nasdaq’s continued listing requirements. In such event, Nasdaq would delist PubCo’s common stock. In addition, there can be no assurance that PubCo’s warrants will be listed on Nasdaq or another national securities exchange. If PubCo’s common stock or warrants are not listed on Nasdaq or another national securities exchange upon consummation of the Business Combination, or if its common stock or warrants are subsequently delisted, it would likely have a negative effect on the price of such securities and would impair your ability to sell or purchase such securities when you wish to do so.
Concentration of ownership among ProSomnus’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Immediately after the closing of the Business Combination, PubCo anticipates that its directors and executive officers and their affiliates as a group will beneficially own approximately [     ]% of PubCo’s outstanding common stock, assuming no conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination, or approximately [     ]%, assuming maximum conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the PubCo’s certificate of incorporation and any approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
Sales of a substantial number of shares of PubCo’s securities in the public market could cause the price of its securities to fall.
Immediately after the completion of the Business Combination, PubCo will have approximately [    ] outstanding shares of common stock, assuming no conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination, or approximately [     ] outstanding shares of common stock, assuming full conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination.
PubCo also will have outstanding warrants to purchase [      ] shares of its common stock, immediately after the completion of the Business Combination, which will remain outstanding regardless of the number of redemptions, including by shareholders that may have redeemed their LAAA Ordinary Shares. Using the closing price of LAAA Warrants on Nasdaq of $[     ], as of August [  ], 2022, the aggregate fair value of PubCo Warrants that can be retained by redeeming shareholders is approximately $[     ]. See “Questions and Answers About The Business Combination and the Extraordinary General Meeting — If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?”
These outstanding warrants will become exercisable 30 days following the Closing at an exercise price of $11.50 per share. In addition, [     ] million shares of common stock will be available for future issuance under the Incentive Plan. To the extent such warrants are exercised, or PubCo grants additional stock options or other stock-based awards under the Incentive Plan, additional shares of common stock will be issued, which will result in dilution to the holders of PubCo’s common stock and increase the number of shares eligible for resale in the public market.
Furthermore, although the shares of common stock issued in the Business Combination are subject to lock-up restrictions, as described elsewhere in this proxy statement/prospectus, upon the lapse of these lock-up restrictions, a substantial number of additional shares of common stock will become eligible for resale in the public market.
Sales of a substantial number of shares of common stock or warrants in the public market or the perception that these sales might occur could depress the market price of the common stock and/or warrants and could impair PubCo’s ability to raise capital through the sale of additional equity securities. PubCo is unable to predict the effect that sales may have on the prevailing market price of its common stock and warrants.
The grant and future exercise of registration rights may adversely affect the market price of PubCo’s securities upon consummation of the Business Combination.
Pursuant to the registration rights agreement to be entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, certain stockholders can demand that PubCo register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes. Following the consummation of the Business Combination, PubCo intends to file and maintain an effective registration statement under the Securities Act covering such securities.
The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PubCo’s securities post-Business Combination.
PubCo’s amended and restated certificate of incorporation will grant its board the power to issue additional shares of common and preferred stock and to designate series of preferred stock, all without stockholder approval.
We will be authorized to issue [101,000,000] shares of capital stock, of which [1,000,000] shares will be authorized as preferred stock. PubCo’s board of directors, without any action by its stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.
The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of PubCo’s common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of the common stock. Further, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then current holders of PubCo’s capital stock and may dilute its book value per share.
Neither ProSomnus nor Lakeshore has ever paid cash dividends on its capital stock, and PubCo does not anticipate paying dividends in the foreseeable future.
Neither ProSomnus nor Lakeshore has ever paid cash dividends on any of its capital stock and PubCo currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of PubCo’s board of directors and will depend on its financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of its common stock will be the sole source of gain for the foreseeable future.
The trading price PubCo’s securities is likely to be volatile, and you may not be able to sell its securities at or above the price you paid.
PubCo expects the trading price of its common stock and warrants to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:
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actual or anticipated fluctuations in operating results;

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failure to meet or exceed financial estimates and projections of the investment community or that PubCo provides to the public;

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issuance of new or updated research or reports by securities analysts or changed recommendations for its stock or the transportation industry in general;

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announcements by PubCo or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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operating and share price performance of other companies that investors deem comparable to PubCo;

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PubCo’s focus on long-term goals over short-term results;

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the timing and magnitude of PubCo’s investments in the growth of it business;

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actual or anticipated changes in laws and regulations affecting PubCo’s business;

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additions or departures of key management or other personnel;

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disputes or other developments related to PubCo’s intellectual property or other proprietary rights, including litigation;

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PubCo’s ability to market new and enhanced products and technologies on a timely basis;

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sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

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changes in PubCo’s capital structure, including future issuances of securities or the incurrence of debt;

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the impact of the COVID-19 pandemic and the response of governments and business to the pandemic; and

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general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of PubCo’s securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against PubCo, could result in substantial costs and a diversion of its management’s attention and resources.
If securities or industry analysts issue an adverse opinion regarding PubCo’s common stock or do not publish research or reports about PubCo, the price and trading volume of its securities could decline.
The trading market for PubCo’s common stock and warrants will depend in part on the research and reports that equity research analysts publish about the company and its business. PubCo does not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of its common stock and warrants. The price of its common stock and warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to its common stock and warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about PubCo or its business. If one or more equity research analysts cease coverage of the company, PubCo could lose visibility in the market, which in turn could cause the price of its securities to decline.
PubCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Following the Business Combination, PubCo may redeem outstanding PubCo Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the LAAA Units, including with respect to redeemability.

PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to the PubCo Common Stock is available throughout the 30-day redemption period. If and when the PubCo Warrants become redeemable by PubCo, PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding PubCo Warrants could force you (i) to exercise your PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your PubCo Warrants at the then-current market price when you might otherwise wish to hold your PubCo Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Warrants.
The value received upon exercise of the PubCo Warrants (1) may be less than the value the holders would have received if they had exercised their PubCo Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the PubCo Warrants.
As of [         ], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale of price of LAAA Ordinary Shares was $[      ] per share, which is below the threshold required for redemption.
In the event PubCo elects to redeem the PubCo Warrants that are subject to redemption, PubCo will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the PubCo Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and PubCo is not required to provide any notice to the beneficial owners of such warrants. Additionally, while PubCo is required to provide such notice of redemption, PubCo is not separately required to, and does not currently intend to, notify any holders of when the PubCo Warrants become eligible for redemption. If you do not exercise your PubCo Warrants in connection with a redemption, including because you are unaware that such PubCo Warrants are being redeemed, you would only receive the nominal redemption price for your PubCo Warrants.
Anti-takeover provisions contained in the PubCo’s amended and restated certificate of incorporation and bylaws, and in applicable law, could impair a takeover attempt.
Upon the Closing of the Business Combination, PubCo’s amended and restated certificate of incorporation and bylaws will afford certain rights and powers to its board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:
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a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of PubCo’s board of directors;

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the ability of PubCo’s board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

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the right of PubCo’s board of directors to elect a director to fill a vacancy created by the expansion of PubCo’s board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on PubCo’s board of directors;

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the requirement that a special meeting of stockholders may be called only by the board of directors or the chairman of the board of directors of PubCo, which could delay the ability of PubCo’s stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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the requirement for the affirmative vote of holders of at least 75% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of PubCo’s amended and restated certificate of incorporation or to amend PubCo’s amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

PubCo also is subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for the common stock.
PubCo’s amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with PubCo or its directors, officers, employees or stockholders.
PubCo’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in its name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of PubCo’s capital stock shall be deemed to have notice of and consented to the forum provisions in the amended and restated certificate of incorporation. In addition, the amended and restated certificate of incorporation and bylaws will provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.
If the Acquisition Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of ProSomnus common stock and ProSomnus warrants may be required to pay substantial U.S. federal income taxes.
ProSomnus’s obligation to effect the Acquisition Merger is conditioned on its receipt of an opinion from its tax counsel, Nelson Mullins Riley & Scarborough LLP, to the effect that, for U.S. federal income tax purposes, the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and representations as to factual matters from ProSomnus, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. ProSomnus and Lakeshore do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Acquisition Merger. If the Acquisition Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its ProSomnus common stock or ProSomnus warrants for PubCo Common Stock or PubCo Warrants, as applicable, may recognize gain in connection with the Acquisition Merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Acquisition Merger to U.S. Holders of ProSomnus securities, see “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of ProSomnus Securities.”

THE EXTRAORDINARY GENERAL MEETING
General
We are furnishing this proxy statement/prospectus to Lakeshore shareholders as part of the solicitation of proxies by Lakeshore’s board of directors for use at the Extraordinary General Meeting to be held on [  ], 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [  ], 2022 in connection with the vote on the Reincorporation Merger Proposal, the Charter Proposals, the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.
Date, Time and Place
The Extraordinary General Meeting will be held at 667 Madison Avenue, New York, NY 10065 on [  ], 2022 at 10 a.m. Eastern Time, and virtually by means of a teleconference by visiting https://www.cstproxy.com/lakeshoreacquisition/2022.
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, we are asking holders of LAAA Ordinary Shares to approve the following Proposals:
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The Reincorporation Merger Proposal to approve the Reincorporation Merger;

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The Charter Proposals to approve the material differences between PubCo’s proposed charter and Lakeshore’s amended and restated articles of association;

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The Acquisition Merger Proposal to approve the Acquisition Merger;

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The Nasdaq Proposal to approve (i) the issuance of more than 20% of the issued and outstanding LAAA Ordinary Shares and the resulting change in control in connection with the Acquisition Merger, and (ii) the issuance of more than 20% of LAAA Ordinary Shares in connection with the Transaction Financing;

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The Director Election Proposal to approve the appointment of PubCo’s Board of Directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

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The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

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The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting if it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement.

Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors:
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has determined that each of the Reincorporation Merger Proposal, the Charter Proposals, the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, are fair to, and in the best interests of, Lakeshore and its shareholders;

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has approved the Reincorporation Merger Proposal, the Charter Proposals, the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal; and

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recommends that Lakeshore shareholders vote “FOR” each of the Reincorporation Merger Proposal, the Charter Proposals, the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Lakeshore’s board of directors have interests that may be different from or in addition to your interests as a shareholder. See “Proposal No. 3 The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.
Record Date; Who is Entitled to Vote
We have fixed the close of business on [  ], 2022, as the record date for determining those Lakeshore shareholders entitled to notice of and to vote at the Extraordinary General Meeting. As of the close of business on the record date, there were [  ] LAAA Ordinary Shares outstanding and entitled to vote. Each holder of LAAA Ordinary Shares is entitled to one vote per share on each of the Proposals.
As of the record date, the initial shareholders including the Sponsor and our officers and directors collectively owned and were entitled to vote [  ] LAAA Ordinary Shares, or approximately [  ]% of Lakeshore’s issued and outstanding shares. With respect to the Business Combination, they have agreed, pursuant to the Purchaser Support Agreement, to vote their LAAA Ordinary Shares in favor of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, and the other Proposals.
Quorum and Required Vote for the Proposals
A quorum of Lakeshore shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting is represented in person or virtually or by proxy.
Approval of each of the Reincorporation Merger Proposal and the Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals. If you return your proxy card without an indication of how you wish to vote, this will be treated as an abstention and will have no effect on the Reincorporation Merger Proposal, the Acquisition Merger Proposals or any of the other Proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Reincorporation Merger Proposal, the Acquisition Merger Proposal or any of the other Proposals.
Voting Your Shares
Each LAAA Ordinary Share that you own as of the record date in your name entitles you to one vote for each Proposal on which such shares are entitled to vote at the Extraordinary General Meeting. Your proxy card shows the number of LAAA Ordinary Shares that you own.
There are two ways to ensure that your LAAA Ordinary Shares are voted at the Extraordinary General Meeting:
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You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by Lakeshore’s board of directors, “FOR” the adoption of the Reincorporation Merger Proposal, the Charter Proposals, the Acquisition Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive

Plan Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.
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You can attend the Extraordinary General Meeting in person or virtually and vote in person or through the virtual meeting platform. Instructions for voting may be found on your proxy card. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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if you are a record holder, you may notify our proxy solicitor, Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LAAA.info@investor.morrowsodali.com in writing before the Extraordinary General Meeting that you have revoked your proxy; or

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you may attend the Extraordinary General Meeting in person or virtually, revoke your proxy, and vote in person or through the virtual meeting platform, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact our proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: LAAA.info@investor.morrowsodali.com
No Additional Matters May Be Presented at the Extraordinary General Meeting
This Extraordinary General Meeting has been called only to consider the approval of the Proposals.
Redemption Rights
Pursuant to Lakeshore’s amended and restated memorandum and articles of association, a holder of LAAA Ordinary Shares has the right to have its public shares redeemed for cash equal to its pro rata share of the trust account (net of taxes payable) in connection with the Business Combination.
Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of LAAA Ordinary Shares as of the record date. Any public shareholder who holds LAAA Ordinary Shares on or before [  ], 2022 (two (2) business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on [  ], 2022 (two (2) business days before the Extraordinary General Meeting), that Lakeshore redeem your shares into cash; and (ii) submit your request in writing to Lakeshore’s transfer agent, at the address listed at the end of this section and deliver your shares to Lakeshore’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the Extraordinary General Meeting. In order to validly request redemption, you must either make a request for redemption on the proxy card or separately send a request in writing to Lakeshore’s transfer agent. The proxy card or separate request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.
You may tender the LAAA Ordinary Shares for which you are electing redemption by two (2) business days before the Extraordinary General Meeting by either:
•
Delivering certificates representing Lakeshore’s ordinary shares to Lakeshore’s transfer agent, or

•
Delivering the LAAA Ordinary Shares electronically through the DWAC system.

Lakeshore shareholders will be entitled to redeem their LAAA Ordinary Shares for a full pro rata share of the trust account (currently anticipated to be no less than approximately $[  ] per share) net of taxes payable.
Any corrected or changed written demand of redemption rights must be received by Lakeshore’s transfer agent two (2) business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the Extraordinary General Meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Lakeshore’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case, two (2) business days before the Extraordinary General Meeting.
Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and Lakeshore’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $[45] and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Lakeshore’s understanding that Lakeshore shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Lakeshore does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Lakeshore shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.
In the event that a shareholder tenders its shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the shareholder may withdraw the tender. In the event that a shareholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. Lakeshore anticipates that a shareholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.
If properly demanded by Lakeshore public shareholders, Lakeshore will redeem each share into a pro rata portion of the funds available in the trust account, calculated as of two business days prior to the

anticipated consummation of the Business Combination. As of [      ], 2022, this would amount to approximately $[  ] per share. If you exercise your redemption rights, you will be exchanging your LAAA Ordinary Shares for cash and will no longer own the shares. In the absence of shareholder approval for a further extension, if Lakeshore is unable to complete the Business Combination by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), it will liquidate and dissolve and public shareholders would be entitled to receive approximately $[  ] per share upon such liquidation.
Holders of outstanding LAAA Units must separate the underlying LAAA Ordinary Shares and LAAA Warrants prior to exercising redemption rights with respect to the LAAA Ordinary Shares. If LAAA Units are registered in a holder’s own name, the holder must deliver the certificate for its LAAA Units to the transfer agent with written instructions to separate the LAAA Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the LAAA Ordinary Shares from the LAAA Units.
If a broker, dealer, commercial bank, trust company or other nominee holds LAAA Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s LAAA Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of LAAA Units to be separated and the nominee holding such LAAA Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant LAAA Units and a deposit of an equal number of LAAA Ordinary Shares and LAAA Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the LAAA Ordinary Shares from the LAAA Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their LAAA Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.
If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com
Tendering Ordinary Shares Certificates in connection with Redemption Rights
Lakeshore is requiring Lakeshore public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Lakeshore’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC System, at the holder’s option at least two (2) business days prior to the Extraordinary General Meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $[45] and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether Lakeshore requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.
Any request for redemption, once made, may be withdrawn at any time up to the closing of the Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up to the closing of the Business Combination, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).
A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Lakeshore will promptly return the share certificates to the public shareholder.
Dissenter Rights
Dissenter rights are not available to holders of LAAA Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.
Proxies and Proxy Solicitation Costs
We are soliciting proxies on behalf of Lakeshore’s board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Lakeshore and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Morrow Sodali LLC, a proxy solicitation firm that Lakeshore has engaged to assist it in soliciting proxies, will be paid its customary fee and out-of-pocket expenses.
Lakeshore will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Lakeshore will reimburse them for their reasonable expenses.
If you send in your completed proxy card, you may still vote your shares in person or through the virtual meeting platform if you revoke your proxy before it is exercised at the Extraordinary General Meeting.

PROPOSAL NO. 1
THE REINCORPORATION MERGER PROPOSAL
The discussion in this proxy statement/prospectus of the Business Combination, and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.
Purpose of the Reincorporation Merger Proposal
The purpose of the Reincorporation Merger is to establish a Delaware corporation as the parent entity of ProSomnus. As a result of the Reincorporation Merger, Lakeshore shareholders will no longer be shareholders of Lakeshore and (other than Lakeshore shareholders who exercise their redemption rights) will become stockholders of PubCo. The Reincorporation Merger is a condition to the consummation of the Business Combination. Being reincorporated in Delaware will create operational efficiencies for the combined company due to the fact that ProSomnus and its subsidiaries are all located in the United States and a Delaware corporation will provide its stockholders with certain rights not afforded to them by a Cayman Islands exempted company. The Reincorporation Merger will be completed immediately prior to the Business Combination. As part of the Business Combination, PubCo’s corporate name will be changed to “ProSomnus, Inc.”
Summary of the Reincorporation Merger
The Merger Agreement was entered into by and among Lakeshore, PubCo, Merger Sub, ProSomnus and certain other parties on May 9, 2022. Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation Merger, which will occur immediately prior to the Acquisition Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:
•
Each LAAA Ordinary Share, issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each LAAA Ordinary Share, PubCo shall issue to each Lakeshore shareholder (other than Lakeshore’s shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued share of PubCo Common Stock, which, unless explicitly stated herein, shall be fully paid.

•
Each LAAA Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will automatically be converted into a PubCo Warrant to purchase one share of PubCo Common Stock. The PubCo Warrants will have substantially the same terms and conditions as set forth in the LAAA Warrants.

•
Each LAAA Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described in the preceding bullet points.

Full Text of the Resolution to be Approved
“RESOLVED, as a special resolution, that:
(a)
Lakeshore Acquisition I Corp. (the “Company”) be authorized to merge with and into LAAA Merger Corp., a Delaware corporation (the “Surviving Company”), so that Surviving Company be the surviving company and all the undertaking, property and liabilities of the Company vest in the Surviving Company by virtue of such merger pursuant to the Companies Law (2021 Revision) of the Cayman Islands;

(b)
the Plan of Merger in the form annexed to the proxy statement/prospectus in respect of the meeting (the “Plan of Merger”) be authorized, approved and confirmed in all respects;

(c)
the Company be authorized to enter into the Plan of Merger;

(d)
the Plan of Merger be executed by any one Director on behalf of the Company and any Director be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and

(e)
all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of the Company in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Required Vote
Approval of the Reincorporation Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Reincorporation Merger Proposal is conditioned upon the adoption of the Acquisition Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Lakeshore will not consummate the Business Combination.
Recommendation of Lakeshore’s Board of Directors
After careful consideration, Lakeshore’s board of directors determined that the Reincorporation Merger forming part of the Business Combination with ProSomnus is in the best interests of Lakeshore and its shareholders. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable the Business Combination with ProSomnus and recommends that you vote or give instructions to vote “FOR” adoption of the Reincorporation Merger Proposal.

PROPOSAL NO. 2
THE CHARTER PROPOSALS
Overview
Shortly before completion of the Business Combination, the amended and restated certificate of incorporation will be adopted by PubCo. Upon completion of the Reincorporation Merger, your rights as a security holder of PubCo will be governed by PubCo’s amended and restated certificate of incorporation. The following table sets forth a summary of the material differences between PubCo’s amended and restated certificate of incorporation and Lakeshore’s amended and restated memorandum and articles of association. This summary is qualified by reference to the complete text of the proposed amended and restated certificate of incorporation, which we sometimes refer to as the “proposed charter,” a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the proposed charter in its entirety for a complete description of its terms.
Change	Existing Charter	Charter Proposal
Corporate Name (Proposal 2A)	The name of Lakeshore under the existing charter is “Lakeshore Acquisition I Corp.”	PubCo’s proposed charter provides that the name of PubCo will be “ProSomnus, Inc.”
Required Vote to Amend the Charter (Proposals 2B1-2B2)
The existing charter may be amended by Ordinary Resolution to make alteration to its share capital, including: (a) increase its share capital; (b) consolidate and divide all or any of its share capital; (c) subdivide its existing shares; and (d) cancel any shares that have not been taken.
Subject to the provisions of the Companies Law (2021 Revision) and the provisions of the articles as regards the matters to be dealt with by Ordinary Resolution, the existing charter may be amended by Special Resolution to: (a) change its name; (b) alter or amend the articles; and (c) alter or amend the memorandum.
“Ordinary Resolution” means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.
“Special Resolution” has the same meaning as in the Companies Law, being a resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

(Proposal 2B1)Article 10 of PubCo’s proposed charter requires an affirmative vote of at least 75% of the total voting power of the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class, in order to amend, alter, repeal or rescind certain provisions of PubCo’s proposed charter, including provisions relating to staggering the board of directors, appointing directors, removing directors, amending PubCo’s proposed amended and restated bylaws (the “proposed bylaws”), eliminating written consents of stockholders, calling meetings of the stockholders, limiting liability of directors and indemnifying directors and officers, and selecting the forum for certain actions involving the company.
(Proposal 2B2)Except as provided in Article 10 regarding the vote required to amend the proposed charter or as provided by the DGCL, PubCo’s proposed charter may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class.

Change	Existing Charter	Charter Proposal
Required Vote to Amend the Bylaws (Proposal 2C)	See above “Required Vote to Amend the Charter.”	PubCo’s proposed charter permits the bylaws of PubCo to be altered, amended, repealed or rescinded, in whole or in part, either by the affirmative vote of a majority of the board of directors or by the affirmative vote of at least 75% of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class.
Classified Board (Proposal 2D)	The existing charter provides that the Lakeshore board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible.	PubCo’s proposed charter provides that, subject to the rights of any series of preferred stock outstanding, the PubCo board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
Director Election and Director Vacancies (Proposal 2E)
The existing charter provides that the directors may be appointed by Ordinary Resolution.
The directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that such appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles.

Pursuant to Section 216 of the DGCL, directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of preferred stock, who shall be elected pursuant to the terms of such preferred stock).
PubCo’s proposed charter provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.

Change	Existing Charter	Charter Proposal
Director Removal (Proposal 2F)	A director may be removed from office (a) by Ordinary Resolution or (b) by all of the other directors (being not less than two in number) either by a resolution passed by all of the other directors at a meeting duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors.	PubCo’s proposed charter provides for the removal of directors but only with cause and by the affirmative vote of at least 75% of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of preferred stock, who shall be removed pursuant to the terms of such preferred stock).
Special Meetings (Proposal 2G)	The existing charter provides that any director may call a meeting of members, subject to the notice requirements specified in the existing charter.	PubCo’s proposed charter provides that special meetings of the stockholders of PubCo may be called only by or at the direction of the board of directors of PubCo.
Stockholder Actions by Written Consent (Proposal 2H)	Any Ordinary or Special Resolution of shareholders and any other action that may be taken by the shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all shareholders who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action.	Actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Forum Selection (Proposal 2I)	The existing charter does not contain any provisions adopting an exclusive forum for certain shareholder litigation.	PubCo’s proposed charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. For certain claims made under federal securities law, the claim must be brought in federal district court.
Removal of Blank Check Company Provisions (Proposal 2J)	The existing charter contains various provisions applicable only to blank check companies.	The proposed charter does not include provisions applicable only to blank check companies.
Reasons for Proposed Charter Amendments
Corporate Name (Proposal 2A)
Proposal 2A provides that the name of PubCo will be “ProSomnus, Inc.” We believe that our corporate name should reflect the merger with ProSomnus and align with our operating business after the Business Combination.

Required Vote to Amend the Charter (Proposal 2B)
At present, certain provisions of our existing charter relating to alteration of capital may be amended by Ordinary Resolution, and certain provisions of our existing charter regarding changing our name, altering or amending our articles of association, altering or amending our memorandum and reducing our share capital or any capital redemption reserve fund may be amended by Special Resolution.
Proposal 2B1 provides that an affirmative vote of at least 75% of the total voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required in order to amend, alter, repeal or rescind certain provisions of the proposed charter, including provisions relating to staggering the board of directors, appointing directors, removing directors, amending certain provisions of the proposed bylaws, eliminating written consents of stockholders, calling meetings of the stockholders, limiting liability of directors and indemnifying directors and officers, and selecting the forum for certain actions involving the company. Proposal 2B2 provides that except as provided in the foregoing or as provided by the DGCL, the proposed charter may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class.
We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Required Vote to Amend the Bylaws (Proposal 2C)
At present, certain provisions of our existing charter relating to alteration of capital may be amended by Ordinary Resolution, and certain provisions of our existing charter regarding changing our name, altering or amending our articles of association, altering or amending our memorandum and reducing our share capital or any capital redemption reserve fund may be amended by Special Resolution.
Proposal 2C provides that the bylaws of PubCo may be altered, amended, repealed or rescinded, in whole or in part, only by either the affirmative vote of a majority of the board of directors or the affirmative vote of at least 75% of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class.
We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Classified Board (Proposal 2D)
Under our existing charter, the board of directors is divided into three classes. Similarly, Proposal 2D provides that PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We believe that the classification of our board of directors will encourage stability in leadership following the Business Combination. We also believe that such classification will assure desirable continuity in policy following the Business Combination.
Director Election and Director Vacancies (Proposal 2E)
At present, our existing charter provides that the directors may be appointed by Ordinary Resolution. Our existing charter also provides that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that such appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles.

Proposal 2E provides that directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of preferred stock, who shall be elected pursuant to the terms of such preferred stock). Proposal 2E further provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.
We believe that these voting requirements are appropriate at this time to promote diversity on the board of directors and to encourage stability in leadership and continuity in policy following the Business Combination.
Director Removal (Proposal 2F)
At present, the existing charter provides that a director may be removed from office (a) by Ordinary Resolution or (b) by all of the other directors (being not less than two in number) either by a resolution passed by all of the other directors at a meeting duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors. Because PubCo’s board of directors is classified, directors may only be removed for cause under the DGCL.
Proposal 2F provides for the removal of directors only with cause and by the affirmative vote of at least 75% of the total voting power of all the then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).
We believe that applying a supermajority voting requirement to removal with “cause” is appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Special Meetings (Proposal 2G)
At present, our existing charter provides that any director may call a meeting of members, subject to the notice requirements specified in the existing charter. Proposal 2G provides that special meetings of the stockholders of PubCo may be called only by or at the direction of the board of directors of PubCo. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of PubCo and its stockholders.
Stockholder Actions by Written Consent (Proposal 2H)
Under the existing charter, a resolution (including a Special Resolution) in writing signed by or on behalf of all of the shareholders then entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the resolution had been passed at a general meeting duly convened and held.
Proposal 2H provides that actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Restricting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend PubCo’s organizational documents, outside of a duly called special or annual meeting of the stockholders. Further, we believe restricting stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract PubCo’s board of directors and management from other important company business.

Forum Selection (Proposal 2I)
Our existing charter does not contain an exclusive forum provision for shareholder litigation.
Proposal 2I provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district courts.
This amendment is intended to assist PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that PubCo will be incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and PubCo with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment is intended to promote judicial fairness and avoid conflicted results, as well as make PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Removal of Blank Check Company Provisions (Proposal 2J)
Our existing charter contains various provisions applicable only to blank check companies. Proposal 2J eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve PubCo and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for PubCo following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from PubCo’s IPO be held in the trust account until a business combination or liquidation has occurred. These provisions cease to apply once the Business Combination is consummated.
Full Text of the Resolution to be Approved
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as “Annex B.”
Required Vote
Approval of the Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination is conditioned upon approval of the Charter Proposals, and the Charter Proposals are dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.

Recommendation of Lakeshore’s Board of Directors
After careful consideration, Lakeshore’s board of directors determined that the material differences between Lakeshore’s amended and restated memorandum and articles of association and PubCo’s proposed charter, to which Lakeshore’s shareholders will become subject as part of the Reincorporation Merger, are in the best interests of Lakeshore’s and its shareholders. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable such material differences and recommends that you vote or give instructions to “FOR” the special resolutions approving each of the Charter Proposals.

PROPOSAL NO. 3
THE ACQUISITION MERGER PROPOSAL
The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.
General Description of the Acquisition Merger
The Acquisition Merger and Acquisition Merger Consideration
Immediately after the Reincorporation Merger, ProSomnus will merge with Merger Sub, with ProSomnus surviving and PubCo acquiring 100% of the equity securities of ProSomnus. In exchange for their equity securities, the ProSomnus stockholders will receive an aggregate number of shares of PubCo Common Stock with an aggregate value equal to: (a) one hundred thirteen million U.S. dollars ($113,000,000), minus (b) the amount by which the Closing Net Indebtedness (as defined in the Merger Agreement) exceeds twelve million U.S. dollars ($12,000,000). The Closing Net Indebtedness as of August [  ], 2022 was $[    ], which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing. Additionally, PubCo shall make available to ProSomnus no less than $40,000,000, prior to the payment of expenses incurred in connection with the Business Combination and any outstanding debt of ProSomnus, in cash and cash equivalents immediately after the closing of the transaction contemplated under the Merger Agreement, including the net proceeds from the Trust Account and the net proceeds from the Transaction Financing. The closing of the Transaction Financing is a condition to Closing.
The Merger Consideration otherwise payable to ProSomnus stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.
Additionally, the ProSomnus stockholders (other than holders of ProSomnus Subordinated Debt) may be entitled to receive up to 3.0 million earn-out shares in three tranches:
•
the first tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

•
the second tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and

•
the third tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The earn-out shares will be allocated among ProSomnus’s stockholders in proportion to the number of shares issued to them at the Closing that continue to be held by them.
Concurrently with the execution of the Merger Agreement, ProSomnus entered into a bridge loan agreement with certain lenders, pursuant to which, on May 9, 2022, the lenders purchased $2,650,000 (subject to increase prior to Closing) in principal amount of unsecured subordinated promissory notes from ProSomnus (the “Bridge Loan”). The principal amount of the Bridge Loan and all accrued and unpaid interest thereon will be repaid or converted into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger. In addition, the indebtedness arising under ProSomnus’s loan agreement dated August 9, 2019, by and among ProSomnus Sleep Technologies, Inc. and the lenders signatory thereto, in the aggregate principal amount of $6,490,000, will also convert into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger.

The financial advisor to Lakeshore will receive fees in connection with the Business Combination of an estimated [  ] shares of PubCo Common Stock. The financial advisor introduced Lakeshore to ProSomnus, assisted with the structure of the transaction, and provided advice on the transaction process to Lakeshore. The financial advisor is also acting as Lakeshore’s placement agent in the Transaction Financing.
Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, all of whom will be designated by ProSomnus. A majority of the directors will qualify as independent directors under Nasdaq rules. If the nominees identified in this proxy statement/prospectus are elected, Steven Pacelli and Leonard Hedge will be Class A directors serving until PubCo’s 2023 annual meeting of stockholders; Jason Orchard, Heather Rider, and Laing Rikkers will be Class B directors serving until PubCo’s 2024 annual meeting of stockholders; and William Johnson and Leonard Liptak will be Class C directors serving until PubCo’s 2025 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.
Under PubCo’s proposed charter, the authorized share capital of post-closing company is [100,000,000] shares of common stock, par value of $0.0001 per share, and [1,000,000] shares of preferred stock, par value $0.0001 per share. For more information about the Certificate of Incorporation, please see the sections titled “Proposal No. 2 The Charter Proposals.”
It is anticipated that, immediately after consummation of the Transaction Financing and the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [  ]% of the issued PubCo Common Stock, ProSomnus’s stockholders will own [  ]% of the issued PubCo Common Stock, and the investors in the Transaction Financing will own [  ]% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
Representations and Warranties
In the Merger Agreement, ProSomnus makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of ProSomnus and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure; (e) accuracy of charter documents and corporate records; (f) required consents and approvals; (g) financial information; (h) absence of certain changes or events; (i) title to assets and properties; (j) material contracts; (k) ownership of real property; (l) licenses and permits; (m) compliance with laws, including those relating to foreign corrupt practices and money laundering; (n) ownership of intellectual property; (o) customers and suppliers; (p) employment and labor matters; (q) taxes matters; (r) regulatory matters; (s) brokers and finders; (t) that ProSomnus is not an investment company; and (u) other customary representations and warranties.
Lakeshore, PubCo and Merger Sub (collectively “Purchaser Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) brokers and finders; (d) validity of share issuance; (e) capital structure; (f) Minimum Cash Amount; (g) validity of Nasdaq listing; (h) SEC filing requirements and financial statements; (i) litigation; (j) material contracts; (k) documents related to the Transaction Financing; and (l) compliance with laws, including those relating to foreign corrupt practices and money laundering.
Conduct Prior to Closing; Covenants
Each of ProSomnus and Lakeshore has agreed to, and cause its subsidiaries to, operate the business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains covenants providing for:
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each party providing access to their books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

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ProSomnus delivering the financial statements required by Lakeshore to make applicable filings with the SEC;

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Lakeshore timely filing all of its public filings with the SEC and otherwise complying with applicable securities laws and using its reasonable best efforts prior to the Closing to maintain the listing of its units, ordinary shares and warrants on Nasdaq;

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the key personnel of ProSomnus entering into certain confidentiality and non-solicitation agreements and labor agreements; and

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The parties shall not solicit, initiate, encourage or continue discussions with any third party with respect to any transaction other than the transactions contemplated or permitted by the Merger Agreement.

Conditions to Closing
General Conditions
Consummation of the transactions contemplated by the Merger Agreement is conditioned on, among other things, (i) the absence of any order or provisions of any applicable law prohibiting the transactions or preventing the transactions; (ii) Lakeshore and ProSomnus receiving approval from their respective stockholders to the transactions, (iii) PubCo having no less than $40,000,000 in cash and cash equivalents available immediately after the Closing, including the net proceeds from the Trust Account and the net proceeds from the Transaction Financing; (iv) the PubCo Common Stock having been approved for listing on Nasdaq, and (v) the SEC having declared this proxy statement/prospectus effective.
ProSomnus’s Conditions to Closing
The obligations of ProSomnus to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:
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the Purchaser Parties complying with all of their obligations under the Merger Agreement in all material respects;

•
the representations and warranties of the Purchaser Parties being true on and as of the closing date of the transactions, other than as would not reasonably be expected to have a Material Adverse Effect (as defined below); and

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there having been no Material Adverse Effect to the Purchaser Parties.

Purchaser Parties’ Conditions to Closing
The obligations of Purchaser Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:
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ProSomnus and its subsidiaries complying with all of the obligations under the Merger Agreement in all material respects;

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the representations and warranties of ProSomnus and its subsidiaries being true on and as of the closing date of the transactions, other than as would not reasonably be expected to have a Material Adverse Effect; and

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there having been no Material Adverse Effect to ProSomnus’s business.

“Material Adverse Effect” when used in connection with ProSomnus or the Purchaser Parties, as the case may be, means any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by Merger Agreement or other documents related thereto to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Lakeshore, the consummation and effects of shareholder redemptions in connection with the Business Combination (or any redemption in connection with the extension of the time period permitted for Lakeshore to complete its initial business combination under Lakeshore’s organizational documents); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Lakeshore, the amount of shareholder redemptions in connection with the Business Combination (or any redemption in connection with the extension of the time period permitted for Lakeshore to complete its initial business combination under Lakeshore’s organizational documents) or the failure to obtain approval of the Proposals shall not be deemed to be a Material Adverse Effect on or with respect to Lakeshore.
Indemnification
The Merger Agreement does not provide for indemnification obligations for any party. All representations and warranties contained in the Merger Agreement shall terminate as of the closing date.
Termination
The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Lakeshore’s shareholders, by:
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either Lakeshore or ProSomnus, if the Closing has not occurred by December 10, 2022 (the “Outside Date”), provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred or have been made;;

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either Lakeshore or ProSomnus, if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

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Lakeshore, if ProSomnus has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to Lakeshore’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) twenty (20) days following the receipt by ProSomnus of a notice describing such breach and (B) the Outside Date;

•
ProSomnus, if Lakeshore has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to ProSomnus’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) twenty (20) days following the receipt by Lakeshore a notice describing such breach and (B) the Outside Date;
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Lakeshore, if there shall have been a Material Adverse Effect on ProSomnus’s business taken as a whole following the date of the Merger Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by Lakeshore to ProSomnus;

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either ProSomnus or Lakeshore, if the Merger Agreement, the plan of merger or the transactions fail to be authorized or approved by Lakeshore shareholders;

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Lakeshore, if the stockholders of ProSomnus do not approve the Merger Agreement and the transactions contemplated thereunder;

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ProSomnus, if the Minimum Cash Condition is not satisfied within sixty (60) days of the date of the Merger Agreement; or

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Lakeshore, if the closing conditions under the Merger Agreement have been satisfied or waived and Lakeshore has confirmed by written notice that it is willing and able to consummate the Closing, and ProSomnus shall have failed to consummate such transactions within ten (10) business days after such notice.

Other Agreements Relating to the Business Combination
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof.
Escrow Agreement
Pursuant to the Merger Agreement, PubCo, HGP II, LLC, a Delaware limited liability company, as the representative of the ProSomnus stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement.
Purchaser Support Agreement
In connection with their entry into the Merger Agreement, Lakeshore and ProSomnus entered into the Purchaser Support Agreement, dated as of May 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote the LAAA Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any PubCo Common Stock owned by them, (iii) to not transfer any PubCo Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on June 14, 2021, and (iv) to automatically (and with no further action by the Supporters) transfer up to an aggregate of 30% of the insider shares held by each Supporter to Equity Investors (as defined in the Purchaser Support Agreement) for no consideration. If the aggregate number of transferred insider shares is equal to or greater than 273,350 insider shares (the “20% Threshold”), PubCo shall issue a full warrant to the Supporters for each transferred insider transferred above the 20% Threshold; provided that in no event shall the aggregate number of transferred insider shares be greater than 410,025.
Voting and Support Agreement
In connection with their entry into the Merger Agreement, PubCo and ProSomnus entered into a Voting and Support Agreement, dated as of May 9, 2022 (the “Voting and Support Agreement”), with certain ProSomnus stockholders, pursuant to which such ProSomnus stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by ProSomnus for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.
Lock-up Agreement
At the Closing, PubCo and ProSomnus will enter into a Lock-Up Agreement (the “Lock-up Agreement”) with certain ProSomnus stockholders whose names appear on the signature pages thereto (such stockholders, the “Company Holders”), pursuant to which each Company Holder will agree that each such holder will not, during the Lock-up Period (as defined below), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination (the “Lock-up Shares”) (other than certain shares issued in connection with the conversion of subordinated debt), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Merger and ending on the earlier of: (i) six months after the Closing; and (ii) with respect to Lock-up Shares not held by a Significant Company Stockholder (as defined in the Merger Agreement) only, if the volume weighted average price of PubCo Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading days beginning 90 days after the Closing.
Non-Competition and Non-Solicitation Agreement
At the Closing, PubCo, ProSomnus and each of the Key Management Members will enter into the Non-Competition and Non-Solicitation Agreements, pursuant to which the Key Management Members and their affiliates will agree not to compete with PubCo during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contains customary non-disparagement and confidentiality provisions.
Registration Rights Agreement
In connection with the Business Combination, PubCo, Lakeshore’s initial shareholders and certain existing stockholders of ProSomnus will enter into a registration rights agreement to provide for the registration of the PubCo Common Stock received by them in the Acquisition Merger and the Reincorporation Merger. The initial shareholders and the ProSomnus stockholders will be entitled to (i) make four written demands for registration under the Securities Act of all or part of their shares and (ii) “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. PubCo will bear the expenses incurred in connection with the filing of any such registration statements.
Financing Agreements
Pursuant to the Merger Agreement, Lakeshore has agreed to use its reasonable best efforts to, within sixty (60) days following the date of the Merger Agreement:
(A)   enter into definitive agreements (i) with certain investors pursuant to which such investors will purchase shares of PubCo Common Stock at a purchase price of ten dollars ($10.00) per share, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of PubCo Common Stock pursuant to which such Lakeshore stockholders shall agree not to redeem their shares of PubCo Common Stock in connection with the Business Combination and to waive their redemption rights under Lakeshore’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Business Combination; and
(B)   enter into definitive agreements with certain investors pursuant to which such investors will purchase convertible notes of PubCo with an aggregate principal funding equal to thirty million dollars

($30,000,000), in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination.
The Debt Investment
Senior Debt.   In connection with the Debt Investment, on August [•], 2022, Lakeshore and the Company entered into the Senior Securities Purchase Agreement with the purchasers named therein (the “Senior Debt Investors”), whereby, among other things, the Senior Debt Investors agreed to fund $17,142,857 in aggregate principal amount of Senior Secured Convertible Notes, consisting of aggregate cash to Purchaser of $15 million and an original issue discount (“OID”) of $2,142,857 (collectively, the “Senior Debt”), which Senior Debt will be issued in a single closing that will occur concurrently with the Closing. If the net cash to the Purchaser’s balance sheet after paydown of debt, fees and expenses in connection with the Business Combination is below $30,000,000, the OID of the Senior Debt shall be adjusted as follows: for every $1,000,000 below $30,000,000 (and above $18,000,000) in net cash to the Purchaser’s balance sheet, the OID shall increase by 0.33%.
Interest on the Senior Debt will accrue and be paid quarterly at the rate of 9.00% per annum in cash based on a 365-day year. Unless earlier converted, redeemed or repurchased, all principal, together with accrued and unpaid interest under the Senior Debt will be due and payable 36 months after the issuance date of the Senior Debt (the “Senior Debt Maturity Date”). The repayment of the Senior Debt will not be amortized. Prior to the Senior Debt Maturity Date, the holders of the Senior Debt may, at their sole discretion, elect to convert the Senior Debt into Purchaser Common Stock. Initially, the conversion price of the Senior Debt will be $13.00 per share (the “Senior Debt Conversion Price”). The Senior Debt Conversion Price will be subject to reset to the lower of a 5% premium to the market price of Purchaser Common Stock 6 months and 12 months after the Closing, subject to $5.50 per share floor. The Senior Debt will contain customary mandatory prepayment provisions, including prepayment with net proceeds of certain indebtedness, asset sales, and casualty events, provided that the holders of the Senior Debt shall have the option to waive any such prepayments. In addition, the Senior Debt will also be subject to customary anti-dilution adjustments and “make-whole” increases in connection with certain fundamental changes. The Senior Debt may be prepaid at par after 18 months from the issuance date upon 30 days’ notice.
Upon closing of the Senior Debt, the holders of the Senior Debt shall receive warrants of Purchaser with 10% warrant coverage and an exercise price equal to $11.50 per share (such warrants, the “Senior Debt Warrants”). The Senior Debt Warrants will be exercisable for a period of 5 years from the Closing. The Senior Debt Warrants shall be issued pursuant to the warrant agreement governing the Purchaser Warrants (as defined in the Merger Agreement) and shall be subject to the terms and conditions thereof, as modified (whether the terms such modification are reflected in the terms of the Senior Debt Warrants issued at the Closing, or in an amendment to or exchange for the Lender Warrants (as defined below) consummated after the Closing).
Junior Debt.    In connection with the Debt Investment, on August [•], 2022, Lakeshore and the Company entered into the Subordinated Securities Purchase Agreement (together with the Senior Securities Purchase Agreement, the “Securities Purchase Agreements”) with the purchasers named therein (the “Junior Debt Investors”), whereby, among other things, the Junior Debt Investors agreed to fund $16,666,667 in aggregate principal amount of secured convertible notes, consisting of aggregate cash to Purchaser of $15 million and an OID of $1,666,667 (collectively, the “Junior Debt”). The Junior Debt will be subordinated to the Senior Debt through an intercreditor agreement among the lenders. The principal, interest and any other amounts owing under the Junior Debt shall be secured by second priority security interests, and liens on all present and after-acquired assets of Purchaser and subsidiary guarantors, including, but without limitation, a pledge of the equity interests directly or indirectly held by Purchaser and its subsidiary guarantors, as to be set forth in the security agreement to be entered into in connection with the closing of the Junior Debt, subject to customary exceptions.
Interest on the Junior Debt shall accrue on all outstanding principal amounts at the rate of Prime + 6.50% per annum PIK or cash, payable quarterly at the election of Purchaser. The date of maturity of the Junior Debt shall occur on the latter of the 40th month anniversary from the Closing, or 120 days after the maturity of the Senior Debt (the “Junior Debt Maturity Date”). The repayment of the Junior Debt will not be amortized. Prior to the Junior Debt Maturity Date, each holder of Junior Debt may, at its sole discretion, elect to convert the Junior Debt into Purchaser Common Stock. Initially, the conversion price of the Junior Debt will be $11.50 per share (the “Junior Debt Conversion Price”). The Junior Debt Conversion Price will be subject to reset to the lower of a 5% premium to the market price of Purchaser Common Stock 6 months and 12 months after Closing, subject to $4.50 per share floor. The Junior Debt will contain customary mandatory prepayment provisions, including prepayment with net proceeds of certain indebtedness, asset sales, and casualty events, provided that the holders of Junior Debt shall have the option to waive any such prepayments. The Purchaser will have the option to prepay (the “Optional Prepayment”) all or any portion of the Junior Debt at par plus any accrued and unpaid interest, upon 30 business days written notice, in cash or in stock at any time after 18 months from the date of issuance if the Daily VWAP of the Purchaser Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days exceeds $18.00. Notwithstanding, the Optional Prepayment may not be paid in cash while the Senior Debt is outstanding.
Upon closing of the Junior Debt, the holders of the Junior Debt shall receive warrants of Purchaser with 100% warrant coverage and an exercise price equal to $20.00 per share (such warrants, the “Junior Debt Warrants” and together with the Senior Debt Warrants, the “Lender Warrants”). The Junior Debt Warrants will be exercisable for a period of 10 years from the Closing. The Junior Debt Warrants shall be issued pursuant to the warrant agreement governing the Purchaser Warrants (as defined in the Merger Agreement) and shall be subject to the terms and conditions thereof, as modified (whether the terms such modification are reflected in the terms of the Junior Debt Warrants issued at the Closing, or in an amendment to or exchange for the Lender Warrants consummated after the Closing).
Cohanzick had agreed to backstop the $15,000,000 of Junior Debt to the extent the Placement Agents were not able to place the full $15,000,000 (“the “Backstop”). Cohanzick will receive [•] Purchaser Common Stock from the Placement Agents that were part of the 90,000 shares otherwise due to the Placement Agents as part of their placement agent fee on the Junior Debt (the “Placement Agent Shares”).
At Closing, Cohanzick will receive 50,000 newly issued shares of Purchaser Common Stock as a commitment fee in return for backstopping the Junior Debt. In addition, at Closing, Cohanzick will receive 250,000 newly issued shares of Purchaser Common Stock (the “Bonus Shares”). Cohanzick will transfer the Bonus Shares, pro rata, to the Junior Debt Note Purchasers.
The closing of the Junior Debt shall be subject to closing conditions customary for debt facilities and transactions of this type.
General.    The Security Purchase Agreements include customary provisions for high yield debt financings and contain customary representations and warranties, affirmative covenants, financial reporting requirements, negative covenants and events of default. The negative covenants included in the Security Purchase Agreements impose restrictions on the ability of Purchaser, the guarantors and their subsidiaries to incur indebtedness, grant liens, make investments, make acquisitions, declare and pay restricted payments, prepay junior or subordinated debt, sell assets and enter into transactions with affiliates, in each case, subject to certain customary exceptions. In addition, the Debt Investment will require compliance with certain financial covenants, specifically a monthly minimum revenue covenant and a minimum liquidity covenant.
Based on majority vote of the Senior Debt and the Junior Debt, and subject to the terms of the Security Purchase Agreements, the debt holders will name one representative to the Purchaser’s board of directors following the consummation of the Merger.
The foregoing description of the Security Purchase Agreements is a summary only, and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Security Purchase Agreements, copies of which are attached to the registration statement of which this proxy statement/prospectus forms a part, and are incorporated herein by reference.

The following table sets forth the number of shares that would need to be issued in connection with the Transaction Financing, assuming that all Senior Debt and Junior Debt were converted at Closing, and all related warrants were exercised at Closing:
	Share Ownership in the Post-Combination Company(1)
	No Redemption Scenario(2)		Maximum Redemption Scenario(3)
	Shares	(%)	Shares	(%)
Senior Debt(4)	1,318,681	6.6	1,349,528	8.7
Junior Debt(4)	1,449,275	7.3	1,482,213	9.6
Senior Debt Warrants	171,429	0.9	175,439	1.1
Junior Debt Warrants	1,666,667	8.4	1,704,545	11.0
Placement Agent Shares (Junior Debt)	90,000	0.5	90,000	0.6
Cohanzick Commitment Fee	50,000	0.3	50,000	0.3
Bonus Shares	250,000	1.3	250,000	1.6

(1)
On an as-converted and as-exercised basis.

(2)
Based on an estimated 19,944,460 shares outstanding, assuming no redemptions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(3)
Based on an estimated 15,477,460 shares outstanding, assuming Maximum Redemption scenario. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(4)
OID paid on Senior Debt and Junior Debt is subject to adjustment depending on net cash on the Purchaser’s balance sheet at Closing. See “Debt Investment” above.

Interests of Certain Persons in the Business Combination
Certain of Lakeshore’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Lakeshore’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. Our independent directors reviewed and considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Lakeshore Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination (as described in the section entitled “Proposal No. 3 — The Acquisition Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” beginning on page [  ]). The Board concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination.
Although none of the directors or officers of LAAA, or LAAA’s sponsor, have an interest in ProSomnus, when Lakeshore shareholders consider the recommendation of Lakeshore’s board of directors in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, they should keep in mind that Lakeshore’s directors and officers have the following interests in the Business Combination that are different from, or in addition to, their interests as shareholders:
•
If the proposed Business Combination is not completed September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate. In such event, [  ] LAAA Ordinary Shares held by the initial shareholders which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. Such shares had an aggregate market value of approximately $[  ] based on the closing price of LAAA Ordinary Shares of $[  ] on Nasdaq as of [      ], 2022.

•
If the proposed Business Combination is not completed by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association),

[  ] Private Units purchased by the initial shareholders for a total purchase price of $[  ], will be worthless because the initial shareholders have agreed to waive their rights to any liquidation distributions. Such Private Units had an aggregate market value of approximately $[  ] closing price of LAAA Units of $[  ] on Nasdaq as of [      ], 2022.
•
If the proposed Business Combination is not completed by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore. If Lakeshore consummates a business combination, on the other hand, PubCo will be liable for all such claims.

•
The Sponsor and Lakeshore’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Lakeshore’s behalf, such as identifying and investigating possible business targets and business combinations. However, if the proposed Business Combination is not completed by September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), they will not have any claim against the Trust Account for reimbursement. Accordingly, Lakeshore may not be able to reimburse these expenses if the Business Combination or another business combination is not completed within the allotted time period. As of the record date, the Sponsor and Lakeshore’s officers and directors and their affiliates had incurred approximately $[  ] of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of Lakeshore’s current directors and officers and the continuation of directors and officers liability insurance covering Lakeshore’s current directors and officers.

•
Lakeshore’s officers and directors (or their affiliates) may make loans from time to time to Lakeshore to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Lakeshore outside of the Trust Account.

•
The initial shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•
Given the differential in purchase price that the initial shareholders paid for the founder shares as compared to the price of the LAAA Units sold in the IPO and the substantial number of shares of PubCo Common Stock that will be issued in connection with the Business Combination, the initial shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination.

Because of the existence of these interests, the exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and, in our shareholders’ best interest. In addition to the foregoing, Lakeshore’s amended and restated memorandum and articles of association excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Lakeshore unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Lakeshore and such opportunity is one Lakeshore is legally and contractually permitted to undertake and would otherwise be reasonable for Lakeshore to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Lakeshore’s amended and restated memorandum and articles of association did not impact its search for an acquisition target and Lakeshore was not prevented from reviewing any opportunities as a result of such waiver. For example, Lakeshore’s sponsor and certain members of Lakeshore’s management team and board of directors are on the board of directors and management team of Lakeshore Acquisition II Corp., a special purpose acquisition company that is currently in the process of searching for an acquisition target. Because of the pre-existing duty to Lakeshore, which took priority over the duties owed to Lakeshore Acquisition II Corp., there were no related interests or conflicting duties with respect to Lakeshore’s search for an acquisition target.

In addition, the ProSomnus stockholders should be aware that aside from their interests as stockholders, ProSomnus’s officers and members of ProSomnus’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other ProSomnus stockholders generally. ProSomnus stockholders should take these interests into account in evaluating the Business Combination. These interests include, among other things:
•
The current management team of ProSomnus, including Leonard Liptak, Laing Rikkers, Sung Kim, and Melinda Hungerman, who currently serve as ProSomnus’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, will serve as PubCo’s Chief Executive Officer, Executive Chairman, Chief Technical Officer, and Chief Financial Officer, respectively, following the consummation of the Business Combination, and certain current directors of ProSomnus, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). Each member of the current management team of ProSomnus will enter into an employment agreement with PubCo providing for increased compensation, including an increased base salary, performance and discretionary bonuses and one-time equity grants, which will become payable in connection with the successful completion of the Business Combination as more fully described in “Executive Officer and Director Compensation” below.

•
Leonard Hedge and William Johnson, current directors of ProSomnus, will continue to be directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, such directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, ProSomnus’s stockholders are expected to have 73% of the voting power of the combined company, ProSomnus will comprise all of the ongoing operations of the combined entity, ProSomnus will comprise a majority of the governing body of the combined company, and ProSomnus’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ProSomnus issuing shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of ProSomnus.
Regulatory Approvals
The Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional material U.S. federal or state regulatory requirements or approvals, or any material regulatory requirements or approvals under the laws of the Cayman Islands.
Background of the Business Combination
Lakeshore was incorporated in Cayman Islands as a blank check company in January 2021 whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. Although the efforts of Lakeshore to identify a prospective target have not been limited to any particular industry or geographic region, Lakeshore initially intended to focus on operating entities in renewables, healthcare, technologies, and consumer products across North America, mainly in the United States.
On June 15, 2021, Lakeshore sold 5,000,000 units at a price of $10.00 per public unit in the IPO, generating gross proceeds of $50,000,000 to Lakeshore. Each unit consists of one ordinary share, three quarters of one warrant, with each whole warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share. Each warrant will become exercisable 30 days after the completion of an initial business combination and will expire on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation. On June 15, 2021, RedOne Investment Ltd., Lakeshore’s sponsor, and other initial shareholders purchased an aggregate of 250,000 Private Units at $10.00 per private unit. The private units are identical to the units sold in the IPO, except that the private warrants are not redeemable so long as they are held by the purchaser or its permitted transferees. Additionally, the holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Lakeshore’s amended and restated certificate of incorporation with respect to Lakeshore’s activities prior to the consummation of a merger unless Lakeshore provides dissenting public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the Trust Account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of Lakeshore’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-business combination activity or sell their shares to Lakeshore in connection with a tender offer Lakeshore engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until the completion of an initial business combination.
The underwriters subsequently exercised the over-allotment option of 467,000 units and the closing of the over-allotment option took place on June 28, 2021. The 467,000 over-allotment units were sold at a price of $10.00 per unit, generating gross proceeds to Lakeshore of $4,670,000. The sale of the IPO units and over-allotment units generated aggregate gross proceeds of $54,670,000 to Lakeshore. Simultaneously with the closing of the over-allotment units, Lakeshore completed a private sale of 11,675 units (the private over-allotment units) to the sponsor, RedOne Investment Ltd, and other initial shareholders at a purchase price of $10.00 per unit, generating gross proceeds of $116,750 to Lakeshore.
Lakeshore paid an up-front underwriting discount of $1,366,750 (2.5%) of the per unit offering price to the underwriter at the closing of the IPO and over-allotment, with an additional fee of $1,640,100 of 3.0% of the gross offering proceeds payable upon Lakeshore’s completion of its initial business combination as a commission under Business Combination Marketing Agreement. The commission will become payable to the underwriter from the amounts held in the Trust Account solely in the event Lakeshore completes its initial business combination. In the event that Lakeshore does not close its initial business combination, the underwriter has waived its right to receive the commission. The underwriter is not entitled to any interest accrued on the commission. Craig Hallum Capital Group and Roth Capital Partners LLC acted as the underwriters of the IPO.
A total of $54,670,000 was placed in a US-based trust account at Morgan Stanley Wealth Management, maintained by Continental Stock Transfer & Trust Company, acting as trustee, as of June 28, 2021.
Immediately after the closing of the IPO and over-allotment on June 28, 2021, the officers and directors of Lakeshore began to contact potential targets for a business combination. In addition, Lakeshore was contacted by a number of individuals and entities with respect to business combination opportunities. The transactional criteria for Lakeshore’s management team included: (1) target is focusing on leading-edge technologies and applications; (2) target has prototypes, gone through the piloting process and is ready for production or market application; (3) target has landmark customers and revenue is growing; and (4) the market for the sector and subsector itself is large.
Between June 28, 2021 and March 3, 2022, Lakeshore reviewed approximately 51 potential merger targets and submitted 5 preliminary proposals to certain of these potential targets, including ProSomnus Holdings Inc. (“ProSomnus”). Lakeshore did not provide formal proposals to the other 46 potential targets primarily due to the lack of innovation, unresponsiveness, valuation expectations, early-stage technological development, or a management team that was insufficiently experienced with the US capital markets. The Lakeshore team held frequent discussions regarding various targets during this period both internally and externally with potential target management teams, and held meetings with sector professionals and experts. No discussions regarding a potential merger target were held prior to Lakeshore’s IPO.

With regard to the four targets with which Lakeshore submitted proposals and did not pursue a business combination:
Target One:   Target One was headquartered in US, and it was introduced to Lakeshore by an investment bank engaged by Lakeshore. It was a leading private company focusing on technology applications in the logistics industry. On July 15, 2021, Lakeshore held a conference call with Target One’s management team to discuss a potential transaction. Lakeshore had a few follow-up calls with Target One’s CEO from July 16 to 24, 2021. Lakeshore sent a proposal on July 24, 2021 to Target One. The proposal included a pre-transaction valuation of US$1 billion and a proposed structure that would have issued 100 million new shares to the shareholders of Target One, resulting in Target One’s shareholders owning 93.37% of the outstanding shares in the combined company post — merger, assuming no redemptions by Lakeshore’s shareholders. On July 30, 2021, Lakeshore received a response that the target will pursue other alternatives.
Target Two:   Target Two was introduced to Lakeshore by an investment bank engaged by the target. It is a leading private company in US focusing on autonomous driving technology. On August 4, 2021, Lakeshore held a conference call with Target Two’s management team to discuss a potential transaction. Lakeshore had many follow-up calls with Target Two’s management team, controlling shareholder and the company’s financial advisor from August 5 to August 21, 2021. Lakeshore presented the proposal on August 21, 2021. The proposal included a pre-transaction valuation of US$450 million and a proposed structure that would have issued 45 million new shares to the shareholders of Target Two, resulting in Target Two’s shareholders owning 86.38% of the outstanding shares in the post-merger company, assuming no redemptions by Lakeshore’s shareholders. After this, Target Two had internal discussions, and both sides negotiated over the course of about a month. On September 27, 2021, Target Two and Lakeshore signed a non-binding LOI. Target Two started to prepare audits but were not completed after six months. Due to the inability of Target Two to complete its audits, on March 2, 2021, Lakeshore informed Target Two’s financial advisor that Lakeshore will pursue other targets, and discussions with Target Two came to an end.
Target Three:   Target Three was introduced to Lakeshore on January 18, 2022 by an investment bank engaged by Lakeshore. It is a leading private company in US focusing on cybersecurity. The Lakeshore team had a few conference calls with Target Three management from January 18 to January 20, 2022. On January 20, 2022, Lakeshore proposed a total consideration of US$100 million, consisting of the issuance of 7.5 million shares of the combined company and the assumption of $25 million in debt in order to acquire its 100% equity interest. However, Target Three had no substantive response to the proposal and decided to pursue alternative financings, so discussions with Target Three came to an end.
Target Four:   Target Four was introduced to Lakeshore on February 4, 2022 by an independent advisor who was engaged by the target. It is a leading private company in US focusing on semiconductor software. The Lakeshore team had a few conference calls with Target Four management from February 4 to February 22, 2022. On February 22 Lakeshore proposed a total consideration of US$120 million, consisting of the issuance of 11.5 million shares of the combined company and the assumption of $5 million in debt in order to acquire its 100% equity interest. However, Target Four had no substantive response to the proposal and decided to pursue alternative financings, so discussions with Target Four came to an end.
The Background of Lakeshore’s Interaction with ProSomnus
On August 4, 2021, ProSomnus was introduced to Lakeshore by representatives of Gordon Pointe Capital, ProSomnus’s financial advisor, and on the same day Lakeshore signed a non-disclosure agreement, or NDA, with ProSomnus. Initial due diligence materials were provided by ProSomnus and reviewed by Lakeshore. On August 5, 2021, Gordon Pointe presented ProSomnus’s financial projections to Lakeshore.The below table summarizes financial projections provided as of that date.
	Actuals			Projections
In US$ millions	2018	2019	2020	2021	2022	2023
Revenue	$7	$9	$8	$15	$32	$69
Gross margin	44%	46%	50%	62%	74%	77%
EBITDA	N/A	N/A	N/A	$(4)	$(6)	$10
EBITDA margin	N/A	N/A	N/A	N/M	N/M	14%

On August 25, 2021, Lakeshore had a conference call with ProSomnus management team including Chairman Ms. Rikkers, CEO Mr. Liptak, CFO Ms. Hungerman, and representatives of Gordon Pointe Capital. In the meeting, Mr. Liptak made a presentation about ProSomnus to Lakeshore. After the meeting, Lakeshore expressed its interest to ProSomnus through Gordon Pointe Capital, and ProSomnus was interested in working with Lakeshore. However, both sides did not reach a preliminary agreement.
On September 2, 2021, Lakeshore halted conversations in order to pursue an alternative transaction without having expressed an opinion on the valuation of ProSomnus. ProSomnus continued to have conversations with different parties, including financial investors, strategic buyers and other SPACs.
On November 18, 2021, Lakeshore engaged Craig Hallum Capital Group to be its M&A advisor to restart potential transaction discussions with ProSomnus. Immediately after the engagement, Craig Hallum reached out to ProSomnus. However, on November 23, 2021, ProSomnus signed a Letter of Intent with a different potential acquirer. As a result, ProSomnus halted conversations with Lakeshore. Between November 23, 2021 and February 24, 2022, ProSomnus became dissatisfied with that acquirer’s ability to meet minimum cash requirements. ProSomnus terminated its Letter of Intent with that acquirer. On February 24, 2022, ProSomnus reached out to Lakeshore to restart the transaction discussions. Chairman Rikkers and representatives of Gordon Pointe Capital spoke with Lakeshore Chairman Mr. Chen.
On February 25, 2022, a telephonic meeting among Lakeshore, ProSomnus, and Craig Hallum was held. Topics discussed included the business combination process for both sides. Present at the meeting were Lakeshore Chairman Mr. Chen; ProSomnus Chairman Ms. Rikkers; CEO Mr. Liptak; Craig Hallum partner Mr. Lipman, managing director Mr. Hultstrand; and representatives of Gordon Pointe Capital. Both Lakeshore and ProSomnus agreed to resume the negotiations. After the meeting, representatives of Gordon Pointe Capital sent to the team an updated financial model of ProSomnus including historical and projected annual financials for 2018 through 2025 and representatives of ProSomnus financial advisor Solomon Partners sent to the team the link for a virtual data room (“VDR”). After that, Lakeshore and Craig Hallum started to review the VDR and financial model for two consecutive days till February 27, 2022.
Below table summarizes financial projections provided by Gordon Pointe Capital on February 25, 2022 as an update to the projections previously provided on August 5, 2021:
	Actual	Projections
In US$ millions	2020	2021	2022	2023
Revenue	$8	$14	$22	$44
Gross margin	50%	52%	62%	65%
The key revenue drivers for this set of projections included the growth of North American sales representatives and international market expansion; the key gross margin driver was product mix shifting to higher margin products. The projections were revised from the August 5, 2021 projections due to slower-than-expected market expansion and mainly caused by (1) COVID-19, and (2) delayed financing, which is essential for market expansion.
On February 27, 2022, Lakeshore sent a draft LOI to ProSomnus to merge at an Enterprise Value of $125 million, plus an earnout in two tranches, including 1.0 million shares at a VWAP greater than $12.50 and 1.0 million shares at a VWAP greater than $15.00 and included a $30 million minimum cash provision. Lakeshore and Craig Hallum continued to review the VDR, audit financial statements, and analyze the financial model. Both parties continued to negotiate the terms in LOI.
On March 3, 2022, Lakeshore and ProSomnus signed an LOI. The key terms of LOI included an enterprise value of $125 million, with consideration consisting of the issuance of up to 11.3 million common shares at closing plus the assumption of approximately $12 million net debt with adjustment at closing, plus an earnout in three tranches, including 1.0 million shares at a VWAP greater than $12.50 and 1.0 million shares at a VWAP greater than $15.00 and 1.0 million shares at a VWAP greater than $17.50, a $30 million minimum cash provision, mutual exclusivity and the Sponsors commitment to use up to 30% of its sponsor economic shares to secure minimum cash requirements subject to additional measures. In subsequent discussion among the parties, including in meetings held on May 1, 2022 and May 4, 2022, the board of directors of ProSomnus insisted that the transaction include a Minimum Cash Condition of $40 million in order to meet ProSomnus’s balance sheet needs and better facilitate its continued operations.
On March 4, 2022, Lakeshore, ProSomnus, Solomon Partners, Gordon Pointe Capital, and Craig Hallum had a meeting to discuss the preliminary timeline for the business combination process. Lakeshore and Craig Hallum continued to review the VDR documents.
On March 8, 2022, Lakeshore Chairman Mr. Chen; ProSomnus Chairman Ms. Rikkers, CEO Mr. Liptak; Craig Hallum partner Mr. Lipman, managing director Mr. Hultstrand; representatives of ProSomnus’s financial advisor Solomon Partners and representatives of Gordon Pointe Capital had a meeting to review the detailed timeline for the business combination process. Also on this day, ProSomnus CFO Ms. Hungerman, representatives of Solomon Partners, Craig Hallum, and Mr. Hultstrand had a meeting to review the financial model.
On March 9, 2022, a group meeting was held that included Lakeshore Chairman Mr. Chen; ProSomnus Chairman Ms. Rikkers, CEO Mr. Liptak; Craig Hallum partner Mr. Lipman, managing director Mr. Hultstrand; representatives of ProSomnus’s financial advisor Solomon Partners and representatives of Gordon Pointe Capital, as well as Lakeshore legal counsels Mr. Caruso and Mr. Bokosha of Loeb & Loeb LLP (“Loeb & Loeb”); ProSomnus legal counsels Mr. McKnight and Mr. Schultz of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”). Lakeshore and Loeb & Loeb initiated drafting the Merger Agreement after this meeting.
On March 10, 2022, there was a due diligence meeting including Lakeshore Chairman Mr. Chen, Craig Hallum Mr. Lipman and Mr. Hultstrand, and Mr. Caruso of Loeb & Loeb. Lakeshore decided to engage Kroll Associates for D&O background check services on the management of ProSomnus. The engagement letter with Kroll was signed on March 15, 2022.
On March 14, 2022, Lakeshore Chairman Mr. Chen, Craig Hallum Mr. Lipman and Mr. Hultstrand, ProSomnus CEO Mr. Liptak and CFO Ms. Hungerman had a due diligence meeting with SingerLewak LLP, the auditor of ProSomnus for fiscal years 2020 and 2021.
During the week of March 14, 2022, ProSomnus, Craig Hallum and Roth Capital commenced virtual presentations to potential PIPE investors. These presentations and follow-up due diligence and other calls continued through the week of April 18, 2022. Certain follow-up calls between potential PIPE investors, Craig-Hallum and Roth continued through May 9, 2022.
On March 16, 2022, Lakeshore Chairman Mr. Chen, Craig Hallum Mr. Lipman and Mr. Hultstrand, ProSomnus CEO Mr. Liptak, Loeb & Loeb, and Mintz Levin had a litigation due diligence meeting to discuss certain past litigation. ProSomnus advised that all prior litigation had been settled and that it had no outstanding litigation cases as of the date of the meeting.
On March 21, 2022, Lakeshore Chairman Mr. Chen; Craig Hallum Mr. Lipman and Mr. Hultstrand; ProSomnus Chairman Ms. Rikkers, CEO Mr. Liptak; counsel Mr. Einhorn; Loeb & Loeb Mr. Caruso, Mr. Bokosha, Ms. Kathleen Gersh, and Mintz Mr. McKnight, Mr. Schultz, Ms. MacDonald had an intellectual property due diligence meeting to discuss ProSomnus’s intellectual property.
On March 22, 2022 Lakeshore Chairman Mr. Chen; Craig Hallum Mr. Lipman and Mr. Hultstrand; ProSomnus Chairman Ms. Rikkers, CEO Mr. Liptak; Mr. Caruso, Mr. Bokosha, and Ms. Kathleen Gersh from Loeb & Loeb, and Mr. McKnight, Mr. Schultz, and Ms. MacDonald from Mintz Levin had an FDA correspondence due diligence meeting.
On March 23, 2022, Loeb & Loeb had follow up questions regarding FDA compliance, including requesting all FDA Audit documentation, all submissions to the FDA for each of 3 MDR’s, SOP relevant to product design and manufacturing changes. The Company subsequently provided the relevant documentation to Loeb & Loeb. The March 23 follow-up call was held in the ordinary course of LAAA’s due diligence process after a preliminary FDA due diligence call among the parties. The follow-up call focused on the FDA Audit, MDR and SOP, all of which are matters that came up during the preliminary FDA due diligence call. The FDA Audit was triggered because ProSomnus moved into a new manufacturing location. It is normal for the FDA to audit companies when they relocate. The result of the audit was that the FDA validated ProSomnus’ license as a medical device manufacturer. MDR means Medical Device Report, which refers to reports filed with the FDA when there is a product complaint. SOP means Standard Operating Procedure, which refers to the SOP for ProSomnus’s product design and manufacturing process continuous improvement efforts.
On March 25, 2022, Craig Hallum Mr. Lipman and Mr. Hultstrand briefed Lakeshore Chairman Mr. Chen, ProSomnus Chairman Ms. Rikkers, CEO Mr. Liptak, and representatives of ProSomnus financial advisor Solomon Partners regarding the status of the PIPE, noting the interest from investors in a Senior Secured Convertible Note Security.
On April 10, Lakeshore Chairman Mr. Chen reviewed the Merger Agreement with Mr. Caruso and Mr. Bokosha.
On April 29, 2022, a group call was held by Mr. Lipman of Craig Hallum to discuss a potential financing with Cohanzick Management LLC. Cohanzick provided term sheets for a senior convertible note and a junior convertible note in the aggregate amount of $30 million. Pursuant to the term sheets, subject to completion of satisfactory diligence and definitive documentation, Cohanzick will provide a $15 million senior convertible note with a maturity of 36 months and backstop the $15 million junior convertible note with a maturity of 40 months.
On May 1, 2022, ProSomnus’s board of directors met and discussed the potential Business Combination and related matters.
On May 3, 2022, Lakeshore Chairman Mr. Chen; ProSomnus Chairman Ms. Rikkers, CEO Mr. Liptak; Craig Hallum Mr. Lipman, Mr. Hultstrand; Loeb & Loeb Mr. Caruso, Mr. Bokosha; Mr. McKnight, Mr. Schultz; had a group meeting regarding the Merger Agreement.
On May 3, 2022, Lakeshore’s board of directors met and approved the Merger Agreement and related transactions.
On May 4, 2022, ProSomnus’s board of directors met and further discussed the potential Business Combination and related matters.
On May 8, 2022, Craig Hallum and Roth Capital held a bringdown due diligence meeting.
On May 9, 2022, Lakeshore and ProSomnus signed the Merger Agreement.
On May 10, 2022, Lakeshore issued a press release and filed a Current Report on Form 8-K to announce the consummation of the Merger Agreement.
The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and any Transaction Financing and to take actions and exercise their respective rights under the Merger Agreement to facilitate the completion of the Business Combination.
Background of Lakeshore’s advisors
Craig Hallum Capital Group (“Craig Hallum”) is a full-service investment banking firm and was a co-underwriter of the IPO in June 2021. Craig Hallum, together with certain of its affiliates, in the aggregate owned 10% of Lakeshore before the IPO. Craig Hallum is serving as the sole M&A advisor and co-placement agent for Lakeshore’s business combination with ProSomnus.
Roth Capital Partners LLC (“Roth Capital”) is a full-service investment banking firm and was a co-underwriter of the IPO in June 2021. Roth Capital, together with certain of its affiliates, and some of its partners in the aggregate owned 10% of Lakeshore before the IPO. Roth Capital is serving as the co-placement agent for Lakeshore’s business combination with ProSomnus.
Lakeshore’s Board of Director’s Reasons for Approving the Business Combination
Lakeshore’s board of directors reviewed various industry and financial data, materials presented by ProSomnus, public data disclosed by Reuters and other providers. The following were the highlights for the review of Lakeshore’s board of directors:

•
ProSomnus is a pioneer of precision intraoral devices, a new option for treating mild to moderate obstructive sleep apnea (“OSA”)

•
A number of scientific studies indicate ProSomnus precision intraoral devices as the most effective treatment for mild and moderate OSA, including (1) “Trend in CPAP Adherence over 20 years of Data Collection: a flattened curve” J Otolaryngol, Head Neck Surg. 2016 Aug 19, by Brian Rotenberg, Dorian Murariu, and Kenny Pang; and (2) “Oral Appliances in Obstructive Sleep Apnea” Healthcare 2019 Nov 8, by Marijke Dieltjens and Oliver Vanderveken

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OSA is a chronic medical disease linked with significant comorbidities that affects approximately one billion people worldwide and 74 million people in the United States, approximately 80 percent of whom are undiagnosed

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ProSomnus precision oral devices are mass customized and manufactured based upon each patient’s anatomy and treatment plan, enabling greater patient comfort, ease of use and dose control

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ProSomnus’s oral appliance therapy devices have been prescribed to over 150,000 patients and are considered more comfortable and less invasive than continuous positive airway pressure (CPAP) therapy

The business combination between Lakeshore and ProSomnus is expected to accelerate ProSomnus’s development and commercialization of its oral appliance therapy device and improve its competitiveness in the marketplace.
Lakeshore’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following:
•
Closing conditions — To successfully close the Business Combination is hinging on conditions that are not under the control of Lakeshore.

•
Benefits not realized — There are potential risks that the benefits of the Business Combination may not be realized within the timeframe as expected.

•
Shareholder vote — There is a risk that current Lakeshore shareholders may not provide votes which are necessary to affect the Business Combination.

•
Liquidation of Lakeshore — The risks and costs to Lakeshore if the Business Combination is not completed by September 15, 2022.

•
Other risk factors — Other risks associated with the Business Combination, and the business of ProSomnus itself as described in the section “Risk Factors.”

In addition to considering the factors described above, Lakeshore’s board of directors also considered that some shareholders of Lakeshore may have different interests in the Business Combination from those of officers and directors. All of the independent members of Lakeshore’s board of directors, David Sherman, Yan Zhu, and Jianzhong Lu, reviewed and considered these interests during the decision making process, and finally unanimously approved the Merger Agreement.
Lakeshore’s board of directors also concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination with ProSomnus outweighed the potential risks associated with the Business Combination. Accordingly, Lakeshore’s board of directors unanimously determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interest of Lakeshore and its shareholders.
While Lakeshore’s board of directors recommends a vote FOR the Business Combination and each of other proposals, Lakeshore’s board of directors has interests that may be different from, or in addition to your interests as a shareholder. Please see the description of these conflicts on page [  ].
Summary of ProSomnus Financial Analysis
Lakeshore and ProSomnus do not as a practice make public projections as to future revenue, earnings or other results. However, Lakeshore is including the following summary of certain ProSomnus historical and internal, unaudited prospective financial information from ProSomnus’ management’s projections solely because that information was made available to the Lakeshore Board in connection with its evaluation of the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.
The accompanying unaudited ProSomnus historical and prospective financial information in this section was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of ProSomnus’s management, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance, in each case at the time such information was provided to the Lakeshore Board, which may be different from the information currently available at the time of filing this proxy statement/prospectus. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
The following is a summary of the financial analyses prepared by Lakeshore’s management and reviewed by Lakeshore’s board of directors in connection with the valuation of ProSomnus. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us nor does the order of the financial analysis described represent the relative importance or weight given to those financial analyses by Lakeshore’s board of directors. We may have deemed various assumptions more or less probable than other assumptions, so the valuations implied by the analysis summarized below should not be taken to be our view of the actual value of ProSomnus.
In order to fully understand the financial analysis, the data must be read together with the text of the summary, as the data alone does not constitute a complete description of the financial analysis performed by Lakeshore. Considering the data below without considering all financial analysis or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analysis or factors, could create a misleading or incomplete view of the processes underlying Lakeshore’s financial analysis and the recommendations of its board of directors.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Forward-Looking Statements and Risk Factor Summary” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of New ProSomnus or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.
In performing its analysis, Lakeshore firstly looked at the potential market size and growth opportunity from top down aspects. Based on estimations from certain published studies, the OSA market is a hugely underserved market, with greater than one billion global sufferers and around 74 million North American sufferers. In addition, OSA diagnosis rates grew from 5% in 2009 to 20% in 2019 and are expected to trend higher for years to come. The estimated North American OSA diagnoses are around 18 million. 80% of diagnoses, seek incumbent CPAP therapies. With CPAP therapy failure rate of 50%, an immediate potential market size of OSA alternative therapy in North America amounts to 7 million people.
In connection with its analysis, ProSomnus provided Lakeshore with its internally prepared projections of revenue growth through 2023, as described below, which were prepared by ProSomnus on April 19, 2022. These projections were prepared by ProSomnus solely for internal use, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or security holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the projections may be materially different than actual results.
ProSomnus has served more than 150,000 patients to date, and its revenue in 2020 and 2021 was $8 million and $14 million, respectively, representing a 70% of growth rate. It is estimated that compound average growth rate (CAGR) during 2022-2023 will be 67% percent. In 2021, the average productivity of sales representatives was $1.8 million. Key revenue growth drivers include the following:

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North America direct sales representatives expansion from 7 in 2021 to more than 20 in 2023;

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Expansion into international markets and hiring of direct sales representatives in Europe;

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Direct to customers (DTC) advertising to drive patient awareness and clinician education to ProSomnus Oral appliance benefits; and

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Additional revenue stream associated with Remote Patient Monitoring capabilities in pipeline product (expected soft launch in Q4 ‘22).

The key performance indicators that support CAGR include:

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Net sales representative growth;

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Increase in average sales price;

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Direct-to-consumer advertising growth; and

•
Increase in remote patient monitoring reimbursement.

For purposes of the projections below, as ProSomnus intends to build its global sales force, the average global sales representative productivity was assumed to be $1.6 million and $1.4 million for 2022 and 2023, respectively. As a result, the key assumptions of revenue provided to Lakeshore are as follows:
	Actual				Projected
In US$ millions	2018	2019	2020	2021	2022	2023
Year-end global sales representatives headcount	N/A	N/A	N/A	8	16 – 21	30 – 35
Average global sales representative productivity	N/A	N/A	N/A	$1.8	$1.6	$1.4
Net Revenue	$7	$9	$8	$14	$20 – 21	$38 – 40
Projections of gross margin, adjusted EBITDA margin and unlevered free cash flow provided by ProSomnus are as follows:
	In US$ millions
	Actual				Projected
	2018	2019	2020	2021	2022	2023
Gross margin . . . . .	44%	46%	50%	52%	59%	65%
Adjusted EBITDA margin	N/A	N/A	N/A	(25)%	(15)%	(5)%
Unlevered free cash flow	N/A	N/A	N/A	(3)	(6)	(6)
ProSomnus’s projections of gross margin include forecasts that direct material costs will decline by 2.0% and direct labor will decline by 7.0% on a per unit basis in 2023. This decline, combined with the higher average sales price associated with the EVO product will drive the gross margin expansion. The improvements in direct materials and direct labor are driven by software upgrades, automation and process improvement initiatives, and economies of scale, which are expected to drive lower overhead as a percentage of revenue.
Non-GAAP adjusted EBITDA reconciliation of fiscal year 2021 provided by ProSomnus are as follows:

In US$ millions	FY 2021A
Net income / loss	$(6)
( + ) Forgiveness of PPP loans	$(2)
( + ) Other expenses (income)	$0
( + ) Interest expense	$3
( + ) Provision for income tax expense	$0
( + ) Depreciation and Amortization	$1
( + ) DeSPAC Costs and Selected Severance	$0
Adjusted EBITDA	$(4)
Adjusted EBITDA margin	(25)%
Key gross margin drivers considered are described as below:
•
Product mix shifting to higher margin EVO and RPM related revenue;

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EVO is next generation device made from a high-performance medical grade material. It ranks most prescribed OAT device in the United States; and

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RPM is next generation device with continuous physiologic monitoring functions, patent pending, FDA cleared, soft launch expected in Q4 2022.

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ProSomnus is shifting most of its units to its newest model, EVO. Accordingly, the Company expects approximately 80% of its units by 2023 to be EVO units. In 2023, RPM revenues (i.e., non-device Revenue) will represent ~1.0% of Net Revenue. Projected revenue by product mix is set forth below:

	Actual		Projected
In US$ millions	2020	2021	2022	2023
EVO	0.0	6.3	13.3	31.6
RPM	—	—	—	0.5
Legacy	8.3	7.8	7.2	7.4
Total	8.3	14.1	20.5	39.5

•
Software upgrades, automation and process improvement initiatives are aimed at lowering direct material and direct labor costs;

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Transition of manufacturing to a lower cost jurisdiction expected to provide significant margin improvement related to direct labor;

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Purchasing scale and volume discounts anticipated to lower direct material costs;

•
Economies of scale expected to drive lower overhead as a percentage of revenue.

ProSomnus’s projected sales price per unit and unit volumes are set forth below:
	Actual		Projected
	2020	2021	2022	2023
Total Sales Volumes (in thousands)	20.5	30.5	42.3	77.8
Average per unit sales price (Gross)	$511.35	$566.36	$581.45	$597.25
ProSomnus’s sales projections assume that closures and disruptions to dental offices due to the COVID pandemic response will continue to improve; and ProSomnus does not expect ongoing geopolitical volatility in Europe and elsewhere to materially affect its sales or supply chain.
ProSomnus’s biggest driver of the projected increase in price per unit is related to the shift from legacy units to the higher priced EVO unit. As penetration of the higher priced unit increases, the average selling price of the organization also increases. Unit volume increases relate to increases in the sales force (projected to increase from 7 in 2021 to 32 in 2023), marketing expenditure (projected to increase from $0.0 in 2021 to $6.7 million in 2023), clinical evidence (projected to complete [•] clinical trials, which will increase its body of evidence from [•] patients to [•] patients) and further geographic expansion, as further described in “ProSomnus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Factors affecting results of operations.” While ProSomnus management believes these projections to be reasonable, actual results may vary based on a variety of factors. See “Risk Factors — Our actual operating results may differ significantly from our guidance.”
The improvement of adjusted EBITDA margin during 2022-2023 implies a mild decrease of cash operating expense as a percentage of revenue, mostly because of economies of scale. As a result, the adjusted EBITDA in 2022 and 2023 are estimated as $(3) million and $(2) million. The difference between unlevered cash flow and adjusted EBITDA reflects a moderate expansion plan in the two years to come.
Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by ProSomnus’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond ProSomnus’s control. While all forecasts are necessarily speculative, ProSomnus believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that ProSomnus, Lakeshore, PubCo or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.
The forecasts were requested by, and disclosed to, Lakeshore for use as a component in its overall evaluation of ProSomnus and are included in this proxy statement/prospectus on that account. ProSomnus has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Lakeshore. Neither ProSomnus’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of ProSomnus compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. ProSomnus will not refer back to these forecasts in its future periodic reports filed under the Exchange Act. In addition, Neither ProSomnus’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.
This information should be read in conjunction with “ProSomnus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of ProSomnus included elsewhere in this proxy statement.
Lakeshore identified a number of publicly traded companies comparable to ProSomnus. In the category of OSA leaders, the comparable companies include Inspire Medical Systems Inc (INSP) and ResMed Inc (RMD). In the category of disruptive consumer devices, the comparable companies include Hydrafacial and Align. In the category of disruptive medical technology, the comparable companies include Butterfly, Inari, PulmonX, Silkroad Medical, Outset and Shockwave.
Lakeshore believes that with ProSomnus’s proprietary digital manufacturing capabilities, unique product features, methods and processes with 8 granted and 15 pending patents, ProSomnus’s growth prospects may be superior to its comparable companies.
In determining the consideration to ProSomnus, Lakeshore analyzed the revenue growth rates and public market valuations of the above comparable companies:

•
ProSomnus’s revenue compounded annual growth rate (CAGR) from fiscal year 2021 to 2023 is projected to be 67%. This is significantly higher than its comparable companies: INSP’s publicly available projected revenue CAGR for the same period is 39%. RMD’s publicly available projected revenue CAGR for the same period is 10%. The median of projected revenue CAGR for companies in the category of disruptive consumer devices is 20%, and the median of projected revenue CAGR for companies in the category of disruptive medical technology is 34%.

•
Based on a post transaction enterprise value of $168 million, ProSomnus’s expected enterprise value multiple for 2023E revenue is 4.3x, while INSP’s EV/2023E revenue multiple was 10.2x and RMD’s EV/2023E revenue was 7.2x as of May 6, 2022; The median EV/2023E revenue for companies in the category of disruptive consumer devices is 4.2x, and the median EV/2023E revenue for companies in the category of disruptive medical technology is 6.5x. Therefore, ProSomnus’s EV/2023E revenue multiple represented a 58% discount and 40% discount to the comparable INSP and RMD multiples, respectively. ProSomnus’s EV/2023E revenue multiple is comparable with median of disruptive consumer devices companies and represents a 34% discount to the median of disruptive medical technology companies.

•
Based on a post transaction enterprise value of $168 million, ProSomnus’s 2023E growth adjusted revenue multiple, which is calculated as EV / 2023E Revenue divided by 2021E – 2023E Revenue CAGR, is 0.06x, while INSP’s 2023E growth adjusted revenue multiple was 0.26x and RMD’s 2023E growth adjusted revenue multiple was 0.74x as of May 6, 2022. The median 2023E growth adjusted revenue multiple for companies in the category of disruptive consumer devices is 0.23x, and the median 2023E growth adjusted revenue multiple for companies in the category of disruptive medical technology is 0.17x. Therefore, ProSomnus’s 2023E growth adjusted revenue multiple represented a 77% discount and 92% discount to the comparable INSP and RMD multiples, respectively. ProSomnus’s 2023E growth adjusted revenue multiple represents a 74% discount and a 65% discount to the median of disruptive consumer devices companies and disruptive medical technology companies, respectively.

	‘21~’23E Revenue CAGR	EV/’23 Revenue Multiple	Growth Adjusted Revenue multiple
Inspire Medical Systems Inc. (INSP)	39%	10.2x	0.26x
ResMed Inc (RMD)	10%	7.2x	0.74x
Disruptive Consumer Devices (Median)	20%	4.2x	0.23x
Disruptive Med Tech (Median)	34%	6.5x	0.17x
ProSomnus	67%	4.3x	0.06x
The components of the $168 million enterprise value are made up of the following:

•
[$113] million equity to ProSomnus

•
[$55] million in equity from Lakeshore shareholders (assuming no redemptions)

•
[$8] million in equity to equity investors pursuant to the Purchaser Support Agreement

•
[$12] million in equity of the Lakeshore sponsor

•
[$8] million in equity to advisors and service providers in lieu of cash fees

•
[$3] million in equity to convertible note holders

•
Less: [$64] million in cash on Lakeshore’s balance sheet

•
Plus: [$34] million of debt on ProSomnus’s balance sheet

Lakeshore’s board of directors viewed the $168 million enterprise value as an attractive and fair valuation for potential new investors as it represented a 4.3x EV / 2023E revenue multiple – a significant discount to its peer group. ProSomnus’ competitors Inspire and Resmed, were trading at 10.2x and 7.2x EV/2023E revenue, respectively. ProSomnus’ 2023E revenue multiple is significantly lower than these two peer companies; ProSomnus’ 2023E revenue multiple was a 57% discount to Inspire’s multiple and a 40% discount to Resmed’s multiple. The magnitude of ProSomnus’ discount to the peer companies led Lakeshore’s board of directors to believe that the $168 million valuation was favorable. Our investment banking representative, Craig-Hallum Capital Group, assisted in the preparation of the comparative analysis. The $113M in equity and assumption of debt of ProSomnus (and resulting $168 million pro forma valuation) was the only valuation considered by Lakeshore’s board of directors.
Although Lakeshore did not seek a third party valuation, and did not receive any report, valuation or opinion from any third party, in connection with the Business Combination, Lakeshore’s board of directors has significant experience in private equity investment, corporate strategy development, finance and acquisition, business operations, financial statement analysis and accounting issues, and believes that it was qualified to make a determination as to the fairness of the consideration being paid to ProSomnus.
Given the revenue multiple discounts to the publicly traded comparable companies, Lakeshore’s management and its board of directors believed the purchase price to be fair to Lakeshore shareholders. The analysis was prepared by Lakeshore management based on its judgment. The analysis above should not be deemed determinative of fact and of future results. This analysis reflects the best currently available estimates and presents to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of ProSomnus.
Satisfaction of 80% Test
Nasdaq rules require that any business combination that Lakeshore closes has a fair market value of at least 80% of the amount held in the Trust Account (such requirement, the “80% test”). At signing of the Merger Agreement, the Trust Account had approximately $54,670,000 in it, 80% of which would be $43,736,000. Lakeshore will pay ProSomnus’s stockholders 11.2 million shares of its common stock to acquire ProSomnus except for other considerations, which, based on the closing price of Lakeshore’s common stock on the day prior to announcement of the transaction ($9.92 per share) was valued in excess of $110 million. Since the $110 million being paid was determined to be fair by Lakeshore’s board of directors and well in excess of 80% of the amount in the Trust Account, Lakeshore’s board of directors determined that Nasdaq’s 80% test was satisfied.
Basis for Valuation
After careful consideration, Lakeshore’s board of directors recommends that its shareholders vote “FOR” the approval of the Business Combination.
The key elements of Lakeshore’s financial analysis included:
•
Compelling opportunity of higher revenue and EBITDA compounding annual growth rate (CAGR) about 70% in the past 3 years;

•
Expectations of a future profitable business model with significant operating leverage;

•
Strong and established customer pipeline provides revenue visibility;

•
Attractive valuation —

•
Lakeshore’s board of directors looked at valuation based on the forecast provided by ProSomnus management for FY2022 – 2023. Lakeshore’s board of directors considered a number of key factors including level of customer acceptance, regulatory requirements, size of addressable market and experience of management. Lakeshore’s board of directors compared the scale of ProSomnus and growth outlook to valuation multiples of relevant publicly traded and related medical equipment sectors. This analysis resulted in a favorable comparison of ProSomnus at $168 million enterprise value relative to the comparable group of companies.

Lakeshore’s board of directors also considered certain risks related to the ProSomnus transaction, including:
•
Scale up risks related to the ProSomnus equipment;

•
Current competition in the subsector;

•
The two channels market approach may not be in parallel, and

•
New entrants with lower price strategy

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that ProSomnus, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. ProSomnus periodically updates its internally developed forecasts as new information is obtained.
The prospective financial information included in this registration statement has been prepared by, and is the responsibility of ProSomnus’s management.
Key assumptions of ProSomnus management model include:
•
Compound average growth rate (CAGR) during 2021~2023 will be 67% percent;

•
North America direct sales representatives will expand from 8 in 2021 to more than 20 in 2023;

•
Average global sales representative productivity will decline from $1.8 million to $1.6 million and $1.4 million in 2022 and 2023, respectively;

•
Gross margin will improve to 59% and 65% in 2022 and 2023, respectively, due to product mix shifting to higher margin products, and economy of scale, etc.; and

•
Adjusted EBITDA margin will improve to (15%) and (5%) in 2022 and 2023 respectively, due to improvement of gross margin and lower operating overhead as a percentage of revenue.

The projected revenue is based on the assumptions of projected trading volume and customer acceptance rate, as reflected in the information below provided by ProSomnus management.
Lakeshore and its advisors conducted numerous due diligence discussions with the ProSomnus management team regarding the ProSomnus forecast and underlying assumptions focusing on status of customer transactions, competitive position, margin assumptions and review of customer level activity detail.
The analysis was prepared by Lakeshore’s management team based on its judgment. The analysis above should not be deemed determinative of fact or future results. This analysis reflects the best estimates and presents to the best of management’s knowledge and belief at the time they were made, the expected course of action and the expected future financial performance of ProSomnus.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that the merger of LAAA Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into ProSomnus Holdings Inc., a Delaware corporation, be confirmed, adopted, approved and ratified in all respects.”
Required Vote
Approval of the Acquisition Merger Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Acquisition Merger Proposal is conditioned upon the adoption of the Reincorporation Merger Proposal. It is important for you to note that in the event that either of the

Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Lakeshore will not consummate the Business Combination.
Recommendation of Lakeshore’s Board of Directors
After careful consideration, Lakeshore’s board of directors has determined that the Acquisition Merger forming part of the Business Combination with ProSomnus is fair to and in the best interests of Lakeshore and its shareholders and also concluded that ProSomnus’s fair market value satisfied the 80% test. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable the Business Combination with ProSomnus and recommends that you vote or give instructions to vote “FOR” the Acquisition Merger Proposal. Lakeshore’s directors have interests that may be different from, or in addition to your interests as a shareholder. See “Proposal No. 3 The Acquisition Merger Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

PROPOSAL NO. 4
THE NASDAQ PROPOSAL
Overview
We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Pursuant to the Merger Agreement, based on Lakeshore’s current capitalization, we anticipate that we will issue to the ProSomnus’s stockholders as consideration in the Acquisition Merger, [  ] shares of PubCo Common Stock. Because the number of shares of PubCo Common Stock we anticipate issuing as consideration in the Acquisition Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Lakeshore, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).
[In connection with the Business Combination, Lakeshore has agreed to use its reasonable best efforts to, within sixty (60) days following the date of the Merger Agreement, enter into definitive agreements (the “Transaction Financing Documents”) relating to the Transaction Financing of at least $40,000,000 through the Equity Investment and the Debt Investment. The investors in the Debt Investment will receive PubCo notes which may be converted into shares of PubCo Common Stock at the option of the investors, and investors in the Equity Investment may receive shares of PubCo Common Stock. Because the shares of our common stock issuable in connection with the Transaction Financing (1) will be at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Transaction Financing Documents or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the Transaction Financing Documents, and (2) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).]
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, Lakeshore would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to Lakeshore’s shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Lakeshore. If the Nasdaq Proposal is adopted, it is anticipated that, immediately after consummation of the Transaction Financing and the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [  ]% of the issued PubCo Common Stock, ProSomnus’s stockholders will own [  ]% of the issued PubCo Common Stock, and the investors in the Transaction Financing will own [  ]% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. These percentages also do not take into account any equity awards that may be issued under the Incentive Plan following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, PubCo would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of Lakeshore securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
•
a limited availability of market quotations for our securities;

•
reduced liquidity with respect to our securities;

•
a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage for the post-transaction company; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of Lakeshore and ProSomnus to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding ordinary shares of the Company and the resulting change in control in connection with the Acquisition Merger be confirmed, adopted, approved and ratified in all respects.”
Required Vote
Approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination Proposal is conditioned on the Nasdaq Proposal, and the Nasdaq Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” adoption of the Nasdaq Proposal.

PROPOSAL NO. 5
THE DIRECTOR ELECTION PROPOSAL
Overview
Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, all of whom will be designated by ProSomnus. Lakeshore’s board of directors has recommended Laing Rikkers, Leonard Liptak, Leonard Hedge, William Johnson, Jason Orchard, Steven Pacelli, and Heather Rider to serve on PubCo’s board of directors effective as of the closing of the Business Combination.
At the Extraordinary General Meeting, Lakeshore’s shareholders are being asked to appoint Mr. Pacelli and Mr. Hedge as Class A directors serving until PubCo’s 2023 annual meeting of stockholders; Mr. Orchard, Ms. Rider and Ms. Rikkers as Class B directors serving until PubCo’s 2024 annual meeting of stockholders; and Mr. Johnson and Mr. Liptak as Class C directors serving until PubCo’s 2025 annual meeting of stockholders; and in each case, until their successors are duly elected and qualified, or until their earlier resignation, removal or death. See “PubCo’s Directors and Officers After the Business Combination” of this proxy statement/prospectus for more information.
If the Business Combination is consummated, each of our existing directors of Lakeshore will resign from the Board upon the closing of the Business Combination.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that Mr. Pacelli and Mr. Hedge be appointed as Class A directors serving until PubCo’s 2023 annual meeting of stockholders; Mr. Orchard, Ms. Rider and Ms. Rikkers be appointed as Class B directors serving until PubCo’s 2024 annual meeting of stockholders; and Mr. Johnson and Mr. Liptak be appointed as Class C directors serving until PubCo’s 2025 annual meeting of stockholders; and in each case, effective as of the closing of the Business Combination in accordance with the Merger Agreement.”
Required Vote
The appointment of each director nominee requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Director Election Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” the appointment of each of the director nominees in the Director Election Proposal.

PROPOSAL NO. 6
THE INCENTIVE PLAN PROPOSAL
The Incentive Plan was adopted by PubCo’s board on [  ], 2022. The purpose of the Incentive Plan is to further align the interests of eligible participants with those of PubCo’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the PubCo Common Stock. PubCo’s management believes that, to be successful, its employees need to think like owners. Consistent with this philosophy, its equity program will be broad-based to provide it with a competitive advantage in its efforts to hire and retain top talent. In order to make grants of equity in accordance with the compensation philosophy adopted PubCo’s board’s compensation committee, the board has approved and is asking you to approve the Incentive Plan.
Overview
In connection with the Business Combination, Lakeshore’s shareholders are also being asked to approve and adopt the ProSomnus, Inc. 2022 Equity Incentive Plan (the “New ProSomnus Equity Incentive Plan”).
The New ProSomnus Equity Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or equity-related cash-based awards. Directors, officers and other employees of New ProSomnus and its subsidiaries, as well as others performing consulting or advisory services for New ProSomnus, will be eligible for grants under the New ProSomnus Equity Incentive Plan.
The purpose of the New ProSomnus Equity Incentive Plan is to enhance New ProSomnus’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New ProSomnus by providing these individuals with equity ownership opportunities, and to encourage profitability and growth through short-term and long-term incentives that are consistent with New ProSomnus’s objectives. Equity awards are intended to motivate high levels of performance and align the interests of New ProSomnus’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in New ProSomnus and providing a means of recognizing their contributions to the success of New ProSomnus. Lakeshore’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help New ProSomnus meet its goals.
Set forth below is a summary of the material terms of the New ProSomnus Equity Incentive Plan, which is qualified in its entirety by the text of the New ProSomnus Equity Incentive Plan, a copy of which is attached hereto as Annex C. For further information about the New ProSomnus Equity Incentive Plan, we refer you to the complete copy of the New ProSomnus Equity Incentive Plan. As of [•], 2022, the record date for the Special Meeting, the closing price per share of Lakeshore’s Common Stock on Nasdaq was $[•].
Summary of the Material Features of the New ProSomnus Equity Incentive Plan
Eligibility.   The New ProSomnus Equity Incentive Plan will allow for grants, under the direction of the board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or equity-related cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to New ProSomnus’s long-term success. All employees, directors and consultants of New ProSomnus and its affiliates will be eligible to participate in the New ProSomnus Equity Incentive Plan. Following the Business Combination, it is expected that approximately [•] individuals will initially be eligible to participate in the New ProSomnus Equity Incentive Plan.
Shares Available for Issuance.   The Plan provides for the future issuance of shares of New ProSomnus common stock, representing 15% of the number of shares of New ProSomnus common stock outstanding following the Business Combination (after giving effect to the Redemption) plus: (i) the number of shares of ProSomnus common stock that remain unallocated and available for grant at the Closing of the Business

Combination under the ProSomnus Holdings Inc. 2017 Equity Incentive Plan or that are forfeited, expire or are canceled without issuance under the ProSomnus Holdings Inc. 2017 Equity Incentive Plan following the Closing, , which number shall not exceed [•]. The Plan also provides for an annual increase on the first day of each fiscal year during the period beginning with fiscal year 2023 and ending on the second day of fiscal year 2032, equal to the lesser of (a) 4% of the number of outstanding shares of New ProSomnus common stock on such date, and (b) an amount determined by the plan administrator. Generally, shares of New ProSomnus Class A common stock reserved for awards under the New ProSomnus Equity Incentive Plan that lapse or are forfeited will be added back to the share reserve available for future awards. However, shares delivered to or withheld to pay withholding taxes or any applicable exercise price will not be available for issuance under the New ProSomnus Equity Incentive Plan. In addition, any shares repurchased on the open market using exercise price proceeds will not be available for issuance under the New ProSomnus Equity Incentive Plan.
The aggregate grant date fair value of shares granted to any non-employee director under the New ProSomnus Equity Incentive Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $750,000; increased to $1,000,000 in the year in which such non-employee director initially joins the board of directors.
Stock Options.   Stock options granted under the New ProSomnus Equity Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of New ProSomnus and its affiliates, and the aggregate fair market value of a share of New ProSomnus Class A common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Non-qualified options may be granted to employees, directors and consultants of New ProSomnus and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of New ProSomnus Class A common stock on the date of grant, and the term of the option may not be longer than ten years. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of New ProSomnus capital stock, the exercise price may not be less than 110% of the fair market value of the New ProSomnus Class A common stock on the date of grant and the term of the option may not be longer than five years.
Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.
Restricted Stock.   Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but will not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.
Restricted Stock Units.   Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.
Other Stock-Based Awards and Performance-Based Awards.   The Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and unrestricted stock awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.
Plan Administration.   In accordance with the terms of the New ProSomnus Equity Incentive Plan, the board of directors may authorize New ProSomnus’s compensation committee to administer the New ProSomnus Equity Incentive Plan. The compensation committee may delegate part of its authority and powers under the New ProSomnus Equity Incentive Plan to one or more New ProSomnus directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the New ProSomnus Equity Incentive Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the New ProSomnus Equity Incentive Plan.
In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the New ProSomnus Equity Incentive Plan and does not require stockholder approval under the rules of Nasdaq, and (ii) any such amendment will be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.
Stock Dividends and Stock Splits.   If New ProSomnus common stock is subdivided or combined into a greater or smaller number of shares or if New ProSomnus issues any shares of New ProSomnus common stock as a stock dividend, the number of shares of New ProSomnus common stock deliverable upon exercise of an option issued or upon issuance of an award will be appropriately increased or decreased proportionately, and appropriate adjustments will be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.
Corporate Transactions.   Upon a merger or other reorganization event, the New ProSomnus Board, may, in its sole discretion, take any one or more of the following actions pursuant to the New ProSomnus Equity Incentive Plan, as to some or all outstanding awards:
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provide that all outstanding options will be assumed or substituted by the successor corporation;

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upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified number of days of such notice;

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in the event of a merger pursuant to which holders of New ProSomnus common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to option holder participants equal to the difference between the merger price times the number of shares of New ProSomnus common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

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with respect to other stock awards, provide that outstanding awards will be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event;

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with respect to stock awards, and in lieu of any of the foregoing, provide that, upon consummation of the transaction, each outstanding stock award will be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of New ProSomnus common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction); and
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upon consummation of a Corporate Transaction, to the extent not assumed or substituted by the successor or cashed out, the outstanding awards will terminate.

Amendment and Termination.   The New ProSomnus Equity Incentive Plan may be amended by New ProSomnus’s stockholders. It may also be amended by the board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of Nasdaq or (ii) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.
Duration of Plan.   The Plan will expire by its terms on [•], 2032.
Federal Income Tax Considerations
The material federal income tax consequences of the issuance and exercise of stock options and other awards under the New ProSomnus Equity Incentive Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the New ProSomnus Equity Incentive Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.
Incentive Stock Options:   Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to New ProSomnus at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and New ProSomnus will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options:   Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to New ProSomnus at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to New ProSomnus in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding taxable compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:   With respect to stock grants under the New ProSomnus Equity Incentive Plan that result in the transfer of shares that are not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary compensation income equal to the fair market value of shares received. New ProSomnus generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by the grantee. With respect to stock grants involving the transfer of shares that are subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares are not subject to a substantial risk of forfeiture. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of the substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which they previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the restricted shares. New ProSomnus generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Restricted Stock Units:   The grantee recognizes no income until vested shares are issued pursuant to the terms of the grant. At that time, the grantee must generally recognize ordinary compensation income equal to the fair market value of the shares received. New ProSomnus generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
New Plan Benefits
Grants under the New ProSomnus Equity Incentive Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the New ProSomnus Equity Incentive Plan or the amount or types of any such awards. The value of the awards granted under the New ProSomnus Equity Incentive Plan will depend on a number of factors, including the fair market value of the New ProSomnus common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Interests of Certain Persons in this Proposal
Lakeshore’s directors and executive officers may be considered to have an interest in the approval of the New ProSomnus Equity Incentive Plan because they may in the future receive awards under the New ProSomnus Equity Incentive Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the New ProSomnus Equity Incentive Plan.
Registration with the SEC
If the New ProSomnus Equity Incentive Plan is approved by shareholders and becomes effective, New ProSomnus is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the New ProSomnus Equity Incentive Plan after becoming eligible to use such form.
Equity Compensation Plan Information
Lakeshore did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of March 31, 2022.
Interest of Directors and Executive Officers in the Incentive Plan
PubCo’s officers and directors after the Business Combination, some of whom are directors and officers of ProSomnus, will be eligible to receive awards under the Incentive Plan if it is approved by a majority of Lakeshore’s shareholders at the Extraordinary General Meeting. In addition, the Incentive Plan provides that neither the company nor any member of a committee administering the Incentive Plan will be liable for any action or determination made in good faith with respect to the Incentive Plan or any award thereunder. Accordingly, PubCo’s officers and directors after the Business Combination have a substantial interest in the approval of the Incentive Plan Proposal.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, the 2022 Equity Incentive Plan attached to this proxy statement/prospectus as Annex C be confirmed, adopted, approved and ratified in all respects.”

Required Vote
Approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination Proposal is conditioned upon the Incentive Plan Proposal, and the Incentive Plan Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by Lakeshore’s shareholders.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” adoption of the Incentive Plan Proposal.

PROPOSAL NO. 7
THE ADJOURNMENT PROPOSAL
Purpose of the Adjournment Proposal
If it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement, the presiding officer may adjourn the Extraordinary General Meeting to a later date, or dates. In no event will Lakeshore seek adjournment which would result in soliciting of proxies, having a shareholder vote, or otherwise consummating a business combination after September 15, 2022 (unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association). The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. The presiding officer may present the adjournment proposal if Lakeshore is unable to consummate the Business Combination for any reason.
In addition to an adjournment of the Extraordinary General Meeting upon approval of an adjournment proposal, Lakeshore’s board of directors is empowered to postpone the meeting at any time prior to the meeting being called to order. In such event, Lakeshore will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.
If an adjournment proposal is presented to the Extraordinary General Meeting and is not approved by Lakeshore’s shareholders, Lakeshore may not be able to adjourn the Extraordinary General Meeting to a later date if Lakeshore is unable to consummate the Business Combination (because either the Reincorporation Merger, the Acquisition Merger or any other matter presented at the Extraordinary General Meeting is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that in the event the chairman of the Extraordinary General Meeting determines that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement, the adjournment of the Extraordinary General Meeting to a date and time to be confirmed by the chairman of the Extraordinary General Meeting be confirmed, adopted, approved and ratified in all respects.”
Required Vote
Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LAAA Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences (i) of the Reincorporation Merger to U.S. Holders (defined below) of LAAA Ordinary Shares and LAAA Warrants (collectively, the “Lakeshore securities”), (ii) of the Acquisition Merger to U.S. Holders of ProSomnus common stock and ProSomnus warrants (collectively, the “ProSomnus securities”), (iii) of the ownership and disposition of PubCo Common Stock and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders and (iv) of the exercise of redemption rights by holders of Lakeshore securities that are U.S. Holders.
This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Lakeshore securities, ProSomnus securities or PubCo securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to holders that hold Lakeshore securities or ProSomnus securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
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banks or other financial institutions, underwriters, or insurance companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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expatriates or former long-term residents of the United States;

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subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

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dealers or traders in securities, commodities or currencies;

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grantor trusts;

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persons subject to the alternative minimum tax;

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U.S. persons whose “functional currency” is not the U.S. dollar;

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persons who received LAAA Ordinary Shares or ProSomnus common stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding LAAA Ordinary Shares or ProSomnus common stock, or, after the Business Combination, the issued PubCo Common Stock (excluding treasury shares);

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holders holding Lakeshore securities or ProSomnus securities, or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

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controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

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the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of Lakeshore securities or ProSomnus securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Lakeshore securities or ProSomnus securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Lakeshore securities or ProSomnus securities, and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.
Because LAAA Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a LAAA Unit should be treated as the owner of the underlying component Lakeshore securities for U.S. federal income tax purposes. The discussion below with respect to Lakeshore securities should also apply to holders of LAAA Units (as the deemed owner of the underlying component Lakeshore securities).
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION MERGER, ACQUISITION MERGER, OWNERSHIP AND DISPOSITION OF PUBCO COMMON STOCK AND PUBCO WARRANTS AND THE EXERCISE OF REDEMPTION RIGHTS. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF LAKESHORE SECURITIES, PROSOMNUS SECURITIES OR PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF LAKESHORE SECURITIES OR PROSOMNUS

SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
U.S. Holders
U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities
The following discussion, constitutes the opinion of Loeb & Loeb, counsel to Lakeshore, as to the material U.S. federal income tax consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.
If the Reincorporation Merger Qualifies as a Reorganization
General U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of the Reincorporation Merger to U.S. Holders will depend primarily on whether the Reincorporation Merger qualifies as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). The Reincorporation Merger should qualify as a Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation Merger as a Reorganization is not entirely clear. U.S. Holders should be aware that Lakeshore has not requested and, following the Reincorporation Merger, PubCo does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Reincorporation Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.
If the Reincorporation Merger qualifies as a Reorganization and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and the discussion below regarding the effect of Section 367 of the Code, a U.S. Holder that exchanges its Lakeshore securities pursuant to the Reincorporation Merger should not recognize gain or loss on the exchange of Lakeshore securities for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Common Stock received as a result of the Reincorporation Merger should equal the aggregate adjusted tax basis of the LAAA Ordinary Shares surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the LAAA Warrants surrendered in the exchange, in each case increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the Lakeshore securities surrendered in the exchange.
Because the Reincorporation Merger will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to LAAA Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Reincorporation Merger. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation Merger and exercise of redemption rights.
Effect of Section 367 of the Code to U.S. Holders of LAAA Ordinary Shares
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Reorganization. When it applies, Section 367 imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange LAAA Ordinary Shares for PubCo Common Stock as part of the Reincorporation Merger. Because the

Reincorporation Merger will occur immediately prior to the redemption of holders that exercise redemption rights with respect to LAAA Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Reincorporation Merger.
A. U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of Lakeshore
A U.S. Holder that on the day of the Reincorporation Merger beneficially owns (directly, indirectly or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Lakeshore stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the LAAA Ordinary Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Lakeshore securities entitled to vote or 10% or more of the total value of shares of all classes of Lakeshore securities for U.S. federal income tax purposes, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its LAAA Ordinary Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the LAAA Ordinary Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such LAAA Ordinary Shares.
Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its LAAA Ordinary Shares as a result of the Reincorporation Merger. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.
B. U.S. Holders Who Own Less Than 10 Percent of the Voting Power and Value of Lakeshore
A U.S. Holder that on the day of the Reincorporation Merger beneficially owns (directly, indirectly or constructively) LAAA Ordinary Shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Lakeshore stock entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Lakeshore stock must either recognize gain with respect to the Reincorporation Merger or, in the alternative, elect to recognize the “all earnings and profits” amount, in each case as described below.
Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to PubCo Common Stock received in exchange for its LAAA Ordinary Shares pursuant to the Reincorporation Merger. Any such gain would be equal to the excess of the fair market value of such PubCo Common Stock received over the U.S. Holder’s adjusted tax basis in the LAAA Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the LAAA Ordinary Shares for longer than one year.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the earnings and profits amount attributable to its LAAA Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election, as enumerated in the Treasury regulations.
U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.
A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly or constructively) LAAA Ordinary Shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the earnings and profits amount in income under Section 367(b) of the Code in connection with the Reincorporation Merger.
If the Reincorporation Merger Does Not Qualify as a Reorganization
If the Reincorporation Merger fails to qualify as a Reorganization, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its Lakeshore securities for PubCo securities in the Reincorporation Merger will recognize gain or loss equal to the difference between (i) fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the Lakeshore securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of the PubCo securities on the date of the Reincorporation Merger. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Reincorporation Merger will begin on the day after the date of the Reincorporation Merger.
Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Lakeshore securities exceeds one year at the time of the Reincorporation Merger. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.
U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Lakeshore securities for PubCo securities pursuant to the Reincorporation Merger, the qualification of the Reincorporation Merger as a Reorganization, and the application of Section 367(b) to the Reincorporation Merger.
Passive Foreign Investment Company Status
Even if the Reincorporation Merger qualifies as a Reorganization, the Reincorporation Merger may be a taxable event to U.S. Holders of Lakeshore securities under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies. Because Lakeshore is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a tentative review of its financial statements, Lakeshore believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021, and will likely be considered a PFIC for its current taxable year which ends as a result of the Reincorporation Merger.
A. Definition and General Taxation of a PFIC
A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury Regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.
If Lakeshore is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Lakeshore securities and, in the case of LAAA Ordinary Shares, the U.S. Holder did not make either (a) a timely qualified election fund (“QEF”) election under Section 1295 of the Code for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold)

LAAA Ordinary Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:
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any gain recognized by the U.S. Holder on the sale or other disposition of its LAAA Ordinary Shares or LAAA Warrants; and

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any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the LAAA Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the LAAA Ordinary Shares).

Under these rules,
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Lakeshore securities;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Lakeshore’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Lakeshore is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its LAAA Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Lakeshore’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Lakeshore’s taxable year ends.
B. Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of Lakeshore securities will depend on whether the U.S. Holder has made a timely and effective election to treat Lakeshore as a QEF, for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LAAA Ordinary Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to Lakeshore is contingent upon, among other things, the provision by Lakeshore of certain information that would enable the U.S. Holder to make and maintain a QEF election. If Lakeshore determines it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Lakeshore will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. A U.S. Holder of a PFIC that made a timely and effective QEF election for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LAAA Ordinary Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LAAA Ordinary Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”
As indicated above, if a U.S. Holder of LAAA Ordinary Shares has not made a timely and effective QEF election with respect to Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LAAA Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its LAAA Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of Lakeshore’s tax year in which Lakeshore qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held LAAA Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its LAAA Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the LAAA Ordinary Shares for purposes of the PFIC rules.
A U.S. Holder may not make a QEF election with respect to its LAAA Warrants. As a result, if a U.S. Holder of LAAA Warrants sells or otherwise disposes of such rights (including for this purpose exchanging the LAAA Warrants for PubCo Warrants in the Reincorporation Merger), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Lakeshore were a PFIC at any time during the period the U.S. Holder held the LAAA Warrants.
U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may instead elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their LAAA Ordinary Shares under their particular circumstances.
C. Effect of PFIC Rules on the Reincorporation Merger
Even if the Reincorporation Merger qualifies as a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), (the “Proposed Regulations”) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Lakeshore securities for PubCo securities in the Reincorporation Merger if Lakeshore were classified as a PFIC at any time during such U.S. Holder’s holding period in Lakeshore securities. Any such gain would be treated as an “excess distribution” made in the year of the Reincorporation Merger and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the Proposed Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See “— U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities — Effect of Section 367 of the Code to U.S. Holders of LAAA Ordinary Shares.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its LAAA Ordinary Shares for which a timely QEF election, a QEF election along with a purging election, or mark-to-market election is made. An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities — Effect of Section 367 of the Code to U.S. Holders of LAAA Ordinary Shares.” In addition, as discussed above, since a QEF election cannot be made with respect to LAAA Warrants, the Proposed Regulations should apply to cause gain recognition under the PFIC rules on the exchange of LAAA Warrants for PubCo Warrants pursuant to the Reincorporation Merger. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.
The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above.

Accordingly, a U.S. Holder of Lakeshore securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of ProSomnus Securities
ProSomnus and Lakeshore intend that, for U.S. federal income tax purposes, the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of ProSomnus to effect the Acquisition Merger is conditioned on ProSomnus’ receipt of an opinion from Nelson Mullins Riley & Scarborough LLP, to the effect that, for U.S. federal income tax purposes, the Acquisition Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.
ProSomnus does not currently intend to waive this opinion condition to its obligation to complete the Acquisition Merger. If ProSomnus waives this opinion condition after the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the Acquisition Merger have materially changed, ProSomnus will recirculate this proxy statement/consent solicitation/prospectus and resolicit the votes of ProSomnus stockholders.
This opinion of counsel does not address any state, local or foreign tax consequences of the Acquisition Merger. It is based on certain assumptions and representations as to factual matters from ProSomnus, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. ProSomnus and Lakeshore do not intend to request a ruling from the IRS about any aspects of the U.S. federal income tax consequences of the Acquisition Merger. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the opinion cannot be relied upon and the U.S. federal income tax consequences of the merger could differ from those described below.
Subject to the qualifications and limitations set forth herein, U.S. Holders of ProSomnus common securities will generally not recognize any gain or loss as a result of the Acquisition Merger. Pursuant to the Acquisition Merger, U.S. Holders of ProSomnus common stock will receive shares of PubCo Common Stock in exchange for their shares of ProSomnus common stock, and U.S. holders of ProSomnus warrants will receive shares of PubCo Warrants in exchange for their ProSomnus warrants. Each U.S. Holder’s tax basis in the shares of PubCo Common Stock received in the Acquisition Merger will be the same as his, her or its tax basis in the shares of ProSomnus common stock surrendered in the Acquisition Merger in exchange therefor, and each U.S. Holder’s tax basis in the PubCo Warrants received in the Acquisition Merger will be the same as his, her or its tax basis in the ProSomnus warrants surrendered in the Acquisition Merger in exchange therefor. The holding period of the shares of PubCo Common Stock received in the Acquisition Merger by the U.S. Holder will include the holding period of the shares of ProSomnus common stock surrendered in the Acquisition Merger in exchange therefor, and the holding period of the PubCo Warrants received in the Acquisition Merger by the U.S. Holder will include the holding period of the ProSomnus warrants surrendered in the Acquisition Merger in exchange therefor.
In addition, pursuant to the Merger Agreement, U.S. Holders of ProSomnus common stock may receive contingent consideration in the form of additional shares of PubCo Common Stock under certain circumstances. Any additional shares of PubCo Common Stock received by U.S. Holders pursuant to the Merger Agreement are expected to be viewed as contingent consideration in the Acquisition Merger and should generally be received on a tax-free basis in the manner described above. However, the treatment of contingent consideration received in a “reorganization” within the meaning of Section 368(a) of the Code, including a U.S. Holder’s tax basis in any shares of PubCo Common Stock received as contingent consideration, is unclear under current law, and there can be no assurance that the IRS will not take a contrary position to that described herein or that a court will not agree with a contrary position of the IRS in the event of litigation. Additionally, under Code Section 483, a portion of the value of any shares of PubCo Common Stock received by a U.S. Holder as contingent consideration will be treated as interest for U.S. federal income tax purposes that must be accounted for in accordance with the holder’s regular method of accounting. The amount of imputed interest is equal to the excess of (1) the fair market value of the shares of PubCo Common Stock, if any, received as contingent consideration over (2) the present value of such amount as of the effective time, discounted at the applicable federal rate in effect at the effective time. A U.S. Holder’s tax basis in any shares of PubCo Common Stock received as contingent consideration will be increased by the amount treated as imputed interest.
All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Acquisition Merger, including the potential receipt of contingent consideration, under such holder’s particular circumstances.
U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Common Stock
The following discussion is a summary of certain material U.S. federal income tax consequences of theownership and disposition of PubCo Common Stock to U.S. Holders who receive such PubCo Common Stockpursuant to the Business Combination
Distributions on PubCo Common Stock
The gross amount of any distribution on shares of PubCo Common Stock that is made out of PubCo’s current oraccumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder asordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder.Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction(pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied. Subject toapplicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute“qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.
Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat thedividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction forinvestment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. Inaddition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make relatedpayments with respect to positions in substantially similar or related property. This disallowance applies even if theminimum holding period has been met.To the extent that the amount of any distribution made by PubCo on the PubCo Common Stock exceeds PubCo’scurrent and accumulated earnings and profits for a taxable year (as determined under U.S. federal income taxprinciples), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero)in the adjusted basis of the U.S. Holder’s shares of PubCo Common Stock, and to the extent the amount of thedistribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale orexchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares of PubCoCommon Stock.”
Sale, Exchange, Redemption or Other Taxable Disposition of Shares of PubCo Common Stock
A U.S. Holder will generally recognize gain or loss on any sale, exchange, or other taxable disposition of PubCoCommon Stock, including on a redemption that is treated as a sale or exchange under Section 302 of the Code, in anamount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted taxbasis in such PubCo Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCoCommon Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holdingperiod in the PubCo Common Stock exceeds one year at the time of the disposition. Preferential tax rates may applyto long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility ofcapital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCoCommon Stock will generally be treated as U.S. source gain or loss.
Exercise or Lapse of a PubCo Warrant
Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of PubCo Common Stock on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a share of PubCo Common Stock received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of PubCo Common Stock received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Common Stock received would equal the holder’s basis in the PubCo Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the PubCo Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Common Stock would include the holding period of the PubCo Warrant exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Common Stock received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.
Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights
In the event that a U.S. Holder elects to redeem its LAAA Ordinary Shares (which will be exchanged for shares of PubCo Common Stock in the Reincorporation Merger) for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the PubCo Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the PubCo Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the PubCo Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the PubCo Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the PubCo Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.
If the redemption does not qualify as a sale or exchange of PubCo Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Lakeshore’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the PubCo Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the PubCo Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of PubCo Common Stock treated as held by the U.S. Holder (including any PubCo Common Stock constructively owned by the U.S. Holder as a result of owning PubCo Warrants) relative to all of the PubCo Common Stock outstanding both before and after the redemption. The redemption of LAAA Ordinary Shares generally will be treated as a sale or exchange of the PubCo Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Lakeshore or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only PubCo Common Stock actually owned by the U.S. Holder, but also PubCo Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include PubCo Common Stock which could be acquired pursuant to the exercise of the PubCo Warrants. In order to meet the substantially disproportionate test, (i) the percentage of Lakeshore’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the PubCo Common Stock must be less than 80% of the percentage of Lakeshore’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding PubCo Common Stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Lakeshore entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the PubCo Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the PubCo Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other PubCo Common Stock. The redemption of the PubCo Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Lakeshore. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Lakeshore will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining PubCo Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its PubCo Warrants or possibly in other PubCo Common Stock constructively owned by it. Shareholders who hold different blocks of PubCo Common Stock (generally, shares of Lakeshore purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Reincorporation Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to LAAA Ordinary Shares, U.S. Holders exercising such redemption rights, will be deemed to have exchanged their LAAA Ordinary Shares for shares of PubCo Common Stock and be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Reincorporation Merger (as discussed further above).
All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their PubCo Common Stock pursuant to an exercise of redemption rights.
Non-U.S. Holders
Tax Consequences for Non-U.S. Holders of Owning and Disposing of PubCo Common Stock
Distributions on PubCo Common Stock
Distributions of cash or property to a Non-U.S. Holder in respect of PubCo Common Stock received in theDomestication will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’scurrent or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distributionexceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a taxfreereturn of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the PubCo Common Stock. Anyremaining excess will be treated as capital gain and will be treated as described below under “— Gain on Dispositionof PubCo Common Stock.”
Dividends paid to a Non-U.S. Holder of PubCo Common Stock generally will be subject to withholding of U.S.federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However,dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within theUnited States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishmentof the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosurerequirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net incomebasis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any sucheffectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax”at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of PubCo Common Stock who wishes to claim the benefit of an applicable treaty rate andavoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRSForm W-8 and certify under penalty of perjury that such holder is not a United States person as defined under theCode and is eligible for treaty benefits or (b) if the PubCo Common Stock are held through certain foreignintermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations.Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities ratherthan corporations or individuals.
A Non-U.S. Holder of PubCo Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to anincome tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refundwith the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefitsunder any applicable income tax treaty.
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities
Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the taxabledisposition of PubCo Common Stock generally will not be subject to U.S. federal income tax unless:•

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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and,if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);•

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating183 days or more in the taxable year of the disposition, and certain other conditions are met; or•

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PubCo is or has been a “United States real property holding corporation” for U.S. federal income taxpurposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S.Holder’s holding period for such securities disposed of, and, generally, in the case where PubCo Common Stock areregularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than5% of such Shares, as applicable, at any time during the shorter of the five year period ending on the date ofdisposition or the Non-U.S. Holder’s holding period for the Shares disposed of. There can be no assurance that PubCoCommon Stock will be treated as regularly traded on an established securities market for this purpose.
An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on thenet gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holderdescribed in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from thesale, which may be offset by United States source capital losses, even though the individual is not considered aresident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respectto such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above,it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under theCode and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specifiedby an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
The Company does not believe it is and does not anticipate becoming a “United States real property holdingcorporation” for U.S. federal income tax purposes.
Exercise or Lapse of a PubCo Warrant
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of PubCo securities.
Information Reporting and Backup Withholding
PubCo must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holderand the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of theinformation returns reporting such dividends and withholding may also be made available to the tax authorities in thecountry in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holdercertifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge orreason to know that such holder is a United States person as defined under the Code), or such holder otherwiseestablishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of asale of PubCo Common Stock within the United States or conducted through certain United States-related financialintermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and thepayor does not have actual knowledge or reason to know that the beneficial owner is a United States person asdefined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including PubCo securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which PubCo securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, PubCo securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of PubCo Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including PubCo securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in PubCo securities.

BUSINESS OF PROSOMNUS
Unless otherwise indicated or the context otherwise requires, references in this section to “ProSomnus,” “we,” “us,” “our,” and other similar terms refer to ProSomnus and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
We are a medical technology company focused on the development, manufacturing and marketing of precision intraoral medical devices, a new option for treating and managing patients with mild to moderate obstructive sleep apnea (OSA). Each ProSomnus precision intraoral device is personalized based on the anatomy and treatment plan for each patient. Our patented precision devices are engineered to create unique, consistent and predictable biomechanical advantages that lead to effective, comfortable, economical and patient preferred treatment outcomes for patients with OSA.
Each ProSomnus precision intraoral device consists of a series of two splints, one that fits over the upper teeth and another that fits over the lower teeth. Each splint contains a lateral prescription post that precisely and comfortably postures the jaw forward at a prescribed position that opens the airway in the back of the throat to prevent the airway from collapsing at night, minimizing snoring and allowing air to flow more easily. The jaw position can be changed by swapping out an upper or lower splint and replacing it with another splint that contains a slightly different lateral prescription post similar to how clear aligner trays are swapped out for orthodontic treatment.
Our ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (the FDA) as Class II medical devices for the treatment of snoring and mild to moderate OSA. We received pre-market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (FDCA) for our first intraoral device in July 2014 and our devices have been commercially available in the United States since August 2014. To date, over 150,000 ProSomnus precision devices have been prescribed for patients.
Sleep apnea is a serious and chronic, respiratory, disease that negatively impacts a patient’s sleep, health, and quality of life. OSA is the most common form of sleep apnea. OSA is a medical condition characterized by a cessation of breathing when the tongue, soft palate, and other related tissues in the back of the throat collapse and block the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. If untreated, OSA increases the risk of high blood pressure, hypertension, heart failure, stroke, coronary artery disease and other life-threatening diseases. In addition to severe comorbidities, untreated OSA is associated with a reduction in everyday quality-of-life, such as an increase in daytime sleepiness, and an impairment of cognitive function which increases the risk of motor vehicle accidents, poor workplace performance and absenteeism.
OSA is a highly prevalent medical disorder. In 2019, Lancet Respiratory Medicine reported that nearly one billion people globally had OSA, including 74 million adults in the United States. Studies report that the prevalence of OSA is increasing, driven by demographic and social health trends. Industry reports and studies estimate that approximately 80% of people with OSA are undiagnosed. Frost and Sullivan estimated that the cost of undiagnosed OSA was $149.6 billion in 2015. In 2010 McKinsey estimated the cost of untreated OSA to be between $65 billion and $165 billion.
We believe that the OSA market is ripe for disruption due to the limitations of current therapies. Continuous Positive Airway Pressure (CPAP), the primary incumbent therapy, delivers air pressure into the patient’s airway through a face or nasal mask for the purpose of maintaining an open airway during the night. Many patients find CPAP treatment cumbersome, uncomfortable, claustrophobic, and generally difficult to tolerate.
We believe there is a significant population of people with mild to moderate OSA who seek an alternative to CPAP and are eligible for treatment with ProSomnus devices. Industry reports estimate that approximately 7 million people in the United States have stopped using their CPAP machines, representing an immediate market opportunity for ProSomnus. We estimate that the failed CPAP opportunity is growing by 700,000 people in the United States each year. We believe that there is a substantial opportunity outside of the United States and that there is a substantial opportunity for ProSomnus device therapy as a frontline alternative to CPAP for patients mild to moderate OSA, particularly with increasing public awareness and medical education.
Prior to the ProSomnus precision intraoral device, there were few alternatives for OSA patients who refuse or fail CPAP. Historically, treatment alternatives to CPAP have consisted of surgical procedures or legacy oral appliances. Surgical procedures, such as hypoglossal nerve stimulation and maxillomandibular advancement, can be invasive, irreversible, expensive, and only suitable for a narrow range of patient types. Legacy oral appliances have historically been associated with inconsistent and unreliable performance. We believe that there is both an urgent clinical need and a strong market opportunity for a treatment alternative that is effective, comfortable, non-surgical, convenient, and more economical.
Disease management is another important need and opportunity for providers, payors and patients. OSA is a chronic, lifelong, respiratory disease. None of the current therapies are designed to cure OSA. As a result, healthcare providers, patients and payors must manage the disease for the remainder of each patient’s life. Current therapies provide therapeutic data about the function of the device. However, our interviews with leading sleep medicine experts indicate a strong need to efficiently monitor each patient’s physiologic data, the patient’s physiologic response to the treatment, in an effort to better manage the disease. Physiologic data include heart rate, blood pressure and blood oxygen levels. Diseases management is a significant opportunity for ProSomnus and we are developing a novel product that we believe will be of benefit to clinicians and their patients.
We believe our ProSomnus precision intraoral devices overcome many of the limitations of CPAP and other current treatments of OSA by providing the following key benefits:
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Highly effective for mild and moderate OSA.   ProSomnus precision intraoral devices are highly effective for the treatment of patients with mild and moderate OSA, which accounts for two-thirds of all OSA patients. ProSomnus devices have demonstrated efficacy on par with CPAP for patients with mild to moderate OSA and higher levels of nightly adherence in published studies. The combination of efficacy and nightly adherence suggest that ProSomnus precision intraoral devices are a highly effective treatment option for patients who have OSA.

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High patient satisfaction.   ProSomnus intraoral devices are customized, more comfortable, and less invasive than CPAP, legacy oral devices and surgical treatments, making it a good choice for both patients and providers. In a study performed by us and supported by feedback from patients and providers, “A Multi-Center Preference Study of a Novel Oral Appliance Design and Material” published in Sleep, patients have been shown to strongly favor ProSomnus intraoral devices over CPAP and other legacy oral appliance therapy devices. Our patient satisfaction advantage is driven by high patient adherence, fewer side effects than CPAP and other therapies, resolution of symptoms, achievement of patient treatment goals, ease of use with minimal cleaning and device maintenance required and minimal disruption to patient bedtime and sleeping habits and routines.

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Proprietary, innovative technology.   Our ProSomnus intraoral devices are the result of our innovative design capabilities, manufacturing processes and high performance medical grade class VI materials. We have developed proprietary software that uses artificial intelligence to design precision intraoral devices that will precisely fit the unique anatomy and treatment plan for each patient. These designs are rendered using our proprietary, highly automated, and scalable manufacturing process that utilizes algorithm-driven robotic milling and finishing. ProSomnus precision intraoral medical devices offer high-performance medical grade materials and patented, biomechanically superior features compared to alternative therapies. We believe our intellectual property (IP) portfolio, consisting of patents, know-how and trademarks, protects our novel device designs and innovative manufacturing processes and gives us a competitive advantage in the market.

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Safe and effective treatment for OSA.   Our ProSomnus precision intraoral devices are a safe and effective treatment option for OSA and have received FDA clearance pursuant to Section 510(k) of the FDCA as a Class II medical device for the treatment of snoring and mild to moderate OSA.

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Economical.   ProSomnus intraoral devices cost significantly less than CPAP, surgical treatment options, and legacy oral appliances. Based on publicly available insurance reimbursement schedules, the costs associated with delivering ProSomnus intraoral devices are an estimated 80% less than CPAP and 95% less than surgical options. Our cost advantages over legacy appliances are driven by low initial manufacturing costs, significant lower ongoing maintenance costs and fewer adjustments, fewer repair and remakes

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Fewer side effects.   ProSomnus intraoral devices are engineered to prevent both short- and long-term side effects. We designed our intraoral devices to mitigate unnecessary jaw pain, discomfort and tooth movement, and we believe that our high adherence rates indicate that patients find any side effects insignificant compared to the health and quality of life improvements provided by our devices. Side effects are defined as events that result in the discontinuation of therapy, which lead to a reduction in adherence and ultimately effectiveness.

The results of multiple scientific investigations, which include both sponsored and independent studies that evaluated approximately 654 patients in total, and clinician reported outcomes indicate that ProSomnus devices reduce sleep apnea events, improve sleep-related quality of life, reduce snoring, and help achieve patients’ treatment objectives. In addition, these investigations report high levels of adherence, mitigation of common side effects, strong patient preference for ProSomnus devices over alternatives, and improvements in treatment efficiency.
The NOTUS4 clinical trial, a third-party investigation published in the Journal of Clinical Sleep Medicine in March 2022, was designed to predict, and evaluate, the efficacy and outcomes of oral appliance therapy for the treatment of OSA. The study reported that 94% of mild and moderate OSA patients were successfully treated using a ProSomnus precision intraoral device. After a six month follow-up period, 85% reported that they achieved their treatment goal with the ProSomnus device and 97% of patients reported a reduction in snoring with a median improvement of six points on a ten-point scale. The Syracuse, Detroit and San Diego registries and a recent multicenter study reported similar results for patients treated with ProSomnus precision intraoral devices.
Two sponsored studies, “Efficacy and Effectiveness of the ProSomnus® [IA] Sleep Device for the Treatment of Obstructive Sleep Apnea: EFFECTS Study” published in Cureus and “Evaluation of a new oral appliance with objective compliance recording capability: a feasibility study” published in Journal of Dental Sleep Medicine, reported mean nightly use of 7.2 and 7.4 hours using ProSomnus devices, making ProSomnus devices the only commercially available OSA treatment to objectively record nightly use that meets the American Academy of Sleep Medicine (AASM) and American Academy of Dental Sleep Medicine (AADSM) recommendations for nightly sleep. The 7.2 hours of mean nightly use is 61% better than what is reported in the literature for CPAP.
Regarding the mitigation of side effects, two independent studies, “Assessment of potential tooth movement and bite changes with a hardacrylic sleep appliance: A 2-year clinical study” published in Journal of Dental Sleep Medicine and “Comparative assessment of changes in pharyngeal airway space in cases of obstructive sleep apnoea with a customized mandibular repositioning appliance — a clinical study” published in Sleep Science, found that patients treated with ProSomnus devices did not demonstrate the types of dental side effects commonly associated with CPAP and legacy oral appliances. Both studies did not find any statistically or clinically significant changes in dental position or bite position after a minimum of two years using ProSomnus devices.
ProSomnus therapy is covered by most private insurance payors, Medicare, and by a growing number of public health insurance programs offered in many countries around the world. In the United States an estimated 70% of treatments are paid for by private insurances, 25% are covered by Medicare and the remaining 5% are paid out-of-pocket by the patient.
Typically, the managing physician screens the at-risk person and orders a sleep test. The majority of sleep tests are now conducted at home, expanding access to care. If the test confirms OSA, the managing physician prescribes a treatment modality. If ProSomnus therapy is prescribed, the patient is referred to a dentist trained in dental sleep medicine. The dental sleep medicine therapy provider administers the therapy and refers the patient back to the managing physician for follow up.

Dentists are typically reimbursed by private medical insurance in the range of approximately $2,000 to $3,500 per patient for intraoral appliance therapy and by Medicare in the range of approximately $1,250 to $1,800 per patient for intraoral appliance therapy. The average amount varies by insurance provider and Medicare jurisdiction. At these reimbursement levels, we believe that intraoral appliance therapy offers dentists an attractive ratio of revenue per chair time in comparison to other dental procedures.
We market and sell our precision intraoral devices to dental sleep medicine providers in the United States and in select countries around the world through a direct sales force. We currently have 11 direct sales representatives in the United States and three in Europe. Our direct sales force focuses their education, promotional and sales efforts on dentists who have developed a specialty in dental sleep medicine, and the physicians who are actively treating OSA.
We generated revenue of $14.1 million, with a gross margin of 51.9% and a net loss of $6.0 million, for the fiscal year ended December 31, 2021, compared to revenue of $8.3 million, with a gross margin of 49.7% and a net loss of $6.2 million, for the fiscal year ended December 31, 2020. Our accumulated deficit as of December 31, 2021 was $203.6 million.
Our Competitive Strengths
We believe the continued growth of our company will be driven by the following competitive strengths:
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Patient preferred therapy.   ProSomnus precision intraoral devices utilize a patented and proprietary combination of technologies to create a treatment experience that patients prefer, based on our studies. Our devices are small and comfortable. Our devices are the only OSA treatment utilizing Medical Grade Class VI rated materials, the most rigorous standard of biocompatibility according to US Pharmacopia, which makes our devices hygienic and easy to keep clean. Our patented iterative titration system makes it easy for patients to use our device and maintain normal bedtime and morning routines.

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Efficacy for mild to moderate OSA.   ProSomnus precision intraoral devices have demonstrated efficacy for the treatment of mild to moderate OSA. We believe that demonstrating efficacy on par with CPAP will enable us to position ProSomnus therapy as a viable alternative to patients who refuse and fail CPAP or simply prefer a different treatment option.

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Large, growing market.   Approximately 1 billion people worldwide suffer from OSA, with approximately 74 million located in North America. Only approximately 15 – 20% of sufferers in the United States are currently diagnosed, but diagnosis rates are expected to increase in the near term as clinical support, access to care, nearable/wearable diagnostic technologies, health economics and market awareness broaden. We believe that we are uniquely positioned to address this growing market.

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Front-line therapy.   The AASM and the AADSM updated their guidelines in 2017 to recommend oral appliances as front-line treatment options for patients who preferred them over CPAP.

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Sales momentum.   Since receiving FDA clearance as a Class II medical device in July 2014, order volumes have grown approximately 86% compounded annually. Over 150,000 ProSomnus precision intraoral medical devices have been prescribed to date. We believe that ProSomnus precision intraoral devices have rapidly become a front-line device of choice for leading sleep dentists in the United States, and we have been named in Inc. Magazine’s List of 5,000 Fastest-Growing Private Companies for the past three consecutive years

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Strong customer metrics.   In 2021, we experienced a 98% retention rate among our top 100 customers, which are primarily sleep dentists, and a 26% increase in revenue from such customers. Our largest customer represents approximately 5% of our revenues. We have a well-established provider network across the United States. Our precision intraoral devices are authorized for use by the US Army, US Navy, US Air Force and Veterans Affairs hospitals by the US Department of Defense policy regarding sleep apnea.

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Significantly lower cost than CPAP and surgical treatments, and reimbursable by private medical insurance, Medicare and public health insurance programs in many countries.   The cost of therapy is an important consideration for patients and healthcare payors and providers. We believe that our digital prescription and manufacturing process enables us to produce more cost effectively than our competitors. Unlike CPAP and other therapies, ProSomnus precision intraoral devices do not require the types of expensive ongoing consumables and device adjustments that are associated with CPAP and other treatment options. In addition, our ProSomnus intraoral devices are covered by medical insurance and Medicare in the United States, and by social health insurance programs in a growing number of countries around the world.
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Experienced management team.   Our management team has deep expertise operating and growing medical and dental device businesses. Our Chief Executive Officer Leonard Liptak, our Chief Technology Officer Sung Kim, and our Executive Chairman Laing Rikkers, have over fifty years of management experience in the medical and dental device space, and our management team has substantial experience in operating differentiated medical and dental device businesses including sales, marketing, manufacturing, finance, research and development, clinical and medical affairs.

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Scalable, mass customized manufacturing platform.   ProSomnus has built a proprietary manufacturing platform that enables high levels of precision, personalized, customized medical device manufacturing without compromising quality, service or the ability to scale. ProSomnus utilizes proprietary device design software and milling robots that are controlled by software to achieve high levels of precision, repeatability, quality, service and scalability.

Our Strategy
Our goal is to become a global leader in providing clinically proven products that improve sleep, quality of life, and health of patients with OSA and to enable the ongoing management of the disease in a way that is effective, efficient and economical. We believe the following strategies will play a critical role in achieving this goal and our future growth:
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Expansion of North American direct sales organization.   The core focus of our sales initiative is to expand our direct sales organization in North America. With representatives located in high-value metropolitan areas, the direct sales organization will focus primarily on dentists and physicians who are practicing sleep medicine. The main purpose of this initiative is to increase case volume from these dentists and physicians by facilitating a referral relationship between dentists and physicians, helping them expand the dental sleep medicine aspect of their practices and educating them on the advantages of the ProSomnus intraoral devices. We also intend to further expand our sales to integrated health systems and hospital networks.

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International expansion.   We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets. ProSomnus devices have obtained a CE mark, and have conformed with additional regulatory requirements for target countries.

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Establish ProSomnus as the brand of choice.   Our marketing team is working to establish ProSomnus as the “brand of choice” among dentists and physicians who practice sleep medicine. We believe that marketing will raise awareness of our products and services, predispose sleep medicine practitioners to doing business with us and generate qualified leads for sales organization through sponsorship of continuing education seminars, conferences and events.

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Science-backed marketing.   We continue to develop scientific data to further validate the advantages of ProSomnus products, engage key opinion leaders who perform research, and support the goal of establishing ProSomnus as the leading brand in sleep medicine. We expect that data will continue to be developed with the intent of having studies published in peer-reviewed journals and presented at conferences, as well as utilized in sales and marketing materials.

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Product line extensions.   We intend for product line extensions to focus on enabling ProSomnus to capture a larger share of treatments for patients with OSA, snoring and other related sleep disordered breathing conditions. We expect that each product line extension will be designed to optimize ProSomnus products for a wider range of case types, treatment philosophies, and indications. We expect that each product line extension will utilize our unique manufacturing platform and potentially create additional opportunities for intellectual property.

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Remote monitoring services.   We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020, which we intend to start marketing during the fourth quarter of 2022. The sales of such remote monitoring services in connection with our intraoral devices could result in an additional recurring revenue stream that is reimbursable by insurance. Our remote patient monitoring services will be based on the incorporation of a sensor into the ProSomnus intraoral devices that provides continuous monitoring of physiological health data that physicians want and cannot typically obtain from CPAP or other intraoral appliance therapy devices. Our market research indicates that our remote monitoring services could be a significant driver of greater market acceptance and expansion and result in significant future revenues.

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Manufacturing automation.   We continue to invest in process improvements and technologies that improve our quality and service levels and expand our capacity to meet demand for our devices. We have developed proprietary software the automates the design of our precision, mass customized devices. We have developed proprietary software the controls our milling robots. We believe there is significant opportunity to continue improving quality, service and yield rates by continuously improving the software that controls our design and milling processes, as well as automation technologies pertaining to pre-manufacturing and finishing. Automation will have the added benefit of increasing manufacturing efficiency and delivering higher gross margins over time.

Market Opportunity
Overview of Obstructive Sleep Apnea (OSA)
OSA is a medical condition characterized by a cessation of breathing, when the tongue, soft palate and other related tissues in the back of the throat collapse and block the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. The lack of airflow can last anywhere from ten seconds to more than a minute, and in severe cases may occur 30 or more times during an hour of sleep. The reduction in blood oxygen triggers a startle response that transiently wakens the patient and opens the airway, leading to a temporary restoration of normal breathing. This cycle occurs throughout the night, decreasing the overall quality of a patient’s sleep, negatively affecting a patient’s health and significantly reducing their quality of life.
The following diagram depicts a typical OSA event in which the base of the tongue falls back and restricts airflow.
The severity of OSA is measured by the frequency of apnea or hypopnea events per hour. Apneas are a complete restriction of the airway and hypopneas are a greater than 50% restriction in the airway, both of which are accompanied by a significant decrease in the oxygen levels in the blood. The total number of apneas and hypopneas per hour of sleep is referred to as the Apnea-Hypopnea Index, or AHI. The severity of OSA is based on the following AHI ranges:
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Normal range: AHI < 5 events per hour

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Mild OSA: 5 ≤ AHI < 15 events per hour

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Moderate OSA: 15 ≤ AHI < 30 events per hour

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Severe OSA: AHI ≥ 30 events per hour

Symptoms and Diagnosis of Obstructive Sleep Apnea
Patients struggling with OSA are typically unaware of their condition. Patients who are obese, male or of advanced age are at higher risk for OSA. A common first indicator is that a patient is a heavy snorer. Beyond snoring, a patient may also experience lack of energy, headaches, depression, memory or concentration problems, excessive daytime sleepiness, nighttime gasping and dry mouth.
The impact of heavy snoring creates unrest for both the patient and his or her bed partner. The bed partner’s inability to sleep without interruption often drives the patient to obtain medical advice, usually from their frontline healthcare provider, which is typically a primary care physician or a dentist. If the provider believes the patient may suffer from OSA, they will refer the patient to a sleep medicine physician for diagnosis. The sleep physician will then typically order a sleep study, or polysomnogram, to determine a definitive diagnosis of OSA. This type of sleep study often requires the patient to stay overnight at the sleep center, attached to a variety of monitors and sensors that measure the patient’s airflow, sleep quality, blood oxygen levels and breathing patterns. More recently, physicians have begun prescribing home sleep tests, or HSTs, in lieu of in-office polysomnograms, to help diagnose OSA. We expect that as the use of HSTs, which are more convenient for patients than in-office polysomnograms, continues to increase, the number of patients diagnosed with OSA will also increase.
Comorbidities Associated with OSA and Economic Costs if Untreated
Repetitive cessation of breathing during sleep can have a substantial negative impact on affected patients and their quality of life. Published research shows a strong correlation between OSA and negative health outcomes, including:
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heart failure;

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hypertension;

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stroke;

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atrial fibrillation;

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type 2 diabetes;

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obesity;

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heart attack;

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acute coronary syndrome; and

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depression.

An 18-year mortality follow-up study at the University of Wisconsin based on the 1,522-person Wisconsin Sleep Cohort sample noted reduced survival rates for individuals with untreated OSA. Participants with untreated moderate and severe OSA experienced a significant decline in survival rates.
Untreated OSA is also associated with significantly higher healthcare costs. A report by Frost and Sullivan, commissioned by the American Academy of Sleep Medicine, estimates that the cost of untreated OSA was $149.6 billion dollars in 2015, and that the people with untreated OSA are three times more expensive than people with OSA who are treated. In 2010 McKinsey estimated the cost of untreated OSA to be between $65 billion and $165 billion.
Prevalence of Sleep Apnea
We believe the prevalence of OSA is large and growing. In 2019, The Lancet Respiratory Medicine estimated that 936 million adults aged 30 – 69 years have mild to severe OSA globally and approximately

74 million adults aged 30 – 69 years have mild to severe OSA in North America, suggesting that the condition is both underdiagnosed and under-recognized. There are two types of sleep apnea: OSA and Central Sleep Apnea, or CSA. OSA is the most common form of sleep apnea and is caused by a physical obstruction of the airway. By contrast, CSA is far less common and is caused by the brain’s inability to send appropriate signals to the muscles in the chest that control breathing. Our ProSomnus precision intraoral medical devices are designed to treat patients with OSA.
Current Treatments for OSA and their Limitations
There are several treatment options for OSA. CPAP is the most commonly prescribed therapy for patients with OSA. The other common approaches for treating patients with OSA are surgical procedures (including implantable devices) and intraoral appliance therapy devices.
CPAP
CPAP is delivered through a face or nasal mask that connects through a hose to a bedside air pump. The pump forces air through the hose to the mask and down the patient’s throat, keeping the airway open and allowing the patient to breathe. In order for treatment with CPAP to be most effective, the mask must form an airtight seal on the patient’s face or nose and the mask must be worn every night.
CPAP is the incumbent therapy and has demonstrated improvements in AHI during sleep tests. Patient-reported sleep quality and reductions in daytime sleepiness associated with the number of hours of use. Moreover, controlled studies have shown associations between CPAP device use and a decline in the incidence of strokes and heart attacks. Many patients who use a CPAP device experience immediate symptom relief and increased energy and mental sharpness during the day.
Despite the efficacious treatment CPAP offers, overall nightly therapeutic effectiveness is limited by low patient compliance. Based on published literature, we estimate that only approximately 35% to 65% of patients prescribed a CPAP device are compliant with the therapy. Commonly cited reasons patients fail to use their CPAP device on a regular basis include mask discomfort, mask leakage, pressure intolerance, skin irritation, nasal congestion, nasal drying, nosebleeds, claustrophobia and lack of intimacy. Low patient compliance persists despite the development of various CPAP device improvements and auxiliary technologies designed to improve patient comfort and treatment through a variety of methods, including coaching, patient education and remote monitoring.
Legacy Oral Appliance Therapy Devices
Legacy oral appliance therapy is an alternative treatment to CPAP that is preferable for many patients due to comfort, convenience and the lack of side effects in comparison with CPAP. However, legacy oral appliance therapy devices suffer from imprecision, which can limit the efficacy and predictability of the treatment. When legacy oral appliance manufacturers create their devices, their process capability is typically plus or minus several millimeters, which can lead to the finished oral appliance deviating significantly from the patient’s anatomy, prescription, and treatment plan, thereby compromising efficacy, comfort and overall performance. A difference of several millimeters is thought to be clinically significant. The mean airway width for a patient with OSA is approximately 10 millimeters. Several studies establish the dose dependent relationship between oral appliance jaw repositioning and treatment efficacy, further indicating the importance of precision when repositioning the mandible. Our proprietary design and manufacturing process results in precision jaw repositioning — our finished intraoral devices are within 0.2 millimeters of the patient’s anatomy. The AASM considers 1 millimeter clinically significant, and ProSomnus is the only producer of intraoral devices that have demonstrated an ability to meet this threshold.
Surgical Procedures
In cases of OSA where CPAP has failed or patients have discontinued treatment, surgery may be an alternate therapy. Three of the primary surgical procedures for treating OSA are uvulopalatopharyngoplasty, or UPPP, maxillomandibular advancement, or MMA, and hypoglossal nerve stimulation, or HNS. In a UPPP procedure, the surgeon remodels the structure of the airway by removing excess tissue that is believed to be responsible for obstructing the airway. This can include the uvula, part of the soft palate or roof of the mouth, excess throat tissue, tonsils, adenoids and part of the tongue. Although the most common surgical procedure for OSA, UPPP has only a 33% to 50% success rate, and its efficacy fades with time. In an MMA procedure, a surgeon reconstructs the lower jaw by breaking the jaw and inserting spacers to reposition it forward by approximately 10 millimeters. This surgery is thought to be more effective than UPPP, but it is considered an extreme procedure due to the dramatic change in physical appearance it can cause. Both of these are invasive inpatient procedures that irreversibly alter the patient’s anatomy and require extended and painful recovery periods. The typical recovery period for a UPPP procedure is three weeks, and for an MMA procedure is several months. While these procedures may be effective in reducing OSA, the success rates vary widely.
Other surgical options for the treatment of OSA include hypoglossal nerve stimulation. HNS is a surgically implanted system that includes a pulse generator implanted in the patient’s body, an implanted stimulation lead that delivers the signal from the pulse generator to the hypoglossal nerve, an implanted sensing lead that measures breathing patterns, and a remote control. Currently HNS has a very narrow indication for use, limited to severe OSA patients who have failed CPAP. In addition to being invasive, HNS is expensive.
We believe there is a significant population in the United States and globally with OSA who are eligible for ProSomnus precision intraoral devices and are unable to use or get consistent benefit from CPAP. We believe that there is both an urgent clinical need and a strong market opportunity for an effective, non-invasive, convenient and economical alternative to CPAP and surgical procedures to treat OSA.
ProSomnus Precision Intraoral Medical Devices — Our Solution for Treatment of OSA
We believe that ProSomnus intraoral devices are well positioned to address the limitations of competing OSA therapies by offering a more effective, convenient and economical therapy for patients, providers and payors. Utilizing a proprietary precision manufacturing platform, ProSomnus intraoral devices are more precise, comfortable, customizable and easier to use than other current treatments. We believe that

ProSomnus precision intraoral devices offer the opportunity for better effectiveness, adherence, outcomes and fewer side effects than CPAP.
ProSomnus intraoral devices are personalized for each patient based on their unique anatomy, treatment plan and prescription, similar to eyeglass lenses. Each ProSomnus intraoral device consists of a series of two splints, one that fits over the upper teeth and another that fits over the lower teeth. Each splint contains a lateral prescription post that precisely and gently postures the jaw forward at the prescribed position and opens the airway in the back of the throat to prevent the airway from collapsing at night, minimizing snoring and allowing breathing to flow more easily. Jaw position can be changed by swapping out an upper or lower splint and replacing it with another splint that contains a slightly different lateral prescription post position, similar to how clear aligner trays are swapped out for orthodontic treatment.
We believe that precision prescription transfer enables ProSomnus devices to perform better than other treatment options, including traditional oral appliances. A study supported by ProSomnus was designed to evaluate the prescription transfer precision of several leading traditional oral appliances and ProSomnus devices. One millimeter of variance to the prescribed jaw position is generally recognized as a clinically significant level of variance. The study reported that traditional oral appliances exhibited approximately 3.7 millimeters variance to the prescribed jaw position. The implication is that approximately 29% of traditional oral appliances satisfy the prescription transfer specification, with 71% falling outside of the prescription transfer specification limit. The study also reported that ProSomnus devices demonstrated approximately 0.3 millimeters of variance to the prescribed jaw position, well within the one-millimeter threshold. The implication is that 99% of ProSomnus devices fall within the prescription transfer specification. We believe that our precision prescription transfer advantage, enabled by our unique digital manufacturing platform, translates into performance benefits for the provider and patient.
ProSomnus intraoral devices are designed to make it easy for the patient to follow a normal bedtime routine and adhere to therapy, every night. For example, patients can talk, read, watch TV and drink water while wearing their ProSomnus intraoral device. Patients can go to the bathroom without removing it. They can travel with it. ProSomnus intraoral devices are easy to keep clean, do not require power, water or the bulky equipment and accessories associated with CPAP, and are easy to replace if lost.
Patient Treatment Process
Most potential patients learn they may be a possible candidate for OSA therapy from their bedpartners, physician examinations, word of mouth recommendation, search engines and medical websites, education and advertising campaigns, and/or dentist examinations. Some useful predictive information can be obtained from self-reported questionnaires given to the patient in advance of a formal evaluation, and this procedure may simplify the clinical assessment of patients. Medical organizations are beginning to include screening for OSA in routine physical examinations or during other medical evaluations, particularly for patients who are symptomatic.
We believe that dentists are uniquely positioned to identify patients who are at risk of OSA and refer patients to physicians for diagnosis. During routine dental examinations, dentists can identify certain anatomical risk factors such as a small upper airway. They can ask a few simple screening questions or provide questionnaires to further examine a patient’s likelihood of having OSA. Data indicates that most patients visit their dentists more frequently than they visit their primary care physician, placing dentists in an important position for OSA screening. The AASM asserts that dentists have the access and expertise to screen for OSA and refer patients for diagnosis, and the American Dental Association has recommended that all dentists perform OSA screening. The combination of these facts places dentists in a unique position for the screening of OSA and will likely increase awareness and diagnosis rates over time
If a primary care physician or dentist believes that a patient may have OSA, he or she will generally refer the patient to a sleep physician, who will typically order either a home sleep apnea test or a full polysomnography test, which provides detailed information on sleep state, respiratory behavior and gas exchange abnormalities, in addition to a range of other variables including body position, heart rate and rhythm, and muscle tone and activity. The sleep physician then makes a diagnosis based on the results of the sleep test.

If a patient is diagnosed with sleep apnea and is a candidate for intraoral appliance therapy, the physician will prescribe intraoral appliance therapy as the treatment modality and make a referral to a sleep dentist. The sleep dentist then prescribes a particular intraoral appliance therapy device, such as one of our ProSomnus precision intraoral devices. The dentist typically takes an impression of the patient’s teeth using an intraoral scanner and sends the data and a prescription to us. The ProSomnus precision intraoral device is then designed based on the provided digitized patient information and the dentist’s prescription. A milling robot fabricates the device from medical grade (U.S. Pharmacopeia (USP) Class VI compliant) polymer, using a series of milling tools that are controlled by milling strategy software. The device is then labeled and polished. The finished device is then packaged and sent to the dentist for delivery to the patient.
The manufacture of a ProSomnus intraoral device typically takes seven production days, in comparison with several weeks for legacy oral appliances. Upon receipt of the customized ProSomnus intraoral device by the dentist, the patient will visit the dentist for the fitting of the device. The patient may then take a new post-treatment home sleep apnea test or a polysomnography test to determine the efficacy of the ProSomnus intraoral device on the patient. Though dental sleep providers report that many patients are treated without need for adjustment, dentists easily adjust the treatment by instructing the patient to swap upper or lower splints that contain different prescription settings.
Market Opportunity
The North America sleep apnea device market was estimated to be $3.47 billion dollars in 2021 (Market Data Forecast). The market is forecasted to expand at a compound annual growth rate of 8.1% between 2022 and 2027 (Market Data Forecast). Research estimates that there are 74 million adults in North America with Obstructive Sleep Apnea, of which 18 million have been diagnosed. We believe there is a significant population of people in North America with mild to moderate OSA who seek an alternative to CPAP and are eligible for treatment with ProSomnus devices. Industry reports estimate that approximately 7 million people with OSA of all severities in the United States have stopped using CPAP, representing a $4 billion dollar immediate opportunity for ProSomnus. We estimate that the failed CPAP opportunity is growing by 700,000 people in the United States each year. We believe that there is a substantial opportunity outside of the United States. We also believe there is a substantial opportunity for ProSomnus device therapy as a frontline alternative to CPAP for patients mild to moderate OSA, particularly with increasing public awareness and medical education. And there is an opportunity for ProSomnus’s next generation devices to enable more efficient disease management via remote patient monitoring technologies.
Clinical Results and Studies
A significant and growing body of published clinical evidence, including 654 patients evaluated across several independent and sponsored clinical investigations, supports the efficacy, compliance, safety, patient preference and symptom alleviation of ProSomnus therapy for patients with OSA. The results of the NOTUS4 trial, an independent study which was recently published in the Journal of Clinical Sleep Medicine, reported that 94% of mild and moderate OSA patients were successfully treated using a ProSomnus precision intraoral device. After a six month follow up period, 85% reported that they achieved their treatment goal with the ProSomnus device and 97% of patients reported a reduction in snoring with a median improvement of six points on a ten-point scale.
Efficacy
The table below highlights key findings from studies that evaluate the efficacy of treating patients with mild to moderate OSA utilizing ProSomnus precision intraoral devices. Based on our own market intelligence surveys and third-party surveys, efficacy is one of the primary considerations for a managing physician when selecting a treatment modality.

	NOTUS4 Trial	Syracuse Registry	Detroit Registry	Multi-center Retrospective Study
# of ProSomnus Therapy Patients	58	115	50	55
Baseline AHI or ODA	32.2	24.1	24.4	26.4
Success Criteria	ODI < 10	AHI < 10	AHI < 10	AHI < 10
% Treatment Success, Mild to Moderate OSA	94%	91%	97%	98%
The independent NOTUS4 study report notes that the success rate of the ProSomnus devices used in this study were, “Considerably higher than that reported in the literature,” for legacy oral appliances. The findings referenced in this table, combined with clinical and patient feedback, demonstrates the high efficacy of ProSomnus precision therapy for the treatment of patients with mild to moderate OSA.
Compliance
Two studies, published in peer-reviewed medical journals involving thirty-six total patients, evaluated patient compliance with ProSomnus intraoral devices. Both studies utilized ProSomnus devices fitted with thermo-sensors to objectively record nightly use. The table below highlights the key findings from these studies.
	# of Patients	Baseline AHI	Compliance Rate	Mean Nightly Usage
EFFECTS Study	28	21.8	93.6%	7.2 +/- 0.9 hours
Alaska Study	8	37.2	87.9%	7.4 +/- 1.4 hours
These studies demonstrate a high level of compliance at 93.6% and 87.9%, and mean nightly usage of 7.2 and 7.4 hours per night, with ProSomnus devices. For context, based on published literature we estimate the compliance rates for CPAP devices to be between 35% and 65%, and mean nightly use of approximately 4.5 hours. We believe that ProSomnus precision intraoral devices are the only devices that have demonstrated, in multiple studies using objectively recorded data, mean nightly use that meets or exceeds the AASM and AADSM recommended 7 hours of mean nightly usage.
Side Effects
Two studies, both independent, evaluated patients treated with ProSomnus precision intraoral devices for tooth position and bite changes for a minimum duration of 2 years. Tooth position and bite changes are dental side-effects commonly associated with CPAP and legacy oral appliances. The table below provides the key highlights from these studies.
	OUP Study	India Study
# of ProSomnus Therapy Patients	18	10
Mean Follow Up Duration	2.3 years	2.0 years
Tooth Position Changes – Statistically Significant?	No	No
Bite Changes – Statistically Significant?	No	No
In both studies, ProSomnus precision intraoral devices did not demonstrate the types of unwanted tooth movements and unwanted bite changes that have been reported in the literature with CPAP and legacy oral appliances. There were no statistically significant tooth movements or bite changes in either study.
Snoring
ProSomnus therapy is indicated by the FDA for the treatment of snoring and several studies have been conducted. At six-month follow-up, 97% of participants in the independent NOTUS4 study reported a median improvement in snoring of 6 levels on a 10-point scale. See table below. The EFFECTS study utilized the Snore Severity Score (SSS) and reported a statistically significant improvement in snoring when the patients were treated with ProSomnus therapy.
Safety
ProSomnus precision intraoral devices are classified by the FDA as Class II medical devices for the treatment of snoring and mild to moderate OSA which received pre-market notification and FDA clearance pursuant to Section 510(k) of the FDCA in August, 2014.
Ongoing Studies
ProSomnus precision intraoral devices are involved in several independent and sponsored ongoing clinical studies. Certain, selected, studies, include the following:
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Front Line OSA Therapy (FLOSAT) Study.   FLOSAT is an independent, prospective, sequential, cross over study that compares treatment effectiveness, patient preference and other treatment endpoints for ProSomnus therapy and CPAP therapy. ProSomnus therapy is being utilized as the frontline therapy due to the current CPAP recall and supply challenges. Approximately 60 of 120 patients have been enrolled. Preliminary results are expected late 2022.

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Severe OSA (SOS) Study.   SOS is a multicenter, observational study designed to evaluate the safety, efficacy and overall effectiveness of ProSomnus therapy for patients with severe OSA. If successful, ProSomnus precision intraoral devices will be the first to earn an FDA clearance for severe OSA. First patient enrollment is expected in June 2022.

Sales and Marketing
We sell our ProSomnus intraoral devices through a direct sales force that primarily targets sleep dentists, sleep physicians, primary care providers and other integrated healthcare service providers. We have a well-established provider network across the United States. ProSomnus devices are authorized by the United States Department of Defense and US Army for the treatment of service men and woman who have OSA. We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets.
The AASM practice guidelines specify dentists with OSA training as the primary channel for delivering and managing intraoral appliance therapy for patients with OSA. Dentists can further specialize in sleep medicine by obtaining a credential of Diplomate from the American Board of Dental Sleep Medicine (ABDSM).
ABDSM diplomates are sleep trained dentists who have demonstrated competency in sleep medicine and who must actively engage in continuing education to maintain their credential. We estimate that approximately 6,000 dentists in the United States practice dental sleep medicine, a key call point for our sales and marketing efforts.

We currently have approximately 11 direct sales representatives in the North America and three in Europe. We seek to recruit sales representatives with strong direct sales backgrounds, experience in the dental or respiratory medicine markets, and core knowledge of medical device coding, medical affairs, and reimbursement.
We also utilize direct communication channels to inform and educate patients about ProSomnus intraoral devices and to enable them to connect with active qualified sleep dentists that offer our intraoral devices. Our primary methods of patient, physician and dentist outreach are search engine marketing, social media advertising, medical and dental journal advertising, trade shows and clinical education and in-office engagement of dentists and physicians. The objective of this outreach is to raise awareness of OSA and make it easy for at risk people to access care by using our website to read educational materials and find a list of providers in their area.
Third Party Reimbursement
We typically sell our ProSomnus intraoral devices to sleep dentists. These customers in turn bill various third-party payors, such as commercial payors, Medicare and the various social health plans of various countries around the world, for the cost of the device. The list price for each product is based upon an analysis of competitive prices, capacity dynamics, marginal manufacturing costs, incremental value created to the customer and our business strategy. We offer a quarterly rebate program based on volume, as well as incentives for new customers.
In the United States third-party payors require physicians and dentists to identify the service for which they are seeking reimbursement by using Current Procedural Terminology (CPT) codes, which are created and maintained by the American Medical Association (AMA). Our ProSomnus precision intraoral medical devices can be billed in and out of network to most commercial payors under the E0486 or K1027 CPT codes. The devices under CPT codes E0486 and K1027 are reimbursable by many major commercial medical payors following a medical diagnosis of OSA. Dentists and other healthcare providers are typically reimbursed by private medical insurance in the range of approximately $2,000 to $3,500 per patient for intraoral appliance therapy, although medical insurance is never a guarantee of payment, and patient deductibles and policy limitations may vary. Preauthorization may be required for reimbursement and preauthorization requirements may vary based on the payor policies and patient’s insurance coverage. Although many patients pay for treatment out of pocket on a fee-for-service basis, the availability of health insurance coverage is an important consideration for many patients who desire using our ProSomnus intraoral medical devices. Commercial medical insurance policies have different reimbursement policies which may affect availability of reimbursement.
Dentists typically remain out of network with commercial health insurance payors, but this depends on the individual practice and the commercial payor guidelines in each state. As out of network providers, dentists can set their own fees and balance bill the patient for the cost of care not covered by the patient’s health insurance. The AMA provides fee ranges for all billable CPT codes. A dentist must set their own fees for the CPT codes billed in their office that are within their scope of practice.
ProSomnus intraoral medical devices under the E0486 and K1027 HCPCS codes are reimbursable by Medicare or Medicaid. Physician reimbursement under Medicare generally is based on a defined fee schedule, the Physician Fee Schedule, through which payment amounts are determined by the relative values of the professional service rendered. Dentists and other healthcare providers are typically reimbursed by Medicare in the range of approximately $1,250 to $1,800 per patient for intraoral appliance therapy. The average amount varies by Medicare jurisdiction.
Manufacturing and Supply
We have developed a proprietary digital precision manufacturing platform that enables us to produce intraoral medical devices with greater speed, better precision and increased personalization parameters at lower cost points than our competitors’ intraoral appliances. After a sleep dentist takes an impression of the patient’s teeth using an intraoral scanner or other device, they send it to us along with a prescription. We then use our proprietary, artificial intelligence-driven software to create a custom design for the intraoral device using the digitized patient information and the dentist’s prescription. Once the design is complete, we use computer-assisted manufacturing and a robotic milling machine to fabricate the device from medical grade (USP Class VI compliant) polymer. The device is then labeled, polished, packaged and sent to the dentist for delivery to the patient.
Our quality system is required to be in compliance with the Quality System regulations enforced by the FDA, and similar regulations enforced by other worldwide regulatory authorities. We have a formal, documented quality system by which quality objectives are defined, understood and achieved. Systems, processes and procedures are implemented to ensure high levels of product and service quality. We monitor the effectiveness of the quality system based on internal data and direct customer feedback and strive to continually improve our systems and processes, taking corrective action, as needed.
Since the manufacturing process of our products requires substantial and varied technical expertise, we believe that our manufacturing capabilities are important to our success. In order to produce our highly customized, highly precise intraoral medical devices in volume, we have developed a number of proprietary processes and technologies. These technologies include complex software algorithms and solutions, artificial intelligence, and the highest quality medical grade materials. To increase the efficiency of our manufacturing processes, we continue to focus our efforts on software development and the improvement of rate-limiting processes. We continuously upgrade our proprietary, three-dimensional treatment planning software to enhance computer analysis of treatment data and to reduce time spent on manual and judgmental tasks for each case, thereby increasing the efficiency of our technicians. In addition, to improve efficiency and increase the scale of our operations, we continue to invest in the development of automated systems for the fabrication and packaging of our intraoral devices.
Research and Development
We are committed to investing in world-class technology development, which we believe is critical to achieving our goal of establishing our ProSomnus intraoral devices as the standard method for treating OSA. Our research and development expenses were $1.9 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively.
Our research and development activities are directed toward developing the technology innovations that we believe will deliver our next generation of products and platforms. These activities range from accelerating product and clinical innovation to developing manufacturing process improvements to researching future technologies and products. We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020, which we intend to start marketing during the fourth quarter of 2022. We believe that these services could provide us with an additional recurring revenue stream.
Competition
Our industry is subject to significant competition and rapid change from the introduction of new products and technologies and other activities of industry participants. We currently compete as a first-line therapy in the OSA treatment market for patients with mild to moderate OSA. We intend to also compete as a first-line therapy for patients with severe OSA if we receive clearance from the FDA to do so. There are several treatment options for patients with OSA depending on the level of severity of the disease, ranging from lifestyle changes to surgery. The goals of therapy are to resolve signs and symptoms of OSA, improve sleep quality, normalize and reduce the AHI, and generally increase blood oxygen saturation levels.
We consider our primary competition to be manufacturers and providers of both CPAP and legacy intraoral appliance products. Providers of CPAP devices include ResMed, Philips Respironics and Fisher & Paykel. These companies are focused on CPAP devices, with efforts to increase the rate of diagnosis worldwide. To address adherence issues, these companies are focused on home monitoring technologies.
Legacy oral appliances (most of which represent variations on the same mandibular advancement device platform) are typically delivered by licensed dentists and are usually fabricated in a dental laboratory. According to the American Sleep Apnea Association, over 100 different intraoral appliances are FDA cleared for the treatment of snoring and OSA. Manufacturers include SomnoMed, DynaFlex, and Respire. On occasion, we compete with Vivos Therapeutics, which provides intraoral appliance therapy devices that attempt to address certain craniofacial and morphological conditions commonly associated with Sleep

Disordered Breathing and mild to moderate OSA. We believe other emerging businesses are in the early stages of developing other intraoral appliance devices which incorporate novel technologies.
We may also compete with makers of surgically implanted upper airway stimulation devices for the treatment of OSA, including Inspire Medical (Inspire).
Some of our competitors may have more financial resources than we do, while others have a more diversified set of products and end markets. Accordingly, such competitors may be able to more quickly respond to innovations, changes in patient demand, and market developments, and to better withstand external economic or market factors.
Intellectual Property
We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality agreements to protect our intellectual property rights, including entering into invention assignment agreements with our employees in the ordinary course of their employment. As of June 18, 2022, we have rights to: eight (8) issued U.S. utility patents, which will expire between Dec. 24, 2034, and Oct. 23, 2038, assuming all required fees are paid; one (1) issued U.S. design patent; four (4) pending U.S. patent applications, six (6) issued and active foreign patents and ten (10) pending foreign and WIPO-PCT patent applications. Our patents cover unique product features, methods and processes.
Patents:
Family	Product coverage	Type of Protection	Jurisdictions	Expiration
002	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Compositions (products of manufacture), methods of using, methods of making (manufacturing)	United States, Europe, Canada	December 24, 2034
004	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Products of manufacture (kits) and methods of manufacturing	United States	July 17, 2034
005	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Compositions (products of manufacture), methods of using, methods of making (manufacturing)	United States, Europe, Canada	July 17, 2037
007	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Products of manufacture	United States	April 26, 2039
008	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Compositions (products of manufacture), methods of using, methods of making (manufacturing)	Pending PCT	September 24, 2041

Family	Product coverage	Type of Protection	Jurisdictions	Expiration
009	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Design	United States	October 5, 2036
011	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Compositions (products of manufacture)	United States, Australia, Canada, China, Europe, Japan, Korea	December 11, 2020
We also rely, in part, upon unpatented trade secrets, know-how and continuing technological innovation, and may in the future rely upon licensing opportunities to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including confidentiality and assignment agreements with suppliers, employees, consultants and others who may have access to our proprietary information.
There is no active patent litigation involving any of our patents and we have not received any notices of patent infringement. Our industry faces claims of infringement and litigation regarding patent and other intellectual property rights. Patent infringement is an ongoing risk, in part because other companies in our industry could have patent rights that may not be identifiable as we develop our products and services. Litigation may be necessary to enforce our intellectual property rights, and we may have to defend ourselves against infringement claims.
Government Regulation
Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in the EEA. Our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.
In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Whether or not we have or are required to obtain FDA clearance or approval for a product, we will be required to obtain authorization before commencing clinical trials and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.
FDA Premarket Clearance and Approval Requirements
Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification or pre-market approval (PMA). Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed (for which the FDA has not required a PMA submission) prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) process. The FDA has 90 days from the date of the pre-market equivalence acceptance to authorize or decline commercial distribution of the device. However, similar to the PMA process, clearance may take longer than this three-month window, as the FDA can request additional data. If the FDA resolves that the product is not substantially equivalent to a predicate device, then the device acquires a Class III designation, and a PMA must be approved before the device can be commercialized.
Our company markets and manufacturers Class II, FDA cleared, medical devices. Our MicrO2 medical device has a 510(k) clearance as a Class II medical device with the FDA for the treatment of mild to moderate OSA and snoring. Our CA medical device has a 510(k) clearance as a Class II medical device with the FDA for the treatment of mild to moderate OSA and snoring. Our MicrO2 and CA 510(k) clearances include options for the provider to add Micro-recorders for the purpose of monitoring patient compliance. Our EVO has a 510(k) clearance as a Class II medical device with the FDA for the treatment of mild to moderate OSA and snoring. This device also has a 510(k) clearance as a Class II medical device with the FDA for the treatment of mild to moderate OSA and snoring with Patient Monitoring technology to monitor the performance of the device and the health of the patient.
Our FDA 510(k) clearances are summarized in the table below.
Indications for Use
Device Name	FDA 510(k) #	Decision Date	OSA	Snoring
MicrO2 OSA Device	K133683	7/24/14	Yes	Yes
MicrO2 OSA Device with Micro-Recorder	K161624	11/7/16	Yes	Yes
ProSomnus CA Sleep and Snore Device; ProSomnus CA Sleep and Snore Device with Micro-Recorder	K172859	11/22/17	Yes	Yes
ProSomnus EVO Sleep and Snore Device; ProSomnus EVO Sleep and Snore Device with Patient Monitoring	K202529	11/20/20	Yes	Yes
We are currently engaged with the FDA in a process to determine the safety and efficacy of our ProSomnus precision intraoral devices for the treatment of severe OSA, as an additional expanded indication for use. We intent to apply for a 510(k) clearance for this expanded indication upon completion of our clinical study.
Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed. We do not have any Class III devices.
PMA Pathway
Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA application, the manufacturer must demonstrate that the device is safe and effective, and the PMA application must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA application, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers.
The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported a PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition a PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.
Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a new PMA application or a PMA supplement. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA application, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA application are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.
Clinical Trials
Clinical trials are almost always required to support a PMA application and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies us that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may require a response on such deficiencies or permit a clinical trial to proceed under a conditional approval.
In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.
During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.
Post-market Regulation
After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:
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establishment registration and device listing with the FDA;

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QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

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labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or off-label uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

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the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;

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the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

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the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;

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clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

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medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

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correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

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complying with the new federal law and regulations requiring Unique Device Identifiers (UDI) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (GUDID);

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the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

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post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, our facilities, records and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls or a public warning letter that could harm both our reputation and sales. Any potential consequences of off-label use of our intraoral devices are the responsibility of the treating dentist; however, we may face consequences related to such off-label use. [See “Risk Factors — The misuse or off-label use of the ProSomnus intraoral devices may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.”]
The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:
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warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

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recalls, withdrawals, or administrative detention or seizure of our products;

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operating restrictions or partial suspension or total shutdown of production;

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refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

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withdrawing 510(k) clearances or PMAs that have already been granted;

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refusal to grant export or import approvals for our products; or

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criminal prosecution.

Regulation of Medical Devices in the EEA
There is currently no premarket government review of medical devices in the EEA (which is comprised of the 27 Member States of the European Union (“EU”) plus Norway, Liechtenstein, and Iceland). However, all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in Annex I of Directive 93/42/EEC concerning medical devices (the “Medical Devices Directive” or “MMD”). There is also a directive specifically addressing Active Implantable Medical Devices (Directive 90/385/EEC) (the “Active Implantable Medical Devices Directive” or “AIMDD”). The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices available in the EU. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.
To demonstrate compliance with the essential requirements laid down in Annex I to the MDD, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product, and post-market experience in respect of similar products already marketed. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a notified body. Notified bodies are organizations designated by an EU country to assess the conformity of certain products before being placed on the market. These bodies carry out tasks related to conformity assessment procedures set out in the legislation and typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.
In order to demonstrate safety and efficacy for their medical devices, manufacturers must conduct clinical investigations in accordance with the requirements of Annex X to the MDD, Annex 7 to the AIMDD, and applicable European and International Organization for Standardization (“ISO”) standards, as implemented or adopted in the EEA Member States. Clinical investigations for medical devices usually require the approval of an ethics review board and approval by or notification to the national regulatory authorities. Both regulators and ethics committees also require the submission of serious adverse event reports during a study and may request a copy of the final study report.
On May 25, 2017, the new Medical Devices Regulation (2017/745 or “MDR”) entered into force, which repeals and replaces the EU MDD and AIMDD. Unlike directives, which must be implemented into the national laws of the EEA Member States, regulations are directly applicable, i.e., without the need for adoption of EEA Member State laws implementing them, in all EEA Member States and are intended to eliminate current differences in the regulation of medical devices among EEA Member States. The MDR, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The MDR was due to become applicable in May 2021, but in light of COVID-19, on April 23, 2020, the European Parliament and the Council of the EU adopted a proposal to extend the transitional period of the MDR by one year, i.e. until May 26, 2021. However, devices lawfully placed on the market pursuant to the MDD or AIMDD prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025. Once applicable, the new regulations will among other things:
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strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

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establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance, and safety of devices placed on the market;

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improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

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set up a central database to provide patients, healthcare professionals, and the public with comprehensive information on products available in the EU; and

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address strengthened rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

Following the end of the “Brexit” Transition Period, from January 1, 2021 onwards, the Medicines and Healthcare Products Regulatory Agency (“MHRA”) will be responsible for the UK medical device market. The new regulations will require medical devices to be registered with the agency (but manufacturers will be given a grace period of four to 12 months to comply with the new registration process). Manufacturers based outside the UK will need to appoint a UK Responsible Person to register devices with the MHRA in line with the grace periods. By July 1, 2023, in the UK (England, Scotland, and Wales), all medical devices will require a UKCA (UK Conformity Assessed) mark but CE marks issued by EU notified bodies will remain valid until this period. However, UKCA marking alone will not be recognized in the EU. The rules for placing medical devices on the Northern Ireland market will differ from those in the UK.
Similarly, we are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of:
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design, development, manufacturing, and testing;

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product standards;

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product safety;

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product safety reporting;

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marketing, sales, and distribution;

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packaging and storage requirements;

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labeling requirements;

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content and language of instructions for use;

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clinical trials;

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record keeping procedures;

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advertising and promotion;

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recalls and field corrective actions;

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post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;

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import and export restrictions;

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tariff regulations, duties, and tax requirements;

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registration for reimbursement; and

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necessity of testing performed in country by distributors for licensees.

The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.
Federal, State, and Foreign Fraud and Abuse and Physician Payment Transparency Laws
In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options, and the compensation derived through ownership interests.
Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.
The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.
In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim.
The Civil Monetary Penalty Law imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.
The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to EU directives concerning misleading and comparative advertising and unfair commercial practices, as well as specific EEA Member State legislation governing the advertising and promotion of medical devices. These laws, which vary between jurisdictions (thus making compliance more complex), may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Many EEA Member States have adopted specific anti-gift statutes that further limit commercial practices for our products, in particular vis-à-vis healthcare professionals and organizations. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.
Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. The federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or CHIP for payments and other transfers of value provided by them, directly or indirectly, to physicians, as defined by statute, certain other healthcare providers beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Manufacturers must submit reports by the 90th day of each calendar year. Many EU Member States have adopted national “Sunshine Acts” which impose similar reporting and transparency requirements (often on an annual basis) on certain drug, biologics and medical device manufacturers. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation, and other remuneration to healthcare professionals and entities.
Violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to device manufacturers may result in significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if the entity becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of operations.
Data Privacy and Security Laws
We are also subject to various federal, state, and foreign laws that protect personal information including certain patient health information, such as the EU General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”) which became effective as of January 2020, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA, as amended by HITECH, in the U.S.
HIPAA established uniform standards governing the conduct of certain electronic healthcare transactions and requires certain entities, called covered entities, to comply with standards that include the privacy and security of protected health information (“PHI”). HIPAA also requires business associates, such as independent contractors or agents of covered entities that have access to PHI in connection with providing a service to or on behalf of a covered entity, of covered entities to enter into business associate agreements with the covered entity and to safeguard the covered entity’s PHI against improper use and disclosure.
The HIPAA privacy regulations cover the use and disclosure of PHI by covered entities as well as business associates, which are defined to include subcontractors that create, receive, maintain, or transmit PHI on behalf of a business associate. They also set forth certain rights that an individual has with respect to his or her PHI maintained by a covered entity, including the right to access or amend certain records containing PHI, or to request restrictions on the use or disclosure of PHI. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of PHI that is electronically transmitted or electronically stored. HITECH, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose PHI is breached according to the specifications set forth in the breach notification rule. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI or insofar as such state laws apply to personal information that is broader in scope than PHI as defined under HIPAA.
HIPAA requires the notification of patients, and other compliance actions, in the event of a breach of unsecured PHI. If notification to patients of a breach is required, such notification must be provided without unreasonable delay and in no event later than 60 calendar days after discovery of the breach. In addition, if the PHI of 500 or more individuals is improperly used or disclosed, we would be required to report the improper use or disclosure to the U.S. Department of Health and Human Services (“HHS”) which would post the violation on its website, and to the media. Failure to comply with the HIPAA privacy and security standards can result in significant civil monetary penalties and criminal penalties.
HIPAA authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit against us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities, and their business associates for compliance with the HIPAA privacy and security standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.
In addition, California enacted the CCPA, effective January 1, 2020, which, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact our processing of personal information depending on the context. Further, the California Privacy Rights Act (“CPRA”), recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.
In the EU, the EEA and the United Kingdom we are subject to laws which restrict our collection, control, processing, and other use of personal data (i.e. data relating to an identifiable living individual) including the GDPR and the United Kingdom Data Protection Act 2018 (and any applicable national laws implementing the GDPR). We process personal data in relation to our operations, including clinical investigations. We process data of our employees, contractors, suppliers, distributors, service providers, and our customers, as well as patient or clinical investigation participants, including health and medical information of such participants. We need to ensure compliance with the GDPR (and any applicable national laws implementing the GDPR) in each EU and EEA jurisdiction where we are established or are otherwise subject to the GDPR (i.e., jurisdictions in which we are targeting or monitoring EU and EEA located individuals, or offering goods or services to EU located individuals. We also need to ensure compliance with the Data Protection Act 2018.
The GDPR imposes onerous accountability obligations including: maintaining a record of data processing; implementing policies and a privacy governance framework; disclosing to data subjects how their personal data is to be used; limiting retention of personal data; mandatory data breach notification requirements; and high standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. In addition, the GDPR permits EU Member State derogations for certain matters and, accordingly, we are also subject to EU national laws relating to the processing of genetic data, biometric data, and health data. We have a robust program that we believe ensures compliance with these obligations. Fines for certain breaches of the GDPR are significant: up to the greater of EUR 20 million or 4% of total global annual turnover. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/ change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm.
We are also subject to GDPR requirements with respect to cross-border transfers of personal data out of the EU and we need to ensure that such transfers are legitimized by valid transfer solutions and/or derogations under the GDPR (where required), including by entering into the EU Commission approved model contracts for the transfer of personal data to third countries (i.e., the standard contractual clauses). The law is also developing rapidly and, in July 2020, the Court of Justice of the EU limited how organizations could lawfully transfer personal data from the EEA to the U.S. As such, there is a possibility that the standard contractual clauses may be invalidated as a compliant data transfer mechanism in the near future. In addition, following the end of the Transition Period, the UK has become a “third party” for the purposes of EU-to-UK personal data transfers. The significant implications of this are mitigated by the agreement of a 4-6 month grace period, during which time the EU Commission will consider whether to grant an adequacy decision which would continue to permit unrestricted EU-to-UK personal data transfers following the expiry of the grace period. We have enlisted the help of external advisors to implement a robust GDPR program that we believe achieves and maintains compliance with these obligations, but it is likely it will require us to expend additional capital and other resources for upcoming GDPR changes.
We depend on a number of third parties in relation to the operation of our business, a number of which process personal data on our behalf. With each new provider we perform security assessments and detailed due diligence, enter into contractual arrangements which require that they only process personal data according to our instructions, and which require that they have sufficient technical and organizational security measures in place. We have enlisted the help of external advisors to provide assistance in implementing these contractual arrangements with our existing providers. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage, and transmission of such information. Any violation of data or security laws by our third party processors could have a material adverse effect on our business and result in the fines and penalties outlined above.
We are also subject to evolving EU privacy laws on cookies and e-marketing. The EU is in the process of replacing the E-Privacy Directive with a new set of rules in the form of a regulation, which will be directly applicable to all EU Member States. The draft E-Privacy Regulation imposes strict opt-in marketing rules with limited exceptions for business-to-business communications, alters rules on third-party cookies, web beacons, and similar technology and significantly increases fining powers to the same levels as the GDPR (i.e. the greater of 20 million Euros or 4% of total global annual revenue for certain breaches). The e-Privacy Regulation is still going through the European legislative process and commentators expect it to be agreed during 2021, after which a two year transition period will follow before it is in force. We have enlisted the help of external advisors to implement a robust GDPR program that achieves and maintains compliance with these obligations, but it is likely it will require us to expend additional capital and other resources for upcoming GDPR changes.
Healthcare Reform
The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access.
Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

The implementation of the Affordable Care Act in the U.S., for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The Affordable Care Act, among other things, provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models. Additionally, the Affordable Care Act expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.
Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the Affordable Care Act. By way of example, the Tax Cuts and Jobs Acts was enacted, which, among other things, removes penalties for not complying with the individual mandate to carry health insurance, beginning in 2019. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, ruled that the Affordable Care Act’s individual mandate to carry insurance coverage is a critical and inseverable feature of the Affordable Care Act, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the Affordable Care Act are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court’s decision that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. The U.S. Supreme Court is currently reviewing the case, although it is unclear how the Supreme Court will rule. It is also unclear how other efforts, if any, to challenge, repeal or replace the Affordable Care Act will impact the Act or our business.
In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.
Anti-Bribery and Corruption Laws
Our U.S. operations are subject to the FCPA. We are required to comply with the FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. We also are subject to similar anticorruption legislation implemented in Europe through EU Member State laws and under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
Seasonality
Historically, ProSomnus has experience seasonality in the first and fourth quarters. Revenues have been more robust in the fourth quarter and less robust in the first quarter, and we expect this trend to continue. Seasonality is largely attributable to patients in the United States who are actively managing their out-of-pocket expenses, which may be higher in the beginning of the year when patients are less likely to have met the annual deductibles for their private insurance policies, and lower toward the end of the year when patients are more likely to have met their annual deductibles.

Human Capital
As of December 31, 2021, we had 94 employees in the U.S. and one in Europe. None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be good.
Properties
Our corporate headquarters are located at 5860 West Las Positas Blvd., Suite 25, Pleasanton, CA 94588 and consists of approximately 12,500 square feet of space under a lease that expires on January 31, 2024. We believe that these facilities are adequate for our current and near-term operations.
Corporate Information
We were incorporated under the laws of the State of Delaware on March 2016. Our principal executive offices are located at 5860 West Las Positas Blvd., Suite 25, Pleasanton, CA 94588, and our telephone number is (844) 537-5337. Our website is https://ProSomnus.com/. Our website and the information on or that can be accessed through such website are not part of this proxy statement/prospectus.
Legal Proceedings
As of December 31, 2021, we were not a party to any material legal proceedings. From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Regardless of the outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm and other factors.

PROSOMNUS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of ProSomnus Holdings, Inc. and its subsidiary prior to the Business Combination (for purposes of this section, collectively referred as the “ProSomnus,” “Company,” “we,” “us” and “our”) should be read together with the Company’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022 and 2021 and the audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, together with the related notes thereto, included in this proxy statement/prospectus. The discussion and analysis should also be read together with the section titled “Selected Historical Combined Financial Information of ProSomnus” and the pro forma financial information as of and for the three months ended March 31, 2022 and the year ended December 31, 2021 included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements based upon current beliefs, plans and expectations that involves numerous risks, uncertainties and assumptions, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.
Proposed Business Combination Transaction
On May 9, 2022, Lakeshore and the Company executed the Merger Agreement. Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Lakeshore, Lakeshore will reincorporate to the State of Delaware by merging with and into LAAA Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, LAAA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into ProSomnus, with ProSomnus surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Lakeshore, PubCo, Merger Sub, ProSomnus and HGP II, LLC, as the representative of the stockholders of ProSomnus (“Stockholders’ Representative”), and RedOne Investment Limited, as the representative of the shareholders of Lakeshore. The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”
Upon closing of the Acquisition Merger, PubCo will acquire 100% of the equity securities of ProSomnus. In exchange for their equity securities, the stockholders of ProSomnus (the “ProSomnus Stockholders”) will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) one hundred thirteen million U.S. dollars ($113,000,000), minus (b) the amount by which the Closing Net Indebtedness (as defined in the Merger Agreement) exceeds twelve million U.S. dollars ($12,000,000). Additionally, Lakeshore shall make available to ProSomnus no less than $40,000,000, prior to the payment of expenses incurred in connection with the Business Combination and any outstanding debt of ProSomnus, in cash and cash equivalents (the “Minimum Cash Amount”) immediately after the closing of the transactions contemplated by the Merger Agreement (the “Closing”), including the net proceeds from the trust account established by Lakeshore with the proceeds from its initial public offering (the “Trust Account”) after giving effect to any redemptions by Lakeshore shareholders, and the net proceeds from the Transaction Financing (as defined below).
Additionally, ProSomnus stockholders (other than holders of ProSomnus Subordinated Debt) may be entitled to receive up to 3.0 million earn-out shares in three tranches:
•
the first tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

•
the second tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and

•
the third tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The earn-out shares will be allocated among ProSomnus’s stockholders in proportion to the number of shares issued to them at the Closing that continue to be held by them.
Concurrently with the execution of the Merger Agreement, ProSomnus entered into a bridge loan agreement with certain lenders, pursuant to which, on May 9, 2022, the lenders purchased $2,650,000 (subject to increase prior to Closing) in principal amount of unsecured subordinated promissory notes from ProSomnus (the “Bridge Loan”). The principal amount of the Bridge Loan and all accrued and unpaid interest thereon will convert into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger. In addition, the indebtedness arising under ProSomnus’s loan agreement dated August 9, 2019, by and among ProSomnus Sleep Technologies, Inc. and the lenders signatory thereto, in the aggregate principal amount of $6,490,000 (collectively with the Bride Loan, the “ProSomnus Subordinated Debt”), will also convert into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger.
While the legal acquirer in the Merger Agreement is Lakeshore, for financial accounting and reporting purposes under GAAP, PubCo will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ProSomnus in many respects. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of ProSomnus with the Business Combination treated as the equivalent of ProSomnus issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ProSomnus in future reports of PubCo.
Overview
We are a medical technology company focused on the development, manufacturing and marketing of precision intraoral medical devices, a new option for treating and managing patients with mild to moderate Obstructive Sleep Apnea (“OSA”). Each ProSomnus precision intraoral device is personalized based on the anatomy and treatment plan for each patient. Our patented precision devices are engineered to create unique, consistent and predictable biomechanical advantages that lead to effective, comfortable, economical and patient preferred treatment outcomes for patients with OSA.
Our ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (the “FDA”) as Class II medical devices for the treatment of snoring and mild to moderate OSA. We received pre-market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”) for our first intraoral device in July 2014 and our devices have been commercially available in the United States since August 2014. To date, over 150,000 ProSomnus precision devices have been prescribed for patients.
Sleep apnea is a serious and chronic, respiratory, disease that negatively impacts a patient’s sleep, health, and quality of life. OSA is the most common form of sleep apnea. OSA is a medical condition characterized by a cessation of breathing when the tongue, soft palate, and other related tissues in the back of the throat collapse and block the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. If untreated, OSA increases the risk of high blood pressure, hypertension, heart failure, stroke, coronary artery disease and other life-threatening diseases. OSA is associated with a reduction in quality-of-life factors including a higher risk of motor vehicle and operator accidents, workplace errors, absenteeism and more.
Until ProSomnus, there have been few alternatives for OSA patients who refuse or fail CPAP. Historically, treatment alternatives to CPAP have consisted of surgical procedures or legacy oral appliances. Surgical procedures, such as hypoglossal nerve stimulation and maxillomandibular advancement, can be invasive, irreversible, expensive, and only suitable for a narrow range of patient types. Legacy oral appliances, historically, have been associated with inconsistent and unreliable performance. We believe that there is both an urgent clinical need and a strong market opportunity for a treatment alternative that is effective, non-surgical, convenient, and more economical.
ProSomnus therapy is covered by most private insurance payers, Medicare, and by a growing number of public health insurance programs offered in many countries around the world. In the United States an estimated 70% of treatments are paid for by private insurance, 25% are covered by Medicare and the remaining 5% are paid out of pocket by the patient.
Dentists are typically reimbursed by private medical insurance in the range of approximately $2,000 to $3,500 per patient for intraoral appliance therapy and by Medicare in the range of approximately $1,250 to $1,800 per patient for intraoral appliance therapy. The average amount varies by insurance provider and Medicare jurisdiction. At these reimbursement levels, we believe that intraoral appliance therapy offers dentists an attractive ratio of revenue per chair time in comparison to other dental procedures.
We market and sell our precision intraoral devices to dental sleep medicine providers in the United States and in select countries around the world through a direct sales force. We currently have 11 direct sales representatives in the United States and three in Europe. Our direct sales force focuses their education, promotional and sales efforts on dentists who have developed a specialty in dental sleep medicine, and the physicians who are actively treating OSA.
We generated revenue of $14.1 million, with a gross margin of 51.9% and a net loss of $6.0 million, for the fiscal year ended December 31, 2021, compared to revenue of $8.3 million, with a gross margin of 49.7% and a net loss of $6.2 million, for the fiscal year ended December 31, 2020. Our accumulated deficit as of December 31, 2021 was $203.6 million.
COVID-19
In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Demand may shift over time, as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.
Please refer to the section titled, “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. We are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and actions that may be taken by government authorities across the United States. We will continue to monitor the performance of our business and reassess the impacts of COVID‑19.
Factors Affecting Results of Operations
The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:
Expansion of North American direct sales organization and international expansion
The core focus of our sales initiative is to expand our direct sales organization in North America. With representatives located in high-value metropolitan areas, the direct sales organization will focus primarily on dentists and physicians who are practicing sleep medicine. The main purpose of this initiative is to increase case volume from these dentists and physicians by facilitating a referral relationship between dentists and physicians, helping them expand the dental sleep medicine aspect of their practices and educating them on the advantages of the ProSomnus intraoral devices. We also intend to further expand our sales to integrated health systems and hospital networks. We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets.
Product line extensions and remote monitoring services
We intend for product line extensions to focus on enabling ProSomnus to capture a larger share of treatments for patients with OSA, snoring and other related sleep disordered breathing conditions. We expect that each product line extension will be designed to optimize ProSomnus products for a wider range of case types, treatment philosophies, and indications. We expect that each product line extension will utilize our unique manufacturing platform and potentially create additional opportunities for intellectual property.
We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020, which we intend to start marketing during the fourth quarter of 2022. The sales of such remote monitoring services in connection with our intraoral devices could result in an additional recurring revenue stream that is reimbursable by insurance. Our remote patient monitoring services will be based on the incorporation of a sensor into the ProSomnus intraoral devices that provides continuous monitoring of physiological health data that physicians want and cannot typically obtain from CPAP or other intraoral appliance therapy devices. Our market research indicates that our remote monitoring services could be a significant driver of greater market acceptance and expansion and result in significant future revenues.
Description of Certain Components of Financial Data
Revenue, net
We derive primarily all of our revenue from the sale of our customized precision milled intra oral medical devices that dentists use to treat patients diagnosed with Obstructive Sleep Apnea. Our revenue recognition policies are discussed in more detail in Note 1 to our consolidated financial statements and notes thereto for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.
Cost of Revenue
Cost of revenue consists primarily of materials and the costs related to the production of the intraoral device, including employee compensation, other employee-related expenses and allocable manufacturing overhead costs. The Company has a policy to classify initial recruiting, onboarding and training costs of new manufacturing employees as part of general and administrative expenses in the consolidated statements of operations.
Research and development
Research and development costs consist of production costs for prototype, test and pre-production units, supplies, consulting and personnel costs, including salaries, stock-based compensation, bonuses and benefit costs. Most of our research and development expenses are related to developing new products and services. Consulting expenses are related to research and development activities as well as clinical and regulatory activities and certain third-party engineering costs. Research and development expenses are expensed as incurred. We expect to continue to make substantial investments in product development. As a result, research and development expenses are expected to increase in absolute dollars as the research and development efforts increase.
Sales and marketing
Sales and marketing costs primarily consist of personnel costs and benefits for employees engaged in sales and marketing activities, advertising and promotional costs, as well as costs for conferences, meetings, and other events.
General and administrative
General and administrative expenses primarily consist of personnel costs and benefits, office expenses and outside services. Outside services consist of professional services, legal and other professional fees. We expect that general and administrative expenses will increase in absolute dollars as a result of operating as a public company.
Other income (expense), net
Other income (expense), net primarily relates to interest expense as well as a gain from forgiveness of Paycheck Protection Program (“PPP”) loans and a change in fair value of warrants classified as liabilities.

The components of interest expense include interest expense payable under our subordinated notes, subordinated loan and security agreements, unsecured subordinated promissory notes, equipment financing and capital lease obligations.
Provision for income taxes
We account for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.
Significant judgment may be required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that we changes our determination as to the amount of deferred tax assets that is more likely than not to be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
We recorded a full valuation allowance as of December 31, 2021 and December 31, 2020. Based on available evidence, we believe that it is more-likely-than-not that we will be unable to utilize all our deferred tax assets in the future.
Results of Operations
The following is a discussion of our results of operations for the periods shown below, and our accounting policies are described in Note 1 in our consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.
	Three Months Ended March 31,		Change		Year Ended December 31,		Change
	2022	2021	$	%	2021	2020	$	%
Revenue, net	$3,743,143	$2,531,438	$1,211,705	47.9%	$14,074,649	$8,286,050	$5,788,599	69.9%
Cost of Revenue	1,578,496	1,121,616	456,880	40.7%	6,764,319	4,165,659	2,598,660	62.4%
Gross profit	2,164,647	1,409,822	754,825	53.5%	7,310,330	4,120,391	3,189,939	77.4%
Gross profit %	57.8%	55.7%			51.9%	49.7%
Operating expenses
Research and development	557,633	389,575	168,058	43.1%	1,889,208	1,470,748	418,460	28.5%
Sales and marketing	2,117,419	1,156,083	961,336	83.2%	5,776,084	3,515,976	2,260,108	64.3%
General and administrative	1,348,055	1,044,381	303,674	29.1%	4,459,924	3,291,654	1,168,270	35.5%
Total operating expenses	4,023,107	2,590,039	1,433,068	55.3%	12,125,216	8,278,378	3,846,838	46.5%
Other income (expense)
Interest expense	(1,095,837)	(664,061)	(431,776)	65.0%	(3,245,220)	(2,007,363)	(1,237,857)	61.7%
Forgiveness of PPP loans	—	—	—	n/m	2,281,262	—	2,281,262	n/m
Change in fair value of warrant liability	(20,756)	(44,334)	23,578	(53.2)%	(190,911)	—	(190,911)	n/m
Other income	—	—	—	n/m	—	10,000	(10,000)	n/m
Total other expense	(1,116,593)	(708,395)	(408,198)	57.6%	(1,154,869)	(1,997,363)	842,494	(42.2)%
Net loss before income taxes	(2,975,053)	(1,888,612)	(1,086,441)	57.5%	(5,969,755)	(6,155,350)	185,595	(3.0)%
Provision for income taxes	(5,680)	(3,800)	(1,880)	49.5%	(7,652)	(17,665)	10,013	(56.7)%
Net loss	$(2,980,733)	$(1,892,412)	$(1,088,321)	57.5%	$(5,977,407)	$(6,173,015)	$195,608	(3.2)%
Comparison of the Three Months ended March 31, 2022 and March 31, 2021
Revenues increased by $1.2 million, or 47.9%, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was primarily driven by the launch of our ProSomnus EVO product at the end of 2020, which gained further traction in 2021.

Revenue from the Company’s largest customer was 7.5% for the three months ended March 31, 2022 and 8.4% for the three months ended March 31, 2021. Average selling price per device (“ASP”) was $584 for the three months ended March, 31 2022 and $504 for the three months ended March 31, 2021. This 16% increase in ASP is attributable to the new EVO Product.
Total cost of revenue increased by $0.5 million, or 40.7%, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was primarily due to product costs associated with higher sales volume of our devices.
Gross profit increased by $0.8 million, or 53.5% for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was attributable to an increase in total revenues of $1.2 million as discussed above, partially offset by an increase in cost of sales of $0.5 million.
Gross profit increased to 57.8% for the three months ended March 31, 2022 compared to 55.7% for the three months ended March 31, 2021, primarily driven by product mix shift to the newly launched EVO product which has a higher selling price than legacy devices. Materials and supplies increased 4% as a percent of revenue, due to higher materials costs for the new EVO product. Direct and overhead labor decreased 3% of revenue compared to the three months ended March 31, 2021 due primarily to investments in customized CAD-CAM design software and mix shift to the new EVO product. Additionally, we saw leverage of 3% of revenue on certain fixed costs including depreciation, rent and utilities allocations.
Research and development expenses increased by $0.2 million, or 43.1%, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was primarily driven by an increase in headcount-related personnel costs of $0.1 million and nominal increases in new product development and intellectual property fees.
Sales and marketing expenses increased by $1.0 million, or 83.2%, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was primarily driven by an increase in personnel and consulting related expenses of $0.4 million due to international expansion of the sales team. Outbound shipping costs increased $0.1 million, or 52%, which is in line with increased case volume versus the prior comparable period. With the launch of the new ProSomnus EVO product at the end of 2020, samples costs increased $0.2 million and with COVID-19 restrictions being lifted, we saw $0.3 million of increased costs related to travel and in-person events.
General and administrative expenses increased by $0.3 million, or 29.1%, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was driven primarily by a $0.2 million increase in costs that scale with revenue including credit card fees, recruiting, software, utilities, and depreciation. Audit and advisory services increased $0.1 million as the Company prepared for public company readiness.
Total other expense increased by $0.4 million, or 57.6%, for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. This increase was primarily driven by an increase in interest expense of $0.4 million as a result of additional borrowing and finance leases.
Comparison of the Years Ended December 31, 2021 and 2020
Revenue increased by $5.8 million, or 69.9%, to $14.1 million for the year ended December 31, 2021 compared to $8.3 million the year ended December 31, 2020. This increase was primarily driven by an increase of approximately $8.0 million related to the launch of our ProSomnus EVO product, offset by the negative impact on prior year revenue due to the COVID-19 pandemic. Devices sold increased 47% versus prior year.
Revenue from the Company’s largest customer was 6% in 2021 and 5% in 2020. Average selling price per device was $534 in 2021 and $475 in 2020. The increase in ASP is attributable to the new EVO product.
Total cost of revenue increased by $2.6 million, or 62.4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to product costs associated with higher sales volume of our devices. Materials and supplies increased 4% as a percent of revenue, due to higher materials costs for the newly launched ProSomnus EVO product. Legacy devices utilize a polymethylmetacryalte (PMMA) puck whereas the EVO product utilizes the highest quality medical-grade polymer which is inherently more expensive per puck.

Gross profit increased by $3.2 million, or 77.4% for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was attributable to an increase in total revenues of $5.8 million as discussed above, partially offset by an increase in cost of sales of $2.6 million.
Research and development expenses increased by $0.4 million, or 28.5%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by an increase in headcount-related personnel costs of $0.6 million, offset by a reduction in regulatory consulting of $0.1 million and a reduction in legal and intellectual property fees of $0.1 million.
Sales and marketing expenses increased by $2.3 million, or 64.3%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by an increase in personnel and consulting related expenses of $1.4 million due to international expansion of the sales team into Europe and internal customer care and distribution resources to handle customer technical inquiries and meet outbound shipping logistics. Additionally, shipping costs increased $0.2 million, marketing and product sample costs increased $0.3 million and as COVID-19 restrictions lifted, we saw $0.4 million of increased costs related to travel and in-person events.
General and administrative expenses increased by $1.2 million, or 35.5%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was driven primarily by an increase in incentive compensation for personnel of $0.5 million due to improved business performance as COVID-19 restrictions lifted. Costs that scale with revenue account for $0.7 million of the increase year over year including credit card fees, recruiting, software, bad debt reserve, utilities, depreciation and repair and maintenance.
Total other expense decreased by $0.8 million, or 42.2%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This decrease was primarily driven by a gain in the amount of $2.3 million due to forgiveness of the PPP loans, offset by an increase in interest expense of $1.3 million and an expense of $0.2 million recognized for a change in the fair value of the warrant liability.
LIQUIDITY AND CAPITAL RESOURCES
Going Concern and Management’s Plans
We have funded our operations primarily with proceeds from equity offerings, debt agreements and product sales. We have incurred significant cash burn and recurring net losses, which includes a net loss of $3.0 million for the three months ended March 31, 2022, and an accumulated deficit of $206.6 million as of March 31, 2022. As we continue to invest in development of new products and sales and marketing, we expect to continue to incur cash burn and recurring net losses for the foreseeable future until such time that our product and services sales generate enough gross profit to cover our operating expenses. Our spending forecasts require additional financing or financial support to fund our future planned operations, and we will likely raise additional capital through the issuance of equity or borrowings. Our plans to increase liquidity also include obtaining financial support, if necessary during the next 12 months, from our primary stockholder of the Company, who has indicated their willingness and ability to provide additional financial support to the Company.
If the proposed Business Combination is successfully completed, we expect to have sufficient cash to cover operations for the next 12 months and to fund the strategies set forth in additional detail in “Business of ProSomnus — Our Strategy.” Management plans to use its cash over the next 12 months as follows:
(in millions)	Q4 2022	Q1 2023	Q2 2023	Q3 2023	12-Months
Sales & Marketing Expansion	$(0.3)	$(0.9)	$(1.2)	$(1.5)	$(3.9)
Public Company Costs	$(0.4)	$(0.6)	$(0.6)	$(0.6)	$(2.3)
Working Capital	$0.1	$0.1	$(0.6)	$0.0	$(0.3)
Net Capex	$(0.8)	$(0.8)	$(1.1)	$(0.9)	$(3.6)
Other Cash Flow	$0.3	$(1.0)	$1.7	$1.9	$2.9
Total	$(1.0)	$(3.2)	$(1.9)	$(1.1)	$(7.2)
Actual uses of cash on our balance sheet could differ. If proceeds from the Business Combination fell short, ProSomnus management expects that it would reduce investment in the direct to consumer marketing program (Sales & Marketing Expansion), or seek further funding sources.

Cash and Cash equivalents
As of March 31, 2022, we had cash and cash equivalents of $1.7 million, of which $500,000 is subject to a compensating balance requirement for a loan agreement. Our future capital requirements may vary from those currently planned and will depend on various factors including further development costs, commercialization strategy, international expansion, and regulatory costs. If we need additional funds and are unable to obtain funding on a timely basis, we may need to curtail significantly our product development and commercialization efforts to provide sufficient funds to continue our operations, which could adversely affect our business prospects.
Cash flows
The following table summarizes our cash flows for the periods indicated:
	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
Net cash provided by (used in):
Operating activities	$(1,462,835)	$(1,301,423)	$(4,634,934)	$(3,784,691)
Investing activities	(129,409)	(21,693)	(301,302)	(85,443)
Financing activities	1,757,891	805,892	4,881,264	4,457,282
Net increase (decrease) in cash and cash equivalents	$165,647	$(517,224)	$(54,972)	$587,148
Net cash used in operating activities
For the three months ended March 31, 2022, net cash used in operating activities of $1.5 million was due primarily to a net loss of $3.0 million, non-cash items of $1.2 million and changes in operating assets and liabilities of $0.3 million. Non-cash items primarily consisted of depreciation, amortization and non-cash interest expense. Changes in operating assets and liabilities were driven primarily by an increase in other assets of $0.8 million, an increase in inventory of $0.3 million, an increase in prepaid expenses and other current assets of $0.1 million, partially offset by an increase in accounts payable of $0.8 million, an increase in accrued compensation and other accrued expenses of $0.3 million and a decrease in accounts receivable of $0.4 million.
For the three months ended March 31, 2021, net cash used in operating activities of $1.3 million was due primarily to a net loss of $1.9 million, non-cash items of $0.5 million and changes in operating assets and liabilities of $0.1 million. Non-cash items primarily consisted of depreciation, amortization and non-cash interest expense. Changes in operating assets and liabilities were driven primarily by an increase in accrued compensation and other accrued expenses of $0.4 million, partially offset by a decrease in accounts receivable and inventory of $0.2 million.
For the year ended December 31, 2021, net cash used in operating activities of $4.6 million was due primarily to a net loss of $6.0 million, non-cash items of $0.3 million and changes in operating assets and liabilities of $1.6 million. Non-cash items primarily consisted of forgiveness of the PPP loans, depreciation, and non-cash interest expense. Changes in operating assets and liabilities were driven primarily by an increase in accrued compensation and other accrued expenses of $2.7 million, partially offset by an increase in accounts receivable and inventory of $0.9 million.
For the year ended December 31, 2020, net cash used in operating activities of $3.8 million was due primarily to a net loss of $6.2 million, non-cash items of $0.8 million and changes in operating assets and liabilities of $1.6 million. Non-cash items primarily consisted of depreciation and non-cash interest expense. Changes in operating assets and liabilities were driven primarily by an increase in accrued expenses of $1.2 million and a decrease in accounts receivable and prepaid expenses of $0.6 million, partially offset by a decrease in commission settlement of $0.2 million.
Net cash used in investing activities
For the three months ended March 31, 2022, net cash used in investing activities of $0.1 million was due to purchases of property and equipment.

For the three months ended March 31, 2021, net cash used in investing activities of $0.02 million was due to purchases of property and equipment.
For the year ended December 31, 2021, net cash used in investing activities of $0.3 million was due to purchases of property and equipment.
For the year ended December 31, 2020, net cash used in investing activities of $0.1 million was due to purchases of property and equipment.
Net cash provided by financing activities
For the three months ended March 31, 2022, net cash provided by financing activities of $1.8 million was primarily due to proceeds of $7.0 million from borrowing under the line of credit, proceeds of $3.0 million from the issuance of unsecured subordinated promissory notes, and proceeds of $0.3 million from the issuance of subordinated notes. Financing cash inflows were partially offset by repayments of $7.6 million on the line of credit, repayment of unsecured promissory notes of $0.5 million, principal payments under capital lease obligations of $0.3 million, and repayments of subordinated loan and security agreements of $0.2 million.
For the three months ended March 31, 2021, net cash provided by financing activities of $0.8 million was primarily due to proceeds of $2.7 million from borrowing under the line of credit, proceeds of $1.0 million from the Paycheck Protection Program loans and proceeds of $0.05 million from the issuance of subordinated notes. Total financing cash inflows amounted to $3.8 million and were partially offset by repayments of $2.7 million on the line of credit, principal payments under finance lease obligations of $0.2 million, and repayments of subordinated loan and security agreements of $0.1 million.
For the year ended December 31, 2021, net cash provided by financing activities of $4.9 million was primarily due to proceeds of $17.5 million from borrowing under the line of credit, proceeds of $2.8 million from issuance of subordinated notes, proceeds of $2.0 million from the issuance of a subordinated loan and security agreement, and $1.0 million in proceeds from the issuance of notes payable under the PPP loan program. Total financing cash inflows amounted to $23.3 million and were partially offset by repayments of $17.0 million on the line of credit, principal payments under capital lease obligations of $0.8 million, and repayments of subordinated loan and security agreements of $0.6 million.
For the year ended December 31, 2020, net cash provided by financing activities of $4.5 million was primarily due to proceeds of $9.6 million from borrowing under the line of credit, proceeds of $1.1 million from issuance of subordinated notes, proceeds of $3.8 million from issuance of subordinated loan and security agreement, and $1.3 million in proceeds from the issuance of notes payable under the PPP loan program. Total financing cash inflows amounted to $15.8 million and were partially offset by repayments of $10.4 million on the line of credit and principal payments under capital lease obligations of $0.7 million.
Contractual obligations
Below is a summary of short-term and long-term anticipated cash requirements under contractual obligations existing as of March 31, 2022.
	As of March 31, 2022
	Total	Within 12 months	After 12 months
Recorded contractual obligations:
Subordinated loan and security agreement	$4,717,401	$1,272,377	$3,445,024
Other(1)	2,815,769	1,442,572	1,373,197
Subordinated notes	7,635,800	—	7,635,800
Unsecured subordinated promissory notes	2,500,000	—	2,500,000
Total	$17,668,970	$2,714,949	$14,954,021

(1)
Represents finance and operating lease liabilities, equipment financing obligations and payable under commission settlement.

During January 2022, we entered into an agreement with an external consulting firm to provide investor and public relations consulting services. The monthly fee is approximately $20,000 per month. Upon completion of a successful business combination, the vendor will receive a payment of $400,000.
During June 2022, we entered into an agreement with an effective date of January 1, 2022, with the chairman of our Board of Directors to provide consulting services. The consultant receives approximately $10,000 per month plus at least half of the compensation that would be paid for their executive role at the company of our primary stockholder. Upon completion of a successful business combination, the consultant will become our full-time employee. As of March 31, 2022, the amount we owed to the chairman was $30,000.
During November 2021, we entered into an agreement with an external consulting firm to act as the placement agent for a future business combination. Upon completion of a successful transaction, the consulting firm will be paid approximately six percent of the gross proceeds raised in the transaction.
During March 2021, we entered into an agreement with an external consulting firm to provide consulting and advisory services. Upon completion of a successful business combination transaction, the consulting firm will be paid cash compensation of approximately $1,200,000 or alternatively partially in common stock of the new public entity, with at least fifteen percent of the payment as cash compensation.
As of March 31, 2022, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies and Significant Judgments and Estimates
Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While our significant accounting policies are described in more detail in Note 1 in our consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Inventory
Inventory is recorded at the lower of cost or net realizable value under the first-in, first-out method of accounting. Inventories primarily consist of purchased raw materials. We regularly review whether the net realizable value of inventory is lower than its carrying value. If the valuation shows that the net realizable value is lower than the carrying value, we take a charge to cost of sales and directly reduce the carrying value of the inventory. Indicators that could result in inventory write-downs include damaged or slow-moving materials and supplies.
Redeemable Convertible Preferred Stock
We record all shares of redeemable convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. Under certain circumstances we may be required to redeem the Series A and Series B redeemable convertible preferred stock. The redeemable convertible preferred stock is presented outside of stockholders’ deficit in the consolidated balance sheets. When redeemable convertible preferred stock is considered either currently redeemable or probable of becoming redeemable, we have selected a policy to recognize changes in the redemption value immediately, as they occur and adjust the carrying value of redeemable convertible preferred stock to the greater of the redemption value at the end of each reporting period or the initial carrying amount.
Warrants for Redeemable Convertible Preferred Stock
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash other income or expense on the consolidated statements of operations.
Revenue Recognition
The Company creates customized precision milled intra oral devices. When devices are sold, they include an assurance-type warranty guaranteeing the fit and finish of the product for a period of 3 years from the date of sale.
In accordance with ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” the Company recognizes revenue upon meeting the following criteria:
•
Identifying the contract with a customer: Customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.

•
Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.

•
Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts, allowances and rebates.

•
Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.

•
Recognize revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.

The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.
Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. Given the nominal value of each transaction, the Company does not offer a financing component related to its sales arrangements.
We utilize the practical expedient which permits expensing of costs to obtain a contract when the expected amortization period is one year or less, which typically results in expensing commissions paid to employees. We expense sales commissions paid to employees as sales are recognized.
ProSomnus markets its products at American Academy of Sleep Medicine (“AASM”), American Academy of Dental Sleep Medicine (“AADSM”) and other similar professional sleep medicine events. These events may include annual meetings, continuing education seminars and webinars. The purposes of marketing at these events are to increase awareness of our brand, to educate healthcare providers about our devices, and to generate lead lists of healthcare providers who possess the necessary OSA training. Our sales organization then follows up on the leads generated from these events and activities.
Before each sale, every ProSomnus device is personalized to match the prescription submitted by the healthcare provider for each patient. A prescription includes four components: (1) records of the patient’s upper dental anatomy; (2) records for the patient’s lower dental anatomy; (3) records for the patient’s jaw position; and (4) documentation that includes required information such as the healthcare provider’s license number and any additional instructions. The records of the patient’s upper dental anatomy are used to personalize the upper splint component for the ProSomnus device to ensure that the upper splint component fits the patient’s upper teeth. The records of the patient’s lower dental anatomy are used to personalize the lower splint component for the ProSomnus device to ensure that the lower splint component fits the patient’s lower teeth. The records of the patient’s jaw position are used to personalize the relationship of the ProSomnus device’s prescription posts which determine the positional relationship between the upper and lower splint components for the ProSomnus device. The aforementioned description of personalization is included in our regulatory documents such as our FDA 510(k) clearances. After the typical sale we are not required to perform any additional personalization.
Key customer contract terms for intraoral devices include:

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a 3-year warranty from the date of manufacture for all devices, except for Medicare devices, which have a 5-year warranty. Our warranty covers the device against defects in workmanship and materials. ProSomnus will replace or repair any device with unsatisfactory workmanship or materials quality;

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no warranty for device fit if the provided patient records are distorted. ProSomnus will notify the provider if we notice a distorted record during our inbound quality control inspection. ProSomnus will not offer a warranty if the records do not meet basic requirements, such as minimum vertical clearance;

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the warranty is voided if device damage is attributed to patient misuse or if the healthcare provider makes structural changes to the device;

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the healthcare provider must return a defective device, as part of our compliance with our quality management system; and

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our standard turnaround time for manufacturing a device is seven business days plus shipping time.

Our only performance obligation associated with the sale of our device is our warranty. Device personalization is performed prior to sale. There are no obligations to train sleep dentists, sleep physicians or other providers.
Our transaction prices are our list prices for our products plus the applicable discount schedule.

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List prices.   Our list prices consider competitive reference prices, economic value added relative to competitive products, manufacturing costs, manufacturing capacity dynamics, insurance reimbursement amounts, and our business strategy. We continuously monitor these considerations for the purposes of establishing list prices for new products and for managing the list prices for existing products. We evaluate existing list prices at least annually. However we also evaluate existing list prices whenever there is a major change in any of these components (for example, a competitor increases their list prices 20%).

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Competitive Reference Prices.   We continuously monitor competitive reference prices and weigh the pros and cons of adjusting our list prices when competitors price new products or adjust list prices for existing products.

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Manufacturing Costs.   We continuously monitor manufacturing costs. There are, generally, five types of manufacturing costs that we consider when evaluating the list price of a product: direct labor, materials, supplies, factory overhead costs and factory overhead labor. We continuously monitor these five types of manufacturing costs and evaluate our list prices accordingly.

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Manufacturing Capacity.   We consider our manufacturing capacity when evaluating the merits of a change to our pricing. For example, it might not make sense to lower prices for a specific product if the manufacturing capacity for that product is constrained.

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Insurance Reimbursement Amounts.   Payors routinely change the coverage policies and amounts for various products and procedures. We continuously monitor these reimbursement trends and the implications these trends might have on the price sensitivity of our customers.

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Business Strategy.   There are certain situations where the company may wish to adjust a list price upward or downward based on business strategy. For example, if the company is launching a new product, the company may wish to adjust list prices downward to stimulate trial orders for the new product.

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Discount Schedules.   The Company offers discount schedules that are applied to the relevant list price for a product. The discount schedule is based on certain order volume thresholds. The greater the order volume, the higher the discount. The rationale for volume based discounts is that it is more efficient for our Company to service customers with higher order volumes. Thus our Company shares these efficiencies with customers in the form of the volume based discounts with the objective of lower costs to treat patients.

As a result of our list prices and discount schedule being somewhat formulaic, our pricing is consistent for customers who fall within the same order volume level.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to our consolidated financial statements and notes thereto for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our results of operations or financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold, issue or enter into any financial instruments for speculative or trading purposes.
Interest rate risk
Our cash equivalents as of March 31, 2022 consisted of $1.7 million in bank accounts. We believe that we do not have any material exposure to changes in the fair value of these assets. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our consolidated cash flows or operating results.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor and research and development expenses. We do not believe inflation has had a material effect on our results of operations during the periods presented in this proxy statement/prospectus/information statement.

LAKESHORE’S BUSINESS
Overview
Lakeshore is a Cayman Islands exempted company formed on January 6, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Lakeshore’s efforts to identify a prospective target business was not limited to any particular industry or geographic region.
Offering Proceeds Held in Trust
On June 15, 2021, Lakeshore consummated the IPO of 5,000,000 units at $10.00 per unit, generating gross proceeds of $50,000,000. Each unit consists of one ordinary share and three-quarters of one warrant. Simultaneously with the closing of the IPO, we consummated the sale of 250,000 Private Units at $10.00 per Private Units, in a private placement to the Sponsor, hedge funds and the representatives of underwriters in the IPO and certain of their affiliates, generating gross proceeds of $2,500,000.
On June 28, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 467,000 Public Units at a purchase price of $10.00 per unit, generating gross proceeds of $4,670,000. Simultaneously with the closing of the underwriters’ partial exercise of the over-allotment option, Lakeshore sold additional 11,675 Private Units at a price of $10.00 per Private Unit to the above-mentioned purchasers in a private placement, generating gross proceeds to us of $116,750.
Upon the consummation of the IPO and the underwriters’ partial exercise of the over-allotment option, and associated private placements, $54,670,000 of cash was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee (“Continental”). None of the funds held in trust will be released from the Trust Account, other than interest income to pay any tax obligations, until the earlier of (i) the consummation of Lakeshore’s initial business combination and (ii) our failure to consummate a business combination by September 15, 2022.
If Lakeshore is unable to consummate its initial business combination by September 15, 2022, or 15 months from the closing of the IPO, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association, Lakeshore will, as promptly as reasonably possible but not more than five business days thereafter, redeem the public shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and Lakeshore’s board of directors, liquidate and dissolve, subject to Lakeshore’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants will be worthless.
Business Combination Activities
On May 9, 2022, Lakeshore entered into the Merger Agreement, which provides for the Business Combination, with ProSomnus, PubCo, Merger Sub and certain other person. Pursuant to the terms of the Merger Agreement, Lakeshore will merge with and into PubCo resulting in all Lakeshore’s shareholders becoming PubCo’s stockholders. Concurrently therewith, Merger Sub will merge with and into ProSomnus, resulting in PubCo acquiring 100% of the issued and outstanding equity securities of ProSomnus.
In the absence of shareholder approval for a further extension, if the Business Combination is not consummated by September 15, 2022, Lakeshore will distribute the proceeds held in the Trust Account to its public shareholders, liquidate and dissolve.
Redemption Rights
At any general meeting called to approve an initial business combination, any public shareholder (whether they are voting for or against such proposed business combination or not voting at all) will be entitled to demand that his, her or its ordinary shares be redeemed for a pro rata portion of the amount then in the Trust Account (currently anticipated to be no less than approximately $[  ] per ordinary share for Lakeshore shareholders) net of taxes payable.

The initial shareholders, including the Sponsor, do not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the ordinary shares sold in the IPO without Lakeshore’s prior written consent. However, Lakeshore would not be restricting its shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 20% of the shares sold in the IPO) for or against the initial business combination.
Liquidation if no business combination
If Lakeshore is unable to complete its initial business combination within 15 months from the closing of the IPO, Lakeshore will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and Lakeshore’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the company, subject (in the case of (ii) and (iii) above) to Lakeshore’s obligations to provide for claims of creditors and the requirements of applicable law.
In connection with Lakeshore’s redemption of 100% of its issued and outstanding public shares for a portion of the funds held in the Trust Account, each public shareholder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Lakeshore and less up to $50,000 for liquidation expenses. Holders of warrants will receive no proceeds in connection with the liquidation with respect to such warrants, which will expire worthless.
The holders of the insider shares and Private Units will not participate in any redemption distribution with respect to their insider shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).
If Lakeshore is unable to conclude its initial business combination and it expends all of the net proceeds of the IPO not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, Lakeshore expects that the initial per-share redemption price will be approximately $10.00. The proceeds deposited in the Trust Account could become subject to claims of Lakeshore’s creditors that are in preference to the claims of Lakeshore’s shareholders. In addition, if Lakeshore is forced to file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Lakeshore that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Lakeshore’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of Lakeshore’s shareholders. Therefore, the actual per-share redemption price may be less than approximately $10.00.
Lakeshore will pay the costs of liquidating the Trust Account from the up to $50,000 of interest earned on the funds held in the Trust Account that is available to Lakeshore for liquidation expenses.
Facilities
Lakeshore maintains its principal executive offices at 667 Madison Avenue, New York, NY 10065. Such space, utilities and secretarial and administrative services are provided to Lakeshore free of charge by the Sponsor. Lakeshore considers its current office space adequate for its current operations.
Employees
Lakeshore currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Lakeshore matters but they intend to devote as much of their time as they deem necessary to our affairs until Lakeshore has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for

Lakeshore’s initial business combination and the stage of the business combination process Lakeshore is in. Lakeshore does not intend to have any full time employees prior to the consummation of its initial business combination.
COMPLIANCE AND LEGAL PROCEEDINGS
LAKESHORE MAY BE INVOLVED IN LEGAL PROCEEDINGS IN THE ORDINARY COURSE OF BUSINESS FROM TIME TO TIME. TO DATE, NEITHER LAKESHORE NOR ITS OFFICERS OR DIRECTORS WERE INVOLVED IN ANY LITIGATION, ARBITRATION OR ADMINISTRATIVE PROCEEDINGS WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON LAKESHORE’S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, LAKESHORE IS NOT AWARE OF ANY PENDING OR THREATENED LITIGATION, ARBITRATION OR ADMINISTRATIVE PROCEEDINGS AGAINST IT OR ITS OFFICERS OR DIRECTORS WHICH MAY HAVE A MATERIAL AND ADVERSE IMPACT ON ITS BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

LAKESHORE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with Lakeshore’s financial statements and the notes thereto contained in this proxy statement/prospectus. References to “we,” “us,” “our” or the “Company” are to Lakeshore Acquisition I Corp., except where the context requires otherwise.
Overview
We were formed on January 6, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Our efforts to identify a prospective target business will not be limited to any particular industry or geographic region. We intend to utilize cash derived from the proceeds of our initial public offering (the “IPO”) in effecting our initial business combination.
We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
We presently have no revenue. All activities for the period from January 6, 2021 (inception) through March 31, 2022 relate to the formation and the IPO and seeking of a target business. We will have no operations other than the active solicitation of a target business with which to complete a business combination, and we will not generate any operating revenue until after its initial business combination, at the earliest. We will have non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
On June 15, 2021, we consummated the IPO of 5,000,000 Public Units, at a price of $10.00 per Public Unit, generating gross proceeds of $50,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 250,000 Private Units, at a price of $10.00 per Private Unit, in a private placement to the sponsor, hedge funds and the representatives of underwriters and certain of their affiliates, generating gross proceeds of $2,500,000.
On June 28, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 467,000 Public Units at a purchase price of $10.00 per Public Unit, generating gross proceeds of $4,670,000. Simultaneously with the closing of the underwriters’ partial exercise of the over-allotment option, we sold additional 11,675 Private Units at a price of $10.00 per Private Unit to the above-mentioned purchasers in a private placement, generating gross proceeds to us of $116,750.
Upon the consummation of the IPO and the underwriters’ partial exercise of the over-allotment option, and associated private placements, $54,670,000 of cash was placed in the Trust Account.
As indicated in the accompanying unaudited condensed financial statements, as of March 31, 2022, we had $334,367 in cash held outside its Trust Account available for the working capital purposes.
We cannot assure you that our plans to complete our Initial Business Combination will be successful. If we are unable to complete its initial business combination within 15 months from the date of the IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and our board of directors, liquidate and dissolve. In the event of liquidation, the holders of the founder shares and Private Units will not participate in any redemption distribution with respect to their founder shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).
Results of Operations
Our entire activity from January 6, 2021 (inception) up to the consummation of the IPO was in preparation for the IPO. Since the IPO, our activity has been limited to the evaluation of business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We expect to generate small amounts of non-operating income in the form of interest income on cash and marketable securities held in Trust Account. We will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2022, we had a net loss of $145,304. We earned $5,505 of interest income from investments in our Trust Account and incurred $150,809 of general and administrative expenses.
For the period from January 6, 2021 (inception) to March 31, 2021, we had a net loss of $4,013, which consisted of $4,013 in formation, general and administrative expenses.
For the fiscal year ended December 31, 2021, we had a net loss of $299,625. We earned $1,966 of interest income from investments in our Trust Account and incurred $301,591 of general and administrative expenses.
Liquidity and Capital Resources
As of March 31, 2022 and December 31, 2021, we had $334,367 and $438,913, respectively, in cash held outside its Trust Account available for our working capital purposes.
Prior to the consummation of the IPO, our liquidity needs had been satisfied through a payment from the sponsor of $25,000 for the founder shares, the loan under an unsecured promissory note from the sponsor of $450,000. The promissory note from the sponsor was repaid in full on June 14, 2021.
Upon the consummation of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, and associated private placements, $54,670,000 of cash was placed in the Trust Account. As of March 31, 2022, an aggregate of $54,677,471 was held in the Trust Account in money market funds that invest in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury.
In order to meet our working capital needs following the consummation of the IPO, our initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of our business combination into additional Private Units at a price of $10.00 per unit. If we do not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
If our estimates of the costs of undertaking due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to convert a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures

of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” There is no assurance that the Company will be able to consummate the initial business combination within 15 months from the date of the IPO. In the event that the Company fails to consummate business combination within the required period, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination within 15 months from the date of the IPO. Management plans to continue its efforts to consummate a business combination within 15 months from the date of the IPO.
Critical Accounting Policies
The preparation of these unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Actual results could differ from those estimates.
Offering Costs Associated with the IPO
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that were directly related to the IPO. As of March 31, 2022 and December 31, 2021, offering costs totaled $1,862,538. The amount was consisted of $1,366,750 in underwriters’ fees, plus $495,788 of other expenses. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” The Company allocates offering costs between public shares and public warrants based on the estimated fair values of public shares and public warrants at the date of issuance. Accordingly, $1,780,148 was allocated to public shares and was charged to temporary equity, and $ 82,390 was allocated to public warrants and was charged to shareholders’ equity.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, public shares subject to possible redemption are presented at redemption value of $10.00 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals zero.
Net Income (Loss) per Share
We comply with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders.

As of March 31, 2022 and March 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the IPO and the private placement since the exercise of warrants are contingent on the occurrence of future events.
Warrants
The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for smaller reporting companies and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.
Except for the foregoing, Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance Sheet Arrangements
Lakeshore has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Lakeshore does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Lakeshore has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
Lakeshore does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. Lakeshore has the following contractual commitments:
Business Combination Marketing Agreement
Lakeshore entered into a Business Combination Marketing Agreement with representative of the underwriters of the IPO, and agreed to pay a fee totaling $1,640,100, which equals 3% of the gross offering proceeds of the IPO, payable upon the completion of the business combination. The fee will become payable from the amounts held in the Trust Account solely in the event Lakeshore completes its initial business combination. In the event that Lakeshore does not close a business combination, the representative of the underwriters agreed to waive its right to receive the fee.
Registration Rights
The initial shareholders are entitled to registration rights with respect to the insider shares and the Private Units. Holders of any securities issued to Lakeshore’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to Lakeshore will also be entitled to registration rights with respect to the Private Units (and underlying securities) issued in connection therewith pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that Lakeshore register these securities at any time after Lakeshore consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after Lakeshore’s consummation of a business combination.
Quantitative and Qualitative Disclosures about Market Risk
Lakeshore is not subject to any market or interest rate risk. The net proceeds of the IPO held in the trust account may be invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. Lakeshore qualifies as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Section 102(b)(1) of the JOBS Act permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Lakeshore has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Lakeshore, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Lakeshore’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Related Party Transactions
On January 8, 2021, 1,437,500 insider shares were issued to the Sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the Sponsor surrendered 553,314 insider shares, and then Lakeshore re-issued this portion of insider shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of Lakeshore’s initial business combination or earlier if, subsequent to its initial business combination, Lakeshore consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, Lakeshore cancelled an aggregated of 70,750 insider shares in connection with the partial exercise of the IPO underwriter’s over-allotment option.
On June 15, 2021, Lakeshore’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private Units in a private placement at $10.00 per Private Unit. On June 28, 2021, Lakeshore consummated a private sale of an additional 11,675 Private Units to the above-mentioned private unit purchasers at $10.00 per Private Unit.

On February 10, 2021, Lakeshore issued a $450,000 principal amount unsecured promissory note to Lakeshore’s sponsor, and Lakeshore had received such amount as of issuance date. The note was non-interest bearing and was fully repaid on June 14, 2021.
In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional Private Units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of March 31, 2022, there were no working capital loans outstanding.
Lakeshore entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association.
Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination (regardless of the type of transaction that it is). Lakeshore’s independent directors review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Lakeshore’s or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $[  ] from January 6, 2021 (Inception) to March 31, 2022. The balance amount was [  ] at March 31, 2022.
In September 2021, Lakeshore made a temporary payment of $30,000 to the Sponsor for the purpose of leasing an office on behalf of Lakeshore. Lakeshore cancelled this arrangement and the Sponsor returned the funds to Lakeshore on October 19, 2021. [The was no balance due to related party as of March 31, 2022.]
Lakeshore is not prohibited from pursuing an initial business combination with a company that is affiliated with its initial shareholders, officers or directors. In the event Lakeshore seeks to complete its initial business combination with a target that is affiliated with its initial shareholders, officers or directors, Lakeshore, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that its initial business combination is fair to Lakeshore (or shareholders) from a financial point of view.
Lakeshore entered into a registration rights agreement with respect to the insider shares and the Private Units, among other securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial statements are based on Lakeshore’s historical financial statements for the three months ended March 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021 and ProSomnus’s historical consolidated financial statements for the three months ended March 31, 2022 and for the year ended December 31, 2021, adjusted to give effect to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and the convertible notes facilities.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the unaudited condensed historical balance sheet of Lakeshore as of March 31, 2022 with the unaudited historical condensed consolidated balance sheet of ProSomnus as of March 31, 2022, giving effect to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and the convertible notes facilities, as if they had been consummated as of that date.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 combines the unaudited historical condensed statement of operations of Lakeshore for the three months ended March 31, 2022 and the audited historical statement of operations of Lakeshore for the period from January 6, 2021 (inception) through December 31, 2021 with the unaudited historical condensed consolidated statement of operations of ProSomnus for the three months ended March 31, 2022 and the audited historical consolidated statement of operations of ProSomnus for the year ended December 31, 2021, giving effect to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and the convertible notes facilities, as if they had occurred as of January 1, 2021.
Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore will be treated as the acquired company and ProSomnus will be treated as the acquirer for financial statement reporting purposes.
The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after March 31, 2022 through June 28, 2022. The pro forma adjustments that are directly attributable to the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments and convertible notes facilities are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.
The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination, equity investments in the form of non-redeeming public shares or PIPE investments, and the convertible notes facilities.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and ProSomnus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as following:
•
Assuming No Redemptions:   This scenario assumes that no Lakeshore public ordinary shares are redeemed and funds held in trust accounts will be fully retained and released to PubCo at closing;

•
Assuming Maximum Redemptions:   This scenario assumes that equity investors are incumbent redeemable public ordinary shareholders, and 1,000,000 Lakeshore public ordinary shares shall not be redeemed, and the remaining 4,467,000 Lakeshore ordinary shares are all redeemed, resulting in an aggregate payment of $44.7 million out of the trust account.

Under either these two assumptions, sponsor and private placement shareholders transfer 410,025 shares, and Lakeshore issues 410,025 new shares to equity investors. As a result, non-redeeming ordinary shareholders or equity investors receive 820,050 additional shares.
The pro forma outstanding shares of PubCo ordinary shares immediately after the Business Combination under two redemption scenarios (which amounts are based on information as of March 31, 2022, as adjusted for events that relate to material financing transactions consummated after such date through June 28, 2022) is as follows:
	Pro Forma Combined
	Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Shares	%	Number of Shares	%
Non-redeeming public shareholders and new equity investors	6,287,050	31.5%	1,820,050	11.8%
Sponsor shares and private placement shareholders	1,218,400	6.1%	1,218,400	7.9%
Former ProSomnus shareholders or lenders	11,300,000	56.7%	11,300,000	73.0%
Craig-Hallum Capital Group and Roth Capital Partners	719,010	3.6%	719,010	4.6%
Gordon Pointe Capital	120,000	0.6%	120,000	0.8%
Cohanzick Management, LLC	50,000	0.3%	50,000	0.3%
Bonus shares for Junior Notes buyers	250,000	1.3%	250,000	1.6%
Pro forma Combined Company common stock outstanding at Closing	19,944,460	100.0%	15,477,460	100.0%
The historical financial information of Lakeshore was derived from the unaudited condensed financial statements of Lakeshore as of and for the three months ended March 31, 2022 and the audited condensed financial statements of Lakeshore as of December 31, 2021 and for the period from January 6, 2021 (inception) through December 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of ProSomnus was derived from the unaudited condensed consolidated financial statements of ProSomnus for the three months ended March 31, 2022 and the audited consolidated financial statements of ProSomnus for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read together with Lakeshore’s and ProSomnus’s audited and unaudited financial statements and related notes, “ProSomnus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Lakeshore is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.
The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2022
			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	ProSomnus (Historical)	Lakeshore (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$1,666,229	$334,367	$54,677,471	A	$71,966,774	$(44,670,000)	C	$27,296,774
	—	—	30,000,000	D	—	—
	—	—	(6,123,700)	E	—	—
	—	—	(4,717,401)	F	—	—
	—	—	(284,768)	G	—	—
	—	—	(3,585,424)	H	—	—
	—	—			—	—
Accounts receivable	1,703,195	—	—		1,703,195	—		1,703,195
Inventory	690,868	—	—		690,868	—		690,868
Prepaid expenses and other current assets	265,502	25,483	—		290,985	—		290,985
Marketable securities held in Trust Account	—	54,677,471	(54,677,471)	A	—	—
Total current assets	4,325,794	55,037,321	15,288,707		74,651,822	(44,670,000)		29,981,822
Property and equipment, net	1,047,980	—	—		1,047,980	—		1,047,980
Right-of-use assets	2,849,211	—	—		2,849,211	—		2,849,211
Other assets	920,229	—	—		920,229	—		920,229
Total assets	$9,143,214	$55,037,321	$15,288,707		$79,469,242	$(44,670,000)		$34,799,242
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of subordinated loan and security agreement	$1,272,377	$—	$(1,272,377)	F	$—	$—		$—
Current portion of equipment financing obligation	56,849	—	—		56,849	—		56,849
Current portion of finance lease obligation	859,928	—	—		859,928	—		859,928
Current portion of operating lease liabilities	241,027	—	—		241,027	—		241,027
Commission settlement	284,768	—	(284,768)	G	—	—		—
Accounts payable	1,779,681	—	—		1,779,681	—		1,779,681
Accrued compensation	1,798,952	—	—		1,798,952	—		1,798,952
Other accrued expenses	1,294,232	33,038	—		1,327,270	—		1,327,270
Total current liabilities	7,587,814	33,038	(1,557,145)		6,063,707	—		6,063,707
Senior-Junior Convertible notes	—	—	30,000,000	D	21,767,715	—		21,767,715
			(1,800,000)	P		—
			(2,500,000)	Q		—
			(500,000)	R		—
			(3,432,285)	S		—
Subordinated loan and security agreement, net of current portion	3,445,024	—	(3,445,024)	F	—	—		—
Equipment financing obligation, net of current portion	229,823	—	—		229,823	—		229,823
Finance lease liabilities, net of current portion	974,364	—	—		974,364	—		974,364
Operating lease liabilities, net of current portion	169,010	—	—		169,010	—		169,010
Subordinated notes	7,635,800	—	(7,635,800)	L	—	—		—
Unsecured subordinated promissory notes	2,500,000	—	(2,500,000)	K	—	—		—
Accrued interest	3,585,424	—	(3,585,424)	H	—	—		—
Warrant liability	583,000	—	(583,000)	I	—	—		—
Total liabilities	26,710,259	33,038	2,461,322		29,204,619	—		29,204,619
Commitments and contingencies
Preferred stock	38,634,547	—	(38,634,547)	J	—			—
Common stock subject to possible redemption	—	54,670,000	(54,670,000)	B	—			—

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2022 (continued)
			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	ProSomnus (Historical)	Lakeshore (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Stockholders’ equity
Ordinary shares, $0.0001 par value	—	163	—		163	—		163
New issuance of ordinary shares, $0.0001 par value	—	—	547	B	1,832	(447)	C	1,385
			6	I
			609	J
			25	K
			76	L
			414	M
			16	N
			38	O
			18	P
			25	Q
			5	R
			12	T
			41	U
ProSomnus common stock, $0.0001 par value	2,463	—	(2,463)	M	—	—		—
Additional paid-in capital	150,425,953	779,049	54,669,453	B	258,532,736	(44,669,553)	C	213,863,183
			(6,123,700)	E
			582,994	I
			38,633,938	J
			2,499,975	K
			7,635,724	L
			2,049	M
			1,640,084	N
			3,749,962	O
			(3,750,000)	O
			1,799,982	P
			2,499,975	Q
			499,995	R
			3,432,285	S
			1,199,988	T
			(1,200,000)	T
			4,100,209	U
			(4,100,250)	U
			247,382	V
			(247,382)	V
			(444,929)	W
Accumulated deficit	(206,630,008)	(444,929)	444,929	W	(208,270,108)	—		(208,270,108)
			(1,640,100)	N
Total stockholders’ equity (deficit)	(56,201,592)	334,283	106,131,932		50,264,623	(44,670,000)		5,594,623
Total liabilities and stockholders’ equity	$9,143,214	$55,037,321	$15,288,707		$79,469,242	$(44,670,000)		$34,799,242
See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three months Ended March 31, 2022
			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	ProSomnus (Historical)	Lakeshore (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Revenue, net	$3,743,143	$—	$—		$3,743,143	$—		$3,743,143
Cost of Revenue	1,578,496	—	—		1,578,496	—		1,578,496
Gross Profit	2,164,647	—	—		2,164,647	—		2,164,647
Operating Expenses
Research and development	557,633	—	—		557,633	—		557,633
Sales and marketing	2,117,419	—	—		2,117,419	—		2,117,419
General and administrative	1,348,055	150,809	—		1,498,864	—		1,498,864
Total expenses	4,023,107	150,809	—		4,173,916	—		4,173,916
Operating loss	(1,858,460)	(150,809)	—		(2,009,269)	—		(2,009,269)
Other income (expense)
Interest expense/income	(1,095,837)	5,505	1,020,104	AA	(1,830,626)	—		(1,830,626)
			(5,505)	CC
			(385,714)	DD
			(437,500)	EE
			(931,679)	FF
Change in fair value of warrant liability	(20,756)	—	20,756	BB	—
Total other income (expense)	(1,116,593)	5,505	(719,538)		(1,830,626)	—		(1,830,626)
Loss before income taxes	(2,975,053)	(145,304)	(719,538)		(3,839,895)	—		(3,839,895)
Provision for income taxes	(5,680)	—	—		(5,680)	—		(5,680)
Net loss	$(2,980,733)	$(145,304)	$(719,538)		$(3,845,575)	$—		$(3,845,575)
Net loss per share, basic and diluted	$(0.12)				$(0.19)			$(0.25)
Weighted average shares outstanding, basic and diluted	24,575,706		18,316,035	GG	20,141,335	(4,467,000)	HH	15,674,335
			196,875	EE
Net loss per share, redeemable ordinary shares, basic and diluted		$(0.02)
Weighted average shares outstanding, redeemable ordinary shares basic and diluted		5,467,000
Net loss per share, non-redeemable ordinary shares, basic and diluted		$(0.02)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		1,628,425
See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	ProSomnus (Historical)	Lakeshore (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Revenue, net	$14,074,649	$—	$—		$14,074,649	$—		$14,074,649
Cost of Revenue	6,764,319	—	—		6,764,319	—		6,764,319
Gross Profit	7,310,330	—	—		7,310,330	—		7,310,330
Operating Expenses
Research and development	1,889,208	—	—		1,889,208	—		1,889,208
Sales and marketing	5,776,084	—	—		5,776,084	—		5,776,084
General and administrative	4,459,924	301,591	1,640,100	II	6,401,615	—		6,401,615
Total expenses	12,125,216	301,591	1,640,100		14,066,907	—		14,066,907
Operating loss	(4,814,886)	(301,591)	1,640,100		(6,756,577)	—		(6,756,577)
Other income (expense)
Interest expense/income	(3,245,220)	1,966	2,910,303	AA	(7,354,488)	—		(7,354,488)
			(1,966)	CC
			(1,542,857)	DD
			(1,750,000)	EE
			(3,726,714)	FF
Forgiveness of PPP loans	2,281,262	—	—		2,281,262	—		2,281,262
Change in fair value of warrant liability	(190,911)		190,911	BB	—	—		—
Total other income (expense)	(1,154,869)	1,966	(3,920,323)		(5,073,226)	—		(5,073,226)
Loss before income taxes	(5,969,755)	(299,625)	(5,560,423)		(11,829,803)	—		(11,829,803)
Provision for income taxes	(7,652)	—	—		(7,652)	—		(7,652)
Net loss	$(5,977,407)	$(299,625)	$(5,560,423)		$(11,837,455)	$—		$(11,837,455)
Net loss per share, basic and diluted	$(0.24)				$(0.60)			$(0.77)
Weighted average shares outstanding, basic and diluted	24,404,871		18,316,035	GG	19,852,189	(4,467,000)	HH	15,385,189
			87,500	EE
Net loss per share, redeemable ordinary shares, basic and diluted		$0.38
Weighted average shares outstanding, redeemable ordinary shares basic and diluted		3,020,358
Net loss per share, non-redeemable ordinary shares, basic and diluted		$(1.01)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		1,448,654
See accompanying notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on ProSomnus’s stockholders being expected to comprise 56.7% or 73.0% of the voting power of PubCo under two redemption scenarios, respectively, directors appointed by ProSomnus constituting seven of the seven members of the PubCo’s board of directors, ProSomnus’s operations prior to the acquisition comprising the only ongoing operations of PubCo, and ProSomnus’s senior management comprising all of the senior management of PubCo.
Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of ProSomnus with the Business Combination treated as the equivalent of ProSomnus issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ProSomnus in future reports of PubCo.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives pro forma effect to the Business Combination and the other events contemplated by the Merger Agreement as if they had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and for the three months ended March 31, 2022 give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the (a) historical audited financial statements of Lakeshore as of December 31, 2021 and for the period January 6, 2021 (inception) through December 31, 2021 and (b) historical unaudited condensed financial statements of Lakeshore as of and for the three months ended March 31, 2022;

•
the (a) historical audited consolidated financial statements of ProSomnus as of and for the year ended December 31, 2021 and (b) historical unaudited condensed consolidated financial statements of ProSomnus as of and for the three months ended March 31, 2022; and

•
other information relating to Lakeshore and ProSomnus contained in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under Proposal No. 1 — The Reincorporation Merger Proposal and Proposal No. 3 — The Acquisition Merger Proposal.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to PubCo’s additional paid-in capital and are assumed to be cash settled.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

(A)
Reflects the liquidation and reclassification of $54,677,471 of cash and marketable securities held in the Trust Account to cash and cash equivalents that becomes available for general use by PubCo following the Closing.

(B)
Reflects the reclassification of Lakeshore ordinary shares subject to possible redemption to permanent equity immediately prior to the Closing.

(C)
Represents the maximum redemption scenario in which 4,467,000 shares of Lakeshore public ordinary shares are redeemed at a redemption price of $10.00 per share.

(D)
Reflects the net cash proceeds from Senior and Junior convertible notes facilities totaling $30,000,000.

(E)
Represents the total preliminary estimated direct and incremental transaction costs that will be paid in cash of $6,123,700, prior to, or concurrent with, the Closing. The estimated transaction costs that will be paid in cash include $3,000,000 investment banking fee of ProSomnus; $458,700 Directors and Officers Insurance for Lakeshore, and the remaining for legal counsel, auditor, SEC registration, Trust account, proxy services, and printing fees. These amounts are recorded as a reduction of additional paid-in capital.

(F)
Reflects the repayment and settlement of the principal amount outstanding for ProSomnus’s debt under “Subordinated Loan and Security Agreement” prior to the Closing, assuming the settlement amount is the same as the outstanding amount as of March 31, 2022. Based on agreed terms with the lender, an amount of kicker fee as penalty of pre-repayment is expected to be paid, and this amount is not adjusted in the unaudited Pro Forma statements.

(G)
Reflects the repayment and settlement of the principal amount outstanding for ProSomnus’s debt under “Commission Settlement” prior to the Closing, assuming the settlement amount is the same as the outstanding amount as of March 31, 2022.

(H)
Reflects the repayment and settlement of ProSomnus’s accrued interest prior to the Closing, assuming the repayment amount is the same as the outstanding amount as of March 31, 2022.

(I)
Reflects the settlement of ProSomnus’s warrant liability by converting the outstanding amount of $583,000 as of March 31, 2022 to 58,300 shares of PubCo’s new-issued ordinary shares at $10.00 per share.

(J)
Reflects the issuance of 6,085,695 shares of PubCo’s ordinary shares at $10.00 per share in exchange of ProSomnus’s preferred stocks pursuant to the conversion rate effective immediately prior to the Closing.

(K)
Reflects the issuance of 250,000 shares of PubCo’s ordinary shares as settlement of “Unsecured Subordinated Promissory Notes” (bridge loan) at $10.00 per ordinary share of PubCo. The outstanding amount will initially be converted to ProSomnus’s series A preferred shares at $1,000 per share, and then the Series A Preferred Shares of ProSomnus will then be converted to ordinary shares of PubCo. Base on agreed terms with the lender, a kicker fee ranging 3% – 8% of outstanding amount as penalty of pre-repayment is expected to be paid, and this effect is not adjusted in the Pro Forma statements.

(L)
Reflects the issuance of 763,580 shares of PubCo’s ordinary shares at $10.00 per share, as settlement of ProSomnus’s debt under “Subordinated Notes”. Based on agreed terms with the lender, a kicker fee ranging 10% – 13% of outstanding amount as penalty of pre-repayment is expected to be paid, and this amount is not adjusted for in the Pro Forma statements.

(M)
Reflects the issuance of 4,142,425 shares of PubCo’s ordinary shares at $10.00 per share in exchange for ProSomnus’s common stock at the Closing. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. The total issuance of PubCo’s new shares for the settlement of ProSomnus’s warrant liability, bridge loan conversion, subordinated notes conversion, preferred stock conversion and common stock conversion will be 11,300,000 shares at $10.00 per share.

(N)
Reflects the settlement of $1,640,100 underwriters’ commission to Craig-Hallum Capital Group and Roth Capital Partners under the Business Combination Marketing Agreement, which accounts for 3% of total proceeds of Lakeshore’s initial public offering, by issuing 164,010 of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as general expenses and causes a direct reduction of accumulated deficit. Please refer to Note 2 (II). The total of shares that will be issued to Craig-Hallum Capital Group and Roth Capital Partners amount to 719,010 shares. Please also refer to Note 2 (O) and Note 2(P).

(O)
Reflects the settlement of $3,750,000 underwriters’ commission to Craig-Hallum Capital Group and Roth Capital Partners as Lakeshore’s Business Combination Advisor, by issuing 375,000 shares of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as transaction cost and causes a direct reduction of additional paid-in capital.

(P)
Reflects the settlement of $1,800,000 commission to Craig-Hallum Capital Group and Roth Capital Partners for Senior and Junior convertible notes placement agent by issuing 180,000 of PubCo’s new shares at $10.00 per share, in the case that the full amount of Senior and Junior notes are placed by placement agent. Up to 90,000 shares would be issued to Cohanzick Management LLC based on the amount of Junior notes backstopped by it. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as a reduction of net debt under Senior and Junior convertible notes and will be amortized period by period before maturity.

(Q)
Reflects the settlement of $2,500,000 commission to Junior convertible notes purchaser by issuing 250,000 of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as a reduction of net debt under Junior convertible notes and will be amortized period by period before maturity.

(R)
Reflects the settlement of $500,000 commission to Cohanzick Management LLC for its backstopping of Junior convertible notes, by issuing 50,000 of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as a deduction of net debt under Junior convertible notes, and will be amortized period by period before maturity.

(S)
Reflects the issuance of 1,838,095 warrants as a commission under Senior and Junior convertible notes. These warrants are valued at $3,432,285 in total, and are booked as permanent equity in additional paid-in capital. 171,428 warrants for Senior notes are based on 10% coverage to its face value, and they are valued at $2.23 per warrant, with $11.50 strike price, 5 years to maturity and assuming 25% annual volatility. 1,666,667 warrants for Junior notes are based on 100% coverage to its face value, and they are valued at $1.83 per warrant, with $20.00 strike price, 10 years to maturity. $382,284 and $3,050,001 are deducted from net debt under Senior and Junior convertible notes respectively, and will be amortized period by period before their maturities. Please refer to Note 2 (FF).

(T)
Reflects the settlement of $1,200,000 commission to Gordon Pointe Capital as ProSomnus’ advisor by issuing 120,000 of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as transaction cost and causes a direct reduction of additional paid-in capital.

(U)
Reflects the issuance of 410,025 PubCo’s new shares in order to retain public shareholders not redeeming their shares or attract new PIPE investments. The issuing price is deemed as $10.00 per share and the amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This total amount of $4,100,250 is also deemed as transaction cost and causes a direct reduction of additional paid-in capital. These equity investors will receive up to an additional 410,025 shares transferred by sponsor and private placement shareholders.

(V)
Reflects the issuance of 136,676 PubCo’s warrants in order to retain public shareholders not redeeming their shares or attract new PIPE investments. These warrants are identical to Lakeshore’s public and private warrants, with $11.50 strike price, 5 years to maturity and redeemable at $18.00. They are valued at $1.81 each and $247,382 in total, and booked as permanent equity in additional paid-in capital. This total amount of $247,382 is also deemed a transaction cost and causes a direct reduction of additional paid-in capital.

(W)
Reflects the elimination of Lakeshore’s historical retained earnings.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021
The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:
(AA)
Reflects the elimination of interest expense on ProSomnus’s debts that are repaid and settled as if the Business Combination closed, and the indebtedness was settled, on January 1, 2021, as described in adjustment note 2 (F)~(H) and (K)~(L).

(BB)
Reflects the elimination of the change in fair value of ProSomnus’s warrant liability that is converted to PubCo’s ordinary shares prior to the Closing as described in adjustment note 2 (I).

(CC)
Represents the elimination of investment income related to the investments held in the Lakeshore Trust Account.

(DD)
Represents the increase in interest expense for Senior convertible notes as if the notes were executed on January 1, 2021. This amount is calculated as face value multiplied by Senior notes interest rate of 9% per annum, and will be paid monthly in cash.

(EE)
Represents the increase in interest expense for Junior convertible notes as if the notes were executed on January 1, 2021. This amount is calculated as face value multiplied by Junior notes interest rate of Prime rate +6.5% per annum, and the prevailing Prime rate applied is 4%. This amount will be settled in stock period by period.

(FF)
Represents the increase in interest expense for the amortization of the difference between face amount and net amount of Senior and junior convertible notes, as if the notes were executed on January 1, 2021. The face amount of Senior notes is $17,142,857; the net amount of Senior notes before the deduction of transaction costs is $15,000,000; transaction costs for Senior convertible totaled $1,282,284; and the resulting difference of $3,425,141 will be amortized during 36 months of its maturity. The face amount of Junior notes is $16,666,667; the net amount of Junior notes before deduction of transaction costs is $15,000,000; transaction costs for Junior convertible totaled $6,950,001; and the resulting difference of $8,616,668 will be amortized during 40 months of its maturity. Please refer to Note 2 (D), (P)~(S). In addition, if the net cash to the balance sheet after pay down of debt, fees & expenses is below $30,000,000, the discount calculated based on net proceed relative to face amount (OID adjustment) of Senior notes will increase by 0.33% per $1,000,000 of cash gap. This effect is not adjusted in the Pro Forma statements.

(GG)
Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Increase of ordinary shares	Assuming No Redemptions No. of shares	Assuming Maximum Redemptions No. of shares
Non-redeeming public shareholders and new equity investors	5,877,025	1,410,025
Former ProSomnus shareholders or lenders	11,300,000	11,300,000
Craig-Hallum Capital Group and Roth Capital Partners	719,010	719,010
Gordon Pointe Capital	120,000	120,000
Cohanzick Management, LLC	50,000	50,000
Bonus shares for Junior Notes buyers	250,000	250,000
Total	18,316,035	13,849,035

(HH)
Represents the decrease of ordinary shares in the event of maximum redemptions.

(II)
Represents the increase in general expenses caused by the settlement of $1,640,100 underwriters’ commission to Craig-Hallum Capital Group and Roth Capital Partners under the Business Combination Marketing Agreement. Please refer to Note 2 (N).

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Three months Ended March 31, 2022
The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 are as follows:
(AA)
Reflects the elimination of interest expense on ProSomnus’s debts that are repaid and settled as if the Business Combination closed, and the indebtedness was settled, on January 1, 2021. Refer to adjustment note 2 (F)~(H) and (K)~(L).

(BB)
Reflects the elimination of Change in fair value of ProSomnus’s of warrant liability that are converted to PubCo’s ordinary shares prior to the Closing as described in adjustment note 2 (I).

(CC)
Represents the elimination of investment income related to the investments held in the Lakeshore Trust Account.

(DD)
Represents the increase in interest expense for Senior convertible notes as if the notes were executed on January 1, 2021. This amount is calculated as face value multiplied by Senior notes interest rate of 9% per annum, and will be paid monthly in cash.

(EE)
Represents the increase in interest expense for Junior convertible notes, this amount is calculated as face value multiplied by Junior notes interest rate of Prime rate +6.5% per annum, and the prevailing Prime rate applied is 4%.

(FF)
Represents the increase in interest expense for amortization of difference between face amount and net amount of Senior and junior convertible notes as if the notes were executed on January 1, 2021. The face amount of Senior notes is $17,142,857; the net amount of Senior convertible notes before deduction of transaction costs is $15,000,000; transaction costs for Senior convertible totaled $1,282,284; and the resulting difference of $3,425,141 will be amortized during 36 months of its maturity. The face amount of Junior notes is $16,666,667; the net amount of Junior convertible notes before deduction of transaction costs is $15,000,000; transaction costs for Junior convertible totaled $6,950,001; and the resulting difference of $8,616,668 will be amortized during 40 months of its maturity. Please refer to Note 2 (D), (P)~(S). In addition, if the net cash to the balance sheet after pay down of debt, fees & expenses is below $30,000,000, the discount calculated based on net proceed relative to face amount (OID adjustment) of Senior notes will increase by 0.33% per $1,000,000 of cash gap. This effect is not adjusted in the Pro Forma statements.

(GG)
Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Increase of ordinary shares	Assuming No Redemptions No. of shares	Assuming Maximum Redemptions No. of shares
Non-redeeming public shareholders and new equity investors	5,877,025	1,410,025
Former ProSomnus shareholders or lenders	11,300,000	11,300,000
Craig-Hallum Capital Group and Roth Capital Partners	719,010	719,010
Gordon Pointe Capital	120,000	120,000
Cohanzick Management, LLC	50,000	50,000
Bonus shares for Junior Notes buyers	250,000	250,000
Total	18,316,035	13,849,035

(HH)
Represents the decrease of ordinary shares in the event of maximum redemptions.

3.
Net Loss per Share

It represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the Ordinary Shares assumed to be redeemed by Lakeshore public stockholders are eliminated as of January 1, 2021.
Following the Closing, the Eligible ProSomnus Equity holders will have the right to receive up to 3,000,000 Earn-out Shares, issuable upon the occurrence of the Earn-out Triggering Event during the Earn-out Period. Because the Earn-out Shares are contingently issuable based upon PubCo reaching specified thresholds that have not been achieved, the Earn-out Shares have been excluded from basic and diluted pro forma net loss per share.
The unaudited pro forma condensed combined financial information has been prepared assuming no redemptions scenario and maximum redemptions scenario. Under maximum redemptions scenario, only 1,000,000 public shares will not be redeemed. Under either these two assumptions, sponsor and private placement shareholders transfer 410,025 shares, and Lakeshore issues 410,025 new shares to equity investors. As a result, non-redeeming ordinary shareholders or equity investors receive 820,050 additional shares.
	Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
	Year Ended December 31, 2021	Three months Ended March 31, 2022	Year Ended December 31, 2021	Three months Ended March 31, 2022
Pro forma net loss	$(11,837,455)	$(3,845,575)	$(11,837,455)	$(3,845,575)
Weighted average shares outstanding – basic and diluted	19,852,189	20,141,335	15,385,189	15,674,335
Net loss per share – basic and diluted	$(0.60)	$(0.19)	$(0.77)	$(0.25)
Weighted average shares outstanding – basic and diluted
Non-redeeming public shareholders and new equity investors	6,287,050	6,287,050	1,820,050	1,820,050
Sponsor shares and private placement shareholders	1,038,629	1,218,400	1,038,629	1,218,400
Former ProSomnus shareholders or lenders	11,300,000	11,300,000	11,300,000	11,300,000
Craig-Hallum Capital Group and Roth Capital Partners	719,010	719,010	719,010	719,010
Gordon Pointe Capital	120,000	120,000	120,000	120,000
Cohanzick Management, LLC	50,000	50,000	50,000	50,000
Bonus shares for Junior Notes buyers	250,000	250,000	250,000	250,000
New shares for Junior Notes’ interests	87,500	196,875	87,500	196,875
Total	19,852,189	20,141,335	15,385,189	15,674,335

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
AFTER THE BUSINESS COMBINATION
Executive Officers and Directors after the Business Combination
Upon consummation of the Business Combination, the business and affairs of the combined company will be managed by or under the direction of its board of directors. ProSomnus and Lakeshore are currently evaluating potential director nominees and executive officer appointments, but expect that the directors and executive officers of the combined company upon consummation of the Business Combination will include the following:
Name	Age	Position
Leonard Liptak	48	Chief Executive Officer and Director
Laing Rikkers	52	Executive Chairman
Sung Kim	41	Chief Technical Officer
Melinda Hungerman	58	Chief Financial Officer
Leonard Hedge	52	Director
William Johnson	65	Director
Jason Orchard	46	Director
Steven Pacelli	51	Director
Heather Rider	63	Director
Background of Directors and Executive Officers
Leonard Liptak will serve as Chief Executive Officer and Director of New ProSomnus following the Business Combination. Mr. Liptak has served as CEO, Co-founder and Director of ProSomnus Sleep Technologies since 2016, where he has overseen operations, strategy and financial performance of ProSomnus. From 2011 to 2016, Mr. Liptak served as President of MicroDental Laboratories, a network of dental labs that fabricate high-quality dental restorations and appliances, until its successful sale to Modern Dental Group. Prior to that, Mr. Liptak served in marketing at Stryker Neurovascular and a variety of roles at 3M, including Global Business Manager. Mr. Liptak earned his BA from Brown University and MBA from the University of Minnesota, Carlson School of Management.
Mr. Liptak’s history managing and operating ProSomnus, as well as his extensive industry knowledge, qualify him to serve on New ProSomnus’s board of directors.
Laing Rikkers will serve as Executive Chairman of New ProSomnus following the Business Combination. Ms. Rikkers has served as Director and Co-founder of ProSomnus Sleep Technologies since 2016, including serving as Chairman from 2016 to 2018 and from 2019 to 2021, and Executive Chairman January 2022 to present. Mr. Rikkers has also served as Managing Director of HealthpointCapital LLC, a private equity firm and manager of the principal stockholders of ProSomnus, since 2004 and Managing Director of HealthpointCapital Management LLC from 2018 to 2022. Ms. Rikkers served as a director of MicroDental Laboratories and BioHorizons Inc., a joint venture with Henry Schein Inc., and as a board observer for multiple growth stage, dental and healthcare companies. She received her BA from Harvard University and her MA degree from Teachers College, Columbia University.
Ms. Rikkers’ history advising and managing ProSomnus in its growth and operations, as well as her significant experience advising dental and healthcare companies qualify her to serve on the board of directors of New ProSomnus.
Leonard Hedge will serve as Director of New ProSomnus following the Business Combination. Mr. Hedge has served as a member of the Board of Directors of Convergent Dental, a privately owned dental equipment and technology company, since 2013, and as a member of the board of directors of ProSomnus Sleep Technologies since 2016. He formerly served as a director at MicroDental Laboratories, OrthoAccel, a privately owned dental device company, and Six Month Smiles, a private company providing dental aligners and braces. Prior to his retirement, Mr. Hedge served as Senior Vice President of Business

Operations at Align Technology Inc. from 2007 to 2013. Mr. Hedge focused on the design and implementation of core business processes and cross-functional collaboration to support Align’s long-term goals and strategic initiatives. He served as Vice President of Operations at Align from 2002 to 2007 and also served as its Vice President of Manufacturing from 1999 to 2002 and helped create Align’s world-class mass customized manufacturing technology and processes. He served as Vice President of Operations for Plynetics Express Corporation, a leading provider of product development and engineering services, from 1996 to 1998. From 1991 to 1996, he led the accelerated product development initiative at Beckman Instruments Diagnostic Systems Group as Manager for Prototype Manufacturing and Process Development. Prior to Beckman, Mr. Hedge led mechanical fabrication operations for 13 years at General Dynamics in Pomona California. Mr. Hedge received his BS from La Verne University.
Mr. Hedge’s extensive experience serving on boards of directors in the industry, as well as over forty years of experience leading and managing organizations in the defense, manufacturing, medical device and dental device sectors qualify him to serve on the board of directors of New ProSomnus.
Heather Rider will serve as a Director of New ProSomnus following the Business Combination. Ms. Rider served on the board of directors of Intricon Corporation (Nasdaq: IIN), a joint development manufacturer of components for micro-medical technology, from 2020 to 2022, and has served on the board of directors of Inogen, Inc. (Nasdaq: INGN), a manufacturer of oxygen therapy technology, since 2014. From 2012 to 2013, Ms. Rider served as Vice President, Global Human Resources of Cymer, Inc., a publicly-traded supplier of light sources for semiconductor manufacturing that was acquired by ASML Holding NV in 2013. From October 2010 to September 2012, Ms. Rider served as Senior Vice President, Global Human Resources of Alphatec Holdings, Inc. (Nasdaq: ATEC), a medical device company focused on surgical treatment of spine disorders, and from 2006 to 2010, she served as Vice President, Human Resources of Intuitive Surgical, Inc. (Nasdaq: ISRG), a manufacturer of robotic surgical systems. From 2001 to 2005, Ms. Rider served as Senior Vice President of Global Human Resources of Sunrise Medical, Inc., a global manufacturer and distributor of durable medical equipment. From 1998 to 2001, Ms. Rider served as Vice President of Human Resources of Biosense Webster, a member of the Johnson & Johnson family of companies, and a medical device manufacturer. Ms. Rider earned her BA from Claremont McKenna College, and her MBA from Pepperdine Graziadio Business School.
Ms. Rider’s experience counseling high-growth and technology companies, as well as her experience working with and advising public companies, qualify her to serve on the board of directors of New ProSomnus.
William Johnson will serve as a Director of New ProSomnus and Chairman of the Audit Committee following the Business Combination. Mr. Johnson has served as Director for ProSomnus Sleep Technologies since 2016, including serving as Chairman from 2018 to 2019, and Chairman of the Audit Committee from 2016 to 2018 and 2019 to present, and has been the Managing Director and Chief Financial Officer of HealthpointCapital Management, LLC since 2016. Mr. Johnson served as the Chief Executive Officer of MicroDental, Inc. from 2015 to 2016, and the Chief Financial Officer of MicroDental from 2013 to 2015. Mr. Johnson served as Chief Financial Officer for Harvest Meat from 2012 to 2013, interim Chief Financial Officer for Ryerson Inc. in 2012, Chief Financial Officer for Brinderson Engineers & Construction from 2009 to 2011, Chief Financial Officer of PNA Group in 2008 and SVP of Finance from 2007 to 2008. Earlier in his career, Mr. Johnson worked in a variety of roles at companies responsible for financial reporting and accounting, including Earle M Jorgensen Co. and American Hospital Supply Corporation. He began his career at Ernst & Whinney, CPA’s (now Ernst & Young) as an auditor. Mr. Johnson earned BS from Indiana University, Kelley School of Business, and his MBA with a concentration in Finance from Mercer University, Stetson School of Business. He is a Certified Public Accountant and a Certified Financial Planner.
Mr. Johnson’s significant experience with financial reporting and accounting, as well as experience as an auditor and with financial advising and management, qualify him to serve on the board of directors of New ProSomnus.
Steven Pacelli will serve as Director of New ProSomnus following the Business Combination. Mr. Pacelli has held a variety of roles at Dexcom, Inc. over the past 15 years. Since 2021, he has served as Executive Vice President and Managing Director of Dexcom Ventures. He also served as Executive Vice President of Strategy and Corporate Development from 2012 to 2021 and a variety of other roles since 2006. Prior to

Dexcom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and in an executive role as general counsel of several privately held companies. Mr. Pacelli serves on the board of directors of Biocom California, the largest and most experienced leader and advocate for California’s life science sector, and on the boards of directors of several nonprofit organizations and trade groups. Mr. Pacelli earned a BS from the University of California, Los Angeles, and a JD from the University of Virginia. He is a member of the State Bar of California.
Mr. Pacelli’s experience counseling high growth companies, his deep industry knowledge and his legal knowledge qualify him to serve on the board of directors of New ProSomnus.
Jason Orchard will serve as Director of New ProSomnus following the Business Combination. Mr. Orchard has been with Spring Mountain Capital (“SMC”), a private investment management firm specializing in alternative asset investing, since 2004 and has served as a Managing Director since 2008. During his time at SMC he has served as Investment Analyst, Chief Financial Officer, and Portfolio Manager. In 2007, he led the firm’s initial efforts into special situation and thematic investments that have become the foundation of the SMC Total Return Fund. Today, he manages the SMC Total Return Fund and serves on the Investment Committee for the SMC’s Total Return Fund, Private Capital Fund, and West Harlem Innovation Fund. Prior to joining SMC in 2004, he was a Senior Analyst for Rutherford Asset Management LLC, which actively managed an $800 million hedge fund of funds portfolio for a private family office. Mr. Orchard has also been associated with Stern Stewart & Company as a Senior Analyst in the Financial Institutions Group and Arthur Andersen, L.L.P. as a Senior Consultant in the Strategy, Finance, and Economics Group. Mr. Orchard graduated with honors from Villanova University with a BS in Finance and is a Chartered Financial Analyst.
Mr. Orchard’s extensive industry knowledge, investment experience, and career analyzing and advising companies across sectors qualify him to serve on the board of directors of New ProSomnus.
Melinda Hungerman will serve as Chief Financial Officer of New ProSomnus following the Business Combination. Ms. Hungerman has served as CFO of ProSomnus Sleep Technologies since 2020. Prior to that, she served as VP of Finance for ProSomnus from 2017 to 2020. Ms. Hungerman served as VP of Finance at AMP Printing from 2016 to 2017, VP of Finance at The National Food Laboratory from 2008 to 2016, and Controller and VP of Finance at MicroDental Laboratories from 2002 to 2008. Earlier in her career, Ms. Hungerman worked in a variety of companies in the role of Assistant Controller or Controller. Ms. Hungerman began her professional career at Ernst & Young as an auditor. Ms. Hungerman received her BS in Business and Accounting from St. Mary’s College, Moraga, California and is a Certified Public Accountant.
Sung Kim will serve as Chief Technology Officer of New ProSomnus following the Business Combination. Mr. Kim is the Co-Founder of ProSomnus Sleep Technologies, serving as its Chief Technology officer since 2019 and VP of Engineering & Operations from 2016 to 2019. Mr. Kim was Director of Engineering at MicroDental Laboratories from 2013 to 2016. Prior to that, he worked for 3M Company for over 7 years holding several senior level product development and engineering positions and has either authored or co-authored several patents related to the dental and orthodontic industries. Mr. Kim earned his BS in Mechanical Engineering from California Polytechnic State University, San Luis Obispo.
Family Relationships
There are no familial relationships among the PubCo’s nominated directors and executive officers.
Board Composition
The combined company’s business and affairs will be organized under the direction of PubCo’s board of directors. We anticipate that the board of directors will consist of seven members upon consummation of the Business Combination. Laing Rikkers will serve as Chairman of the Board. The primary responsibilities of the board of directors will be to provide oversight, strategic guidance, counseling, and direction to ProSomnus’s management. The board of directors will meet on a regular basis and additionally as required.
In accordance with PubCo’s amended and restated certificate of incorporation, the board of directors will be divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. If nominees identified in this proxy statement/prospectus are elected as directors, PubCo anticipates the directors will be assigned to the following classes:
•
Class A will consist of Mr. Pacelli and Mr. Hedge, whose terms will expire at PubCo’s 2023 annual meeting of stockholders to be held after consummation of the Business Combination;

•
Class B will consist of Mr. Orchard, Ms. Rider, and Ms. Rikkers, whose terms will expire at PubCo’s 2024 annual meeting of stockholders to be held after consummation of the Business Combination; and

•
Class C will consist of Mr. Johnson and Mr. Liptak, whose terms will expire at PubCo’s 2025 annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of directors of PubCo may have the effect of delaying or preventing changes in PubCo’s control or management.
Director Independence
As a result of its common stock being listed on the Nasdaq following consummation of the Business Combination, PubCo will adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. PubCo’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Upon consummation of the Business Combination, the PubCo’s board is expected to determine that each of the directors other than Mr. Liptak and Mr. Rikkers will qualify as independent directors as defined under the listing rules of the Nasdaq, and PubCo’s board will consist of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, PubCo will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.
Board Oversight of Risk
Upon the consummation of the Business Combination, one of the key functions of the combined company’s board of directors will be informed oversight of its risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, PubCo’s board of directors will be responsible for monitoring and assessing strategic risk exposure and PubCo’s audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. PubCo’s compensation committee will also assess and monitor whether PubCo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Effective upon the consummation of the Business Combination, PubCo will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The PubCo’s board of directors will adopt a written charter for each of these committees, which will comply with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee will be available on the investor relations portion of ProSomnus’s website upon consummation of the Business Combination. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.
Audit Committee
Upon consummation of the Business Combination, the members of the audit committee are expected to be Mr. Johnson (Chair), Mr. Pacelli, and Mr. Orchard. PubCo’s board of directors is expected to determine that each of the members of the audit committee will be an “independent director” as defined by, and will meet the other requirements of, the Nasdaq Listing Rules applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors examined each audit committee member’s scope of experience and the nature of their prior and current employment. The audit committee will meet on at least a quarterly basis. Both the combined company’s independent registered public accounting firm and management intend to periodically meet privately with PubCo’s audit committee.
The audit committee will assist the board of directors in monitoring the integrity of the combined company’s financial statements, its compliance with legal and regulatory requirements, and the independence and performance of its internal and external auditors. The audit committee’s principal functions will include:
•
reviewing PubCo’s annual audited financial statements with management and ProSomnus’s independent auditor, including major issues regarding accounting principles, auditing practices and financial reporting that could significantly affect financial statements;

•
reviewing quarterly financial statements with management and the independent auditor, including the results of the independent auditor’s reviews of the quarterly financial statements;

•
recommending to PubCo’s board of directors the appointment of, and continued evaluation of the performance of, independent auditors;

•
approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;

•
reviewing periodic reports from the independent auditor regarding the auditor’s independence, including discussion of such reports with the auditor;

•
reviewing the adequacy of the overall control environment, including internal financial controls and disclosure controls and procedures; and

•
reviewing with our management and legal counsel legal matters that may have a material impact on financial statements or compliance policies and any material reports or inquiries received from regulators or governmental agencies.

Audit Committee Financial Expert
The PubCo’s board of directors is expected to determine that Mr. Johnson qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, it is expected that the PubCo’s board of directors will consider Mr. Johnson’s formal education, training, and previous experience in financial roles.
Compensation Committee
Upon consummation of the Business Combination, the members of the compensation committee are expected to be Mr. Rider (Chair), Mr. Johnson, and Ms. Hedge. PubCo’s board of directors is expected to determine that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The board of directors is expected to determine that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the Nasdaq. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.
The compensation committee is responsible for establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits as well as director compensation. The compensation committee also administers ProSomnus’s equity incentive plans. The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.
Nominating and Corporate Governance Committee
Upon consummation of the Business Combination, the members of the nominating and corporate governance committee are expected to be Mr. Pacelli (Chair), Mr. Rider and Ms. Hedge. PubCo’s board of directors is expected to determine that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a nominating committee. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.
The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on PubCo’s board of directors. The nominating and corporate governance committee also will be responsible for developing a set of corporate governance policies and principles and recommending to PubCo’s board of directors any changes to such policies and principles.
Guidelines for Selecting Director Nominees
The nominating committee will consider persons identified by its stockholders, management, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to PubCo’s board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on PubCo’s board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.
Code of Ethics
PubCo will adopt a new code of ethics that applies to all of its directors, officers and employees. Upon consummation of the Business Combination a copy of ProSomnus’s code of ethics will be available on its website. ProSomnus also intends to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.

Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee was at any time one of ProSomnus’s officers or employees. None of ProSomnus’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of PubCo’s board of directors or compensation committee.
Shareholder and Interested Party Communications
Prior to the consummation of the Business Combination, Lakeshore’s board of directors did not provide a process for shareholders or other interested parties to send communications to Lakeshore’s board of directors because management believed that it was premature to develop such processes given the limited liquidity of Lakeshore’s ordinary shares at that time. However, following the Business Combination, stockholders and interested parties may communicate with PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ProSomnus, Inc., 5860 W Las Positas Blvd Suite 25, Pleasanton, CA 94588. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
Limitations of Liability and Indemnification of Directors and Officers
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. PubCo’s amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by Delaware law.
PubCo proposes to purchase director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. PubCo’s amended and restated certificate of incorporation and by-laws also will provide that PubCo will indemnify its directors and officers to the fullest extent permitted by Delaware law. PubCo’s amended and restated by-laws will further provide that PubCo will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, PubCo intends to enter into customary indemnification agreements with each of our officers and directors.
There is no pending litigation or proceeding involving any of PubCo’s directors, officers, employees or agents in which indemnification will be required or permitted. PubCo is not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, PubCo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CURRENT DIRECTORS, EXECUTIVE OFFICERS AND
CORPORATE GOVERNANCE OF LAKESHORE
Current Directors and Executive Officers of Lakeshore
Lakeshore’s current directors and executive officers, their ages and positions are as follows:
Name	Age	Position
Bill Chen	56	Chief Executive Officer and Chairman
Laura Li	44	Chief Financial Officer and Director
H. David Sherman	73	Independent Director
Jianzhong Lu	67	Independent Director
Yan Zhu	58	Independent Director
Below is a summary of the business experience of each Lakeshore’s current executive officers and directors:
Deyin (Bill) Chen has been Lakeshore’s Chief Executive Officer since January 6, 2021 and its Chairman since June 10, 2021. Mr. Chen has a mixed background of engineering, finance, and operation management across industries and continents. Mr. Chen has been an independent advisor for merger and acquisition and equity transactions since August 2015. Mr. Chen has served as Chairman, CEO and CFO of Lakeshore Acquisition II Corp. (NASDAQ: LBBB) since March 2022. From February 2020 to March 2021, Mr. Chen served as a Special Advisor for Newborn Acquisition Corp. (NASDAQ:NBAC), a special purpose acquisition company that is in the process of completing a business combination with Nuvve Corporation. Since May 2017, Mr. Chen has served as Chief Executive Officer of Shanghai Renaissance Investment Management Co. Ltd., a licensed private equity firm in China that he founded. From March 2014 to August 2015, Mr. Chen served as Executive Vice President of Sanpower Group, a private conglomerate based in China, where he was in charge of cross-border merger and acquisition and post-merger integration. From January 2011 to January 2014, Mr. Chen served as Vice President of Strategy and Global Investment of JA Solar, a vertically integrated solar products manufacturing company based in China. From February 2005 to October 2010, Mr. Chen served as a Partner of BDO Capital Advisors and its affiliates in China with a focus on cross-border merger and acquisition and equity transactions. From June 2001 to August 2004, Mr. Chen served as a Senior Business Advisor to Capgemini, a consulting company based in Toronto Canada. From November 2000 to May 2001, Mr. Chen served as a Senior Financial Analyst in IBM Global Services in Toronto Canada. From December 1997 to November 2000, Mr. Chen served as a Staff Accountant in the General Accounting Department of Ashland Inc. Prior to his career in accounting and finance, Mr. Chen was an engineer and project manager in China from July 1987 to August 1993.
Chen (Laura) Li has been Lakeshore’s Chief Financial Officer and a Director since June 10, 2021. Since August 2017, Ms. Li has served as CFO of Shanghai Renaissance Investment Management Co. Ltd., a licensed private equity firm in China where she has conducted numerous financial and risk assessments for equity investments in the private market. From January 2016 to January 2017, Ms. Li served as Director of Operations and Finance for Shanghai Zhaoxi Investment Management Co. Ltd., a private equity firm. From March 2014 to December 2015, Ms. Li served as Senior Manager of Financial Analysis at Financial Management Department of GCL Group, a leading renewable products manufacturing company, where she contributed in the implementation of restructuring and listing projects. From November 2011 to February 2014, Ms. Li served as Investment Manager in JA Solar. From November 2006 to November 2010, Ms. Li served as an analyst at the Shanghai office and then the Beijing office of NERA Economic Consulting. From September 2004 to November 2006, Ms. Li served as Finance Manager at ASE Group, a semiconductor manufacturing company. Ms. Li is a Certified Public Accountant in China, and she is also a CFA Charter holder.
H. David Sherman, MBA, DBA, CPA has been a Director of Lakeshore since June 10, 2021. Dr. Sherman has served as Chair of the Audit Committee of Lakeshore Acquisition II Corp. (NASDAQ: LBBB) since March 8, 2022. Since 1985, Dr. Sherman has been a professor at Northeastern University, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. Since January 2014, Professor Sherman has served as Trustee and Chair of the Finance Committee for the American Academy of Dramatic Arts, the oldest English language acting school in the world. Since July 2010, he has also served as a Board member and Treasurer for D-Tree International, a non-profit organization that develops and supports electronic clinical protocols to enable health care workers worldwide to deliver high quality care. Since September 2019, Dr. Sherman has served as an independent board member for Newborn Acquisition Corp. (NASDAQ:NBAC). Dr. Sherman previously served on the board and as audit committee chair for Dunxin Financial Holdings Ltd. (AMEX:DXF), a financial service company, Kingold Jewelry Inc. (NASDAQ: KGJI), a designer and manufacturer of gold jewelry related products, China HGS Real Estate Inc. (NASDAQ: HGSH), a real estate company, Agfeed Corporation, a manufacturing company of agricultural products, and China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. Dr. Sherman was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (MIT) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School and was a visiting professor at Harvard Business School (2015). From 2004 to 2005, Dr. Sherman was an Academic Fellow at the U.S. Securities and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant. Dr. Sherman is a Certified Public Accountant and previously practiced with Coopers & Lybrand. Dr. Sherman’s research has been published in management and academic journals including Harvard Business Review, Sloan Management Review, Accounting Review and European Journal of Operations Research.
Jinzhong Lu has been a Director of Lakeshore since June 10, 2021. Mr. Lu has extensive experience working with listed companies, including auditing, internal control, risk management and budget management. Since August 2019, Mr. Lu has served as an independent board member and chair of the audit committee for Newborn Acquisition Corp. (NASDAQ:NBAC). Since October 2016, Mr. Lu has served as certified public accountant at Dahua Certified Public Accountants Co., Ltd. From June 2014 to September 2016, Mr. Lu was a Partner of Zhongxinghua Accounting Firm. From October 2013 to May 2014, Mr. Lu served as Marketing Director of Shanghai branch of Daxin Accounting Firm. From July 2012 to September 2013, Mr. Lu served as Partner of Shanghai De’an Accounting Firm. From September 1997 to June 2012, Mr. Lu served as a Partner in the Audit Department of Pricewaterhousecoopers Zhongtian Accounting Firm. From September 1986 to August 1997, Mr. Lu served as a Lecturer and Associate Professor in the Finance and Accounting Department of Shanghai Maritime University. From December 1982 to August 1986, Mr. Lu worked as an accountant in the financial department of Shanghai Daily Hardware Industry Company. From August 2016 to October 2017, Mr. Lu was an external expert of Asset Securitization Research Group of the Development Research Center of the State Council of PRC. From October 2014 to May 2015, he was a member of the expert group of the Evaluation and Assessment of Economic Indicators of State-owned Enterprises at the Ministry of Finance in the People’s Republic of China. Mr. Lu is a Certified Public Account in China.
Yan Zhu, Ph.D has been a Director of Lakeshore since June 10, 2021. Dr. Zhu has extensive expertise in both biotechnology and pharmaceutical industries in drug discovery and development. He has broad experience relating to drug discovery in various therapeutic areas, diabetes, obesity, cardiovascular, infectious disease and cancer. He also has extensive experience in drug development with management of number of preclinical and clinical development candidates. Since December 2013, Dr. Zhu has served as Vice President of Operation, Chemistry Service, and Head of Business Development in Japan for WuxiAppTec Co. Ltd, a CRO company. From March 2011 to November 2013, Dr. Zhu served as Director of Medicinal Chemistry Research Laboratories, Pharmaceutical Research Division of Takeda Pharmaceutical Co. Ltd in Japan. From August 2008 to March 2011, Dr. Zhu served as Associate Director of Chemistry in Eli Lilly & Company. From August 2007 to August 2008, Dr. Zhu served as Associate Director of Chemistry in Poniard Pharmaceuticals in San Francisco. From February 2001 to August 2007, Dr. Zhu served as Project Leader and Senior Scientist in Metabolex Inc. in Hayward California. From November 1998 to February 2001, Dr. Zhu served as a Research Scientist of Medicinal Chemistry at Theravance Inc., a biopharma company based in San Francisco. From June 1997 to November 1998, Dr. Zhu served as a Research Scientist in the Department of Bioorganic Chemistry in Genentech Inc., a biotechnology company based in San Francisco. Dr. Zhu is a member of American Chemical Society, Division of Organic Chemistry and Medicine Chemistry. Dr. Zhu is also a member of American Diabetes Association.
Director Independence
Nasdaq requires that a majority of Lakeshore’s board of directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
The independent directors on Lakeshore’s board of directors are Jianzhong Lu, David Sherman and Yan Zhu. Lakeshore’s independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to Lakeshore than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Lakeshore’s independent and disinterested directors.
Board Committees
Lakeshore’s board of directors has a standing audit, nominating and compensation committee. The independent directors oversee director nominations. Each audit committee and compensation committee has a charter, which was filed with the SEC as exhibits to the Registration Statement on Form S-1 on June 10, 2021.
Audit Committee
The Audit Committee represents and assists the Board in the oversight and monitoring of: Lakeshore’s accounting and financial reporting processes and the audits of Lakeshore’s financial statements; the integrity of Lakeshore’s financial statements; Lakeshore’s internal accounting and financial controls; and Lakeshore’s compliance with legal and regulatory requirements, and the independent auditors’ qualifications, independence and performance.
The members of the Audit Committee are Jianzhong Lu, David Sherman and Yan Zhu, each of whom is an independent director under Nasdaq listing standards. Jianzhong Lu is the Chairperson of the audit committee.
Financial Experts on Audit Committee
The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Each member of the audit committee is financially literate and Lakeshore’s board of directors has determined that qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
Compensation Committee
The Compensation Committee reviews annually Lakeshore’s corporate goals and objectives relevant to the officers’ compensation; evaluates the officers’ performance in light of such goals and objectives; determines and approves the officers’ compensation level based on this evaluation; makes recommendations to the Board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans; makes recommendations to the Board with respect to officer compensation; and administers Lakeshore’s incentive-compensation plans and equity-based plans. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The chief executive officer of Lakeshore may not be present during voting or deliberations of the Compensation Committee with respect to his compensation. Lakeshore’s executive officers do not play a role in suggesting their own salaries. Neither Lakeshore nor the Compensation Committee has engaged any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation.
Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The members of the Compensation Committee are Jianzhong Lu, David Sherman and Yan Zhu, each of whom is an independent director under Nasdaq listing standards. David Sherman is the Chairperson of the Compensation Committee.
Director Nominations
Lakeshore established a nominating committee of the board of directors, which consists of Jianzhong Lu, David Sherman and Yan Zhu, each of whom is an independent director under Nasdaq’s listing standards. Jianzhong Lu is the chair of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Lakeshore’s board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Lakeshore’s executive officers, directors and persons who beneficially own more than 10% of a registered class of Lakeshore’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Lakeshore’s ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish Lakeshore with copies of all Section 16(a) forms filed by such reporting persons.
Code of Ethics
Lakeshore adopted a code of conduct and ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of Lakeshore’s business.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Lakeshore Named Executive Officer and Director Compensation
No executive officer or director of Lakeshore has received any cash compensation for services rendered to the company. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Lakeshore’s existing initial shareholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Lakeshore’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.
After the completion of our initial business combination, directors or members of Lakeshore’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company. Any compensation to be paid to Lakeshore’s executive officers or directors will be determined by a compensation committee constituted solely of independent directors.
Lakeshore is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.
ProSomnus Named Executive Officer and Director Compensation
This section discusses material components of the executive compensation programs for ProSomnus’s executive officers who area named in the “Summary Compensation Table” below. In 2021, ProSomnus’s “named executive officers” and their positions were as follows:
•
Leonard Liptak, Chief Executive Officer;

•
Sung Kim, Chief Technology Officer;

•
Melinda Hungerman, Chief Financial Officer; and

•
Jerry Vogel, VP Sales, North America.

This discussion may contain forward-looking statements that are based on ProSomnus’s current plans, considerations, expectations, and determinations regarding future compensation programs.
Summary Compensation Table
The following table contains information pertaining to the compensation of ProSomnus’s named executives for the year ending December 31, 2021.
Name and Position	Year	Salary ($)	Executive Performance Plan Compensation ($)(1)	Commission Plan ($)(2)	Total ($)
Leonard Liptak Chief Executive Officer	2021	325,000	144,097		469,097
Jerry Vogel Vice President, Sales, North America	2021	225,000	10,201	136,000	371,656
Sung Kim Chief Technology Officer	2021	200,000	87,425		287,425
Melinda Hungerman Chief Financial Officer	2021	165,000	84,379		249,379

(1)
Amounts for Mr. Liptak, Mr. Kim and Ms. Hungerman represent earned annual bonuses under the company’s annual executive performance plan.

(2)
Amounts for Mr. Vogel represent earned commissions under the company’s commission plan.

Narrative to Executive Compensation Table
Salaries
ProSomnus’s named executives receive a base salary to compensate them for services rendered to ProSomnus. The base salary payable to each named executive provides a fixed compensation component commensurate with the executive’s skill, experience, role and responsibilities. For 2021 the base salaries for Mr. Liptak, Mr. Vogel, Mr. Kim and Ms. Hungerman were $325,000, $225,000, $200,000, and $165,000, respectively.
Bonuses and Commissions
Mr. Liptak, Mr. Vogel, Mr. Kim and Ms. Hungerman are eligible to participate in ProSomnus’s executive performance plan program, under which participants may receive cash bonuses for achieving certain performance targets. Mr. Liptak, Mr. Vogel, Mr. Kim and Mrs. Hungerman earned bonus amounts of $144,097, $10,201, $87,425, and $84,379, respectively, representing 44%, 5%, 44% and 51% of base salaries, respectively. Mr. Vogel participates in ProSomnus’s sales commission program, under which he earned commissions of $136,000, representing 60% of his base salary.
Equity Compensation History
Prior to the Business Combination, ProSomnus maintained an equity incentive plan for eligible employees, including the named executives, and non-employee directors. The equity incentive plan was designed to enable employees to participate in the appreciation of ProSomnus’s equity through the receipt of stock awards. ProSomnus management believes that the equity incentive plan functions as a compelling retention tool, and a tool for incentivizing performance that increases shareholder value.
In March of 2017, Mr. Liptak, Mr. Kim and Mr. Vogel were awarded 1,067,887, 213,578, and 175,888 shares, respectively. The basis cost for each shares was $0.003. In November of 2017 Ms. Hungerman was awarded 125,000 shares. The basis cost was $0.002 per share.
In March of 2018, Mr. Liptak, Mr. Kim, Ms. Hungerman and Mr. Vogel were awarded 85,431, 17,086, 15,000, and 14,071 shares, respectively. The basis cost was $0.01 per share. In August of 2018, Mr. Liptak and Mr. Kim were awarded 42,715 and 8,543 shares, respectively. The basis cost was $0.01 per share.
In February of 2019, Ms. Hungerman was awarded 25,000 shares. The basis cost was $0.01 per share. In April of 2019, Mr. Kim was awarded 25,000 shares. The basis cost was $0.01 per share. In August of 2019, Mr. Liptak, Ms. Hungerman and Mr. Vogel were awarded 94,487, 23,035 and 15,007 shares, respectively. The basis cost was $0.01 per share.
In September of 2020, Mr. Liptak, Mr. Kim, Ms. Hungerman, and Mr. Vogel were awarded 4,154, 2,285, 1,828 and 3,020 shares, respectively. The basis cost was $0.02 per share. In November of 2020, Ms. Hungerman was awarded 50,000 shares. The basis cost was $0.02 per share.
ProSomnus did not award stock to named executives in 2021.
All stock awards have the same vesting schedule, which calls for 25% vesting of the shares on the first anniversary of the grant date and 1/12th vesting of the shares on each subsequent quarterly anniversary of the initial vesting date such that after four years all shares will be vested, subject to the recipient’s continuous service on each such vesting date. Any shares that remain unvested shall vest immediately upon a change of control transaction.
Retirement Plans
ProSomnus currently maintains a 401(k) plan for its employees, including named executives, who satisfy certain eligibility requirements. ProSomnus’s named executives are eligible to participate in its 401(k) plan on the same terms as other eligible employees. ProSomnus believes that providing a 401(k) plan enhances the desirability of its executive compensation package, and further incentivizes its employees, including named executives, to perform.
Employee Benefits
All of ProSomnus’s eligible employees, including named executives, may participate in its health and benefits plans, including:
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Medical, dental and vision benefits;

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Flexible spending accounts;

•
Life insurance;

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Short and long-term disability insurance.

ProSomnus believes the aforementioned benefits are necessary and appropriate to providing a competitive compensation package to eligible employees, including named executives.
ProSomnus Executive Officer and Director Compensation Following the Business Combination
Following the consummation of the Business Combination, PubCo intends to develop an executive compensation program and a director compensation program, each of which will be designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of the combined company.
Employment Agreements
In connection with the Merger Agreement and effective upon the Closing, New ProSomnus will enter into employment agreements with Leonard Liptak, Chief Executive Officer; Laing Rikkers, Executive Chairman; Melinda Hungerman, Chief Financial Officer; and Sung Kim, Chief Technology Officer.
The executives’ employment agreements provide for “at will” employment until terminated by the executive or New ProSomnus. The employment agreements may be terminated: by New ProSomnus upon death or disability, or with or without cause; by the executive with our without good reason; or terminated by mutual agreement. If the employment agreement is terminated by death or disability, New ProSomnus shall pay the executive or his or her estate any accrued salary, unpaid bonus, pro-rata bonus for the current year, and accrued and unused vacation benefits. If the employment agreement is terminated by New ProSomnus for cause, by the executive without good reason, or in mutual agreement, New ProSomnus shall pay the executive any accrued salary, unpaid bonus, pro-rata bonus for the current year, and accrued and unused vacation benefits. If the employment agreement is terminated by New ProSomnus without cause or by the executive for good reason, New ProSomnus shall pay the executive all accrued and unpaid salary, bonus and benefits, plus twelve months’ salary for the Chief Executive Officer, and six months’ salary for the other executives, plus 12 months’ insurance benefit.
Mr. Liptak, Ms. Rikkers, Ms. Hungerman and Mr. Kim will be entitled to receive an annual base salary of $500,000, $250,000, $270,000 and $300,000, respectively, and performance-based incentive compensation up to 75%, 75%, 50% and 50% of base salary, respectively, at such time and such performance thresholds to be determined from time to time by the New ProSomnus Board following the Business Combination. Such incentive compensation may take the form of cash or stock payments. Mr. Liptak, Ms. Rikkers, Ms. Hungerman and Mr. Kim will also be entitled to one-time equity grants of 1.7%, 1.7%, 0.5% and 1.7% of New ProSomnus’s outstanding equity, respectively.
Equity Grants at Closing
At Closing we expect to grant shares of common stock under the 2022 Equity Incentive Plan to Mr. Liptak, Ms. Rikkers, Ms. Hungerman and Mr. Kim equal to 1.7%, 1.7%, 0.5% and 1.7% of New ProSomnus shares outstanding, respectively.
Director Compensation
For fiscal year 2021, ProSomnus did not provide cash compensation to its directors, however it did provide equity grants and all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the ProSomnus board of directors. In connection with the Business Combination, New ProSomnus intends to approve and implement a non-employee director compensation policy.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of Lakeshore’s ordinary shares as of [           ], 2022, prior to consummation of the Business Combination, and (ii) the estimated beneficial ownership of shares of PubCo’s common stock, immediately following the consummation of the Business Combination, by:
•
each person known by Lakeshore to be the beneficial owner of more than 5% of Lakeshore’s outstanding ordinary shares on [           ], 2022 or estimated by Lakeshore to be the beneficial owner of more than 5% of shares of PubCo’s common stock immediately following the consummation of the Business Combination;

•
each of Lakeshore’s current executive officers and directors;

•
all of Lakeshore’s current executive officers and directors as a group;

•
each person who will become an executive officer or a director of PubCo immediately following the consummation of the Business Combination; and

•
all of the executive officers and directors of PubCo as a group immediately following the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Lakeshore or its securities, the Sponsor, Lakeshore’s officers and directors, ProSomnus or ProSomnus’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LAAA Ordinary Shares or vote their shares in favor of the business combination proposal or not elect to convert their shares into a pro rata portion of the trust account. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that PubCo’s common stock be listed on the Nasdaq) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met, and to maximize the net proceeds available to PubCo from the trust account following the consummation of the Business Combination. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by Lakeshore initial shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Lakeshore’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the annual meeting.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Lakeshore will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all LAAA Common Stock and PubCo common stock beneficially owned by them.

	Before the Business Combination(1)		After the Business Combination(2)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate percentage of Outstanding Shares
Directors and Executive Officers Pre-Business Combination(3)
Bill Chen(4)		%		%
Laura Li
H. David Sherman
Jianzhong Lu
Yan Zhu
All directors and executive officers (5 individuals) and the sponsor as a group		%		%
Directors and Executive Officers Post-Business Combination(5)
Leonard Liptak	—	—		%
Laing Rikkers	—	—		%
Sung Kim	—	—
William Johnson	—	—
Leonard Hedge	—	—
Jason Orchard	—	—
Steven Pacelli	—	—
Heather Rider	—	—
Melinda Hungerman	—	—
All directors and executive officers (9 individuals)	—	—		%
5% Beneficial Holders
RedOne Investment Limited(4)		%		%
[ ]		%		%
[ ]		%		%
[ ]				%
[ ]				%

*
Less than 1%.

(1)
Represents ownership of LAAA Ordinary Shares before the Business Combination. The percentage of beneficial ownership of LAAA Ordinary Shares before the Business Combination set forth in the table above is calculated based on [    ] LAAA Ordinary Shares outstanding as of [           ], 2022. The amount of beneficial ownership does not reflect the common stock issuable upon exercise of Lakeshore’s warrants, as such warrants may not be exercisable within 60 days.

(2)
Represents ownership of PubCo common stock after the Business Combination. The percentage of beneficial ownership of PubCo common stock after the Business Combination is calculated based on [    ] shares to be issued in respect of LAAA Ordinary Shares outstanding as of [           ], 2022, and [    ] shares to be issued upon consummation the Transaction Financing. The amount and percentage of beneficial ownership of PubCo common stock for each individual or entity after the Business Combination includes shares of common stock issuable upon exercise of PubCo Warrants, as such warrants will become exercisable 30 days following the consummation of the Business

Combination. The number of shares outstanding after the Business Combination further assumes that no holder of Lakeshore’s public shares exercises redemption rights.
(3)
Unless otherwise indicated, the business address of each of the individuals is c/o Lakeshore Acquisition I Corp., 667 Madison Avenue, New York, NY 10065.

(4)
Bill Chen owns and controls RedOne Investment Limited. The beneficial ownership of RedOne Investment Limited after the Business Combination includes [    ] shares of PubCo common stock issuable upon exercise of PubCo warrants.

(5)
Unless otherwise indicated, the business address of each of the individuals is c/o ProSomnus Holdings Inc., 5860 W Las Positas Blvd Suite 25, Pleasanton, CA 94588.

Lakeshore’s initial shareholders, including the Sponsor, beneficially own approximately [    ]% of Lakeshore’s issued and outstanding ordinary shares as of [           ], 2022. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by Lakeshore’s shareholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

CERTAIN TRANSACTIONS
Certain Transactions of Lakeshore
On January 8, 2021, 1,437,500 insider shares were issued to the Sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the Sponsor surrendered 553,314 insider shares, and then Lakeshore re-issued this portion of insider shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of Lakeshore’s initial business combination or earlier if, subsequent to its initial business combination, Lakeshore consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, Lakeshore cancelled an aggregated of 70,750 insider shares in connection with the partial exercise of the IPO underwriter’s over-allotment option.
On June 15, 2021, Lakeshore’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private Units in a private placement at $10.00 per Private Unit. On June 28, 2021, Lakeshore consummated a private sale of an additional 11,675 Private Units to the above-mentioned private unit purchasers at $10.00 per Private Unit.
On February 10, 2021, Lakeshore issued a $450,000 principal amount unsecured promissory note to Lakeshore’s sponsor, and Lakeshore had received such amount as of the issuance date. The note was non-interest bearing and was fully repaid on June 14, 2021.
In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional Private Units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of March 31, 2022, there were no working capital loans outstanding.
Lakeshore entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association.
Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination (regardless of the type of transaction that it is). Lakeshore’s independent directors review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Lakeshore’s or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $44,504 from January 6, 2021 (Inception) to March 31, 2022. The balance amount was nil at March 31, 2022.
In September 2021, Lakeshore made a temporary payment of $30,000 to the Sponsor for the purpose of leasing an office on behalf of Lakeshore. Lakeshore cancelled this arrangement and the Sponsor returned the funds to Lakeshore on October 19, 2021. [There was no balance due to related party as of March 31, 2022.]
Lakeshore is not prohibited from pursuing an initial business combination with a company that is affiliated with its initial shareholders, officers or directors. In the event Lakeshore seeks to complete its initial business combination with a target that is affiliated with its initial shareholders, officers or directors,

Lakeshore, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that its initial business combination is fair to Lakeshore (or shareholders) from a financial point of view.
Lakeshore entered into a registration rights agreement with respect to the insider shares and the Private Units, among other securities.
Certain Transactions of ProSomnus
In addition to the support agreements, the lock-up agreements, the registration rights agreement, the purchase and option agreement and the stockholder agreement described in the “Proposal No. 3 — The Acquisition Merger Proposal” above, ProSomnus is party to the following transactions in which related parties of ProSomnus have a material interest:
Subordinated Notes
Prior to January 2020, ProSomnus received advances under unsecured subordinated promissory note agreements for gross proceeds of $2,208,299. These advances are subordinate to ProSomnus’s line of credit and ProSomnus’s Subordinated Loan and Security Agreement described in the Notes to its financial statements included elsewhere in this proxy statement/prospectus. The Company received advances under unsecured subordinated promissory note agreements for total proceeds of $2,765,000 and $1,125,228 during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, $1,440,000 of these advances were made by ProSomnus’s stockholders, directors and employees. The maturity date of the notes are 5 years after the date they are funded and noteholders can elect to receive interest quarterly at 15% per annum, or PIK interest at 20% per annum. These notes are expected to be converted into common equity of New ProSomnus upon the Closing of the Business Combination.
Registration Rights Agreement
At the Closing, Lakeshore, certain initial shareholders of Lakeshore, and certain ProSomnus stockholders (collectively, the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Lakeshore (and its successors) will be obligated to file a registration statement to register the resale of certain securities of Lakeshore held by the Subject Parties. The Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions. The form of Registration Rights Agreement is attached as an exhibit to the resgistration statement of which this proxy statement/prospectus forms a part.
Voting and Support Agreement
In connection with their entry into the Merger Agreement, Lakeshore and ProSomnus entered into a Voting and Support Agreement, dated as of May 9, 2022 (the “Voting and Support Agreement”), with certain ProSomnus stockholders, pursuant to which such ProSomnus stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to ProSomnus’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by ProSomnus for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.
Non-Competition and Non-Solicitation Agreement
At the Closing, Lakeshore, ProSomnus and each of Leonard Liptak, Sung Kim, Melinda Hungerman and Laing Rikkers (the “Key Management Members”) will enter into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Key Management Members and their affiliates will agree not to compete with Lakeshore during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contains customary non-disparagement and confidentiality provisions.
Indemnification Agreements
It is anticipated that the board of directors of New ProSomnus will, in connection with consummating the Business Combination, approve and direct New ProSomnus to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New ProSomnus following the Business Combination.
Employment Agreements and Other Transactions with Executive Officers
ProSomnus has entered into employment agreements and offer letter agreements with certain of its executive officers and reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of ProSomnus. See the section entitled “Information About ProSomnus — Executive Compensation — ProSomnus’s Executive Officer and Board Member Compensation.”
Related Party Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the New ProSomnus board of directors will adopt a written Related Party Transactions Policy that sets forth New ProSomnus’s policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of the policy only, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New ProSomnus or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related party” has a material interest.
Transactions involving compensation for services provided to New ProSomnus as an employee, consultant or director will not be considered related party transactions under this policy. A “related party” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New ProSomnus’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related party in question or, in the case of transactions with a holder of more than 5% of any class of New ProSomnus’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related party transaction to New ProSomnus’s audit committee (or, where review by the New ProSomnus’s audit committee would be inappropriate, to another independent body of New ProSomnus’s board of directors) for review. To identify related party transactions in advance, Lakeshore will rely on information supplied by ProSomnus’s executive officers, directors and certain significant stockholders.
New ProSomnus’s audit committee will approve only those transactions that it determines are fair to us and in New ProSomnus’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.
Related Party Policy of PubCo
PubCo’s code of ethics will require it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) PubCo or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of PubCo Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
PubCo’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between PubCo and any of its officers and directors or their respective affiliates will be on terms believed by PubCo to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by PubCo’s audit committee and a majority of PubCo’s uninterested “independent” directors, or the members of its board who do not have an interest in the transaction, in either case who have access, at PubCo’s expense, to its attorneys or independent legal counsel. PubCo will not enter into any such transaction unless its audit committee and a majority of its disinterested “independent” directors determine that the terms of such transaction are no less favorable to PubCo than those that would be available to PubCo with respect to such a transaction from unaffiliated third parties. Additionally, PubCo will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SHARES ELIGIBLE FOR FUTURE SALE
The proposed amended and restated certificate of incorporation of PubCo authorizes a total number of shares of all classes of stock of 101,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.
All of the PubCo Common Stock issued in connection with the Reincorporation Merger will be freely transferable by persons other than by PubCo’s “affiliates” without restriction under the Securities Act, but will be subject to the lock-up agreements and other restrictions detailed below. The PubCo Common Stock issued in the Acquisition Merger will also be registered at the Closing, but will be subject to the lock-up agreements described below. Sales of substantial amounts of shares of PubCo Common Stock in the public market could adversely affect prevailing market prices of the PubCo Common Stock. Prior to the Business Combination, there has been no public market for PubCo Common Stock. PubCo intends to apply for listing of the PubCo Common Stock and PubCo Warrants on Nasdaq, but it cannot be assured that a regular trading market will develop in the PubCo Common Stock or PubCo Warrants.
Transfer of Common Stock
Subject to applicable securities laws in relevant jurisdictions and PubCo’s proposed charter, the fully paid-up shares of PubCo Common Stock are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual common form or in a form acceptable to the directors and the applicable securities laws in the relevant jurisdictions. PubCo will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.
Lock-up Agreements
In connection with the closing of the Business Combination, each existing stockholder of ProSomnus will submit a letter of transmittal that includes certain lock-up provisions, pursuant to which each such stockholder will agree not to, within six months of the closing, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.
In addition, Lakeshore initial shareholders entered into new lock-up agreements, pursuant to which certain shares of PubCo Common Stock and the PubCo Warrants held by the initial shareholders will be locked up for six months after the Closing. The new lock-up agreements supersede the existing restrictions on transfer applicable to such securities.
Escrow Agreements
Pursuant to the Merger Agreement, PubCo, HGP II, LLC, a Delaware limited liability company, as the representative of the ProSomnus stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement. During the escrow period, the ProSomnus stockholders shall be entitled to vote and to receive dividends on the escrow shares.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•
1% of the then issued equity shares of the same class which; or

•
the average weekly trading volume of PubCo Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Therefore, holders of our restricted securities will not be able to rely on Rule 144 to resell those securities in the public markets until one year after we file Form 10 type information with the Commission reflecting that we are no longer a shell company.
Registration Rights
In connection with the Business Combination, PubCo, Lakeshore’s initial shareholders and certain existing stockholders of ProSomnus will enter into a registration rights agreement to provide for the registration of the PubCo Common Stock received by them in the Acquisition Merger and the Reincorporation Merger. The initial shareholders and the ProSomnus stockholders will be entitled to (i) make four written demands for registration under the Securities Act of all or part of their shares and (ii) “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. PubCo will bear the expenses incurred in connection with the filing of any such registration statements.

DESCRIPTION OF PUBCO’S SECURITIES
PubCo, which will be renamed “ProSomnus, Inc.” upon the closing of the Business Combination, is a Delaware company and its affairs are governed by its certificate of incorporation, as amended and restated from time to time, and the Delaware General Corporation Law, which we refer to as the “DGCL” or “Delaware Law” below, and the common law of the State of Delaware.
PubCo currently has only one class of issued shares of common stock, which have identical rights in all respects and rank equally with one another. The total number of shares which the PubCo currently has authority to issue is 1,000 shares of common stock, par value $0.0001 per share.
Immediately prior to the consummation of the Reincorporation Merger, PubCo shall amend and restate its certificate of incorporation, which amendment is referred to herein as the “proposed charter.” According to the proposed charter, the authorized share capital of post-closing company will be [100,000,000] shares of common stock, par value of $0.0001 per share, and [1,000,000] shares of preferred stock, par value $0.01 per share.
Set forth below is also a description of the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.
The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of PubCo’s proposed amended and restated certificate of incorporation attached as Annex B to this proxy statement/prospectus.
PubCo Common Stock
The holders of PubCo Common Stock will be entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. The holders of PubCo Common Stock will be entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of PubCo, PubCo’s stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the PubCo Common Stock. Holders of PubCo Common Stock will have no conversion, preemptive or other subscription rights, and there will be no sinking fund or redemption provisions applicable to the PubCo Common Stock.
PubCo Preferred Stock
If PubCo issues preferred stock, such preferred stock may have priority over PubCo Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. PubCo’s proposed charter will grant PubCo’s board of directors the authority, without further stockholder authorization, to issue from time to time up to [1,000,000] shares of preferred stock of PubCo in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although PubCo has no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of PubCo Common Stock, could adversely affect the rights and powers, including voting rights, of the PubCo Common Stock and could have the effect of delaying, deterring or preventing a change of control of PubCo or an unsolicited acquisition proposal.
PubCo Warrants
The PubCo Warrants will have the same terms as the LAAA Warrants. Each PubCo Warrant will entitle the holder thereof to purchase one share of PubCo Common Stock at a price of $11.50 per whole share. PubCo will not issue fractional shares. The PubCo Warrants will become exercisable 30 days following the completion of the Business Combination and will expire five years after the consummation of the Business Combination. However, except as set forth below, no PubCo Warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the PubCo Warrants is not effective within 90 days from the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when PubCo shall have failed to maintain an effective registration statement, exercise the PubCo Warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their PubCo Warrants on a cashless basis. The PubCo Warrants will expire five years after the completion of the Business Combination at 5:00 p.m., Eastern Standard Time.
PubCo may redeem the outstanding PubCo Warrants, in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the PubCo Warrants are exercisable,

•
upon a minimum of 30 days’ prior written notice of redemption,

•
if, and only if, the last sales price of PubCo Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before PubCo sends the notice of redemption, and

•
if, and only if, there is a current registration statement in effect with respect to the PubCo Common Stock underlying the PubCo Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption, each warrant holder can exercise his, her or its PubCo Warrant prior to the scheduled redemption date. However, the price of the PubCo Common Stock may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per whole share after the redemption notice is issued and not limit PubCo’s ability to complete the redemption.
If PubCo calls the PubCo Warrants for redemption as described above, PubCo’s management will have the option to require all warrant holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole PubCo Warrant for that number of PubCo Common Stock equal to the quotient obtained by dividing (x) the product of the number of PubCo Common Stock underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Common Stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether PubCo will exercise its option to require all warrant holders to exercise their PubCo Warrants on a “cashless basis” will depend on a variety of factors including the price of the PubCo Common Stock at the time the PubCo Warrants are called for redemption, PubCo’s cash needs at such time and concerns regarding dilutive share issuances.
The PubCo Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and PubCo. The warrant agreement provides that the terms of the PubCo Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding PubCo Warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of PubCo Common Stock issuable on exercise of the PubCo Warrants may be adjusted in certain circumstances including in the event of a share capitalizations, extraordinary dividend or PubCo’s recapitalization, reorganization, merger or consolidation. However, the PubCo Warrants will not be adjusted for issuances of PubCo Common Stock at a price below their respective exercise prices.
The PubCo Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to PubCo, for the number of PubCo Warrants being exercised. The warrant holders do not have the rights or privileges of holders of PubCo Common Stock and any voting rights until they exercise their PubCo Warrants and receive PubCo Common Stock. After the issuance of PubCo Common Stock upon exercise of the PubCo Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Except as described above, no PubCo Warrants will be exercisable and PubCo will not be obligated to issue PubCo Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of PubCo Common Stock issuable upon exercise of the PubCo Warrants is current and the shares of PubCo Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the PubCo Warrants. Under the terms of the warrant agreement, PubCo has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the PubCo Common Stock issuable upon exercise of the PubCo Warrants until the expiration of the PubCo Warrants. However, PubCo cannot assure you that it will be able to do so and, if PubCo does not maintain a current prospectus relating to the PubCo Common Stock issuable upon exercise of the PubCo Warrants, holders will be unable to exercise their PubCo Warrants and PubCo will not be required to settle any such warrant exercise. If the prospectus relating to the PubCo Common Stock issuable upon the exercise of the PubCo Warrants is not current or if the PubCo Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the PubCo Warrants reside, PubCo will not be required to net cash settle or cash settle the warrant exercise, the PubCo Warrants may have no value, the market for the PubCo Warrants may be limited and the PubCo Warrants may expire worthless.
Warrant holders may elect to be subject to a restriction on the exercise of their PubCo Warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their PubCo Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the PubCo Common Stock issued and outstanding.
No fractional shares will be issued upon exercise of the PubCo Warrants. If, upon exercise of the PubCo Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share capitalizations payable in shares of PubCo Common Stock, or by a split up of the {PubCo Common Stock or other similar event), PubCo will, upon exercise, round down to the nearest whole number the number of shares of PubCo Common Stock to be issued to the warrant holder.
Transfer Agent
The transfer agent for PubCo’s securities will be Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law and PubCo’s Proposed Charter
Upon consummation of the Business Combination and assuming approval of the Charter Proposals, PubCo will have certain anti-takeover provisions in place as follows. For a comparison of the existing charter and the proposed second amended and restated certificate of incorporation, including a comparison of certain anti-takeover provisions, please see the section entitled “Proposal No. 2 — The Charter Proposals.”
Staggered board of directors
PubCo’s proposed charter will provide that subject to the rights of any series of preferred stock outstanding, the PubCo board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible. As a result, in most circumstances, a person can gain control of PubCo’s board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.
Because the board of directors will be classified, directors may be removed only for cause. Further, PubCo’s proposed charter provides for the removal of directors for cause only by the affirmative vote of at least 75% of the total voting power of all the then outstanding shares of PubCo stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).

Authorized but unissued shares
PubCo’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of PubCo by means of a proxy contest, tender offer, merger or otherwise.
Appointment of directors
PubCo’s proposed charter provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. The exercise of this authority may prevent stockholders from being able to fill vacancies on PubCo’s board of directors.
Special meeting of stockholders
PubCo’s amended and restated bylaws will provide that special meetings of stockholders may be called only at the direction of the board of directors of PubCo or the chairman of the board of directors of PubCo. The existence of this provision could delay the ability of PubCo’s stockholders to force consideration of a proposal or to take action, including the removal of directors.
Advance notice requirements for stockholder proposals and director nominations
PubCo’s amended and restated bylaws will provide that stockholders of record seeking to bring business before PubCo’s special meeting of stockholders, or to nominate candidates for election as directors at PubCo’s special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at PubCo’s principal executive offices not later than the 60th day nor earlier than 90th day prior to the meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in PubCo’s annual proxy statement must comply with the notice periods contained therein. PubCo’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude PubCo stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.
Stockholder action by written consent
PubCo’s proposed charter and amended and restated bylaws will provide that any action required or permitted to be a taken by stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board of directors then in office.
Supermajority voting requirements
PubCo’s proposed charter and amended and restated bylaws require the affirmative vote of holders of at least 75% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of its proposed charter or to amend its amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.
Exclusive forum selection
PubCo’s proposed charter will require that unless PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of PubCo to PubCo or its stockholders, (iii) any action asserting a claim against PubCo arising pursuant to any provision of the DGCL or PubCo’s charter or bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of PubCo’s charter or bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against PubCo governed by the internal affairs doctrine. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in PubCo’s second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived PubCo’s compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.
Although PubCo believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against PubCo’s directors and officers.
Section 203 of the Delaware General Corporation Law
PubCo will not opt out of Section 203 of the DGCL under the proposed charter. As a result, pursuant to Section 203 of the DGCL, PubCo will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of PubCo (the “acquisition”), except if:
•
the board of directors of PubCo approved the acquisition prior to its consummation;

•
the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•
the Business Combination is approved by the board of directors of PubCo, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.
Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with PubCo for a three-year period. This may encourage companies interested in acquiring PubCo to negotiate in advance with the PubCo board of directors because the stockholder approval requirement would be avoided if the PubCo board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the PubCo board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
See “Directors, Executive Officers and Corporate Governance After the Business Combination” for a discussion of limitation on liability and indemnification of PubCo’s directors and officers.

LEGAL MATTERS
The validity of the PubCo Common Stock and the PubCo Warrants to acquire PubCo Common Stock and certain U.S. federal income tax consequences of the Business Combination will be passed upon by Loeb & Loeb LLP, PubCo’s U.S. Counsel.
EXPERTS
The financial statements of ProSomnus Holding, Inc. as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements of Lakeshore as of December 31, 2021 and for period from January 6, 2021 (inception) through December 31, 2021 have been audited by UHY LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and are included herein in reliance upon the authority of UHY LLP as experts in accounting and auditing.
SHAREHOLDER PROPOSALS AND OTHER MATTERS
Management of Lakeshore knows of no other matters which may be brought before the Extraordinary General Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Extraordinary General Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
If the Business Combination is consummated and PubCo holds a 2022 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for PubCo’s 2022 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.
OTHER STOCKHOLDER COMMUNICATIONS
Following the Business Combination, stockholders and interested parties may communicate with PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ProSomnus, Inc., 5860 W Las Positas Blvd Suite 25, Pleasanton, CA 94588. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Lakeshore and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Lakeshore’s proxy statement/prospectus. Upon written or oral request, Lakeshore will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Lakeshore deliver single copies of such documents in the future. Shareholders may notify Lakeshore of their requests by calling or writing Lakeshore at its principal executive offices at 667 Madison Avenue, New York, NY 10065, Attn: Bill Chen.

INDEX TO FINANCIAL STATEMENTS
Page
PROSOMNUS HOLDINGS INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2022 and 2021	F-3
Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2022 and 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-35
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-36
Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020	F-37
Consolidated Statements of Redeemable Convertible Preferred stock and Stockholders’ Deficit for the Years Ended December 31, 2021 and 2020	F-38
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-39
Notes to Consolidated Financial Statements	F-40
LAKESHORE ACQUISITION I CORP.
Unaudited Condensed Balance Sheet as of March 31, 2022 and Condensed Balance Sheet as of December 31, 2021	F-61
Unaudited Condensed Statements of Operations for the three months ended March 31, 2022 and the period from January 6, 2021 (Inception) to March 31, 2021	F-62
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2022 and the period from January 6, 2021 (Inception) to March 31, 2021	F-63
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2022 and the period from January 6, 2021 (Inception) to March 31, 2021	F-64
Notes to Unaudited Condensed Financial Statements	F-65
Report of Independent Registered Public Accounting Firm (PCAOB ID 1195)	F-76
Balance Sheet of December 31, 2021	F-77
Statement of Operations for the period from January 6, 2021 (inception) through December 31, 2021	F-78
Statement of Changes in Shareholders’ Equity from January 6, 2021 (inception) through December 31, 2021	F-79
Statement of Cash Flows from January 6, 2021 (inception) through December 31, 2021	F-80
Notes to Financial Statements	F-81

PROSOMNUS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2022 and December 31, 2021
	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,666,229	$1,500,582
Accounts receivable, net of allowance for doubtful accounts of $110,000 and $100,000 at March 31, 2022 and December 31, 2021, respectively	1,703,195	2,098,982
Inventory	690,868	378,769
Prepaid expenses and other current assets	265,502	148,207
Total current assets	4,325,794	4,126,540
Property and equipment, net	1,047,980	3,356,595
Right-of-use assets	2,849,211	—
Other assets	920,229	154,797
Total assets	$9,143,214	$7,637,932
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,779,681	$955,648
Accrued compensation	1,798,952	1,642,474
Other accrued expenses	1,294,232	1,161,781
Revolving line of credit	—	587,816
Current portion of subordinated loan and security agreement	1,272,377	968,493
Current portion of equipment financing obligation	56,849	55,333
Current portion of finance lease liabilities	859,928	926,104
Current portion of operating lease liabilities	241,027	—
Commission settlement	284,768	274,323
Total current liabilities	7,587,814	6,571,972
Subordinated loan and security agreement, net of current portion	3,445,024	3,908,003
Equipment financing obligation, net of current portion	229,823	244,617
Finance lease liabilities, net of current portion	974,364	866,853
Operating lease liabilities, net of current portion	169,010	—
Subordinated notes	7,635,800	6,620,811
Unsecured subordinated promissory notes	2,500,000	—
Accrued interest	3,585,424	3,392,003
Warrant liability	583,000	562,244
Deferred rent	—	57,741
Total liabilities	26,710,259	22,224,244
Commitments and contingencies (Note 9)
Series B redeemable convertible preferred stock, $0.0001 par value, 7,610,700 shares authorized; 7,288,333 shares issued and outstanding; liquidation preference of $26,237,999	12,389,547	12,389,547
Series A redeemable convertible preferred stock, $0.0001 par value, 26,250 shares authorized; 26,245 shares issued and outstanding; liquidation preference of $26,245,000	26,245,000	26,245,000
Stockholders’ deficit:
Common stock, $0.0001 par value, 36,038,535 shares authorized; 24,640,110 and 24,566,386 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	2,463	2,456
Additional paid-in capital	150,425,953	150,425,960
Accumulated deficit	(206,630,008)	(203,649,275)
Total stockholders’ deficit	(56,201,592)	(53,220,859)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$9,143,214	$7,637,932
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2022 and 2021
(Unaudited)
	Three Months Ended March 31,
	2022	2021
Revenue, net	$3,743,143	$2,531,438
Cost of Revenue	1,578,496	1,121,616
Gross Profit	2,164,647	1,409,822
Operating expenses
Research and development	557,633	389,575
Sales and marketing	2,117,419	1,156,083
General and administrative	1,348,055	1,044,381
Total operating expenses	4,023,107	2,590,039
Other income (expense)
Interest expense	(1,095,837)	(664,061)
Change in fair value of warrant liability	(20,756)	(44,334)
Total other expense	(1,116,593)	(708,395)
Net loss before income taxes	(2,975,053)	(1,888,612)
Provision for income taxes	(5,680)	(3,800)
Net loss	$(2,980,733)	$(1,892,412)
Net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.08)
Weighted average shares attributable to common stockholders, basic and diluted	24,575,706	24,194,236
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE
CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
For the three months ended March 31, 2022 and 2021
(Unaudited)
	Redeemable Convertible Preferred Stock						Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series B		Series A		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	7,288,333	$12,389,547	26,245	$26,245,000	24,566,386	$2,456	$150,425,960	$(203,649,275)	$(53,220,859)
Vesting of restricted stock awards	—	—	—	—	73,724	7	(7)	—	—
Net loss	—	—	—	—	—	—	—	(2,980,733)	(2,980,733)
Balance as of March 31, 2022	7,288,333	$12,389,547	26,245	$26,245,000	24,640,110	$2,463	$150,425,953	$(206,630,008)	$(56,201,592)
	Redeemable Convertible Preferred Stock						Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series B		Series A		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	7,288,333	$12,389,547	26,245	$26,245,000	24,184,697	$2,418	$150,421,286	$(197,671,868)	$(47,248,164)
Vesting of restricted stock awards	—	—	—	—	71,611	7	(7)	—	—
Stock-based compensation expense	—	—	—	—	—	—	1,000	—	1,000
Net loss	—	—	—	—	—	—	—	(1,892,412)	(1,892,412)
Balance as of March 31, 2021	7,288,333	$12,389,547	26,245	$26,245,000	24,256,308	$2,425	$150,422,279	$(199,564,280)	$(49,139,576)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2022 and 2021
(Unaudited)
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,980,733)	$(1,892,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	83,404	193,252
Amortization of right-of-use asset	153,546	—
Operating lease costs	(6,084)	—
Noncash interest	903,864	184,020
Amortization of debt discount	36,500	18,098
Bad debt expense	12,510	22,000
Stock-based compensation	—	1,000
Change in fair value of warrant liability	20,756	44,334
Changes in operating assets and liabilities:
Accounts receivable	383,277	(108,101)
Inventory	(312,099)	(106,306)
Prepaid expenses and other current assets	(117,295)	(9,836)
Other assets	(764,157)	(615)
Accounts payable	824,033	(72,551)
Accrued compensation	156,478	170,919
Other accrued expenses	132,720	235,337
Commission settlement	10,445	19,438
Net cash used in operating activities	(1,462,835)	(1,301,423)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(129,409)	(21,693)
Net cash used in investing activities	(129,409)	(21,693)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	7,000,000	2,723,396
Repayment of line of credit	(7,587,816)	(2,723,396)
Proceeds from issuance of subordinated notes	300,000	50,000
Proceeds from unsecured subordinated promissory notes	3,000,000	—
Principal payments on capital lease obligations	—	(189,121)
Principal payments on finance lease obligations	(255,924)
Principal payments on equipment financing obligation	(7,320)	—
Proceeds from Paycheck Protection Program loans	—	1,003,112
Repayments of subordinated loan and security agreement	(191,049)	(58,099)
Repayments of unsecured subordinated promissory notes	(500,000)	—
Net cash provided by financing activities	1,757,891	805,892
Net increase (decrease) in cash and cash equivalents	165,647	(517,224)
Cash and cash equivalents at beginning of period	1,500,582	1,555,554
Cash and cash equivalents at end of period	$1,666,229	$1,038,330
Supplemental disclosure of cash flow information
Cash paid for interest	$145,654	$122,042
Cash paid for income taxes	$4,085	$—
Supplemental disclosure of noncash investing and financing activities:
Acquisition of property and equipment through capital leases	$—	$84,793
Acquisition of property and equipment through finance leases	$291,031	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Company Organization
ProSomnus Holdings, Inc. along with its wholly-owned subsidiary, ProSomnus Sleep Technologies, Inc., (collectively, the “Company” or “ProSomnus”) is located in Pleasanton, California. The Company was incorporated in Delaware in March 2016. The Company is focused on the development, manufacturing and marketing of precision intraoral medical devices, a new option for treating and managing patients with mild to moderate obstructive sleep apnea (“OSA”). ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (“the FDA”) as Class II medical devices for the treatment of snoring and mild to moderate OSA. The Company received pre- market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”) for the first intraoral device in July 2014 and the devices have been commercially available in the United States since August 2014.
The Company is dedicated to further advancing the treatment of OSA through ongoing research, product development, and process enhancement for improved effectiveness, efficiency, and convenience for patients and doctors alike.
The Company is focused on commercializing device designs that are clinically relevant, creating treatment experiences that exceed the needs of the practicing sleep dentist and his or her patients, and supporting scientific research that further establishes dental sleep medicine as a viable therapy for OSA.
Basis of Presentation
The accompanying consolidated financial statements were prepared on the accrual basis of accounting in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).
Liquidity and Management’s Plans
These consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern.
The Company has incurred recurring losses from operations and recurring negative cash flows from operating activities. At March 31, 2022, the Company had negative working capital of approximately $3.3 million and cash and cash equivalents of approximately $1.7 million, of which $500,000 is subject to a compensating balance requirement for a loan agreement. The Company expects to continue to incur net losses for the foreseeable future as it continues the development of its products.
Through March 31, 2022, the Company has relied primarily on the proceeds from equity offerings, debt agreements and product sales to finance its operations. The Company expects to require additional financing to fund its future planned operations and will likely raise additional capital through the issuance of equity or borrowings. Management’s plans to increase liquidity also include obtaining financial support from the primary stockholder of the Company, who has indicated its willingness and ability to provide additional financial support to the Company.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Unaudited Interim Financial Information
The accompanying interim consolidated balance sheet as of March 31, 2022, the interim consolidated statements of operations and cash flows for the three months ended March 31, 2022 and 2021, and the interim consolidated statements of stockholders’ equity for the three months ended March 31, 2022 and 2021 are unaudited. These unaudited interim financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2022 and the Company’s results of operations and cash flows for the three months ended March 31, 2022 and 2021. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its’ wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates, and such differences could materially affect the results of operations reported in future periods. The Company’s most significant estimates in these consolidated financial statements relate to the provision for doubtful accounts receivable, the warranty and rebate accruals, future revenue estimates used to

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
calculate the current and long-term portions due under the subordinated loan agreement, the effective interest rates of the subordinated loan agreement, and the estimates used to calculate the fair value of the warrant liability.
Risks and Uncertainties
Covid-19
In March 2020, the World Health Organization characterized the coronavirus (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. The rapid spread of the pandemic and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy. In view of the rapidly changing business environment, unprecedented market volatility and heightened degree of uncertainty resulting from COVID-19, the Company is currently unable to fully determine the future impact on its business. Demand may shift over time, as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration. However, the Company continues to monitor the progression of the pandemic and its potential effect on the Company’s financial position, results of operations, and cash flows. No adjustments have been made to these consolidated financial statements related to the outcome of this uncertainty.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable and cash.
The Company sells its products to customers in North America and international locations. To reduce credit risk, management performs periodic credit evaluations of its customers’ financial condition. No customers exceeded more than 10% of the Company’s sales or accounts receivables as of and for the three months ended March 31, 2022 and as of and during the year ended December 31, 2021.
The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (“FDIC”). The Company believes its credit risk is mitigated due to the high quality of the banks in which it places its deposits.
Fair Value of Financial Instruments
The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. This accounting standard establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs that may be used to measure fair value:
Level 1 Inputs — The valuation is based on quoted prices in active markets for identical instrument.
Level 2 Inputs — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
Level 3 Inputs — The valuation is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument, or valuations that require significant management judgment or estimation.
The following tables provide a summary of the financial instruments that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021:
	March 31, 2022
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$583,000	$—	$—	$583,000
	December 31, 2021
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$562,244	$—	$—	$562,244
A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. At March 31, 2022 and December 31, 2021, the warrants related to the Series B redeemable convertible preferred stock issuance are classified within level 3 of the valuation hierarchy.
The Company’s non-financial assets, which include property and equipment and other assets, are not required to be measured at fair value on a recurring basis. However, on a periodic basis, or whenever events or changes in circumstances indicate that their carrying value may not be recoverable, the Company assesses its long-lived assets for impairment. When impairment has occurred, such long-lived assets are written down to fair value.
The Company believes the carrying amounts of financial instruments including cash and cash equivalents, accounts receivable (net of allowance for doubtful accounts), accounts payable and revolving line of credit approximate fair value due to their short-term nature.
Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying value of the subordinated notes, the subordinated loan and security agreement and the equity financing obligations approximate the fair value.
Cash and Cash Equivalents
The company considers all demand deposits with an original maturity to the Company of 90 days or less as cash and cash equivalents. The Company places its cash and cash equivalents with high credit-quality financial institutions.
Accounts Receivable
The Company reports accounts receivables at net realizable value. The Company has not historically assessed finance charges on past due accounts, but retains the right to do so. The allowance for doubtful

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
accounts is estimated based on historical write-off percentages and management’s assessment of specific past due or delinquent customer accounts. The delinquency status of customers is determined by reference to contractual terms. Doubtful accounts are written off against the allowance for doubtful accounts after collection efforts have been exhausted and are recorded as recoveries of bad debts if subsequently collected. The allowance for doubtful accounts amounted to $110,000 and $100,000 as of March 31, 2022 and December 31, 2021, respectively. All accounts receivable are from customers primarily located in North America.
Inventory
Inventory is recorded at the lower of cost or net realizable value under the first-in, first-out method of accounting. Inventories primarily consist of purchased raw materials. The Company regularly reviews whether the net realizable value of its inventory is lower than its carrying value. If the valuation shows that the net realizable value is lower than the carrying value, the Company takes a charge to cost of sales and directly reduces the carrying value of the inventory. Indicators that could result in inventory write-downs include damaged or slow-moving materials and supplies.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:
Manufacturing equipment	3 to 7 years
Computers and software	3 years
Furniture	7 years
Leasehold Improvements	Shorter of remaining lease term or estimate useful life
Maintenance and repairs are charged to operations as incurred.
Through December 31, 2021, equipment capitalized under capital lease obligations was included in property and equipment. Property and equipment capitalized under capital lease obligations were amortized using a straight-line method over the shorter of the life of the lease or the useful life of the asset, which ranges from 3 to 7 years, and was included in depreciation expense in the condensed consolidated statements of operations. On January 1, 2022 the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”), which impacted the classification of equipment formerly capitalized under capital lease obligations. The equipment related to capital leases, now finance leases, have been reclassified from property and equipment to right-of-use assets on the condensed consolidated balance sheet.”
Occasionally, the Company enters into finance lease arrangements for various machinery, equipment, computer-related equipment, or software. The Company records amortization of assets leased under finance lease arrangements within depreciation expense.
Long-lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset many not be recoverable. Recoverability of assets to be held

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or the fair value less costs to sell. No such impairments have been identified as of March 31, 2022 and December 31, 2021.
Deferred Transaction Costs
Other assets is comprised primarily of deferred transaction costs, which consist of legal, accounting, filing and other fees related to the business combination (See Note 14) that have been capitalized. The deferred transaction costs will be offset against proceeds from the transaction upon the effectiveness of such transaction. In the event the transaction is terminated, all capitalized deferred transaction costs would be expensed. As of March 31, 2022 and December 31, 2021, $857,314 and $91,884, respectively, of deferred transaction costs were capitalized and recorded in other assets on the condensed consolidated balance sheets.
Redeemable Convertible Preferred Stock
The Company records all shares of redeemable convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. Under certain circumstances the Company may be required to redeem the Series A and Series B redeemable convertible preferred stock. The redeemable convertible preferred stock is presented outside of stockholders’ deficit in the consolidated balance sheets. When redeemable convertible preferred stock is considered either currently redeemable or probable of becoming redeemable, the Company has elected to recognize changes in the redemption value immediately, as they occur and adjust the carrying value of redeemable convertible preferred stock to the greater of the redemption value at the end of each reporting period or the initial carrying amount.
Warrants for Redeemable Convertible Preferred Stock
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash other income or expense on the condensed consolidated statements of operations.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
Warranty
The Company offers a warranty guaranteeing the fit and finish of their intraoral devices for three years from the date of initial sale, as well as a guarantee for unlimited remaking of arches. The accrual for warranty claims and unlimited arch remakes totaled $253,676 and $217,244 at March 31, 2022 and December 31, 2021, respectively.
Revenue Recognition
The Company creates customized precision milled intraoral devices. When devices are sold, they include an assurance-type warranty guaranteeing the fit and finish of the product for a period of 3 years from the date of sale.
In accordance with ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”), the Company recognizes revenue upon meeting the following criteria:
Identifying the contract with a customer: Customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.
Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.
Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts, allowances and rebates.
Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.
Recognize revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.
The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.
Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. Given the nominal value of each transaction, the Company does not offer a financing component related to its sales arrangements.
Cost of Revenue
Cost of revenue consists primarily of materials and the costs related to the production of the intra- oral device, including employee compensation, other employee-related expenses and allocable manufacturing overhead costs. The Company has a policy to classify initial recruiting, onboarding and training costs of new manufacturing employees as part of general and administrative expenses in the condensed consolidated statements of operations. Such costs totaled $35,279 and $12,484 for the three months ended March 31, 2022 and 2021, respectively.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
The Company utilizes the practical expedient which permits expensing of costs to obtain a contract when the expected amortization period is one year or less, which typically results in expensing commissions paid to employees. The Company expenses sales commissions paid to employees as sales are recognized.
Research and Development
Research and development costs are charged to operations as incurred.
Advertising
Advertising costs are expensed as incurred and totaled $18,064 and $21,614 for the three months ended March 31, 2022 and 2021, respectively.
Stock-Based Compensation
The Company’s stock-based compensation expense is recognized based on the estimated fair value of the restricted stock awards on the date of grant. The grant-date fair value of all stock- based payment awards is recognized as employee compensation expense on a straight-line basis over the requisite service period. The Company recognizes forfeitures of restricted stock awards as they occur.
Leases
The Company assesses at contract inception whether a contract is, or contains, a lease. Generally, the Company determines that a lease exists when (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all economic benefits from use of the asset, and (3) the Company has the right to direct the use of the asset. A lease is classified as a finance lease when one or more of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset, (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset or (5) the asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any of these criteria.
At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short- term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, less any lease incentives received. All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying leases for operating leases and the implied rate in the lease agreement for finance leases.
Lease payments included in the measurement of lease liabilities consist of (1) fixed lease payments for the noncancelable lease term, (2) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (3) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. The Company’s real estate operating lease agreement requires variable lease payments that do not depend on an underlying index or rate

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
established at lease commencement. Such payments and changes in payments are recognized in operating expenses when incurred.
Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Lease expense for finance leases consists of the depreciation of assets obtained under finance leases on a straight-line basis over the lease term and interest expense on the lease liability based on the discount rate at lease commencement.
Income Taxes
The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.
Significant judgment may be required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
The Company follows authoritative guidance regarding uncertain tax positions. The guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the consolidated financial statements. The guidance further prescribes the benefit to be realized assumes a review by taxing authorities having all relevant information and applying current conventions.
The guidance also clarifies the consolidated financial statements classification of tax related penalties and interest and sets forth disclosures regarding unrecognized tax benefits. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.
Net Loss per Share Attributable to Common Stockholders
Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since the effects of potentially dilutive securities are antidilutive.
Recent Accounting Pronouncements
On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (ASC 842), which superseded previous guidance related to accounting for leases within Topic 842, Leases. The Company elected the practical expedient provided under ASU 2018-11, Leases (ASC 842) Targeted Improvements, which amended ASU 2016-02 to provide entities an optional transition practical expedient to adopt the new standard with a cumulative effect adjustment as of the beginning of the year of adoption

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
with prior year comparative financial information and disclosures remaining as previously reported. As a result, no adjustments were made to the condensed consolidated balance sheet prior to January 1, 2022 and amounts are reported in accordance with historical accounting under Topic 840, while the consolidated balance sheet as of March 2022 is presented under Topic 842.
The Company elected the package of practical expedients permitted under the transition guidance, which allowed it to carry forward historical lease classification, assessment on whether a contract was or contains a lease, and assessment of initial direct costs for any leases that existed prior to January 1, 2022. The Company also elected to combine its lease and non-lease components and to keep leases with an initial term of 12 months or less off the condensed consolidated balance sheet and recognize the associated lease payments in the consolidated statements of operations on a straight-line bases over the lease term.
Adoption of the new standard resulted in the recording of right of use assets and operating lease liabilities of $406,551 and $464,291, respectively, as of January 1, 2022. Additionally, upon adoption of the new standard, the Company reclassified the equipment of $2,354,620 related to capital leases to right of use assets. Finance lease liabilities of $1,826,973 were reclassified from capital lease obligation. The transition did not have a material impact on the Company’s condensed consolidated results of operations, cash flows or liquidity measures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which requires the early recognition of credit losses on financing receivables and other financial assets in scope. ASU 2016-13 requires the use of a transition model that will result in the earlier recognition of allowances for losses. The new standard is effective for fiscal years beginning after December 15, 2022. Management is currently evaluating the new standard and its possible impact on the Company’s condensed consolidated financial statements.
NOTE 2 — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:
	March 31, 2022	December 31, 2021
Manufacturing equipment	$1,918,965	$4,420,281
Computers and software	560,158	1,547,549
Furniture	27,587	27,587
Leasehold Improvements	394,007	295,471
	2,900,717	6,290,888
Less: accumulated depreciation	(1,852,737)	(2,934,293)
Total property and equipment, net	$1,047,980	$3,356,595
Depreciation expense for the three months ended March 31, 2022 and 2021 was $83,404 and $193,252, respectively.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 3 — INVENTORY
Inventory consisted of the following:
	March 31, 2022	December 31, 2021
Raw Materials	$600,918	$323,989
Work in progress	89,950	54,780
	$690,868	$378,769
There is no inventory reserve recorded at March 31, 2022 and December 31, 2021.
NOTE 4 — ACCRUED COMPENSATION AND OTHER ACCRUED EXPENSES
Accrued compensation consisted of the following:
	March 31, 2022	December 31, 2021
Bonus	$799,003	$831,601
Wages	257,744	140,962
Vacation	612,026	569,777
401k matching contributions	130,179	100,134
	$1,798,952	$1,642,474
Other accrued expenses consisted of the following:
	March 31, 2022	December 31, 2021
Rebates	$355,111	$499,219
Professional fees	306,148	72,611
Warranty	253,676	217,244
Other	156,544	235,737
Marketing expenses	144,502	45,000
Interest	28,125	28,750
Credit card fees	24,424	34,424
Freight	16,000	22,000
Commissions	5,710	2,830
Sales Tax	3,992	3,966
	$1,294,232	$1,161,781
NOTE 5 — LEASES
Prior to the adoption of ASC 842, rent expense on operating leases was recognized on a straight-line basis over the term of the lease. In addition, certain of the Company’s operating lease agreements for office space also include rent holidays and scheduled rent escalations during the initial lease term. The Company recorded the rent holidays as deferred rent within other liabilities on the condensed consolidated balance sheets. The Company recognized the deferred rent liability and scheduled rent increase on a straight-line basis into rent expense over the lease term commencing on the date the Company took possession of the leased space.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 5 — LEASES (Continued)
The Company’s operating leases consists of a lease for corporate office and product and has a remaining term of approximately twenty-one months as of March 31, 2022. The Company’s operating lease agreement does not contain any material residual value guarantees or material restrictive covenants. The Company recognized right-of-use assets and lease liabilities for such leases in connection with its adoption of ASC 842 as of January 1, 2022. The Company reports operating lease right-of-use assets and the current and non-current portions of its operating lease liabilities on the condensed consolidated balance sheet.
The Company’s finance leases consist of various machinery, equipment, computer-related equipment, or software and have remaining terms from less than one year to five years. The Company reports assets obtained under finance leases in right-of-use assets and the current and non-current portions of its finance lease on the condensed consolidated balance sheet.
The components of the Company’s lease costs, weighted average lease terms and discount rates are presented in the tables below:
Lease cost:
For the three months ended March 31, 2022
Lease Cost:
Operating lease cost	$62,624
Finance lease cost:
Amortization of assets obtained under finance leases	$153,546
Interest on lease liabilities	$45,019
Lease term and discount rate:
For the three months ended March 31, 2022
Lease term and discount rate:
Weighted average remaining lease term (in years):
Operating leases	1.8 years
Finance leases	2.6 years
Weighted average discount rate:
Operating leases	20.0%
Finance leases	9.82%

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 5 — LEASES (Continued)
For the three months ended March 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$48,170
Operating cash flows from finance leases	$153,546
Financing cash flows from finance leases	$(255,924)
Right-of-use assets obtained in exchange for lease liabilities:
Finance leases	$291,031
Right-of-use assets consisted of the following:
March 31, 2022
Manufacturing equipment	$2,810,056
Computers and software	999,280
3,809,336
Less: accumulated amortization	(1,318,506)
Right-of-use assets for finance leases	2,490,830
Right-of-use assets for operating leases	358,381
Total right-of-use assets	$2,849,211
At March 31, 2022, the following table presents maturities of the Company’s finance lease liabilities:
Years ending December 31	Total
Remainder of 2022	$853,163
2023	499,463
2024	321,771
2025	267,362
2026 and thereafter	167,272
Total minimum lease payments	2,109,031
Less amount representing interest	(274,739)
Present value of minimum lease payments	1,834,292
Less current portion	(859,928)
Finance lease liabilities, less current portion	$974,364

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 5 — LEASES (Continued)
At March 31, 2022, the following table presents maturities of the Company’s operating lease liabilities:
Years ending December 31	Total
Remainder of 2022	$206,127
2023	283,895
Total minimum lease payments	490,002
Less amount representing interest	(79,985)
Present value of minimum lease payments	410,037
Less current portion	(241,027)
Finance lease liabilities, less current portion	$169,010
Total rent expense for the three months ended March 31, 2022 and 2021 was $62,624.
NOTE 6 — DEBT
Equipment Financing Obligation
In September 2018, the Company entered into two equipment financing arrangements to purchase capital equipment totaling $255,845. The first equipment financing arrangement entered into by the Company was for $43,560 repayable over 5 years with an annual interest rate of 9.41%.
The second equipment financing arrangement entered into by the Company was for $212,285 repayable over 5 years with an annual interest rate of 5.82%. In October 2020, the Company refinanced the second equipment financing arrangement and entered into a new agreement for $329,048. The agreement is repayable over 6 years with an annual interest rate of 11.2%. The financed balance of the equipment under the old agreement was $150,690 at the refinancing date. The amount of the new equipment financed was $178,358.
The equipment financing arrangements are guaranteed by the Company’s primary stockholder. The balance of these notes was $286,672 and $299,950 at March 31, 2022 and December 31, 2021, respectively. Interest expense on the notes totaled $8,180 and $9,540 for the three months ended March 31, 2022 and March 31, 2021, respectively.
At March 31, 2022, the Company’s future principal maturities under the equipment financing obligation are summarized as follows:
Years ending December 31	Total
Remainder of 2022	$42,055
2023	58,973
2024	56,995
2025	63,698
2026	64,951
Total principal maturities	286,672
Less current portion	(56,849)
Equipment financing obligation, net of current portion	$229,823

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 6 — DEBT (Continued)
Line of Credit
The Company entered into a Loan and Security Agreement in November 2018 with a financial institution. Under the Loan and Security Agreement, the Company may draw funds equal to the lesser of (a) $1,500,000 or (b) 85% of Eligible Accounts Receivable, as defined in the agreement, and is collateralized by all of the Company’s assets with the exception of the assets under capital lease. The annual interest rate is the prime rate plus 2.00% (5.25% at March 31, 2022 and December 31, 2021, respectively). The line of credit has an amended maturity date of November 30, 2022 and has an annual facility fee of $15,000.
The amounts borrowed under the line of credit was $0 and $587,816 at March 31, 2022 and December 31, 2021, respectively. Interest expense on the line of credit totaled $41,171 and $26,291 for the three months ended March 31, 2022 and 2021, respectively. As of March 31, 2022, the borrowing availability under the line of credit was $762,445.
Subordinated Notes
Prior to January 2020, the Company received advances under unsecured subordinated promissory note agreements for gross proceeds of $2,208,299, net of issuance costs of $76,701. The Company received advances under unsecured subordinated promissory note agreements for total proceeds of $300,000 and $50,000 during the three months ended March 31, 2022 and 2021, respectively. No issuance cost was incurred during the three months ended March 31, 2022 and 2021, respectively.
These advances are subordinate to the line of credit and Subordinated Loan and Security Agreement. $1,690,000 and $1,440,000 of these advances were made by the Company’s stockholders, directors, and employees as of March 31, 2022 and December 31, 2021, respectively. $1,380,000 and $1,330,000 of these advances were made by the Company’s customers as of March 31, 2022, and December 31, 2021, respectively.
Amortization of the issuance costs totaled $4,546 and $4,636 for the three months ended March 31, 2022 and 2021, respectively.
The maturity date of the notes are 5 years after the date they are funded. Noteholders had the option to elect between two forms of the agreement:
1.
Interest is received as a cash payment (“Cash Notes”) and paid on a quarterly basis every January 1, April 1, July 1 and October 1. The annual interest rate on these notes is 15% per annum based on a 360-day year. $750,000 of the proceeds related to the Cash Notes. Interest expense totaled $28,125 for the three months ended March 31, 2022 and 2021, for the Cash Notes.

2.
Interest is accrued and added to the principal balance (“PIK Notes”) at the commencement of each new calendar year (January 1). The annual interest rate on these notes is 20% per annum based on a 360-day year. $5,740,000 of the proceeds related to the PIK Notes. Interest expense totaled $339,793 and $160,215 for the three months ended March 31, 2022 and 2021, respectively, for the PIK Notes.

Both the Cash Notes and PIK Notes have a prepayment penalty that is calculated on the principal and all accrued but unpaid interest at the following rates:
Less than one (1) year from the funding date	3%
One (1) year to less than two (2) years from the funding date	2%
Two (2) years to less than three (3) years from the funding date	1%
A change in control event	5%

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 6 — DEBT (Continued)
Unsecured Subordinated Promissory Notes
During February and March 2022, the Company received proceeds of $3,000,000 from unsecured subordinated promissory notes (“the Bridge Loans”). Interest accrues at 15% per annum, and all accrued but unpaid interest is applied and added quarterly to the principal balance (the “Base Amount”). The maturity date is two years from the date of funding or upon a change in control of the Company. The interest is increased to an amount equal to 103% of the Base Amount if the Bridge Loans are repaid upon the closing of a change of control in the Company.
During March 2022, $500,000 of the Bridge Loans were repaid. The primary stockholder of the Company was the borrower on this Bridge Loan, and a representative of this primary stockholder is a member of the Company’s Board of Directors.
The Bridge Loans are subordinate to the line of credit and Subordinated Loan and Security Agreement. The balance of the Bridge Loans was $2,500,000 as of March 31, 2022, of which, $1,700,000 of proceeds were received from the Company’s stockholder. Interest expense from the Bridge Loans totaled $15,517 for the three months ended March 31, 2022. The maturity date of the Bridge loans ranges from February 2024 to March 2024.
Subordinated Loan and Security Agreement
In January 2020, the Company entered into a loan and security agreement with a lender and borrowed $3,800,000. The loan is subordinate to the line of credit. The loan is secured by substantially all assets of the Company, contains certain financial and non-financial covenants and has a four-year term. The loan is repayable monthly starting February 2021 at an amount equal to 4% of net revenues of the Company until the Company has paid an amount equal to the return cap of $9,500,000. The return cap is subject to a reduction of 30% if fully repaid within 12 months, 22% if fully repaid within 24 months and 11.85% if fully repaid within 36 months. During the three months ended March 31, 2022 and 2021, the Company made revenue share payments totaling $153,406 and $58,078, respectively.
In April 2021, the Company entered into a second loan and security agreement with the same lender and borrowed an additional $2,000,000. The loan is subordinate to the line of credit. The loan is secured by substantially all assets of the Company, contains certain financial and non-financial covenants and has a four-year term. The loan is repayable monthly starting May 2021 at an amount initially equal to 1.0526% of net revenues of the Company and increasing to 2.105% in the second year of the agreement, until the Company has paid an amount equal to the return cap of $3,902,800. The return cap is subject to a reduction of 22% if fully repaid within 12 months and 11.85% if fully repaid within 24 months. During the three months ended March 31, 2022 and 2021, the Company made revenue share payments totaling $40,384 and $0.
The effective interest rates on the subordinated loan and security agreement ranged from 25.8% — 27.4% and 25.4% — 26.8% for the three months ended March 31, 2022 and 2021, respectively. The effective interest rate is adjusted to reflect the actual cash flows paid to date and the revised estimate of future cash flows for revenue share payments. The Company records the impact of the change in the cash flows in the current and future periods.
The outstanding balances of the subordinated loan and security agreements were $4,717,401 and $4,876,497 as of March 31, 2022 and December 31, 2021, respectively.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 6 — DEBT (Continued)
At March 31, 2022, the Company has estimated future revenue share payments under this subordinated loan agreement as follows:
Years ending December 31	Total
Remainder of 2022	$957,742
2023	1,607,586
2024	10,041,043
Total estimated future revenue share payments	$12,606,371
As of March 31, 2022 and December 31, 2021, the Company had a compensating balance arrangement under the loan and security agreement which requires a minimum cash deposit to be maintained in the amount of $500,000.
In connection with the loan and security agreement, the Company issued a warrant to the lender for the purchase of 211,112 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation defined as a deemed liquidation event or a liquidation, dissolution or winding up of the Company) and a term of ten years (“2020 preferred Series B warrants”). The fair value of the warrant at issuance was $228,000. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant of $1.80, expected dividend yield 0%, expected volatility 26%, risk-free interest rate 0.93% and contractual life of ten years.
In connection with the second loan and security agreement, the Company issued warrants to the lender for the purchase of 111,111 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation event defined as a deemed liquidation event or a liquidation, dissolution or winding up of the Company) and a term of ten years (“2021 preferred Series B warrants”). The fair value of the warrant at issuance was $143,333. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant of $1.80, expected dividend yield 0%, expected volatility 27%, risk-free interest rate 1.73% and contractual life of ten years.
The fair value of the warrants was recorded within noncurrent liabilities as a debt discount and a warrant liability, with changes in fair value each reporting period recognized in the consolidated statements of operations. During the three months ended March 31, 2022 and 2021, the Company recognized interest expense of $22,912 and $13,024, respectively, upon amortization of the debt discount. The balance of the debt discount is $219,865 and $242,777 as of March 31, 2022 and December 31, 2021, respectively.
The change in fair value of the outstanding warrants classified as liabilities for the three months ended March 31, 2022 and 2021 were as follows:
Warrant Issuance	Warrant liability, January 1, 2022	Fair value of warrants granted	Fair value of warrants exercised	Change in fair value of warrants	Warrant liability, March 31, 2022
2020 preferred Series B warrants and 2021 preferred Series B warrants	$562,244	$—	$—	$20,756	$583,000

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 6 — DEBT (Continued)
Warrant Issuance	Warrant liability, January 1, 2021	Fair value of warrants granted	Fair value of warrants exercised	Change in fair value of warrants	Warrant liability, March 31, 2021
2020 preferred Series B warrants	$228,000	$—	$—	$44,334	$272,334
The fair value of the outstanding warrants accounted for as liabilities at March 31, 2022 are calculated using the Black-Scholes option pricing model with the following assumptions:
	Fair Value of Series B Redeemable Convertible Preferred Stock	Black-Scholes Fair Value Assumptions
Warrant Issuance		Dividend Yield	Expected Volatility	Risk-Free Interest Rate	Expected Life
2021 preferred Series B warrants	$3.60	0%	41%	1.06%	0.5 years
2020 preferred Series B warrants	$3.60	0%	41%	1.06%	0.5 years
The fair value of the outstanding warrants accounted for as liabilities at December 31, 2021 are calculated using the Black-Scholes option pricing model with the following assumptions:
	Fair Value of Series B Redeemable Convertible Preferred Stock	Black-Scholes Fair Value Assumptions
Warrant Issuance		Dividend Yield	Expected Volatility	Risk-Free Interest Rate	Expected Life
2021 preferred Series B warrants	$2.89	0%	20%	1.52%	9.26 years
2020 preferred Series B warrants	$2.89	0%	20%	1.52%	8.10 years
For the Subordinated Notes and the Subordinated Loan and Security Agreements, the Company must prepay the loans upon the occurrence of a liquidation event. A liquidation event is defined in the agreement as the consummation of a sale or other disposition of all or a majority of all the assets of the Company or subsidiary, winding up or dissolution of the Company or subsidiary, the consummation of a merger, consolidation, or similar transaction involving, directly or indirectly, the Company or subsidiary. The Company must immediately pay the lender any unpaid portion of the return cap, as adjusted for early payments, together with any unpaid portion of the obligations.
Paycheck Protection Program Loan
The Paycheck Protection Program (“PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). On May 6, 2020, the Company entered into a promissory note evidencing an unsecured loan in the aggregate amount of $1,278,150 made to the Company under the PPP (“PPP Loan 1”). On February 2, 2021, the Company entered into a second unsecured promissory note in the aggregate amount of $1,003,112 made to the Company under the PPP (“PPP Loan 2”).
The PPP Loans to the Company were made through Home Loan Investment Bank FSB. The interest rate on the PPP Loans were 1% and the terms are two years. In accordance with the updated Small Business guidance, the PPP Loan was modified so that, beginning ten months from the date of the PPP Loan, the Company was required to make monthly payments of principal and interest. The promissory note evidencing the PPP Loan contained customary events of default relating to, among other things, payment defaults or breaching the terms of the PPP Loan documents. The occurrence of an event of default may result in the

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 6 — DEBT (Continued)
repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company.
On June 16, 2021, the Company submitted an application for forgiveness of $1,278,150 due on the PPP Loan 1. On June 30, 2021, the Company was notified that the principal balance of the PPP Loan 1 and accrued interest were fully forgiven. On September 16, 2021, the Company submitted an application for forgiveness of $1,003,112 due on the PPP Loan 2. On September 28, 2021, the Company was notified that the principal balance of the PPP Loan 2 and accrued interest were fully forgiven.
As a result, the Company recorded a gain of $2,281,262 in other income in the consolidated statement of operations during the year ended December 31, 2021. As of March 31, 2022 and December 31, 2021, the Company had no outstanding balance under the PPP Loans.
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
DEFICIT
Common Stock
The Company was authorized to issue 36,038,535 shares of all classes of common stock at a par value of $0.0001 per share as of March 31, 2022 and December 31, 2021.
At March 31, 2022, common stock consisted of the following:
	Shares Authorized	Shares issued and outstanding	Liquidation Amount
Series A	30,415,100	20,179,645	$5,355,678
Series B	1,675,600	1,673,092	977,755
Series C	3,947,835	2,787,373*	1,224,772
Total	36,038,535	24,640,110	$7,558,205
At December 31, 2021, common stock consisted of the following:
	Shares Authorized	Shares issued and outstanding	Liquidation Amount
Series A	30,415,100	20,179,645	$5,355,678
Series B	1,675,600	1,673,092	977,755
Series C	3,947,835	2,713,649*	1,192,377
Total	36,038,535	24,566,386	$7,525,810

*
Represents fully vested Series C Shares

Redeemable Convertible Preferred Stock
The Company was authorized to issue 7,636,950 shares of all classes of preferred stock at a par value of $0.0001 per share as of March 31, 2022 and December 31, 2021.
At March 31, 2022 and December 31, 2021, the redeemable convertible preferred stock consisted of the following:

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
DEFICIT (Continued)
	Shares Authorized	Shares issued and outstanding	Liquidation amount
Series B Redeemable Convertible Preferred Stock	7,610,700	7,288,333	$26,237,999
Series A Redeemable Convertible Preferred Stock	26,250	26,245	26,245,000
Total	7,636,950	7,314,578	$52,482,999
The rights, preferences, privileges and restrictions of holders of Series A preferred, Series B preferred, Series A common, Series B common and Series C common are set forth in the Company’s amended and restated articles of incorporation and are summarized below:
Conversion
Each share of Series A Redeemable Convertible Preferred Stock shall be convertible, at least 30 days prior to the closing of an Initial Public Offering (“IPO”), at the option of the holder thereof, at any time and, from time to time, without the payment of additional consideration by the holder thereof, into shares of Series A common stock using a conversion ratio of 160.58 Shares of Series A common stock for each share of Series A Redeemable Convertible Preferred Stock. The conversion ratio shall be subject to adjustment, if any, in the event of certain dividend or distributions, recapitalization, merger, or reorganization of the Company.
Each share of Series B Redeemable Convertible Preferred Stock shall be convertible, at least 30 days prior to the closing of an IPO, at the option of the holder thereof, at any time and, from time to time, without the payment of additional consideration by the holder thereof, into shares of Series A common stock as determined by dividing $1.80 by the Series B Conversion Price in effect on the date such shares are surrendered for conversion. The conversion ratio shall be subject to adjustment, if any, in the event of certain dividend or distributions, recapitalization, merger, or reorganization of the Company.
Liquidation
The Series B Redeemable Convertible Preferred Stock has a liquidation preference of $3.60 per share (the “Series B Preferred Liquidation Amount”). In the event of a liquidation event, the Series B Redeemable Convertible Preferred Stock has priority prior to any distribution to Series A Redeemable Convertible Preferred stock, Series A, Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series B Redeemable Convertible Preferred Stock will ratably share in the distribution of available assets. A liquidation event is defined as a voluntary or involuntary liquidation, dissolution or winding up of the Company, including an initial public offering and deemed liquidation events such as certain mergers and consolidations or the sale or transfer of assets.
The Series A Redeemable Convertible Preferred Stock has a liquidation preference value of $1,000 per share (the “Series A Preferred Liquidation Amount”). In the event of a liquidation event, the Series A Redeemable Convertible Preferred Stock has priority prior to any distribution to Series A, Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A Redeemable Convertible Preferred Stock will ratably share in the distribution of available assets.
The Series A common stock has a liquidation preference value of $0.2654 per share. In the event of a liquidation event, the Series A common stock has priority prior to any distribution to Series B and Series C

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
DEFICIT (Continued)
common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A common stock will ratably share in the distribution of available assets.
The Series B common stock and Series C common stock have a liquidation preference value of $0.5844 and $0.4394 per share, respectively. In the event of a liquidation event, the Series A common stock and Series C common stock together has priority prior to any distribution to Series B common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A common stock and Series C common stock together will ratably share on a pari passu basis in the distribution of available assets.
Any remaining assets will be distributed pro rata between Series B Redeemable Convertible Preferred Stock, Series A, Series B and Series C common stockholders based on the number of shares of common stock held by each such holder on an as-converted, fully diluted basis. Any amount to be distributed to holders of shares of Preferred B Stock shall be reduced, but not below zero, by an amount equal to (a) $1.80 multiplied by (b) the total number of shares of Preferred B Stock multiplied by (c) the Adjustment Factor. The “Adjustment Factor” means (x) one minus a fraction (y) the numerator of which is the total number of shares of common stock held by holders of Series B Preferred Stock on an as-converted basis, and the denominator of which is (z) the total number of shares of common stock held by holders of Series B Preferred Stock, Series A Common Stock, Series B Common Stock and Series C Common Stock on an as-converted basis.
The distributions to be made to holders of shares of Series A Common Stock and Series B Common Stock pursuant to this subsection are collectively referred to herein as the “Remaining Series A/B Common Distribution”. Notwithstanding any contrary provision set forth herein, no redemption of shares of Preferred Stock by the Corporation shall result in a decrease in the amount of the Remaining Series A/B Common Distribution otherwise payable to the holders of shares of Series A Common Stock.
Distributions of assets to the Series A and Series B common stockholders known as “Remaining Series A/B Common Distribution” will be as follows: An amount equal to $3.777 per share (“Remaining Series A Common Liquidation Amount”) shall be paid to each holder of Series A common stock prior to any payment being made to Series B common stockholders. Any Remaining Series A/B Common Distribution shall be payable as follows: 96.68% to holders of Series A common stock and 3.32% to holders of Series B common stock.
Redemption
Upon the earlier to occur of a deemed liquidation or an IPO, shares of Series A and B Redeemable Convertible Preferred Stock shall automatically be redeemed by payment of the Preferred Liquidation Amount. In the event of an IPO, all or part of the Preferred Liquidation Amount may be paid in non-voting shares of undesignated common stock of the Company upon the vote of not less than 51% of the outstanding Series A, Series B, and Series C common stock of the Company, voting together as a single class.
Additionally, upon the approval of not less than 51% of the holders of the issued and outstanding shares of Series A Redeemable Convertible Preferred Stock, the Company, to the extent it has funds available for distribution, may redeem the shares of Series A Redeemable Convertible Preferred Stock by payment in cash of the liquidation amount.
Dividends and Voting
Dividends shall be payable on shares of common stock and/or preferred stock outstanding when and if declared by the Company’s Board of Directors. No such dividends were declared during the three months ended March 31, 2022 and 2021.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
DEFICIT (Continued)
Each holder of Series A common stock is entitled to one vote for each share held. Unless required by law, all shares of Series B common stock, Series C common stock, Series A preferred stock and Series B preferred stock are non-voting.
Common Shares Reserved
The Company has reserved shares of common stock for the following as of March 31, 2022:
Series A and B Redeemable Convertible Preferred Stock upon conversion	11,824,978
Unvested restricted common C stock	832,093
Total	12,657,071
NOTE 8 — STOCK-BASED COMPENSATION
The Company issued no shares of restricted common C shares during the three months ended March 31, 2022 and 2021. 600,000 shares of the 2019 restricted common C shares will only vest upon a change in control transaction, as defined in the amended and restated certificate of incorporation of the Company. 378,789 shares of the 2019 restricted common C shares grants have a 1-year cliff vest, upon which they vest quarterly thereafter. The 2018 restricted common C shares grants totaling 175,085 shares have a 2-year cliff vest, upon which they vest quarterly thereafter. Upon a change in control event, all unvested shares will immediately become fully vested.
A summary of non-vested restricted common C shares as of March 31, 2022 and changes during the three months then ended is presented below:
	Shares	Weighted-Average Grant Date Fair Value per Share
Non-vested restricted common C shares as of January 1, 2022	912,692	$0.01
Granted	—	—
Vested	(73,724)	$0.01
Forfeited	(6,875)	$0.02
Non-vested restricted common C shares as of March 31, 2022(1)	832,093	$0.02

(1)
As of March 31, 2022, there was less than $10,000 of total unrecognized compensation cost related to non-vested restricted common C shares that is expected to be recognized over a weighted-average period of approximately 2 years. The estimated fofeiture rate for restricted common C share was 0% as of March 31, 2022.

The fair value of the 73,724 shares that vested during the three months ended March 31, 2022 was approximately $1,000.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 8 — STOCK-BASED COMPENSATION (Continued)
A summary of non-vested restricted common C shares as of March 31, 2021 and changes during the three months then ended is presented below:
	Shares	Weighted-Average Grant Date Fair Value per Share
Non-vested restricted common C shares as of January 1, 2021	1,370,391	$0.01
Granted	—	—
Vested	(71,611)	$0.01
Forfeited	—	—
Non-vested restricted common C shares as of March 31, 2021(2)	1,298,780	$0.01

(2)
As of March 31, 2021, there was approximately $11,000 of total unrecognized compensation cost related to non-vested restricted common C shares that is expected to be recognized over a weighted-average period of 2.2 years. The estimated forfeiture rate for restricted common C share was 0% as of March 31, 2021.

The fair value of the 71,611 shares that vested during the three months ended March 31, 2021 was approximately $1,000.
Stock compensation expense related to the restricted common C shares was $0 and $1,000 for the three months ended March 31, 2022 and 2021, respectively.
The fair values of the shares of the Company’s restricted common C stock is estimated on each grant date by the Board of Directors. In order to determine the fair value, the Board of Directors considered, among other things, valuations prepared by an independent third-party valuation firm.
The fair value of the Company’s restricted common C stock was estimated using a two-step process. First, the Company’s enterprise value was established using generally accepted valuation methodologies, such as guideline public company and guideline company transactions. The enterprise value was allocated among the securities that comprise the capital structure of the Company using the option-pricing method. The option-pricing method treats all levels of the capital structure as call options on the enterprise’s value, with exercise price based on the “breakpoints” between each of the different claims on the securities. The inputs necessary for the option-pricing model include the current equity value (the enterprise value as previously calculated), breakpoints (the various characteristics for each class of equity, including liquidation preferences and priority distributions, in accordance with the Company’s certificate of incorporation, as amended and restated), term, risk-free rate, and volatility.
NOTE 9 — COMMITMENTS AND CONTINGENCIES
Commission Agreement
The Company had an agreement in which it paid commission to an individual for promotional consideration. The agreement required commissions of 15% of sales of the MICRO2 Sleep and Snore Device and the MICRO2 Night Time Orthotic devices.
In December 2017, the Company notified this individual that the individual was in material breach of the contract and in 2018, the Company terminated the contract. In January 2019, the Company settled the

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 9 — COMMITMENTS AND CONTINGENCIES (Continued)
dispute and agreed to pay the individual $1,600,000. $400,000 was paid in January 2019 and sixteen (16) quarterly payments of $75,000 are required and commenced in April 2019. The Company recorded the net present value of this obligation in these consolidated financial statements totaling $1,284,825 using the Company’s incremental borrowing rate of 15.04% as the originating event for the settlement occurred in 2018. The balance of the remaining settlement totaled $284,768 and $274,323 as of March 31, 2022 and December 31, 2021, respectively. The future payments under this commission agreement, including interest, total $300,000 and are due in full in 2022.
Legal Proceedings
In the ordinary course of business, the Company is engaged in routine legal proceedings. Management believes that any ultimate liability arising from these actions will not have a material effect on the Company’s financial position, operating results or cash flows.
Invoice Fee Deferral
During 2018, the Company reached an agreement with a vendor allowing the Company to pay less than 100% of the invoiced amounts for legal services in anticipation of a business combination. Only upon the sale or merger of the Company or upon a public financing would the remaining portion of the invoices become due. As of March 31, 2022 and December 31, 2021, the Company has accrued $828,867 and $291,479, respectively, related to the deferred portion in accounts payable, accrued expenses, and in other assets.
Professional Services
During January 2022, the Company entered into an agreement with an external consulting firm to provide investor and public relations consulting services. The monthly fee is approximately $20,000 prior to the business combination. Additionally, upon completion of a successful business combination (See Note 14), the vendor will receive a payment of $400,000. The Company will pay a fee of $40,000 per month after the business combination. The agreement terminates on the last date of the month following the first anniversary of the date that the Company completes its business combination with a special purpose acquisition company.
On June 21, 2022, the Company entered into an agreement, effective January 1, 2022, with the chairman of the Board of Directors to provide consulting services. The consultant receives approximately $10,000 per month. Upon completion of a successful business combination (See Note 14), the consultant will become a full-time employee of the Company. As of March 31, 2022, the amount owed to the chairman was $30,000.
During March 2021, the Company entered into an agreement with an external consulting firm to provide consulting and advisory services. Upon completion of a successful business combination transaction (See Note 14), the consulting firm will be paid cash compensation of approximately $1,200,000 or alternatively partially in common stock of the new public entity, with at least fifteen percent of the payment as cash compensation. The agreement terminates on March 15, 2023.
NOTE 10 — INCOME TAXES
The current tax expense for the three months ended March 31, 2022 and 2021 was $5,680 and $3,800, respectively, which have been included in the consolidated statements of operations. These amounts consisted of state and franchise tax expense.

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 10 — INCOME TAXES (Continued)
The Company did not record a tax provision for the federal income taxes for the three months ended March 31, 2022 and 2021, respectively, due to the Company’s history of losses, and accordingly, has recorded a valuation allowance against substantially all of the Company’s net deferred tax assets. The Company provides for a valuation allowance when it is more likely than not that some portion of, or all of the Company’s deferred tax assets will not be realized.
NOTE 11 — POST-RETIREMENT BENEFITS
The Company offers a 401(k) plan to employees and has historically matched employee contributions to the plan up to 3% of the employee’s salary. The matching contributions accrued as of March 31, 2022 and December 31, 2021 were $130,179 and $100,134, respectively.
NOTE 12 — SEGMENT REPORTING
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer and Chief Financial Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.
NOTE 13 — NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders during the three months ended March 31, 2022 and 2021:
	Three Months Ended March 31,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(2,980,733)	$(1,892,412)
Denominator:
Weighted-average common shares outstanding	24,575,706	24,194,236
Net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.08)

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 13 — NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS (Continued)
The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the three months ended March 31, 2022 and 2021 because including them would have been antidilutive are as follows:
	Three Months Ended March 31,
	2022	2021
Series A common stock upon conversion of redeemable convertible preferred stock A	4,214,422	4,214,422
Series A common stock upon conversion of redeemable convertible preferred stock B	7,288,333	7,288,333
Non-vested shares of Series C common stock	832,093	1,298,780
Shares subject to warrants to purchase common stock	322,223	211,112
Total	12,657,071	13,012,647
NOTE 14 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events for recognition or disclosure through June 28, 2022, which is the date that the interim unaudited consolidated financial statements were available to be issued.
Merger Agreement with Lakeshore Acquisition I Corp.
On May 9, 2022, the Company entered into a Merger Agreement with Lakeshore (“Lakeshore”) Acquisition I Corp. (the “Business Combination Agreement”), a Cayman Islands exempted company (the “Purchaser”), which will result in the Purchaser acquiring 100% of the Company’s equity securities. The Board of Directors of both the Purchaser and the Company have approved the proposed merger transaction. Completion of the transaction is expected to occur in the third quarter of 2022, subject to approval of stockholders of the Company and the Purchaser and is subject to other customary closing conditions. There is no assurance that the transaction will be consummated.
In exchange for their equity securities, the Company’s stockholders will receive an aggregate number of shares of common stock (the “Merger Consideration”) of the newly form public company (“Pubco”) with an aggregate value equal to: (a) $113,000,000, minus (b) the amount by which the Closing Net Indebtedness (as defined in the Business Combination Agreement) exceeds $12,000,000. Additionally, PubCo shall make available to the Company no less than $40,000,000, prior to the payment of expenses incurred in connection with the transaction and any outstanding debt of the Company, in cash and cash equivalents immediately after the closing of the transaction, including the net proceeds from the Trust Account, after giving effect to any redemptions by shareholders of the Purchaser and the net proceeds from the Transaction Financing (as defined below).
Additionally, the Company’s stockholders (may be entitled to receive up to 3,000,000 earn-out shares in three tranches:
•
the first tranche of 1,000,000 earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

•
the second tranche of 1,000,000 earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $15.00 or greater for 20 trading days in any

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 14 — SUBSEQUENT EVENTS (Continued)
consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and
•
the third tranche of 1,000,000 earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The earn-out shares will be allocated among the Company’s stockholders in proportion to the number of shares issued to them at the Closing that continue to be held by them.
In connection with their entry into the Merger Agreement, the Purchaser and the Company entered into the Purchaser Support Agreement, dated as of May 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote the LAAA Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any PubCo Common Stock owned by them, (iii) to not transfer any PubCo Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on June 14, 2021, and (iv) to automatically (and with no further action by the Supporters) transfer up to an aggregate of 30% of the insider shares held by each Supporter to Equity Investors (as defined in the Purchaser Support Agreement) for no consideration.
In connection with their entry into the Merger Agreement, PubCo and the Company entered into a Voting and Support Agreement, dated as of May 9, 2022 (the “Voting and Support Agreement”), with certain ProSomnus stockholders, pursuant to which such ProSomnus stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by ProSomnus for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.
Pursuant to the Merger Agreement, Lakeshore has agreed to use its reasonable best efforts to, within sixty (60) days following the date of the Merger Agreement:
(A)
enter into definitive agreements (i) with certain investors pursuant to which such investors will purchase shares of PubCo Common Stock at a purchase price of ten dollars ($10.00) per share, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of PubCo Common Stock pursuant to which such Lakeshore stockholders shall agree not to redeem their shares of PubCo Common Stock in connection with the Business Combination and to waive their redemption rights under Lakeshore’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Business Combination; and

(B)
enter into definitive agreements with certain investors pursuant to which such investors will purchase convertible notes of PubCo with an aggregate principal funding equal to thirty million

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 14 — SUBSEQUENT EVENTS (Continued)
dollars ($30,000,000), in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination.
(C)
Both of these transaction amounts are defined as the Transaction Financing. As a condition of the closing of the Business Combination, the required minimum cash condition is $40 million.

Facility Lease
On May 17, 2022, the Company signed a ten-year lease for the Company’s corporate research facility. The lease will commence on the later of 15 days after substantial completion of the tenant improvements or December 15, 2022. The monthly payment will be approximately $68,000, with stated annual escalation. The Company provided a $200,000 security deposit. One of the Company’s largest investors provided an initial two-year guaranty of $1,700,000 for the benefit of the lessor.
Amendment to Subordinated Notes
On May 4, 2022, the Company’s Board of Directors approved a resolution to amend the terms of the unsecured subordinated promissory note agreements to provide for the automatic conversion of the outstanding loan amounts (including principal, interest and prepayment and change of control premiums, as well as a 5% equity kicker to incentivize lenders to agree to the amendment) into shares of Series A Redeemable Convertible Preferred Stock of the Company immediately prior to the closing of the merger transaction so that such lenders will receive shares of the Purchaser’s common stock issuable at the closing.
Amendment to Bridge Loans
On May 4, 2022, the Company’s Board of Directors approved a resolution to amend the terms of the Bridge Loans to grant an additional 5% of the Base Amount (the “Bridge Loan Kicker”) to each bridge lender who exercises its option to convert its bridge loan, which Bridge Loan Kicker will be payable in shares of Series A Redeemable Convertible Preferred Stock so that such exercising lenders will receive shares of the Purchaser’s common stock issuable at the closing thereof.
Amendment to Certificate of Incorporation
On May 4, 2022, the Company’s Board of Directors approved a resolution to amend the terms of the Certificate of Incorporation of the Company, to (i) deem the merger agreement and the resulting business combination to be a “Deemed Liquidation Event” and (ii) increasing the number of authorized shares of Series A Redeemable Convertible Preferred Stock to 43,585 shares to permit the issuance of such shares pursuant to the various other amendments described.
Additional Bridge Loans
During April 2022, the Company received proceeds of $150,000 from additional Bridge Loans.
On June 29, 2022, the Company entered into the Second Amendment and Loan Security Agreement (“Second Amendment”) to the subordinated loan and security agreement effective in April 2021 (See Note 6 — Debt). The Second Amendment established a convertible bridge loan advance of up to $2,000,000 to the Company from the lender. The interest rate of the convertible bridge loan advance is 14% and the maturity date is the earlier of the date of the bridge loan conversion or June 29, 2023. Interest is paid in arrears on December 29, 2022 and at the maturity date. Prepayment of the convertible bridge loan advance is permitted in increments of $100,000 at any time, and the prepayment requires the payment of all accrued

PROSOMNUS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2022 and 2021
(Unaudited)
NOTE 14 — SUBSEQUENT EVENTS (Continued)
and unpaid interest as well as a prepayment premium. The prepayment premium is the incremental amount of interest that would have been paid for the term of the convertible bridge advance and has not yet been paid. The Company received $500,000 from the convertible bridge loan advance on June 29, 2022 and $250,000 on July 27, 2022.
Depending on the outstanding balance of the convertible bridge loan advance and the merger with Lakeshore as described above, the Company may be required to issue a common stock warrant upon conversion of the convertible bridge loan advance.
Conversion of Bridge Loans
During May and June 2022, the Company and certain holders of the Bridge Loans executed a conversion addendum. Upon notice of the Business Combination Agreement, the holders of the Bridge Loans had up to 10 days to elect to convert into Series A Redeemable Convertible Preferred Stock. Immediately prior to the closing of the Business Combination, the Bridge Loans will automatically convert into the number of Series A Redeemable Convertible Preferred Stock as equal to the repayment amount of the Bridge Loans divided by the Conversion Price. The Conversion Price is defined as the quotient of the aggregate consideration to be paid to all holders of the Series A Redeemable Convertible Preferred Stock divided by the outstanding number of Series A Redeemable Convertible Preferred Stock, including the shares into which the Bridge Loans convert. Holders of Bridge Loans totaling $2,550,000 have elected to convert.
Line of Credit
On June 30, 2022, the Company entered into an amendment to the Loan and Security Agreement originally negotiated with a financial institution in November 2018 (See Note 6 — Debt). The amended agreement increases the limit for the line of credit from $1,500,000 to $2,000,000. Additionally, if the line of credit is terminated prior to the maturity date under certain scenarios, the Company will pay a termination fee of approximately $20,000. The Company paid a $5,000 commitment fee upon the signing of the amended agreement.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of ProSomnus Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of ProSomnus Holdings, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Restatement
As discussed in Note 1 and Note 14 to the financial statements, the 2020 financial statements have been restated to correct a misstatement.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and with auditing standards generally accepted in the United States of America (GAAS). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As discussed in Note 1 to the financial statements, the Company relies on its principal stockholder’s support for its financing needs.
/s/ SingerLewak LLP
We have served as the Company’s auditor since 2014.
April 2, 2022

PROSOMNUS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2021 and 2020
	2021	2020 (As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,500,582	$1,555,554
Accounts receivable, net of allowance for doubtful accounts of $100,000 and $40,925 as of December 31, 2021 and 2020, respectively	2,098,982	1,458,523
Inventory	378,769	210,933
Prepaid expenses and other current assets	148,207	174,382
Total current assets	4,126,540	3,399,392
Property and equipment, net	3,356,595	2,897,004
Other assets	154,797	62,383
Total assets	$7,637,932	$6,358,779
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Revolving line of credit	$587,816	$—
Current portion of equipment financing obligation	55,333	49,662
Current portion of capital lease obligation	926,104	666,004
Current portion of commission settlement	274,323	300,000
Current portion of subordinated loan and security agreement	968,493	498,155
Current portion of Paycheck Protection Program Loan	—	698,170
Accounts payable	955,648	774,993
Accrued compensation	1,642,474	1,099,271
Other accrued expenses	1,161,781	747,616
Total current liabilities	6,571,972	4,833,871
Noncurrent liabilities:
Subordinated notes	6,620,811	3,450,148
Equipment financing obligation, net of current portion	244,617	299,950
Capital lease obligation, net of current portion	866,853	918,528
Commission settlement, net of current portion	—	210,562
Subordinated loan and security agreement, net of current portion	3,908,003	3,050,033
Paycheck Protection Program loan	—	579,980
Accrued interest	3,392,003	1,328,304
Warrant liability	562,244	228,000
Deferred rent	57,741	73,020
Total noncurrent liabilities	15,652,272	10,138,525
Total liabilities	22,224,244	14,972,396
Commitments and contingencies (Note 9)
Series B redeemable convertible preferred stock, $0.0001 par value, 7,610,700 and 7,600,000 shares authorized; 7,288,333 shares issued and outstanding at December 31, 2021 and 2020; liquidation preference of $26,237,999 at December 31, 2021 and 2020	12,389,547	12,389,547
Series A redeemable convertible preferred stock, $0.0001 par value, 26,250 shares authorized; 26,245 shares issued and outstanding at December 31, 2021 and 2020; liquidation preference of $26,245,000 at December 31, 2021 and 2020	26,245,000	26,245,000
Stockholders’ deficit:
Common stock, $0.0001 par value, 36,038,535 shares authorized at December 31, 2021 and 2020; 24,566,386 and 24,184,697 shares issued and outstanding at December 31, 2021 and 2020	2,456	2,418
Additional paid-in capital	150,425,960	150,421,286
Accumulated deficit	(203,649,275)	(197,671,868)
Total stockholders’ deficit	(53,220,859)	(47,248,164)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$7,637,932	$6,358,779
See notes to consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2021 and 2020
	2021	2020
Revenue, net	$14,074,649	$8,286,050
Cost of Revenue	6,764,319	4,165,659
Gross Profit	7,310,330	4,120,391
Operating expenses
Research and development	1,889,208	1,470,748
Sales and marketing	5,776,084	3,515,976
General and administrative	4,459,924	3,291,654
Total operating expenses	12,125,216	8,278,378
Other income (expense)
Interest expense	(3,245,220)	(2,007,363)
Forgiveness of PPP loans	2,281,262	—
Change in fair value of warrant liability	(190,911)	—
Other income	—	10,000
Total other expense	(1,154,869)	(1,997,363)
Net loss before income taxes	(5,969,755)	(6,155,350)
Provision for income taxes	(7,652)	(17,665)
Net loss	$(5,977,407)	$(6,173,015)
Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.26)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,404,871	23,970,536
See notes to consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
For the years ended December 31, 2021 and 2020
	Redeemable Convertible Preferred Stock						Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series B		Series A		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019 (As Restated)	7,263,889	$12,345,548	26,245	$26,245,000	23,379,018	$2,337	$150,416,075	$(191,498,853)	$(41,080,441)
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $0	24,444	43,999	—	—	—	—	—	—	—
Vesting of restricted stock awards	—	—	—	—	805,679	81	(81)	—	—
Stock-based compensation expense	—	—	—	—	—	—	5,292	—	5,292
Net loss	—	—	—	—	—	—	—	(6,173,015)	(6,173,015)
Balance as of December 31, 2020 (As Restated)	7,288,333	$12,389,547	26,245	$26,245,000	24,184,697	$2,418	$150,421,286	$(197,671,868)	$(47,248,164)
Vesting of restricted stock awards	—	—	—	—	381,689	38	(38)	—	—
Stock-based compensation expense	—	—	—	—	—	—	4,712	—	4,712
Net loss	—	—	—	—	—	—	—	(5,977,407)	(5,977,407)
Balance as of December 31, 2021	7,288,333	$12,389,547	26,245	$26,245,000	24,566,386	$2,456	$150,425,960	$(203,649,275)	$(53,220,859)
See notes to consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,977,407)	$(6,173,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Forgiveness of PPP loans	(2,281,262)	—
Depreciation	827,568	573,269
Noncash interest	710,444	92,228
Noncash expense	—	43,999
Amortization of debt discount	140,544	59,001
Bad debt expense	105,256	—
Stock-based compensation	4,712	5,292
Change in fair value of warrant liability	190,911	—
Changes in operating assets and liabilities:
Accounts receivable	(745,714)	191,871
Inventory	(167,836)	(25,104)
Prepaid expenses and other current assets	26,174	367,485
Other assets	(92,414)	39,308
Accounts payable	180,655	21,758
Accrued compensation	543,203	6,944
Other accrued expenses	2,136,471	1,215,714
Commission settlement	(236,239)	(203,441)
Net cash used in operating activities	(4,634,934)	(3,784,691)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(301,302)	(85,443)
Net cash used in investing activities	(301,302)	(85,443)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	17,543,950	9,593,155
Repayment of line of credit	(16,956,135)	(10,424,804)
Proceeds from issuance of subordinated notes	2,765,000	1,126,456
Principal payments on capital lease obligations	(777,431)	(740,051)
Principal payments on equipment financing obligation	(49,662)	(133,196)
Proceeds from Paycheck Protection Program loans	1,003,112	1,278,150
Proceeds from subordinated loan and security agreement	1,955,067	3,757,572
Repayments of subordinated loan and security agreement	(602,637)	—
Net cash provided by financing activities	4,881,264	4,457,282
Net (decrease) increase in cash and cash equivalents	(54,972)	587,148
Cash and cash equivalents at beginning of year	1,555,554	968,406
Cash and cash equivalents at end of year	$1,500,582	$1,555,554
Supplemental disclosure of cash flow information
Cash paid for interest	$648,322	$597,315
Cash paid for income taxes	$7,652	$7,389
Supplemental disclosure of noncash investing and financing activities:
Acquisition of property and equipment through capital leases	$985,857	$740,051
Acquisition of property and equipment through equipment financing	$—	$178,358
Issuance of redeemable convertible preferred stock warrant in connection with subordinated loan and security agreement	$143,333	$228,000
Issuance of redeemable convertible preferred stock in exchange of intellectual property	$—	$43,999
See notes to consolidated financial statements.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Company Organization
ProSomnus Holdings, Inc. along with its wholly-owned subsidiary, ProSomnus Sleep Technologies, Inc., (collectively, the “Company”) is located in Pleasanton, California. The Company was incorporated in Delaware in March 2016. The Company designs, manufactures and markets highly customizable precision intraoral medical devices that dentists use to treat patients diagnosed with Obstructive Sleep Apnea (OSA). The Company’s products are the ProSomnus EVO, [IA], [CA], [PH], and MicrO2 Sleep and Snore Devices. These devices are FDA Cleared Class II Medical Devices.
The Company is dedicated to further advancing the treatment of OSA through ongoing research, product development, and process enhancement for improved effectiveness, efficiency, and convenience for patients and doctors alike.
The Company is focused on commercializing device designs that are clinically relevant, creating treatment experiences that exceed the needs of the practicing sleep dentist and his or her patients, and supporting scientific research that further establishes dental sleep medicine as a viable therapy for OSA.
Basis of Presentation
The accompanying consolidated financial statements were prepared on the accrual basis of accounting in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).
Liquidity and Management’s Plans
These consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern.
The Company has incurred recurring losses from operations and recurring negative cash flows from operating activities. At December 31, 2021, the Company had negative working capital of $2.4 million and cash and cash equivalents of $1.5 million, of which $500,000 is subject to a compensating balance requirement for a loan agreement. The Company expects to continue to incur net losses for the foreseeable future as it continues the development of its products.
Through December 31, 2021, the Company has relied primarily on the proceeds from equity offerings, debt agreements and product sales to finance its operations. The Company expects to require additional financing to fund its future planned operations and will likely raise additional capital through the issuance of equity or borrowings. Management’s plans to increase liquidity also include obtaining financial support from the primary stockholder of the Company, who has indicated its willingness and ability to provide additional financial support to the Company.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.
Restatements
The Company has restated its financial statements as of December 31, 2020 to correct misstatements identified as a result of improperly applying accounting guidance for the Company’s Series A and B preferred stock. The Company concluded that it would be required to reclassify the full amount of all Series A and B preferred stock to temporary equity from permanent equity. The Company previously classified all Series A and B preferred stock as a component of stockholders’ deficit. In addition, Series A preferred stock was

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
restated to its maximum redemption amount. The Company also restated its financial statements to treat a warrant issued to a lender as a liability rather than as a component of stockholders’ deficit.
See Note 14, Restatement of Previously Issued Financial Statements, for additional information regarding the errors identified and the restatement adjustments made to the consolidated financial statements.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates, and such differences could materially affect the results of operations reported in future periods. The Company’s most significant estimates in these consolidated financial statements relate to the provision for doubtful accounts receivable, the warranty and rebate accruals, future revenue estimates used to calculate the current and long-term portions due under the subordinated loan agreement, and the effective interest rates of the subordinated loan agreement.
COVID-19
In March 2020, the World Health Organization characterized the coronavirus (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. The rapid spread of the pandemic and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy. In view of the rapidly changing business environment, unprecedented market volatility and heightened degree of uncertainty resulting from COVID-19, the Company is currently unable to fully determine the future impact on its business. Demand may shift over time, as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration. However, the Company continues to monitor the progression of the pandemic and its potential effect on the Company’s financial position, results of operations, and cash flows. No adjustments have been made to these financial statements related to the outcome of this uncertainty.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable and cash.
The Company sells its products to customers in North America and international locations. To reduce credit risk, management performs periodic credit evaluations of its customers’ financial condition. No customers exceeded more than 10% of the Company’s sales or accounts receivables as of and for the years ended December 31, 2021 and 2020.
The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (“FDIC”). The Company believes its credit risk is mitigated due to the high quality of the banks in which it places its deposits.
Fair Value of Financial Instruments
The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
This accounting standard establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs that may be used to measure fair value:
Level 1 Inputs — The valuation is based on quoted prices in active markets for identical instrument.
Level 2 Inputs — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model — based valuation techniques for which all significant assumptions are observable in the market.
Level 3 Inputs — The valuation is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument, or valuations that require significant management judgment or estimation.
The following tables provide a summary of the financial instruments that are measured at fair value on a recurring basis as of December 31, 2021 and 2020:
	December 31, 2021
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$562,244	$—	$—	$562,244
	December 31, 2020
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$228,000	$—	$—	$228,000
A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. At December 31, 2021 and 2020, the warrants related to the Series B redeemable convertible preferred stock issuance are classified within level 3 of the valuation hierarchy.
The Company’s non-financial assets, which includes property and equipment and other assets, are not required to be measured at fair value on a recurring basis. However, on a periodic basis, or whenever events or changes in circumstances indicate that their carrying value may not be recoverable, the Company assesses its long-lived assets for impairment. When impairment has occurred, such long-lived assets are written down to fair value.
The Company believes the carrying amounts of financial instruments including cash and cash equivalents, accounts receivable (net of allowance for doubtful accounts), accounts payable, and revolving line of credit approximate fair value due to their short-term nature.
Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying value of the subordinated notes, the subordinated loan and security agreement and the equity financing obligations approximate the fair value.
Cash and Cash Equivalents
The company considers all demand deposits with an original maturity to the Company of 90 days or less as cash and cash equivalents. The Company places its cash and cash equivalents with high credit-quality financial institutions.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
Accounts Receivable
The Company reports accounts receivables at net realizable value. The Company has not historically assessed finance charges on past due accounts, but retains the right to do so. The allowance for doubtful accounts is estimated based on historical write-off percentages and management’s assessment of specific past due or delinquent customer accounts. The delinquency status of customers is determined by reference to contractual terms. Doubtful accounts are written off against the allowance for doubtful accounts after collection efforts have been exhausted and are recorded as recoveries of bad debts, if subsequently collected. The allowance for doubtful accounts amounted to $100,000 and $40,925 as of December 31, 2021 and 2020, respectively. All accounts receivable are from customers located in North America and international locations.
Inventory
Inventory is recorded at the lower of cost or net realizable value under the first-in, first-out method of accounting. Inventories primarily consist of purchased raw materials.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.
Equipment capitalized under capital lease obligations is included in property and equipment. Property and equipment capitalized under capital lease obligations is amortized using a straight-line method over the shorter of the life of the lease or the useful life of the asset and is included in depreciation expense in the statements of operations. Estimated useful lives of property and equipment range from three to seven years. Maintenance and repairs are charged to operations as incurred.
Long-lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset many not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or the fair value less costs to sell. No such impairments have been identified during the years ended December 31 ,2021 and 2020.
Redeemable Convertible Preferred Stock
The Company records all shares of redeemable convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. Under certain circumstances the Company may be required to redeem the Series A and Series B redeemable convertible preferred stock. The redeemable convertible preferred stock is presented outside of stockholders’ deficit in the consolidated balance sheets. When redeemable convertible preferred stock is considered either currently redeemable or probable of becoming redeemable, the Company has selected a policy to recognize changes in the redemption value immediately, as they occur and adjust the carrying value of redeemable convertible preferred stock to the greater of the redemption value at the end of each reporting period or the initial carrying amount.
Warranty
The Company offers a warranty guaranteeing the fit and finish of their intraoral devices for three years from the date of initial sale. The allowance for warranty claims was $217,244 and $146,395 at December 31, 2021 and 2020, respectively.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
Revenue Recognition
The Company creates customized precision milled intra oral devices. When devices are sold, they include an assurance-type warranty guaranteeing the fit and finish of the product for a period of 3 years from the date of sale.
The Company recognizes revenue upon meeting the following criteria:
Identifying the contract with a customer: Customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.
Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.
Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts, allowances, and rebates.
Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.
Recognize revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.
The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.
Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. Given the nominal value of each transaction, the Company does not offer a financing component related to its sales arrangements.
Cost of Revenue
Cost of revenue consists primarily of materials and the costs related to the production of the intra-oral device, including employee compensation, other employee-related expenses and allocable manufacturing overhead costs. The Company has a policy to classify initial recruiting, onboarding and training costs of new manufacturing employees as part of general and administrative expenses in the consolidated statements of operations. Such costs totaled $144,775 and $51,795 for the years ended December 31, 2021 and 2020, respectively.
Research and Development
Research and development costs are charged to operations as incurred.
Advertising
Advertising costs are expensed as incurred and totaled $87,764 and $80,161 for the years ended December 31, 2021 and 2020, respectively.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
Stock-Based Compensation
The Company’s stock-based compensation expense is recognized based on the estimated fair value of the restricted stock awards on the date of grant. The grant-date fair value of all stock- based payment awards is recognized as employee compensation expense on a straight-line basis over the requisite service period. The Company recognizes forfeitures of restricted stock awards as they occur.
Income Taxes
The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.
Significant judgment may be required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
The Company follows authoritative guidance regarding uncertain tax positions. The guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the consolidated financial statements. The guidance further prescribes the benefit to be realized assumes a review by taxing authorities having all relevant information and applying current conventions.
The guidance also clarifies the consolidated financial statements classification of tax related penalties and interest and sets forth disclosures regarding unrecognized tax benefits. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.
Net Loss per Share Attributable to Common Stockholders
Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since the effects of potentially dilutive securities are antidilutive.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet the asset and liabilities for the rights and obligations created by leases with lease terms of more than 12 months. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will continue to primarily depend on its classification as a finance or operating lease. However, unlike current U.S. GAAP, which requires only capital leases to be recognized on the balance sheet, ASU 2016-02 will require both types of leases to be recognized on the balance sheet. ASU 2016-02 also requires disclosures about the amount, timing and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)
about the amounts recorded in the financial statements. The new standard is effective for fiscal years beginning after December 15, 2021. Management is currently evaluating the new standard and its possible impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which requires the early recognition of credit losses on financing receivables and other financial assets in scope. ASU 2016-13 requires the use of a transition model that will result in the earlier recognition of allowances for losses. The new standard is effective for fiscal years beginning after December 15, 2022. Management is currently evaluating the new standard and its possible impact on the Company’s consolidated financial statements.
NOTE 2 — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following as of December 31:
	2O21	2O2O
Manufacturing equipment	$4,420,281	$3,622,637
Computers and software	1,547,549	1,076,906
Furniture	27,587	27,587
Leasehold Improvements	295,471	276,599
	6,290,888	5,003,729
Less: accumulated depreciation	(2,934,293)	(2,106,725)
Total property and equipment, net	$3,356,595	$2,897,004
NOTE 3 — INVENTORY
Inventory consisted of the following as of December 31:
	2O21	2O2O
Raw Materials	$323,989	$171,248
Work in progress	54,780	39,685
	$378,769	$210,933
NOTE 4 — ACCRUED COMPENSATION AND OTHER ACCRUED EXPENSES
Accrued compensation consisted of the following as of December 31:
	2021	2020
Bonus	$831,601	$584,848
Wages	140,962	85,412
Vacation	569,777	429,011
401k matching contributions	100,134	—
	$1,642,474	$1,099,271

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 4 — ACCRUED COMPENSATION AND OTHER ACCRUED EXPENSES (Continued)
Other accrued expenses consisted of the following as of December 31:
	2021	2020
Other	$409,772	$258,652
Interest	28,750	28,750
Rebates	499,219	306,702
Commissions	2,830	3,177
Warranty	217,244	146,395
Sales Tax	3,966	3,940
	$1,161,781	$747,616
NOTE 5 — CAPITAL LEASE OBLIGATIONS
The Company leases equipment under leases classified as capital leases. The cost of assets under capital leases as of December 31, 2021 and 2020 was $3,571,543 and $2,960,104, respectively. Accumulated depreciation related to the capital leases as of December 31, 2021 and 2020 was $1,077,237 and $754,324, respectively. The interest rates on the capital leases ranged from 6.9% — 15.3% for the years ended December 31, 2021 and 2020.
At December 31, 2021, the Company’s future commitments under capital lease obligations are summarized as follows:
Years ending	Total
2022	$1,081,876
2023	429,797
2024	252,105
2025	197,696
2026	92,905
Total minimum lease payments	2,054,379
Less amount representing interest	(261,422)
Present value of minimum lease payments	1,792,957
Less current portion	(926,104)
Capital lease obligations, less current portion	$866,853
NOTE 6 — DEBT
Equipment Financing Obligation
In September 2018, the Company entered into two equipment financing arrangements to purchase capital equipment totaling $255,845. The first equipment financing arrangement entered into by the Company was for $43,560 repayable over 5 years with an annual interest rate of 9.41%.
The second equipment financing arrangement entered into by the Company was for $212,285 repayable over 5 years with an annual interest rate of 5.82%. In October 2020, the Company refinanced the second equipment financing arrangement and entered into a new agreement for $329,048. The agreement is repayable over 6 years with an annual interest rate of 11.2%. The financed balance of the equipment under the old agreement was $150,690 at the refinancing date. The amount of the new equipment financed was $178,358.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 6 — DEBT (Continued)
The equipment financing arrangements are guaranteed by the Company’s primary stockholder. The balance of these notes was $299,950 and $349,612 at December 31, 2021 and 2020, respectively. Interest expense on the notes totaled $36,167 and $10,168 for the years ended December 31, 2021 and 2020, respectively.
At December 31, 2021, the Company’s future principal maturities under the equipment financing obligation are summarized as follows:
Years ending	Total
2022	$55,333
2023	58,973
2024	56,995
2025	63,698
2026	64,951
Total principal maturities	299,950
Less current portion	(55,333)
Equipment financing obligation, net of current portion	$244,617
Line of Credit
The Company entered into a Loan and Security Agreement in November 2018 with a financial institution. Under the Loan and Security Agreement, the Company may draw funds equal to the lessor of (a) $1,500,000 or (b) 85% of Eligible Accounts Receivable and is collateralized by all the Company’s assets with the exception of the assets under capital lease. The annual interest rate shall be the Prime Rate plus 2.00%. The interest rate on the line of credit was 5.25% at December 31, 2021 and 2020. The line of credit has an amended maturity date of November 30, 2022 and has an annual facility fee of $15,000.
The balance of the line of credit was $587,816 and $0 and at December 31, 2021 and 2020, respectively. Interest expense on the line of credit totaled $135,581 and $106,308 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company was in compliance with all affirmative and negative covenants under the Loan and Security Agreement. As of December 31, 2021, the borrowing availability under the line of credit was $562,329.
Subordinated Notes
Prior to January 2020, the Company received advances under unsecured subordinated promissory note agreements for gross proceeds of $2,208,299, net of issuance costs of $76,701. The Company received advances under unsecured subordinated promissory note agreements for total proceeds of $2,765,000 and $1,125,228 (net of issuance costs of $14,772) during the years ended December 31, 2021 and 2020, respectively. No issuance cost was incurred in 2021.
These advances are subordinate to the line of credit and Subordinated Loan and Security Agreement. $1,440,000 and $1,140,000 of these advances were made by the Company’s stockholders, directors, and employees as of December 31, 2021 and 2020, respectively. $1,330,000 and $50,000 of these advances were made by the Company’s customers as of December 31, 2021, and 2020, respectively.
Amortization of the issuance costs totaled $18,273 and $18,049 for the years ended December 31, 2021 and 2020, respectively.
The maturity date of the notes are 5 years after the date they are funded. Noteholders had the option to elect between two forms of the agreement:

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 6 — DEBT (Continued)
1.
Interest is received as a cash payment (“Cash Notes”) and paid on a quarterly basis every January 1, April 1, July 1 and October 1. The annual interest rate on these notes is 15% per annum based on a 360-day year. $750,000 of the proceeds related to the Cash Notes. Interest expense totaled $114,062 and $114,300 for the years ended December 31, 2021 and 2020, for the Cash Notes.

2.
Interest is accrued and added to the principal balance (“PIK Notes”) at the commencement of each new calendar year (January 1). The annual interest rate on these notes is 20% per annum based on a 360-day year. $5,440,000 of the proceeds related to the PIK Notes. Interest expense totaled $710,443 and $387,073 for the years ended December 31, 2021 and 2020, for the PIK Notes.

Both the Cash and PIK notes have a prepayment penalty that is calculated on the principal and all accrued but unpaid interest at the following rates:
Less than one (1) year from the funding date	3%
One (1) year to less than two (2) years from the funding date	2%
Two (2) years to less than three (3) years from the funding date	1%
A change in control event	5%
Paycheck Protection Program Loan
The Paycheck Protection Program (“PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). On May 6, 2020, the Company entered into a promissory note evidencing an unsecured loan in the aggregate amount of $1,278,150 made to the Company under the PPP (“PPP Loan 1”). On February 2, 2021, the Company entered into a second unsecured promissory note in the aggregate amount of $1,003,112 made to the Company under the PPP (“PPP Loan 2”).
The PPP Loan to the Company was being made through Home Loan Investment Bank FSB. The interest rate on the PPP Loan was 1% and the term was two years. In accordance with the updated Small Business guidance, the PPP Loan was modified so that, beginning ten months from the date of the PPP Loan, the Company was required to make monthly payments of principal and interest. The promissory note evidencing the PPP Loan contained customary events of default relating to, among other things, payment defaults or breaching the terms of the PPP Loan documents. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company.
On June 16, 2021, the Company submitted an application for forgiveness of $1,278,150 due on the PPP Loan 1. On June 30, 2021, the Company was notified that the principal balance of the PPP Loan 1 and accrued interest were fully forgiven. On September 16, 2021, the Company submitted an application for forgiveness of $1,003,112 due on the PPP Loan 2. On September 28, 2021, the Company was notified that the principal balance of the PPP Loan 2 and accrued interest were fully forgiven.
As a result, the Company recorded a gain in the amount of $2,281,262 to other income in the consolidated statement of operations. As of December 31, 2021 and 2020, the Company had an outstanding balance of $0 and $1,278,150, respectively, under the PPP Loans.
Subordinated Loan and Security Agreement
In January 2020, the Company entered into a loan and security agreement with a lender and borrowed $3,800,000. The loan is subordinate to the line of credit. The loan is secured by substantially all assets of the Company, contains certain financial and non-financial covenants and has a four-year term. The loan is

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 6 — DEBT (Continued)
repayable monthly starting February 2021 at an amount equal to 4% of net revenues of the Company until the Company has paid an amount equal to the return cap of $9,500,000. The return cap is subject to a reduction of 30% if fully repaid within 12 months, 22% if fully repaid within 24 months and 11.85% if fully repaid within 36 months. During the year ended December 31, 2021, the Company made revenue share payments totaling $498,155. As of December 31, 2021, the Company was in compliance with all affirmative and negative covenants under the loan and security agreement.
In April 2021, the Company entered into a second loan and security agreement with the same lender and borrowed $2,000,000. The loan is subordinate to the line of credit. The loan is secured by substantially all assets of the Company, contains certain financial and non-financial covenants and has a four-year term. The loan is repayable monthly starting February 2021 at an amount initially equal to 1.0526% of net revenues of the Company and increasing to 2.105% in the second year of the agreement, until the Company has paid an amount equal to the return cap of $3,902,800. The return cap is subject to a reduction of 22% if fully repaid within 12 months and 11.85% if fully repaid within 24 months. During the year ended December 31, 2021, the Company made revenue share payments totaling $104,482. As of December 31, 2021, the Company was in compliance with all affirmative and negative covenants under the loan and security agreement.
The effective interest rates on the subordinated loan and security agreement ranged from 25.8% - 26.2% and 25.4% - 26.8% for the years ended December 31, 2021 and 2020, respectively. The effective interest rate is adjusted to reflect the actual cash flows paid to date and the revised estimate of future cash flows for revenue share payments. The Company records the impact of the change in the cash flows in the current and future periods.
The outstanding balance of the subordinated loan and security agreement was $4,876,497 and $3,548,188 as of December 31, 2021 and 2020, respectively.
The Company has estimated future revenue share payments under this subordinated loan agreement as follows:
Years ending	Total
2022	968,493
2023	1,306,267
2024	10,525,402
Total estimated future revenue share payments	$12,800,162
As of December 31, 2021 and 2020, the Company had a compensating balance arrangement under the loan and security agreement which requires a minimum cash deposit to be maintained in the amount of $500,000.
In connection with the loan and security agreement, the Company issued a warrant to the lender for the purchase of 211,112 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation) and a term of ten years (“2020 preferred Series B warrants”). The fair value of the warrant at issuance was $228,000. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant $1.80, expected dividend yield 0%, expected volatility 26%, risk-free interest rate 0.93% and expected life of ten years.
In connection with the second loan and security agreement, the Company issued warrants to the lender for the purchase of 111,111 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation) and a term of

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 6 — DEBT (Continued)
ten years (“2021 preferred Series B warrants”). The fair value of the warrant at issuance was $143,333. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant $1.80, expected dividend yield 0%, expected volatility 27%, risk-free interest rate 1.73% and expected life of ten years.
The fair value of warrants was recorded within noncurrent liabilities as a debt discount and a warrant liability, with changes in fair value recognized in the consolidated statements of operations. During the years ended December 31, 2021 and 2020, the Company recognized interest expense of $89,750 and $38,806, respectively upon amortization of the debt discounts. The balance of the debt discount is $242,777 and $189,194 as of December 31, 2021 and 2020, respectively.
The change in fair value of the outstanding warrants classified as liabilities for the year ended December 31, 2021 and 2020 were as follows:
Warrant Issuance	Warrant liability, December 31, 2020	Fair value of warrants granted	Fair value of warrants exercised	Change in fair value of warrants	Warrant liability, December 31, 2021
2020 preferred Series B warrants and 2021 preferred Series B warrants	$228,000	$143,333	$—	$190,911	$562,244
Warrant Issuance	Warrant liability, December 31, 2019	Fair value of warrants granted	Fair value of warrants exercised	Change in fair value of warrants	Warrant liability, December 31, 2020
2020 preferred Series B warrants	$—	$228,000	$—	$—	$228,000
The fair value of the outstanding warrants accounted for as liabilities at December 31, 2021 are calculated using the Black-Scholes option pricing model with the following assumptions:
Warrant Issuance	Fair Value of Series B Redeemable Convertible Preferred Stock	Black-Scholes Fair Value Assumptions
		Dividend Yield	Expected Volatility	Risk-Free Interest Rate	Expected Life
2021 preferred Series B warrants	$2.89	0%	20%	1.52%	9.26 years
2020 preferred Series B warrants	$2.89	0%	20%	1.52%	8.10 years
For the Subordinated Notes and the Subordinated Loan and Security Agreements, the Company must prepay the loans upon the occurrence of a liquidation event. A liquidation event is defined in the agreement as the consummation of a sale or other disposition of all or a majority of all the assets of the Company or subsidiary, winding up or dissolution of the Company or subsidiary, the consummation of a merger, consolidation, or similar transaction involving, directly or indirectly, the Company or subsidiary. The Company must immediately pay the lender any unpaid portion of the return cap, as adjusted for early payments, together with any unpaid portion of the obligations.
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Common Stock
The Company was authorized to issue 36,038,535 shares of all classes of common stock at a par value of $0.0001 per share as of December 31, 2021 and 2020.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
 (Continued)
At December 31, 2021 the common stock consisted of the following:
	Shares Authorized	Shares issued and outstanding	Liquidation Amount
Series A	30,415,100	20,179,645	$5,355,678
Series B	1,675,600	1,673,092	977,755
Series C	3,947,835	2,713,649*	1,192,377
Total	36,038,535	24,566,386	$7,525,810
At December 31, 2020 the common stock consisted of the following:
	Shares Authorized	Shares issued and outstanding	Liquidation Amount
Series A	30,415,100	20,179,645	$5,355,678
Series B	1,675,600	1,673,092	977,755
Series C	3,947,835	2,331,960*	1,024,663
Total	36,038,535	24,184,697	$7,358,096

*
Represents fully vested Series C Shares

Redeemable Convertible Preferred Stock
The Company was authorized to issue 7,636,950 and 7,626,250 shares of all classes of preferred stock at a par value of $0.0001 per share as of December 31, 2021 and 2020, respectively.
At December 31, 2021, the redeemable convertible preferred stock consisted of the following:
	Shares Authorized	Shares issued and outstanding	Liquidation amount
Series B Redeemable Convertible Preferred Stock	7,610,700	7,288,333	$26,237,999
Series A Redeemable Convertible Preferred Stock	26,250	26,245	26,245,000
Total	7,636,950	7,314,578	$52,482,999
At December 31, 2020, the redeemable convertible preferred stock consisted of the following:
	Shares Authorized	Shares issued and outstanding	Liquidation amount
Series B Redeemable Convertible Preferred Stock	7,600,000	7,288,333	$26,237,999
Series A Redeemable Convertible Preferred Stock	26,250	26,245	26,245,000
Total	7,626,250	7,314,578	$52,482,999
During 2020, the Company issued 24,444 shares of Series B Redeemable Convertible Preferred Stock in a noncash transaction for the exchange of intellectual property.
The rights, preferences, privileges and restrictions of holders of Series A preferred, Series B preferred, Series A common, Series B common, and Series C common are set forth in the Company’s amended and restated articles of incorporation and are summarized below:

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
 (Continued)
Conversion
Each share of Series A Redeemable Convertible Preferred Stock shall be convertible, at least 30 days prior to the closing of an IPO, at the option of the holder thereof, at any time and, from time to time, without the payment of additional consideration by the holder thereof, into shares of Series A common stock using a conversion ratio of 160.58 Shares of Series A common stock for each share of Series A Redeemable Convertible Preferred Stock. The conversion ratio shall be subject to adjustment, if any, in the event of certain dividend or distributions, recapitalization, merger, or reorganization of the Company.
Each share of Series B Redeemable Convertible Preferred Stock shall be convertible, at least 30 days prior to the closing of an IPO, at the option of the holder thereof, at any time and, from time to time, without the payment of additional consideration by the holder thereof, into shares of Series A common stock as determined by dividing $1.80 by the Series B Conversion Price in effect on the date such shares are surrendered for conversion. The conversion ratio shall be subject to adjustment, if any, in the event of certain dividend or distributions, recapitalization, merger, or reorganization of the Company.
Redemption
Upon the earlier to occur of a deemed liquidation or an IPO, shares of Series A and B Redeemable Convertible Preferred Stock shall automatically be redeemed by payment of the Preferred Liquidation Amount. In the event of an IPO, all or part of the Preferred Liquidation Amount may be paid in non-voting shares of undesignated common stock of the Company upon the vote of not less than 51% of the outstanding Series A, Series B, and Series C common stock of the Company, voting together as a single class.
Additionally, upon the approval of not less than 51% of the holders of the issued and outstanding shares of Series A Redeemable Convertible Preferred Stock, the Company, to the extent it has funds available for distribution, may redeem the shares of Series A Redeemable Convertible Preferred Stock by payment in cash of the liquidation amount.
Liquidation
The Series B Redeemable Convertible Preferred Stock has a liquidation preference of $3.60 per share (Preferred Liquidation Amount). In the event of a liquidation event, the Series B Redeemable Convertible Preferred Stock has priority prior to any distribution to Series A Redeemable Convertible Preferred stock, Series A, Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series B Redeemable Convertible Preferred Stock will ratably share in the distribution of available assets.
The Series A Redeemable Convertible Preferred Stock has a liquidation preference value of $1,000 per share (Preferred Liquidation Amount). In the event of a liquidation event, the Series A Redeemable Convertible Preferred Stock has priority prior to any distribution to Series A, Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A Redeemable Convertible Preferred Stock will ratably share in the distribution of available assets.
The Series A common stock has a liquidation preference value of $0.2654 per share. In the event of a liquidation event, the Series A common stock has priority prior to any distribution to Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A common stock will ratably share in the distribution of available assets.
The Series B common stock and Series C common stock together has a liquidation preference value of $0.5844 and $0.4394 per share, respectively. In the event of a liquidation event, the Series A common stock

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
 (Continued)
and Series C common stock together has priority prior to any distribution to Series B common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A common stock and Series C common stock together will ratably share on a pari passu basis in the distribution of available assets.
Any remaining assets will be distributed pro rata between Series B Redeemable Convertible Preferred Stock, Series A, Series B and Series C common stockholders based on the number of shares of common stock held by each such holder on an as-converted, fully diluted basis. Any amount to be distributed to holders of shares of Preferred B Stock shall be reduced, but not below zero, by an amount equal to (a) $1.80 multiplied by (b) the total number of shares of Preferred B Stock multiplied by (c) the Adjustment Factor. The “Adjustment Factor” means (x) one minus a fraction (y) the numerator of which is the total number of shares of Common Stock held by holders of Series B Preferred Stock on an as-converted basis, and the denominator of which is (z) the total number of shares of Common Stock held by holders of Series B Preferred Stock, Series A Common Stock, Series B Common Stock and Series C Common Stock on an as-converted basis.
The distributions to be made to holders of shares of Series A Common Stock and Series B Common Stock pursuant to this subsection are collectively referred to herein as the “Remaining Series A/B Common Distribution”. Notwithstanding any contrary provision set forth herein, no redemption of shares of Preferred Stock by the Corporation shall result in a decrease in the amount of the Remaining Series A/B Common Distribution otherwise payable to the holders of shares of Series A Common Stock.
Distributions of assets to the Series A and Series B common stockholders known as “Remaining Series A/B Common Distribution” will be as follows: An amount equal to $3.777 per share (“Remaining Series A Common Liquidation Amount”) shall be paid to each holder of Series A common stock prior to any payment being made to Series B common stockholders. Any Remaining Series A/B Common Distribution shall be payable as follows: 96.68% to holders of Series A common stock and 3.32% to holders of Series B common stock.
Dividends and Voting
Dividends shall be payable on shares of common stock and/or preferred stock outstanding when and if declared by the Company’s Board of Directors. No such dividends were declared during the years ended December 31, 2021 and 2020.
Each holder of Series A common stock is entitled to one vote for each share held. Unless required by law, all shares of Series B common stock, Series C common stock, Series A preferred stock and Series B preferred stock are non-voting.
Common Shares Reserved
The Company has reserved shares of Common Stock for the following as of December 31, 2021:
Series A and B Redeemable Convertible Preferred Stock upon conversion	11,824,978
Unvested restricted stock	912,692
Total	12,737,670
NOTE 8 — STOCK-BASED COMPENSATION
The Company issued 65,000 and 259,933 shares of restricted common C shares with a four- year vesting period during the years ended December 31, 2021 and 2020, respectively. 600,000 shares of the 2019

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 8 — STOCK-BASED COMPENSATION (Continued)
restricted common C shares will only vest upon a Change in Control Transaction. 378,789 shares of the 2019 restricted common C shares grants have a 1-year cliff vest after which they vest quarterly. The 2018 restricted common C shares grants totaling 175,085 shares have a 2-year cliff vest after which they vest quarterly thereafter. Upon a change in control event, all unvested shares will become fully vested.
A summary of non-vested restricted common C shares as of December 31, 2021 and changes during the year then ended is presented below:
	Shares	Weighted-Average Grant Date Fair Value per Share
Non-vested restricted common C shares as of December 31, 2020	1,370,391	$0.01
Granted	65,000	$0.08
Vested	(381,689)	$0.01
Forfeited	(141,010)	$0.02
Non-vested restricted common C shares as of December 31, 2021(1)	912,692	$0.01

(1)
As of December 31, 2021, there was $10,949 of total unrecognized compensation cost related to non-vested restricted common C shares that is expected to be recognized over a weighted-average period of 1.98 years. The estimated forfeiture rate for restricted common C share was 0% as of December 31, 2021.

The fair value of the 381,689 shares that vested during the year ended December 31, 2021 was approximately $4,100.
A summary of non-vested restricted common C shares as of December 31, 2020 and changes during the year then ended is presented below:
	Shares	Weighted-Average Grant Date Fair Value per Share
Non-vested restricted common C shares as of December 31, 2019	1,923,637	$0.01
Granted	259,933	$0.02
Vested	(805,679)	$0.00
Forfeited	(7,500)	$0.01
Non-vested restricted common C shares as of December 31, 2020(2)	1,370,391	$0.01

(2)
As of December 31, 2020, there was $13,120 of total unrecognized compensation cost related to non-vested restricted common C shares that is expected to be recognized over a weighted-average period of 1.97 years. The estimated forfeiture rate for restricted common C share was 1.4% as of December 31, 2020.

The fair value of the 805,679 shares that vested during the year ended December 31, 2020 was approximately $4,300.
Stock compensation expense related to the restricted common C shares was $4,712 and $5,292 for the years ended December 31, 2021 and 2020, respectively.
The fair values of the shares of the Company’s restricted common C stock is estimated on each grant date by the board of directors. In order to determine the fair value, the board of directors considered, among

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 8 — STOCK-BASED COMPENSATION (Continued)
other things, valuations prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The fair value of the Company’s restricted common C stock was estimated using a two-step process. First, the Company’s enterprise value was established using generally accepted valuation methodologies, such as guideline public company and guideline company transactions. The enterprise value was allocated among the securities that comprise the capital structure of the Company using the option-pricing method. The option-pricing method treats all levels of the capital structure as call options on the enterprise’s value, with exercise price based on the “breakpoints” between each of the different claims on the securities. The inputs necessary for the option-pricing model include the current equity value (the enterprise value as previously calculated), breakpoints (the various characteristics for each class of equity, including liquidation preferences and priority distributions, in accordance with the Company’s certificate of incorporation, as amended and restated), term, risk-free rate, and volatility.
NOTE 9 — COMMITMENTS AND CONTINGENCIES
Commission Agreement
The Company had an agreement in which it paid commission to an individual for promotional consideration. The agreement required commissions of 15% of sales of the MICRO2 Sleep and Snore Device and the MICRO2 Night Time Orthotic devices.
In December 2017, the Company notified this individual that the individual was in material breach of the contract and in 2018, the Company terminated the contract. In January 2019, the Company settled the dispute and agreed to pay the individual $1,600,000. $400,000 was paid in January 2019 and sixteen (16) quarterly payments of $75,000 are required and commenced in April 2019. The Company recorded the net present value of this obligation in these consolidated financial statements totaling $1,284,825 using the Company’s incremental borrowing rate of 15.04% as the originating event for the settlement occurred in 2018. The balance of the remaining settlement totaled $274,323 and $510,562 as of December 31, 2021, and 2020, respectively. The future payments under this commission agreement, including interest, total $300,000 and are due in full in 2022.
Legal Proceedings
In the ordinary course of business, the Company is engaged in routine legal proceedings. Management believes that any ultimate liability arising from these actions will not have a material effect on the Company’s financial position, operating results, or cash flows.
Operating Lease
In November 2016 the Company signed a non-cancelable operating lease for the Company’s corporate and manufacturing facility. The lease commenced on January 4, 2017 and will expire on January 31, 2024.
The future minimum rental payments required under this operating lease are as follows:
Years ending	Total
2022	274,835
2023	283,895
$558,730

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 9 — COMMITMENTS AND CONTINGENCIES (Continued)
Total rent expense for the years ended December 31, 2021 and 2020 was $250,495 and $250,495, respectively.
Invoice Fee Deferral
During 2018 the Company reached an agreement with a vendor allowing the Company to pay less than 100% of the invoiced amounts. Only upon the sale or merger of the Company or upon a public financing would the remaining portion of the invoices become due. As of December 31, 2021 and 2020, the Company has accrued $291,479 and $171,340, respectively, related to the deferred portions.
NOTE 10 — INCOME TAXES
The current tax expense for the years ended December 31, 2021 and 2020 was $7,652 and $17,665, respectively, which have been included in the consolidated statements of operations. These amounts consisted of state and franchise tax expense.
A reconciliation of the federal income tax rate to the Company’s effective tax rate as of December 31 is as follows:
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	7.9%	5.6%
PPP loan forgiveness	8.0%	0.0%
Permanent difference	(0.5)%	(3.3)%
Change in valuation allowance	(36.5)%	(23.6)%
Income tax provision	(0.1)%	(0.3)%
Significant components of the Company’s net deferred tax assets and liabilities consisted of the following at December 31:
	2021	2020
Deferred tax assets
Net operating losses	$13,497,030	$11,328,908
Reserve and accruals	554,632	482,572
Other	1,792	890
Total deferred tax assets	14,053,454	11,812,370
Deferred tax liabilities
Depreciation and amortization	(200,998)	(144,545)
Total deferred tax liabilities	(200,998)	(144,545)
Net deferred tax assets	13,852,456	11,667,825
Valuation Allowance	(13,852,456)	(11,667,825)
Net deferred tax asset	$—	$—
Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2021, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $55,131,060 and $27,485,928, respectively. Of the $55,131,060 of net operating

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 10 — INCOME TAXES (Continued)
loss carryforwards for federal purposes, $19,511,784 have an unlimited carry-forward period. The remaining federal carryforwards begin to expire in 2028 while the state carryforwards begin to expire in 2036.
The change in the valuation allowance was an increase of $2,184,631 and $1,446,527 for the years ended December 31, 2021 and 2020, respectively.
Utilization of the NOL and tax credit carryforwards are subject to a substantial limitation due to ownership change limitations that occurred and that could occur in the future, as required by the Internal Revenue Code (the “Code”), as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transaction over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. A detailed analysis to determine whether an ownership change under Section 382 has not been performed recently to determine if there is any limitation on the utilization of the company’s net operating losses.
The Company files income tax returns in the US federal, various state, and foreign jurisdictions with varying statutes of limitations. The Company is generally no longer subject to tax examinations for years prior to 2018 for federal purposes and 2017 for state purposes, except in certain limited circumstances. The Company’s NOL and credit carryforwards from all years may be subject to adjustment for three (or four for certain states) following the year in which utilized. We do not anticipate that any potential tax adjustments will have a significant impact on our financial position or results of operations.
NOTE 11 — POST-RETIREMENT BENEFITS
The Company offers a 401(k) plan to employees and has historically matched employee contributions to the plan up to 3% of the employee’s salary. The matching contributions accrued for the years ended December 31, 2021 and 2020 were $100,134 and $0, respectively.
NOTE 12 — SEGMENT REPORTING
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer and Chief Financial Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.
NOTE 13 — NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders during the years ended December 31, 2021 and 2020:
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(5,977,407)	$(6,173,015)
Denominator:
Weighted-average common shares outstanding	24,404,871	23,970,536
Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.26)

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 13 — NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS (Continued)
The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020 because including them would have been antidilutive are as follows:
	2021	2020
Series A common stock upon conversion of redeemable convertible preferred stock A	4,214,422	4,214,422
Series A common stock upon conversion of redeemable convertible preferred stock B	7,288,333	7,288,333
Non-vested shares of Series C common stock	912,692	1,370,391
Shares subject to warrants to purchase common stock	322,223	211,112
Total	12,737,670	13,084,258
NOTE 14 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
As discussed in Note 1, the Company has restated its financial statements as of December 31, 2020. In the Company’s previously issued financial statements, the Company’s Series A and B preferred stock were classified as a component of stockholders’ equity. As the Series A and B preferred stock are redeemable at the option of the holder or upon the occurrence of an event that is not solely within the control of the Company, the Company restated its financial statements to reflect Series A and B preferred stock in temporary equity.
As a result of incorrectly accounting for the preferred stock as permanent equity, the Company did not accrete the carrying amount of the Series A preferred stock to the redemption value as the Series A preferred stock is currently redeemable at the option of the holders. The Company adjusted the carrying value of Series A preferred stock to equal the maximum redemption amount with an offset to additional paid-in capital. Series A preferred stock is redeemable at the option of the holder by way of a majority vote without limit on exercise of such option. The Company elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value at the end of each reporting period.
The Company also restated its financial statements to correct the error resulting from misapplication of the guidance on accounting for its issued warrant. As discussed in Note 6, during the year ended December 31, 2020, the Company issued a warrant to the lender to purchase of 211,112 shares of Series B preferred stock. In the Company’s previously issued financial statements, the fair value of the warrant was recorded in additional paid-in capital as a component of stockholders’ deficit. The Company determined that the financial statements should be restated to reflect the warrant as a liability, with subsequent changes in fair value recorded as other income or expense in the statements of operations.
In the process of re-evaluating its financial statements, the Company also corrected the classification of a portion of the balance of common stock and preferred stock issued and outstanding as of December 31, 2020. In the Company’s previously issued financial statements, a portion of the balance of common stock and Series B redeemable convertible preferred stock was incorrectly classified as additional paid-in capital.

PROSOMNUS HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
NOTE 14 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (Continued)
The following tables summarize the effect of the restatement on each financial statement line item as of the dates indicated:
	As of December 31, 2020
	As Previously Reported	Adjustment	As Restated
CONSOLIDATED BALANCE SHEET
Warrant liability	$—	228,000	$228,000
Total liabilities	14,744,396	228,000	14,972,396
Series B redeemable convertible preferred stock	—	12,389,547	12,389,547
Series A redeemable convertible preferred stock	—	26,245,000	26,245,000
Convertible preferred stock	38,449,551	(38,449,551)	—
Common stock	2,185	233	2,418
Additional paid-in capital	150,834,515	(413,229)	150,421,286
Total stockholders’ deficit	(8,385,617)	(38,862,547)	(47,248,164)
	As of December 31, 2020
	As Previously Reported	Adjustment	As Restated
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Series B redeemable convertible preferred stock	$—	12,389,547	$12,389,547
Series A redeemable convertible preferred stock	—	26,245,000	26,245,000
Convertible preferred stock	38,449,551	(38,449,551)	—
Common stock	2,185	233	2,418
Additional paid-in capital	150,834,515	(413,229)	150,421,286
Total stockholders’ deficit	(8,385,617)	(38,862,547)	(47,248,164)
NOTE 15 — SUBSEQUENT EVENTS
During February and March 2022, the Company received proceeds of approximately $2,500,000 from unsecured subordinated promissory notes (“the Bridge Loans”). Interest accrues at 15% per annum, and all accrued but unpaid interest is applied and added quarterly to the principal balance. The maturity date is two years from the date of funding or upon a change in control. The Bridge Loans have an optional conversion feature to convert in to Series A Redeemable Convertible Preferred Stock upon certain events.
The Company has evaluated subsequent events for recognition or disclosure through April 2, 2022, which is the date the consolidated financial statements were available to be issued.

LAKESHORE ACQUISITION I CORP.
Condensed Balance Sheets
	March 31, 2022 Unaudited	December 31, 2021
ASSETS
Current assets
Cash	$334,367	$438,913
Prepaid expenses	25,483	63,708
Marketable securities held in trust account	54,677,471	54,671,966
Total Current Assets	55,037,321	55,174,587
Total Assets	$55,037,321	$55,174,587
LIABILITIES AND SHAREHOLDER’S EQUITY
Accrued expense and other current liabilities	$33,038	$25,000
Total Current Liabilities	33,038	25,000
Total Liabilities	33,038	25,000
Commitments and contingencies
Redeemable Ordinary Shares
Ordinary shares subject to possible redemption: 5,467,000 shares (at redemption value of $10.00 per share)	54,670,000	54,670,000
Shareholders’ Equity
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 1,628,425 shares issued and outstanding	163	163
Additional paid-in capital	779,049	779,049
Accumulated deficit	(444,929)	(299,625)
Total Shareholders’ Equity	334,283	479,587
Total Liabilities and Shareholders’ Equity	$55,037,321	$55,174,587
The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION I CORP.
(Unaudited) Condensed Statements of Operations
	For The Three Months Ended March 31, 2022	For The Period From January 6, 2021 (Inception) To March 31, 2021
Formation, general and administrative expenses	$150,809		$4,013
Loss from operations	(150,809)		(4,013)
Other income
Interest income on marketable securities held in trust account	5,505		—
Net Loss	$(145,304)		$(4,013)
Basic and diluted weighted average shares outstanding
Redeemable ordinary shares – basic and diluted	5,467,000		—
Non-redeemable ordinary shares – basic and diluted(1)	1,628,425		1,250,000
Basic and diluted net loss per share
Redeemable ordinary shares – basic and diluted	$(0.02)	$	N/A
Non-redeemable ordinary shares – basic and diluted	$(0.02)		$—

(1)
The number of weighted-average shares outstanding for the period from January 6, 2021 (Inception) to March 31, 2021 excludes an aggregate of up to 187,500 shares of non-redeemable founder shares that are subject to forfeiture if the underwriters do not exercise over-allotment option. In connection with the closing of the initial public offering and the underwriters’ partial exercise of over-allotment option on June 15, 2021 and June 28, 2021, respectively, a total of 70,750 founder shares were forfeited and a total of 116,750 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION I CORP.
(Unaudited) Condensed Statements of Changes in Shareholders’ Equity
	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balances, January 6, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to the sponsor	1,437,500	144	24,856	—	25,000
Net loss	—	—	—	(4,013)	(4,013)
Balances, March 31, 2021(1)	1,437,500	$144	$24,856	$(4,013)	$20,987
	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balances, December 31, 2021	1,628,425	$163	$779,049	$(299,625)	$479,587
Net loss	—	—	—	(145,304)	(145,304)
Balances, March 31, 2022	1,628,425	$163	$779,049	$(444,929)	$334,283

(1)
The number of ordinary shares outstanding at March 31, 2021 includes an aggregate of up to 187,500 shares of non-redeemable founder shares that are subject to forfeiture if the underwriters do not exercise over-allotment option. In connection with the closing of the initial public offering and the underwriters’ partial exercise of over-allotment option on June 15, 2021 and June 28, 2021, respectively, a total of 70,750 founder shares were forfeited and a total of 116,750 founder shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION I CORP.
(Unaudited) Condensed Statements of Cash Flows
	For the Three Months Ended March 31, 2022	For the Period From January 6, 2021 (Inception) To March 31, 2021
Cash flow from operating activities
Net loss	$(145,304)	$(4,013)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned in trust account	(5,505)	—
Change in operating assets and liabilities:
Change in prepaid expenses	38,225	—
Change in accrued expense and other current liabilities	8,038	4,033
Net cash provided – (used) by operating activities	(104,546)	20
Cash flow from financing activities
Proceeds from note payable to a related party	—	450,000
Proceeds from advance for private units to be issued	—	100,000
Proceeds from issuance of ordinary shares	—	25,000
Payment of offering costs	—	(25,375)
Net cash provided by financing activities	—	549,625
Net change in cash	(104,546)	549,645
Cash at beginning of period	438,913	—
Cash at end of period	$334,367	$549,645
Non-cash investing and financing activities
Deferred offering costs in accrued offering costs	$—	$58,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION I CORP.
Notes to Unaudited Condensed Financial Statements
Note 1 — Organization and Business Operations
Organization and General
Lakeshore Acquisition I Corp. (the “Company”) was incorporated in Cayman Islands on January 6, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.
As of March 31, 2022, the Company had not generated revenue. All activities for the period from January 6, 2021 (inception) through March 31, 2022 relate to the Company’s formation and the initial public offering (the “IPO”) described below and its effort in seeking a target business. The Company will not generate any operating revenue until after its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year-end.
The Company’s sponsor is RedOne Investment Limited, a BVI limited liability company (the “sponsor”).
Financing
The registration statement for the Company’s IPO (as described in Note 3) was declared effective on June 10, 2021. On June 15, 2021, the Company consummated the IPO of 5,000,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at $10.00 per unit (the “Public Units’), generating gross proceeds of $50,000,000.
Simultaneously with the IPO, the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates 250,000 units at $10.00 per unit (the “Private Units”) in a private placement (as described in Note 4), generating total gross proceeds of $2,500,000.
The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. The Underwriters had partially exercised the option and purchased 467,000 additional Public Units by June 28, 2021, generating gross proceeds of $4,670,000.
Upon the closing of the over-allotment on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Unit, generating gross proceeds of $116,750.
Offering costs amounted to $1,862,538, consisting of $1,366,750 of underwriting discount and $495,788 of other offering costs. Except for the $25,000 of subscription of founder shares, the Company received net proceeds of $55,424,212 from the IPO and the private placement.
Trust Account
Upon the closing of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, an aggregate of $54,670,000 from the net proceeds of the sale of the Public Units and the Private Units was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.
The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within 15 months from the consummation of the IPO.
Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.
In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.
Business Combination
Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.
The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.
The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid.
The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company will be required to approve the business combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in this offering without the Company’s prior written consent.
In connection with any shareholder vote required to approve any business combination, the Company’s sponsor, the hedge funds and the representatives of underwriters and certain of their affiliates (collectively, “initial shareholders”) will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.
Liquidation
Pursuant to the Company’s amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination within 15 months from the date of the IPO, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve. In the event of liquidation, the holders of the founder shares and Private Units will not participate in any redemption distribution with respect to their founder shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).
Liquidity and Capital Resources
As of March 31, 2022, the Company had $334,367 in cash held outside its Trust Account available for the Company’s working capital purposes.
Prior to the IPO, The Company’s liquidity needs had been satisfied through a payment from the sponsor of $25,000 (see Note 8) for the founder shares, the loan under an unsecured promissory note from the sponsor of $450,000 (see Note 5). The promissory note from the sponsor was repaid in full on June 14, 2021.
Upon the consummation of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, and associated private placements (see Note 3 and Note 4), $54,670,000 of cash was placed in the Trust Account.
In order to finance transaction costs in connection with a business combination, the initial shareholders or affiliates of the initial shareholders or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans, as defined below (see Note 5). To date, there were no amounts outstanding under any working capital loans.
Going Concern
The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that the Company will be able to consummate the initial business combination within 15 months from the date of the IPO. In the event that the Company fails to consummate business combination within the required period, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination within 15 months from the date of the IPO. Management plans to continue its efforts to consummate a business combination within 15 months from the date of the IPO.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on March 31, 2022.

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of March 31, 2022 and December 31, 2022.
Marketable Securities Held in the Trust Account
As of March 31, 2022 and December 31, 2021, The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. (See Note 6).
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, ordinary shares subject to possible redemption are presented at redemption value of $10.00 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.
Offering Costs Associated with the IPO
Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of March 31, 2022, offering costs totaled $1,862,538. The amount was consisted of $1,366,750 in underwriters’ fees, plus $495,788 of other expenses. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. The Company allocates offering costs between public shares and public warrants based on the estimated fair values of public shares and public warrants at the date of issuance. Accordingly, $1,780,148 was allocated to public shares and was charged to temporary equity, and $82,390 was allocated to public warrants and was charged to shareholders’ equity.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution that at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Net Income (Loss) per Share
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of March 31, 2022 and March 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
The net income (loss) per share presented in the condensed statement of operations is based on the following:
	For The Three Months Ended March 31, 2022	For The Period From January 6, 2021 (Inception) To March 31, 2021
Net loss less interest income in trust account	$(150,809)	$(4,013)
	For The Three Months Ended March 31, 2022		For The Period From January 6, 2021 (Inception) To March 31, 2021
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net income/(loss)	$(116,198)	$(34,611)	$—	$(4,013)
Denominators:
Weighted-average shares outstanding	5,467,000	1,628,425	—	1,250,000
Basic and diluted net income/(loss) per share	$(0.02)	$(0.02)	$—	$—
The number of weighted-average shares outstanding for the period from January 6, 2021 (Inception) to March 31, 2021 excludes an aggregate of up to 187,500 shares of non-redeemable shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters.

In connection with the closing of the underwriters’ partial exercise of their over-allotment option on June 28, 2021, 116,750 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.
Warrants
The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on January 6, 2021, the evaluation was performed for the period ended December 31, 2021 and the upcoming 2022 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.
The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.
The Company’s tax provision was nil and it had no deferred tax assets for the period presented. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for smaller reporting companies and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.
Except for the foregoing, Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
Pursuant to the IPO on June 15, 2021, the Company sold 5,000,000 Public Units, which does not include the exercise of the underwriters’ over-allotment option, at a price of $10.00 per Public Unit. Each unit consists of one ordinary share and three-quarters of one warrant (see Note 8).
The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $4,670,000.
The Company paid an underwriting discount of $1,250,000 (2.5% of the offering price) to the underwriters, and $75,000 to the qualified independent underwriter, at the closing of the IPO. The Company paid an underwriting discount of $116,750 at the closing of the underwriters’ partial exercise of the over-allotment option.
The Company has agreed to pay $1,640,100 (“fee” via Business Combination Marketing Agreement between the Company and representative of underwriters), which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account solely in the event the Company completes its business combination. In the event that the Company does not close a business combination, the representative underwriter has agreed to waive its right to receive the fee.
All of the 5,467,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.
As of March 31, 2022, the ordinary shares reflected on the balance sheet are reconciled in the following table.
As of March 31, 2022
Gross proceeds	$54,670,000
Less:
Proceeds allocated to public warrants	(2,418,328)
Offering costs of public shares	(1,780,148)
Plus:
Accretion of carrying value to redemption value	4,198,476
Ordinary shares subject to possible redemption	$54,670,000
Note 4 — Private Placement
Concurrently with the closing of the IPO on June 15, 2021, the Company’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private

Units in a private placement at $10.00 per Private Unit. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions.
Upon the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units to the above-mentioned private units purchasers at $10.00 per Private Unit.
Note 5 — Related Party Transactions
Founder Shares
On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. This number includes an aggregate of up to 187,500 shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of the Company’s initial business combination or earlier if, subsequent to its initial business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.
Related Party Loans
On February 10, 2021, the Company issued a $450,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amount as of issuance date. The note is non-interest bearing, at the discretion of the sponsor, due on the earlier of December 31, 2021, the consummation of this offering or the abandonment of this offering. The loan was fully repaid on June 14, 2021.
In order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional Private Units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of March 31, 2022, there was nil working capital loan outstanding.
Other Related Party Transactions
For the three months ended March 31, 2022 and for the period from January 6, 2021 (Inception) to March 31, 2021, total reimbursement of out-of-pocket expenses paid to our sponsor, officers or directors were $nil and $5,383, respectively. The balance amount was nil at March 31, 2022 and March 31, 2021.
In September 2021, the Company made a temporary payment of $30,000 to the Company’s sponsor, for the purpose of leasing an office on behalf of the Company. The Company had cancelled this plan and the sponsor returned the amount to the Company on October 19, 2021. The balance amount of due to related party was nil at March 31, 2022.
Note 6 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2022
Assets:
Marketable securities held in Trust Account	1	$54,677,471
Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. No such transfers took place for the period presented.
Note 7 — Commitments and Contingencies
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Business Combination Marketing Agreement
The Company has entered into Business Combination Marketing Agreement with representative of its underwriters, and agreed to pay a fee totaling $1,640,100, which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. In the event that the Company does not close a business combination, the representative underwriter has waived its right to receive the fee.
Registration Rights
The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.
Note 8 — Shareholder’s Equity
Ordinary shares
The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.
On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the sponsor surrendered 553,314 shares of founder shares, and then the Company re-issued this portion of founder shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. In the event that the over-allotment option is not exercised, an aggregate of up to 187,500 shares held by initial shareholders will be forfeited proportionally. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of our initial business combination or earlier if, subsequent to the Company’s initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.
On June 15, 2021, the Company sold 5,000,000 units at a price of $10.00 per Public Unit in the IPO; and the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates of underwriters an aggregate of 250,000 Private Units at $10.00 per Private Unit. Each Public Unit and Private Unit consists of one share of ordinary shares and three quarters of one warrant.
The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit; and the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Units. Additionally, on June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.
As of March 31, 2022, there were 1,628,425 shares of ordinary shares issued and outstanding excluding 5,467,000 shares subject to possible redemption.
Warrants
Each warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade. The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such warrant shall not be entitled to exercise such warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.

In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination, and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the market price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the market price.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 16, 2022, the date that the unaudited condensed financial statements were issued. On May 9, 2022, The Company entered into a merger agreement aiming to merge with ProSomnus Holdings Inc. Pursuant to the merger agreement, ProSomnus will merge with a subsidiary of the Company, with ProSomnus surviving and the Company acquiring 100% of the equity securities of ProSomnus. Please refer to 8-K form filed with the SEC on May 10, 2022 for detailed information. Except for the foregoing, The Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF LAKESHORE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareholders’ of Lakeshore Acquisition I Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Lakeshore Acquisition I Corp. (the Company) as of December 31, 2021, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from January 6, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 6, 2021 (inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ UHY LLP
We have served as the Company’s auditor since 2021.
New York, New York
March 31, 2022

LAKESHORE ACQUISITION I CORP.
Balance Sheet
December 31, 2021
ASSETS
Current assets
Cash	$438,913
Prepaid expenses	63,708
Marketable securities held in trust account	54,671,966
Total Current Assets	55,174,587
Total Assets	$55,174,587
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued expense	$25,000
Total Current Liabilities	25,000
Total Liabilities	$25,000
Commitments and contingencies
Redeemable Ordinary Shares
Ordinary share subject to possible redemption: 5,467,000 shares (at redemption value of $10.00 per share)	$54,670,000
Shareholders’ Equity
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 1,628,425 shares issued and outstanding	163
Additional paid-in capital	779,049
Accumulated deficit	(299,625)
Total Shareholders’ Equity	479,587
Total Liabilities and Shareholders’ Equity	$55,174,587
The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.
Statement of Operations
For the period from January 6, 2021 (Inception) to December 31, 2021
Formation, general and administrative expenses	$301,591
Loss from operations	(301,591)
Other income
Interest income on marketable securities held in trust account	1,966
Net Loss	(299,625)
Basic and diluted weighted average shares outstanding
Redeemable ordinary shares – basic and diluted	3,020,358
Ordinary shares – basic and diluted	1,448,654
Basic and diluted net loss per share
Redeemable ordinary shares – basic and diluted	$0.38
Ordinary shares – basic and diluted	$(1.01)
The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.
Statement of Changes in Shareholders’ Equity
For the period from January 6, 2021 (Inception) to December 31, 2021
	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balances, January 6, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to the sponsor	1,437,500	144	24,856	—	25,000
Issuance of public units	5,467,000	547	54,669,453	—	54,670,000
Issuance of private units	261,675	26	2,616,724	—	2,616,750
Underwriters’ discount	—	—	(1,366,750)	—	(1,366,750)
Deduction of other offering costs	—	—	(495,788)	—	(495,788)
Forfeiture of shares	(70,750)	(7)	7	—	—
Change in value of ordinary shares subject to redemption	(5,467,000)	(547)	(52,251,125)	—	(52,251,672)
Allocation of offering costs to ordinary shares subject to redemption	—	—	1,780,148	—	1,780,148
Deduction for increases of carrying value of redeemable shares	—	—	(4,198,476)	—	(4,198,476)
Net loss	—	—	—	(299,625)	(299,625)
Balances, December 31, 2021	1,628,425	$163	$779,049	$(299,625)	$479,587
The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.
Statement of Cash Flows
For the period from January 6, 2021 (Inception) to December 31, 2021
Cash flow from operating activities
Net loss	$(299,625)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned in trust account	(1,966)
Change in operating assets and liabilities:
Change in prepaid expenses	(63,708)
Change in accrued expenses	25,000
Net cash provided by operating activities	(340,299)
Cash flow from investing activities
Cash deposited in trust account	(54,670,000)
Net cash used in investing activities	(54,670,000)
Cash flow from financing activities
Proceeds from note payable to a related party	450,000
Proceeds from advance for private units to be issued	70,750
Proceeds from issuance of ordinary shares	57,311,750
Repayment of note payable to a related party	(450,000)
Repayment of advance from private units purchasers	(70,750)
Payment of underwriters’ discount	(1,366,750)
Payment of offering costs	(495,788)
Net cash provided by financing activities	55,449,212
Net change in cash	438,913
Cash at beginning of period	—
Cash at end of period	$438,913
Non-cash investing and financing activities:
Initial classification of or ordinary shares subject to redemption	50,471,524
Subsequent measurement of ordinary shares subject to redemption	4,198,476
The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.
Notes to the Financial Statements
Note 1 — Organization and Business Operations
Organization and General
Lakeshore Acquisition I Corp. (the “Company”) was incorporated in Cayman Islands on January 6, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.
As of December 31, 2021, the Company had not generated revenue. All activities for the period from January 6, 2021 (inception) through December 31, 2021 relate to the Company’s formation and the initial public offering (the “IPO”) described below and its effort in seeking a target business. The Company will not generate any operating revenue until after its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year-end.
The Company’s sponsor is RedOne Investment Limited, a BVI limited liability company (the “sponsor”).
Financing
The registration statement for the Company’s IPO (as described in Note 3) was declared effective on June 10, 2021. On June 15, 2021, the Company consummated the IPO of 5,000,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at $10.00 per unit (the “Public Units’), generating gross proceeds of $50,000,000.
Simultaneously with the IPO, the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates 250,000 units at $10.00 per unit (the “Private Units”) in a private placement (as described in Note 4), generating total gross proceeds of $2,500,000.
The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. The Underwriters had partially exercised the option and purchased 467,000 additional Public Units by June 28, 2021, generating gross proceeds of $4,670,000.
Upon the closing of the over-allotment on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Unit, generating gross proceeds of $116,750.
Offering costs amounted to $1,862,538, consisting of $1,366,750 of underwriting discount and $495,788 of other offering costs. Except for the $25,000 of subscription of founder shares, the Company received net proceeds of $55,424,212 from the IPO and the private placement.
Trust Account
Upon the closing of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, an aggregate of $54,670,000 from the net proceeds of the sale of the Public Units and the Private Units was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.
The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within 15 months from the consummation of the IPO.
Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.
In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.
Business Combination
Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.
The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.
The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid.
The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company will be required to approve the business combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in the IPO without the Company’s prior written consent.
In connection with any shareholder vote required to approve any business combination, the Company’s sponsor, the hedge funds and the representatives of underwriters and certain of their affiliates (collectively, “initial shareholders”) will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.
Liquidation
Pursuant to the Company’s amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination within 15 months from the date of the IPO, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve. In the event of liquidation, the holders of the founder shares and Private Units will not participate in any redemption distribution with respect to their founder shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).
Liquidity and Capital Resources
As of December 31, 2021, the Company had $438,913 in cash held outside its Trust Account available for the Company’s working capital purposes.
Prior to the IPO, The Company’s liquidity needs had been satisfied through a payment from the sponsor of $25,000 (see Note 8) for the founder shares, the loan under an unsecured promissory note from the sponsor of $450,000 (see Note 5). The promissory note from the sponsor was repaid in full on June 14, 2021.
Upon the consummation of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, and associated private placements (see Note 3 and Note 4), $54,670,000 of cash was placed in the Trust Account.
In order to finance transaction costs in connection with a business combination, the initial shareholders or affiliates of the initial shareholders or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans, as defined below (see Note 5). To date, there were no amounts outstanding under any working capital loans.
Going Concern
The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that the Company will be able to consummate the initial business combination within 15 months from the date of the IPO. In the event that the Company fails to consummate business combination within the required period, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination within 15 months from the date of the IPO. Management plans to continue its efforts to consummate a business combination within 15 months from the date of the IPO.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2021.
Marketable Securities Held in the Trust Account
As of December 31, 2021, The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. (See Note 6).
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2021, ordinary shares subject to possible redemption are presented at redemption value of $10.00 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.
Offering Costs Associated with the IPO
Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of December 31, 2021, offering costs totaled $1,862,538. The amount was consisted of $1,366,750 in underwriters’ fees, plus $495,788 of other expenses. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. The Company allocates offering costs between public shares and public warrants based on the estimated fair values of public shares and public warrants at the date of issuance. Accordingly, $1,780,148 was allocated to public shares and was charged to temporary equity, and $82,390 was allocated to public warrants and was charged to shareholders’ equity.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution that at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Net Income (Loss) per Share
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
The net income (loss) per share presented in the condensed statement of operations is based on the following:
For The Period From January 6, 2021 (Inception) To December 31, 2021
Net loss	$(299,625)
Accretion of temporary equity to redemption value	(4,198,476)
Net loss including accretion of temporary equity to redemption value	$(4,498,101)
	For The Period From January 6, 2021 (Inception) To December 31, 2021
	Redeemable shares	Non-redeemable shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(3,040,019)	$(1,458,082)
Accretion of temporary equity to redemption value	4,198,476	—
Allocation of net income/(loss)	$1,158,457	$(1,458,082)
Denominators:
Weighted-average shares outstanding	3,020,358	1,448,654
Basic and diluted net income/(loss) per share	$0.38	$(1.01)
In connection with the closing of the underwriters’ partial exercise of their over-allotment option on June 28, 2021, 116,750 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.
Warrants
The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480,

Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on January 6, 2021, the evaluation was performed for the period ending December 31, 2021 which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.
The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.
The Company’s tax provision was nil and it had no deferred tax assets for the period ending December 31, 2021. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for smaller reporting companies and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.
Except for the foregoing, Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering
Pursuant to the IPO on June 15, 2021, the Company sold 5,000,000 Public Units, which does not include the exercise of the underwriters’ over-allotment option, at a price of $10.00 per Public Unit. Each unit consists of one ordinary share and three-quarters of one warrant (see Note 8).
The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $4,670,000.
The Company paid an underwriting discount of $1,250,000 (2.5% of the offering price) to the underwriters, and $75,000 to the qualified independent underwriter, at the closing of the IPO. The Company paid an underwriting discount of $116,750 at the closing of the underwriters’ partial exercise of the over-allotment option.
The Company has agreed to pay $1,640,100 (“fee” via Business Combination Marketing Agreement between the Company and representative of underwriters), which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account solely in the event the Company completes its business combination. In the event that the Company does not close a business combination, the representative underwriter has agreed to waive its right to receive the fee.
All of the 5,467,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.
As of December 31, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table.
As of December 31, 2021
Gross proceeds	$54,670,000
Less:
Proceeds allocated to public warrants	(2,418,328)
Offering costs of public shares	$(1,780,148)
Plus:
Accretion of carrying value to redemption value	$4,198,476
Ordinary share subject to possible redemption	$54,670,000
Note 4 — Private Placement
Concurrently with the closing of the IPO on June 15, 2021, the Company’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private Units in a private placement at $10.00 per Private Unit. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions.
Upon the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units to the above-mentioned private units purchasers at $10.00 per Private Unit.
Note 5 — Related Party Transactions
Founder Shares
On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. This number includes an aggregate of up to 187,500 shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of the Company’s initial business combination or earlier if, subsequent to its initial business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.
Related Party Loans
On February 10, 2021, the Company issued a $450,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amount as of issuance date. The note was non-interest bearing and was fully repaid on June 14, 2021.
In order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional Private Units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of December 31, 2021, there was nil working capital loan outstanding.
Other Related Party Transactions
From January 6, 2021 (Inception) to December 31, 2021, total reimbursement of out-of-pocket expenses paid to our sponsor, officers or directors amounted to $ 39,121. The balance amount was nil at December 31, 2021.
In September 2021, the Company made a temporary payment of $30,000 to the Company’s sponsor, for the purpose of leasing an office on behalf of the Company. The Company had cancelled this plan and the sponsor returned the amount to the Company on October 19, 2021. The balance amount of due to related party was nil at December 31, 2021.
Note 6 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$54,671,966
Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at December 31, 2021.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. No such transfers took place from January 6, 2021 (Inception) to December 31, 2021.
Note 7 — Commitments and Contingencies
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Business Combination Marketing Agreement
The Company has entered into Business Combination Marketing Agreement with representative of its underwriters, and agreed to pay a fee totaling $1,640,100, which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. In the event that the Company does not close a business combination, the representative underwriter has waived its right to receive the fee.
Registration Rights
The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.
Note 8 — Shareholders’ Equity
Ordinary shares
The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.
On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the sponsor surrendered 553,314 shares of founder shares, and then the Company re-issued this portion of founder shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. In the event that the over-allotment option is not exercised, an aggregate of up to 187,500 shares held by initial shareholders will be forfeited proportionally. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of our initial business combination or earlier if, subsequent to the Company’s initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.
On June 15, 2021, the Company sold 5,000,000 units at a price of $10.00 per Public Unit in the IPO; and the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates of underwriters an aggregate of 250,000 Private Units at $10.00 per Private Unit. Each Public Unit and Private Unit consists of one share of ordinary shares and three quarters of one warrant.
The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit; and the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Units. Additionally, on June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.
As of December 31, 2021, there were 1,628,425 shares of ordinary shares issued and outstanding excluding 5,467,000 shares subject to possible redemption.
Warrants
Each warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade. The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such warrant shall not be entitled to exercise such warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.
In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination, and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the market price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the market price.

Note 9 — Restatement of Prior Period Financial Statement
Recently, the Staff of the SEC issued comment letters to multiple SPACs and addressed certain accounting and reporting considerations related to redeemable equity instruments. Based on ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity. As a result, the Company re-evaluated its accounting classification of public shares and concluded that all public shares should be reported as temporary equity on the Company’s balance sheet. The Company previously classified 4,578,015 public shares as temporary equity and the remaining as permanent equity to maintain total shareholders’ equity above $5 million on the balance sheet as of June 15, 2021 filed with Form 8-K on June 22, 2021. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” we evaluated and have determined to restate all 5,000,000 public shares as temporary equity.
The following summarizes the effect of the restatement on each financial statement line item.
As of June 15, 2021	As Reported	Adjustment	As Restated
Restated Balance Sheet
Ordinary share subject to possible redemption	$45,780,150	$4,219,850	$50,000,000
Shareholders’ Equity
Ordinary share	211	(42)	169
Additional paid in capital	5,011,721	(4,219,808)	791,913
Total shareholders’ equity	$5,000,004	$(4,219,850)	$780,154
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 31, 2022, the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
Lakeshore Acquisition I Corp.,
as the Purchaser,
LAAA Merger Sub Inc.,
as Merger Sub,
RedOne Investment Limited,
in the capacity as the Purchaser Representative,
HGP II, LLC,
in the capacity as the Seller Representative,
and
ProSomnus Holdings Inc.,
as the Company,
Dated as of May 9, 2022

A-i

A-ii

A-iii

INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Purchaser Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Amended Organizational Documents
Exhibit F	Form of Equity Incentive Plan

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 9, 2022 by and among (i) Lakeshore Acquisition I Corp., a Cayman Islands exempted company (which shall reincorporate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successors, including after the Reincorporation (as defined below), the “Purchaser”), (ii) LAAA Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) RedOne Investment Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) HGP II, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) ProSomnus Holdings Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS:
A.   The Company, directly and indirectly through its subsidiaries, invents, markets and manufactures precision intraoral medical devices that enable obstructive sleep apnea (OSA) patients to be treated with greater effectiveness, efficiency, comfort and convenience;
B.   The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);
C.   Prior to the consummation of the Merger (as defined below), the Purchaser shall continue out of the Cayman Islands and into the State of Delaware as to re-domicile as and become a Delaware corporation pursuant to the Cayman Islands Companies Law (2020 Revision) (the “Cayman Islands Companies Law”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);
D.   The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, all in accordance with the terms of this Agreement;
E.   The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger (preceded by the Reincorporation) is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Reincorporation and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Reincorporation and the Merger;
F.   The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting and Support Agreements”) signed by the Company, its Key Management Members and directors, and the Significant Company Holders (as defined herein) sufficient to approve the Merger and the other transactions contemplated by this Agreement;
G.   Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, the Sponsor and other specified stockholders of the Purchaser are entering into and delivering support agreements, substantially in the form attached hereto as Exhibit B (each, a “Purchaser Support Agreement”), pursuant to which the Sponsor and each such Purchaser shareholder (collectively, the “Purchaser Initial Shareholders”) has agreed (i) not to transfer or redeem any Purchaser Ordinary Shares held by the Sponsor or such Purchaser shareholder in accordance with the Insider Letter, (ii) to vote in favor of this Agreement and the Merger at the Purchaser Extraordinary General Meeting in

accordance with the Insider Letter, (iii) waive any adjustment to the conversion ratio set forth in the Purchaser Memorandum and Articles or any other anti-dilution or similar protection with respect to the Purchaser Ordinary Shares (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby), and (iv) under certain circumstances, to transfer certain of their shares of Purchaser Common Stock immediately prior to the Effective Time;
H.   The Parties intend that each of the Reincorporation (as defined below) and the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and
I.   Certain capitalized terms used herein are defined in Article XI hereof.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
MERGER
1.1   Merger.   At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).
1.2   Effective Time.   Subject to and upon the terms and conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).
1.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.
1.4   Tax Treatment.   For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (ii) agree to file and retain such information with respect to the Merger as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns with respect to the Merger on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.
1.5   Certificate of Incorporation and Bylaws.   At the Effective Time, the Company Charter and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of

Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “ProSomnus, Inc.”
1.6   Directors and Officers of the Surviving Corporation.   At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
1.7   Reincorporation of the Purchaser.   Prior to the Effective Time, the Purchaser shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger of Purchaser with and into a newly formed Delaware corporation pursuant to the Cayman Islands Companies Law and the applicable provisions of the DGCL (the “Reincorporation”), and subject to the receipt of the approval of the shareholders of the Purchaser to the Reincorporation terms, the Purchaser shall adopt Delaware Organizational Documents in substantially the form attached as Exhibit E hereto (the “Amended Organizational Documents”) (with such changes as may be agreed in writing by the Purchaser and the Company), including providing that the name of the Purchaser shall be amended to be “ProSomnus, Inc.” In connection with the Reincorporation, all of the issued and outstanding Purchaser Securities shall remain outstanding and become substantially identical securities of the Purchaser as a Delaware corporation. For federal income tax purposes, the Reincorporation is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Purchaser hereby (i) adopts this Agreement insofar as it relates to the Reincorporation as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Reincorporation, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation is determined not to qualify as a reorganization under Section 368 of the Code.
1.8   Merger Consideration.   As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) One Hundred Thirteen Million U.S. Dollars ($113,000,000), minus (b) the amount of Closing Net Indebtedness exceeds Twelve Million U.S. Dollars ($12,000,000) (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”) provided, that the Merger Consideration otherwise payable to Company Stockholders is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.20, and after the Closing is subject to adjustment in accordance with Section 1.17.
1.9   Conversion of Company Stock.   Each issued share of Company Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.14 or Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be automatically converted (the “Conversion”) into the right to receive the following:
(a)   Series B Preferred Stock.   Each share of Series B Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled in accordance with Section 1.14 or Dissenting Shares) shall be automatically converted into the right to receive a number of shares of Purchaser Common Stock equal to: (i) the Per Series B Preferred Share Consideration divided by (ii) the Redemption Price.
(b)   Series A Preferred Stock.   Each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled in accordance with Section 1.14 or Dissenting Shares) shall be automatically converted into the right to receive a number of shares of Purchaser Common Stock equal to: (i) the Per Series A Preferred Share Consideration divided by (ii) the Redemption Price.
(c)   Series A Common Stock.   Each share of Series A Common Stock outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled in accordance with Section 1.14 or Dissenting Shares) shall be automatically converted into the right to receive a number of shares of Purchaser Common Stock equal to: (i) the Per Series A Common Share Consideration divided by (ii) the Redemption Price.
(d)   Series B Common Stock.   Each share of Series B Common Stock outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled in accordance with Section 1.14 or Dissenting Shares) shall be automatically converted into the right to receive a number of shares of Purchaser Common Stock equal to: (i) the Per Series B Common Share Consideration divided by (ii) the Redemption Price.
(e)   Series C Common Stock.   Each share of Series C Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 1.14 and Dissenting Shares) shall be automatically converted into the right to receive a number of shares of Purchaser Common Stock equal to: (i) the Per Series C Common Share Consideration divided by (ii) the Redemption Price.
(f)   Earnout.   Upon a Triggering Event (or the date on which a Change of Control occurs as described in Section 1.21(c)), each Eligible Company Security Holder shall have the right to receive its Pro Rata Earnout Share of the Earnout Consideration (with any fractional shares to which any Eligible Company Security Holder would have otherwise been entitled to be rounded down to the nearest whole share), in accordance with Section 1.21.
1.10   Treasury Stock.   At the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
1.11   Rights Cease to Exist.   As of the Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.
1.12   Dissenting Shares.   Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.19 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.19.
1.13   Company Warrants.   Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically be exercised or exchanged in full for the applicable Company Stock in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, and each share of Company Stock issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time and shall be canceled and converted into the right to receive the applicable Merger Consideration.
1.14   Surrender of Company Securities and Disbursement of Merger Consideration.
(a)   Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 1.20). At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal, in form and substance satisfactory to the Purchaser and the Company (the “Letter of Transmittal”), for use in such exchange, in form and substance satisfactory to the parties hereto (which shall specify that the delivery of Company Stock in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange).
(b)   Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Merger Consideration (less the Escrow Shares) in respect of the Company Stock tendered for exchange (excluding any Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal; (ii) a duly executed Lock-Up Agreement, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”), (except with respect to shares of Company Stock issuable to Persons other than Significant Company Holders upon conversion of the Company Subordinated Debt); and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser.
(c)   If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, the Lock-Up Agreement (if applicable) and, if a Key Management Member, the Non-Competition Agreement, the form of which is attached as Exhibit D hereto (each, a “Non-Competition Agreement”), and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, the Transmittal Documents are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, the Company Stock shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.14. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Stock that has not yet been surrendered with respect to Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall provide the Transmittal Documents. Subject to applicable Law, following delivery of the Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, evidence representing Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.
(e)   All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.14(a) and any Escrow Property disbursed to the Escrow Agent in accordance with the Escrow Agreement that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.14 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.
1.15   Effect of Transaction on Merger Sub Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
1.16   Closing Calculations.   At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, as of the Reference Time, and the resulting Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering of the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.
1.17   Merger Consideration Adjustment.
(a)   Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.8. The Closing Statement shall be prepared, and the Closing Net Indebtedness and the resulting Merger Consideration and shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.
(b)   After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.17(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.17. The Parties acknowledge that any information provided pursuant to this Section 1.17 will be subject to the confidentiality obligations of Section 5.15.
(c)   If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.17 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.17(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this this Section 1.17. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).
(d)   For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.17, less (y) the Merger Consideration that was issued at the Closing (including to the Escrow Account), pursuant to the Estimated Closing Statement.
(i)   If the Adjustment Amount is a positive number, then (i) the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination,

provide joint instructions to the Escrow Agent to distribute to each Company Stockholder its Pro Rata Share of all Escrow Shares, and (ii) Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock (with each share of Purchaser Common Stock valued at the Redemption Price for such purposes). Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.
(ii)   If the Adjustment Amount is a negative number, then the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute (i) to Purchaser, a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Redemption Price), and (ii) to each Company Stockholder, its Pro Rata Share of all remaining Escrow Shares, if any, after such distribution to Purchaser. Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Stockholders under this Section 1.17(d), and the Company Stockholders shall not be required under this Section 1.17(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.
1.18   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
1.19   Appraisal and Dissenter’s Rights.
(a)   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 1.8, but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Purchaser such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such portion of such Stockholder Merger Consideration is determined and such rights are perfected.
(b)   Withdrawal or Loss of Rights.   Notwithstanding the provisions of Section 1.19(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, (i) such holder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares (if any), and (ii) Purchaser (to the extent the following amounts have been previously delivered by the Exchange Agent to Purchaser pursuant to Section 1.19(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.
(c)   Demands for Appraisal.   The Company shall give Purchaser (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.

The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.
1.20   Escrow.
(a)   At or prior to the Closing, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent a number of shares of Purchaser Common Stock (with each share valued at the Redemption Price) equal to three percent (3%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.17 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders under Section 1.17. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to Article I hereof.
1.21   Earnout.
(a)   Following the Closing, as additional consideration for the Company interests acquired in connection with the Merger, within five (5) Business Days after the occurrence of a Triggering Event, the Purchaser shall issue or cause to be issued to the Eligible Company Security Holders, based on their respective Pro Rata Earnout Shares, with respect to such Triggering Event the following shares of Purchaser Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Purchaser Common Stock occurring after the Closing) (the “Earnout Shares”) constituting the Earnout Consideration (which Earnout Shares, for the avoidance of doubt, shall be issued as shares of Purchaser Common Stock to all Eligible Company Security Holders based on their respective Pro Rata Share), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents:
(i)   upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 1,000,000 Earnout Shares;
(ii)   upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 1,000,000 Earnout Shares; and
(iii)   upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 1,000,000 Earnout Shares.
(b)   For the avoidance of doubt, the Eligible Company Security Holders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall occur only once, if at all, and in no event shall the Eligible Company Security Holders collectively be entitled to receive more than an aggregate of 3,000,000 Earnout Shares pursuant to this Section 1.21.
(c)   If, during the Earnout Period, there is a Change of Control, (A) the Purchaser shall issue 3,000,000 shares of Purchaser Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 1.21(a)) to the Eligible Company Security Holders with respect to the Change of Control, and (B), thereafter, this Section 1.21 shall terminate and no further Earnout Shares shall be issuable hereunder.
(d)   The Purchaser Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and in Section 1.21(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Purchaser Common Stock occurring after the Closing.
(e)   At all times during the Earnout Period, the Purchaser shall keep available for issuance a sufficient number of shares of unissued Purchaser Common Stock to satisfy in full its issuance obligations set forth in this Section 1.21 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Purchaser Common Stock if at any time there shall be insufficient unissued Purchaser Common Stock to permit such reservation. In no event will any right to receive Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares take any steps that would render such rights readily marketable.
(f)   The Purchaser shall take such actions as are reasonably requested by the Eligible Company Security Holders to evidence the issuances pursuant to this Section 1.21, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of the Purchaser responsible for maintaining such ledger or the applicable registrar or transfer agent of the Purchaser).
(g)   During the Earnout Period, the Purchaser shall use reasonable best efforts to remain listed as a public company on, and for Purchaser Common Stock (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Purchaser Common Stock are then listed; provided, however, that subject to Section 1.21(c), the foregoing shall not limit the Purchaser from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.
1.22   Withholding Rights.   Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and, from any other payments otherwise required pursuant to this Agreement or any additional agreement, such amounts the Purchaser is required to withhold and pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser agrees that (i) provided the Company delivers the certificate set forth in Section 7.3(d)(xiii), no such deduction or withholding is intended on any payments hereunder and (ii) the Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.
ARTICLE II
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, counsel to the Purchaser, 345 Park Avenue, New York, NY 10154, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE III to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:
3.1   Organization and Standing.   On the date hereof, the Purchaser is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. At Closing, the Purchaser shall be a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its and Merger Sub’s Organizational Documents, as currently in effect. Neither the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. Purchaser, as the sole stockholder of Merger Sub, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its shareholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the Cayman Islands Companies Law and the applicable provisions of the DGCL, (iii) directed that this Agreement be submitted to the Purchaser’s shareholders for adoption and (iv) resolved to recommend that the Purchaser’s shareholders adopt this Agreement.
3.3   Governmental Approvals.   Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any

state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.4   Non-Contravention.   Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.5   Capitalization.
(a)   Purchaser is authorized to issue 500,000,000 Purchaser Ordinary Shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Law, Purchaser’s Memorandum and Articles or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.
(b)   At the effective time of the Reincorporation (the “Reincorporation Effective Time”), the authorized capital stock of Purchaser will consist of [_] shares of Common Stock, par value $0.0001 per share. Schedule 3.5(b) lists the number of shares of Purchaser Common Stock that will be issued and outstanding at the Reincorporation Effective Time and at the Closing. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(c)   Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Purchaser has any rights with respect to such equity securities of Merger Sub and no such rights will arise by virtue of or in connection with the Merger and the other transactions contemplated by this Agreement. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(d)   Except as set forth in Schedule 3.5(a) or Schedule 3.5(d) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.
(e)   All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(e). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.
(f)   Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.
3.6   SEC Filings and Purchaser Financials.
(a)   The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A), (B) and (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.
(b)   Except for the SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(c)   Except for the SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials.
3.7   Absence of Certain Changes.   As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since June 10, 2021, not been subject to a Material Adverse Effect on the Purchaser.
3.8   Compliance with Laws.   The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.
3.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material

Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.10   Taxes and Returns.
(a)   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. The Purchaser has complied with all applicable Laws relating to Taxes. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(b)   Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.
(c)   To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.11   Employees and Employee Benefit Plans.   The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.
3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in

breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.
3.14   Transactions with Affiliates.   Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.
3.15   Merger Sub Activities.   Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.
3.16   Investment Company Act.   The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
3.17   Finders and Brokers.   Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.
3.18   Ownership of Stockholder Merger Consideration.   All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Escrow Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
3.19   Certain Business Practices.
(a)   Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.
(b)   The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.
(c)   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.20   Insurance.   Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.
3.21   Purchaser Trust Account.   As of May 3, 2022, the Trust Account has a balance of no less than $54,691,675.12. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser Memorandum and Articles (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.
3.22   Independent Investigation.   The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.
3.23   No Other Representations.   Except for the representations and warranties expressly made by the Purchaser in this ARTICLE III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Purchaser, the Purchaser Representative, the Purchaser Securities, the business of the Purchaser, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser hereby expressly disclaim any other representations or warranties, whether implied or made by the Purchaser or any of its Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the

Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, the Seller Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, the Seller Representative or any of their respective Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:
4.1   Organization and Standing.   The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.
4.2   Authorization; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement and the other matters required for the Required Company Stockholder Approval be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and the other matters required for the Required Company Stockholder Approval. The Voting and Support Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting and Support Agreements are in full force and effect.
4.3   Capitalization.
(a)   The Company is authorized to issue (i) 36,038,535 shares of Company Common Stock, of which 25,479,076 shares are issued and outstanding, and (ii) 7,643,585 shares of Company Preferred Stock, of which 7,314,578 shares are issued and outstanding. With respect to the Company Common Stock, the Company has designated: (i) 30,415,100 shares as Series A Common Stock, of which 20,179,645 shares are issued and outstanding, (ii) 1,675,600 shares as Series B Common Stock, of which 1,673,092 shares are issued and outstanding, and (iii) 3,947,835 shares as Series C Common Stock, of which 3,626,339 shares are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated: (i) 43,585 shares as Series A Preferred Stock, of which 26,245 shares are issued and outstanding, and (ii) 7,610,700 shares as Series B Preferred Stock, of which 7,288,333 shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.
(b)   The Company has reserved 3,947,835 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 3,626,339 of such shares are currently issued and outstanding, and (y) 321,496 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(c)   Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased,

redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.
4.4   Subsidiaries.   Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.5   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.
4.6   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to be material to any Target Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform such Target Company’s obligations hereunder or thereunder.

4.7   Financial Statements.
(a)   As used herein, the term “Company Financials” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 (the “Balance Sheet Date”) and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”), and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated and (v) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.12, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b)   Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.
(c)   The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.
(d)   Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).
(e)   All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.
(f)   All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.
4.8   Absence of Certain Changes.   Except as set forth on Schedule 4.8, since December 31, 2020, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.
4.9   Compliance with Laws.   Since January 1, 2017, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 4.9, “material” shall mean material to the Company and its Subsidiaries taken as a whole.
4.10   Company Permits.   Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties; and to market and sell in all material respects its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.
4.11   Compliance with Health Care Laws.
(a)   The Company is and has been at all times since January 1, 2017, in compliance in all material respects with all applicable Health Care Laws.
(b)   Schedule 4.11(b) sets forth each Regulatory Authorization held by the Company, and the Company has provided to Purchaser true, correct and complete copies of all such Regulatory Authorizations. The Regulatory Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Regulatory Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since January 1, 2017 has been, in material compliance with the terms and requirements of the Regulatory Authorizations held by the Company. Since January 1, 2017, the Company has not received any written notice or other communication from any Regulatory Authority regarding (i) any violation or failure to comply with any term or requirement of any Regulatory Authorization or (ii) any revocation, withdrawal, suspension, cancellation, or termination of any Regulatory Authorization.
(c)   Except as set forth on Schedule 4.11(c), to the Knowledge of the Company, no Company Product is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Health Care Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Health Care Law) or (iii) in material violation of the FDCA (or any other Health Care Law). Since January 1, 2017, neither the Company nor, to the Knowledge of the Company, any of its respective contract manufacturers, has received with respect to any Company Product any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Regulatory Authority alleging or asserting noncompliance with any applicable Health Care Laws, Permits or Regulatory Authorizations.
(d)   The Company has to date developed, tested, manufactured, marketed, promoted, stored and distributed the Company Products in compliance in all material respects with all applicable Health Care Laws and Regulatory Authorizations, including those related to good clinical practices, good laboratory practices, quality systems regulations/good manufacturing practices, promotion, import/export, distribution, record-keeping, and reporting. There is no investigation, action or proceeding pending or, to the Knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product. No manufacturing site owned, leased or operated by the Company or, to the Company’s Knowledge, any of their respective contract manufacturers, is subject to a shutdown or import or export prohibition relating to any alleged violation applicable to any Company Product imposed or requested by FDA or another Governmental Authority. To the Company’s Knowledge, no state of affairs exists and no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, or other adverse action by any Regulatory Authority, including without limitation any warning letter, untitled letter, or request or requirement to make material changes to any Company Product or the manner in which any Company Products are manufactured or distributed.
(e)   All data, information and representations contained in any submission to, or communications with, the FDA or any other Regulatory Authority were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and remain so currently.
(f)   The Company has not, in any country or jurisdiction, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, field alert report, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, health care professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, nor is the Company currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Company Product. The Company has not received any written notice from the FDA or any other Regulatory Authority regarding the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company.
(g)   Since January 1, 2017, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Regulatory Authority in any country or jurisdiction, and the Company, to its Knowledge, is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law.
(h)   Neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, members, partners or employees, has engaged or is engaging, in any activities which reasonably may give cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any health care program defined in 42 U.S.C. §1320a-7b(f) (each, a “Health Care Program”).
(i)   Neither the Company nor any of its officers, directors, managers, members, partners, employees or, to the Knowledge of the Company, any of its Affiliates has: (i) been debarred, excluded or, to the Knowledge of the Company, received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority or to any health care provider; or (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Regulatory Authority.
4.12   Litigation.   Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought, or, to the Company’s Knowledge, threatened, in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.13   Material Contracts.
(a)   Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a), other than a Company Benefit Plan, a “Company Material Contract”) that:
(i)   contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)   by its terms, individually or with all related Contracts, other than Contracts referenced in another subsection of this Section 4.13(a), calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;
(viii)   is with any Top Customer or Top Supplier;
(ix)   is with any health care provider or other individual or entity that is in a position to be able to prescribe, recommend, or induce the purchase of a Company Product;
(x)   obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;
(xi)   is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;
(xii)   obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);
(xiii)   relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);
(xiv)   provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;
(xv)   relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company;
(xvi)   that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or
(xvii)   is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xv) above.
(b)   Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.
4.14   Intellectual Property.
(a)   Schedule 4.14(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title and status (for each patent and patent application), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”)), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Except as set forth on Schedule 4.14(a)(iii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each named inventor and, to the Knowledge of the Company, are being prosecuted in accordance with all duty of disclosure obligations. Except as set forth on Schedule 4.14(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.
(b)   Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks that are pending and in good standing. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.
(c)   Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all material obligations imposed on it in the

Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.
(d)   No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. Except as set forth in Schedule 4.14(d), there are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.
(e)   All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of a Target Company) of a Target Company (and each of their respective Affiliates) are obligated to assign and have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.
(f)   To the Knowledge of the Company, during the last five (5) years, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. During the last five (5) years, each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Target Companies has not, in the last five (5) years, and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)   The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, except as set forth in Schedule 4.14(g), the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Company Material Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.
4.15   Taxes and Returns.
(a)   Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP. In the last five (5) years, each Target Company has complied with all applicable Laws relating to Tax.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).
(d)   There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.
(e)   Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(f)   No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(g)   No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(h)   No Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).
(i)   No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.
(j)   No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(k)   No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.
(l)   The Target Companies have not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company.
(m)   The Target Companies been in compliance in all respects with all applicable transfer pricing laws and legal requirements.
(n)   The unpaid Taxes of the Target Companies (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.
(o)   No Target Company will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.
(p)   To the Knowledge of the Company, no Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.16   Real Property.   Schedule 4.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
4.17   Personal Property.   Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than fifty thousand dollars ($50,000) is set forth on Schedule 4.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.17, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.
4.18   Title to and Sufficiency of Assets.   Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Balance Sheet Date. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and presently proposed to be conducted.
4.19   Employee Matters.
(a)   Except as set forth in Schedule 4.19(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.19(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or material employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.
(b)   Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.19(b), there are no Actions pending or, to the Company’s Knowledge, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)   Schedule 4.19(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, hourly rate, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.19(c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will,” and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.
(d)   Schedule 4.19(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.19(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.
4.20   Benefit Plans.
(a)   Set forth on Schedule 4.20(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.
(b)   Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.
(d)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.
(e)   Except as set forth on Schedule 4.20(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(f)   No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
(h)   Except as set forth on Schedule 4.20(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)   Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.
(j)   All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, except for costs in the normal course related to termination of a Company Benefit Plan.
(k)   Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.20(k). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.
4.21   Environmental Matters.   Except as set forth in Schedule 4.21:
(a)   Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c)   No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.
(d)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.
(e)   There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)   To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.
(g)   The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.
4.22   Transactions with Related Persons.   Except as set forth on Schedule 4.22, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.
4.23   Insurance.
(a)   Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Schedule 4.23(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is currently denying coverage.
4.24   Books and Records.   All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.
4.25   Top Customers and Suppliers.   Schedule 4.25 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through the Balance Sheet Date, the ten (10) largest customers of the Target Companies

(the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.
4.26   Certain Business Practices.
(a)   No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee, health care provider or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.
(b)   Since January 1, 2016, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
4.27   Investment Company Act.   No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
4.28   Finders and Brokers.   Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
4.29   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.
4.30   Information Supplied.   None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.
4.31   Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Stockholders, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.
ARTICLE V
COVENANTS
5.1   Access and Information.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.
(b)   During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.
5.2   Conduct of Business of the Company.
(a)   Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees,(iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iv) duly and timely file all Tax Returns required to be filed with the applicable Governmental Authorities and pay any and all Taxes due and payable during such time period.
(b)   Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments,

subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than the issuance of Company Stock (A) upon the exercise of Company Warrants outstanding as of the date hereof in accordance with their existing terms, (B) in connection with an equity financing of a Target Company, which together with the Indebtedness permitted under Section 5.2(b)(v) does not exceed $4,000,000 in the aggregate in excess of what is listed on Schedule 4.7(c), (C) upon conversion of the Company Subordinated Debt, or (D) in payment of all or part of any Expenses of a Target Company prior to Closing, or engage in any hedging transaction with a third Person with respect to such securities;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);
(iv)   declare or distribute any cash or other dividends or distributions to any Company Stockholders or any bonus to any executive employee, except bonuses to employees in the ordinary course of business;
(v)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $4,000,000 in the aggregate in excess of what is listed on Schedule 4.7(c), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $4,000,000 in the aggregate in excess of what is listed on Schedule 4.7(c);
(vi)   increase the wages, salaries or compensation of its employees (except for production employees) other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;
(vii)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(viii)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(ix)   terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(x)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi)   establish any Subsidiary or enter into any new line of business;
(xii)   fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xiii)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;
(xiv)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or $1,000,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;
(xv)   close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
(xvi)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xvii)   make capital expenditures in excess of $600,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);
(xviii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xix)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) not referenced in another subsection of this Section 5.2(b) in excess of $500,000 individually or $800,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;
(xx)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xxi)   except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;
(xxii)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xxiii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;
(xxiv)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(xxv)   authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with the Purchaser whenever practicable.
5.3   Conduct of Business of the Purchaser.
(a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents (including entering into Financing Agreements and consummating the Transaction Financing) or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.
(b)   Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Reincorporation and entering into Financing Agreements and consummating the Transaction Financing or any private placement financings consented to by the Company in accordance with Section 5.20) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Transaction Financing);

(v)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vi)   amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;
(vii)   terminate, waive or assign any material right under any Purchaser Material Contract;
(viii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(ix)   establish any Subsidiary or enter into any new line of business;
(x)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xi)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;
(xii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;
(xiii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
(xiv)   make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);
(xv)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);
(xvi)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;
(xvii)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xviii)   enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;
(xix)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)   authorize or agree to do any of the foregoing actions;
provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.
5.4   Annual and Interim Financial Statements.   During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, reviewed by the Company’s auditor and in form appropriate for inclusion in the Registration Statement, in each case accompanied by a certificate of the CFO of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.
5.5   Purchaser Public Filings.   During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, Purchaser Ordinary Shares (including the Earnout Shares) and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only Purchaser Ordinary Shares and the Purchaser Public Warrants.
5.6   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) except as permitted under Section 5.2(b), any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
(d)   During the Interim Period, the board of directors of the Purchaser, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Purchaser; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Purchaser; (vi) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; (vi) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or (vii) resolve or agree in writing to do any of the foregoing. Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from (x) taking and disclosing to the Purchaser’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Purchaser’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 5.6.
(e)   During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation at the written request of the Purchaser within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that its prepares or sends to Company Security Holders; or (vii) resolve or agree in writing to do any of the foregoing.
5.7   No Trading.   The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
5.8   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.
5.9   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.
(b)   In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to the last sentence of Section 8.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.
(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
5.10   Tax Matters.
(a)   Intended Tax Treatment.   Each of the Parties shall use its reasonable best efforts to cause each of the Reincorporation and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Reincorporation and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)   Tax Opinions.   If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted, the Purchaser, Merger Sub, and/or the Company shall deliver to Mintz and/or Loeb, respectively, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date the Registration Statement and Joint Proxy Statement shall have been declared effective by the SEC and such other date(s)

as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Joint Proxy Statement. For the avoidance of doubt, if the SEC requires a tax opinion with respect to the qualification of the Merger as a tax-free reorganization under Section 368 to be prepared and submitted, such tax opinion shall be prepared by Mintz and Loeb shall not be required to prepare and submit such tax opinion; provided, however, that, for the avoidance of doubt, Mintz shall not be required to deliver any opinion with respect to the Reincorporation.
(c)   Tax Matters Cooperation.   Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
5.11   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
5.12   The Registration Statement.
(a)   As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Reincorporation (and, to the extent required, the issuance of any shares in connection with the Transaction Financing), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Securities Act, the Cayman Islands Companies Law, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the effecting of the Reincorporation, (iii) the change of name of the Purchaser and the adoption and approval of the Amended Organizational Documents, (iv) the adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit F hereto (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (v) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Shareholder Approval Matters”), and (vii) the adjournment of the Purchaser Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Target Companies must be reviewed or audited by the Target Companies’ auditors. The Purchaser shall cause any information concerning the Purchaser or its stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.
(b)   Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.
(c)   Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.
(d)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with Cayman Islands Companies Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement.
(e)   Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Extraordinary General Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing.
5.13   Company Stockholder Approval.   As promptly as practicable after the Registration Statement has become effective, but in no event later than one (1) week after such date, the Company will obtain and deliver to Purchaser written consents representing the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise), as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).
5.14   Public Announcements.
(a)   The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within one (1) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the first (1st) Business Day after the execution of this Agreement); provided that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within one (1) Business Day thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.
5.15   Confidential Information.
(a)   The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.
(b)   The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.
5.16   Documents and Information.   After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.
5.17   Post-Closing Board of Directors and Executive Officers.
(a)   The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors will consist of seven (7) to nine (9) individuals designated by the Company, in its sole discretion, and appointed in compliance with Nasdaq Rule 5605 (the “Post-Closing Purchaser Board”). Immediately after the Closing, the Parties shall take all necessary action to designate and appoint members of the Post-Closing Purchaser Board. At or prior to the Closing, the Purchaser will provide each director of Purchaser with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Purchaser.
(b)   The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).
5.18   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.
5.19   Trust Account Proceeds.   The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from the Transaction Financing shall first be used to pay (i) the Purchaser’s accrued Expenses, including the premiums for the D&O Tail Insurance, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriters and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (iv) any administrative Expenses incurred by or on behalf of the Purchaser, and (v) any other Liabilities of the Purchaser as of the Closing, as, to the extent and in the respective amounts not to exceed those (with respect to the foregoing clauses (i) through (v)) set forth on Schedule 5.19. Such Expenses and Liabilities, as well as any Expenses and Liabilities that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for payment of Expenses and Liabilities of the Target Companies and for working capital and general corporate purposes of the Surviving Corporation. Notwithstanding the foregoing, no funds in the Trust Account (including payments for the Redemption) or proceeds received by Purchaser from the Transaction Financing shall be used to pay or reimburse any Person for costs and expenses relating to an Extension; provided, however, in the event the Sponsor contributes additional funds to the Trust Account in connection with an Extension, and the Closing of the Business Combination occurs, then an amount equal to the funds so contributed shall be returned to the Sponsor at the Closing.
5.20   Transaction Financing.
(a)   As soon as practicable after the execution and delivery of this Agreement, Purchaser shall enter into definitive agreements on terms and conditions satisfactory to the Company (the “Equity Agreements”) (i) with certain investors (the “PIPE Investors”) pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase shares of Purchaser Common Stock at a purchase price of ten dollars ($10.00) per share, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended)] of Purchaser Common Stock (the “Non-Redeeming Stockholders” and together with the PIPE Investors, the “Equity Investors”) pursuant to which such Purchaser stockholders shall agree, upon the terms and subject to the conditions set forth therein, not to redeem their shares of Purchaser Common Stock in connection with the Merger and to waive their redemption rights under the Purchaser’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) (the “Equity Amount”) held inside or outside the Trust Account (as defined below) immediately prior to the consummation of the Merger (the “Equity Investment”).
(b)   The Purchaser has received and provided to the Company a non-binding summary of financing terms, and the Purchaser shall, as soon as practicable after the execution and delivery of this Agreement, enter into definitive agreements, on terms and conditions satisfactory to the Company (the “Debt Agreements” and together with the Equity Agreements, the “Financing Agreements”) with certain investors (the “Debt Investors” and together with the Equity Investors, the “Investors”) pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase convertible notes of Purchaser with an aggregate principal funding amount equal to thirty million dollars ($30,000,000) (the “Debt Amount” and together with the Equity Amount, the “Financing Amount”), in a private placement or placements to be consummated immediately prior to the consummation of the Merger (the “Debt Investment” and together with the Equity Investment, the “Transaction Financing”).
(c)   The Purchaser shall use its reasonable best efforts to satisfy the conditions of the Investors’ closing obligations contained in the Financing Agreements and consummate the Transaction Financing. The Purchaser shall not terminate, or amend or waive in any manner materially adverse to the Purchaser, any Financing Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Financing Agreements or (ii) to reflect any permitted assignments or transfers of the Financing Agreements by the applicable Investors pursuant to the Financing Agreements. Each of the Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Financing Agreements. Additionally, during the Interim Period, the Purchaser may, but shall not be required to, enter into and consummate additional Financing Agreements with additional Investors, including in the event that there is an actual or threatened material breach or default by an Investor under a Financing Agreement, or the Purchaser reasonably believes in good faith that such Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such Investor’s closing obligations thereunder, which additional Financing Agreements shall become part of the Transaction Financing hereunder; provided, that the terms of such additional Financing Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be materially worse to the Purchaser or the Company than those set forth in existing Financing Agreements. If the Purchaser elects to seek such additional Financing Agreements (with, solely with respect to any additional Financing Agreements containing terms that are substantially different from the terms of Financing Agreements then in effect, the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned), the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Financing Agreements and use their respective reasonable efforts to cause such additional Financing Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). The Purchaser will deliver to the Company true, correct and complete copies of each Financing Agreement entered into by the Purchaser and any other Contracts between the Purchaser and Investors that could affect the obligation of such Investors to contribute to the Purchaser their applicable portion of the aggregate gross proceeds of the Transaction Financing as set forth in the Financing Agreement of such Investor. The Company shall not enter into any Contract with an Investor during the Interim Period without the prior written consent of the Purchaser, not to be unreasonably withheld, delayed or conditioned.
(d)   No fees, consideration (other than Purchaser Private Units) or other discounts shall be payable or agreed to by Purchaser or the Merger Sub (including from and after the Closing, the Company) to any Investor in respect of the Financing Amount
ARTICLE VI
NO SURVIVAL
6.1   No Survival.   Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).
ARTICLE VII
CLOSING CONDITIONS
7.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:
(a)   Required Purchaser Shareholder Approval.   The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement and the Purchaser Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Purchaser’s Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).
(b)   Required Company Stockholder Approval.   The Company shall have obtained the Required Company Stockholder Approval in accordance with Section 5.13.
(c)   Antitrust Laws.   Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)   Requisite Regulatory Approvals.   All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.
(e)   Requisite Consents.   The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.
(f)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.
(g)   Net Tangible Assets Test.   Upon the Closing, after giving effect to the Redemption and the Transaction Financing, the Purchaser shall have net tangible assets of at least $5,000,001.
(h)   Minimum Cash Condition.   Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds from the Transaction Financing, at least equal to Forty Million U.S. Dollars ($40,000,000) (before payment of Expenses and any outstanding debt) (the “Minimum Cash Condition”).
(i)   Appointment to the Board.   The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.
(j)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.
(k)   Nasdaq Listing.   The Purchaser Ordinary Shares issued as Merger Consideration (including the Earnout Shares) shall have been approved for listing on Nasdaq, subject to official notice of issuance.
7.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.
(b)   Agreements and Covenants.   The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Purchaser Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.
(d)   Closing Deliveries.
(i)   Officer Certificate.   The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)   Secretary Certificate.   The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Reincorporation), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.
(iii)   Good Standing.   The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(iv)   Escrow Agreement.   The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.
(v)   Registration Rights Agreement.   The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser.
7.3   Conditions to Obligations of the Purchaser.   In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.
(b)   Agreements and Covenants.   The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.
(d)   Closing Deliveries.
(i)   Officer Certificate.   The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).
(ii)   Secretary Certificate.   The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.
(iii)   Good Standing.   The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(iv)   Certified Charter.   The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.
(v)   Employment Agreements.   The employment agreements, in each case effective as of the Closing, between each of Leonard Liptak and Sung Kim and the applicable Target Company or the Purchaser shall be in full force and effect as of the Closing.
(vi)   Non-Competition Agreement.   The Company shall have delivered to the Purchaser copies of the Non-Competition Agreements duly executed by each of the Key Management Members.
(vii)   Transmittal Documents.   The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.
(viii)   Company Convertible Securities.   The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have either converted or terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor.
(ix)   Resignations.   Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.
(x)   Registered Agent Letter.   The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.
(xi)   Escrow Agreement.   The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Company and the Escrow Agent.
(xii)   Registration Rights Agreement.   The Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by the Company.
(xiii)   Firpta Certificate.   The Purchaser shall have received from the Company a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser.

7.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE VIII
TERMINATION AND EXPENSES
8.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of the Purchaser and the Company;
(b)   by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by December 10, 2022 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;
(g)   by written notice by either the Purchaser or the Company to the other, if the Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;
(h)   by written notice by the Purchaser to the Company, if the Required Company Stockholder Approval was not obtained pursuant to the terms of this Agreement;
(i)   by written notice by the Company to the Purchaser, if Purchaser and the Investors have not executed and delivered the Financing Agreements providing for net proceeds to the Purchaser of at least $40 million (before payment of Expenses and any outstanding debt), on terms and conditions acceptable to the Company and the Purchaser, within sixty (60) days after the date of this Agreement; or
(j)   by the Purchaser if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Purchaser has irrevocably confirmed by written notice to Company that all of the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Purchaser is ready, willing and able to consummate the Closing, and (iii) Company shall have failed to consummate the Transactions within ten (10) Business Days after such notice.
8.2   Effect of Termination.   This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 9.1, ARTICLE X, ARTICLE XI and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.
8.3   Fees and Expenses.   Subject to Section 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. Notwithstanding the foregoing, the Purchaser shall be responsible for all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (“Antitrust Expenses”). For the avoidance of doubt, if any shares of Purchaser Common Stock are issued in payment of Expenses incurred by Purchaser (including, without limitation, fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants retained by Purchaser or any of its Affiliates), such issuance shall in no event reduce the number of shares of Purchase Common Stock that the Company Security Holders are entitled to receive as Merger Consideration under this Agreement.
ARTICLE IX
WAIVERS AND RELEASES
9.1   Waiver of Claims Against Trust.   Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.
ARTICLE X
MISCELLANEOUS
10.1   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
10.2   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Lakeshore Acquisition I Corp. 667 Madison Avenue New York, NY 10065 Attn: Bill Chen Telephone No.: (917) 327-9933 E-mail: bchen65@126.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso Facsimile No.: Telephone No.: (212) 407-4866 E-mail: gcaruso@loeb.com
If to the Purchaser Representative, to:	with a copy (which will not constitute notice) to:
RedOne Investment Limited 555 Shihui Road, Ste A-2F Sonjiang District, Shangai 201100 Attn: Bill Chen Telephone No.: (917) 327-9933 E-mail: bchen65@126.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso Facsimile No.: Telephone No.: (212) 407-4866 E-mail: gcaruso@loeb.com
If to the Company or the Surviving Corporation, to:	with a copy (which will not constitute notice) to:
ProSomnus Holdings Inc. 5860 W Las Positas Blvd., Suite 25 Pleasanton, CA 94588 Attn: Leonard Liptak Telephone No.: (925) 353-7904 E-mail: lliptak@prosomnus.com	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: James McKnight, Esq.
Facsimile No.: (212) 983-3115
Telephone No.: (212) 692-6794
E-mail: JMMcKnight@mintz.com

If to the Seller Representative to:	with a copy (which will not constitute notice) to:
HGP II, LLC c/o HealthpointCapital 505 Park Ave., 17th Floor New York, NY 10022 Attn: Laing Rikkers Telephone No.: (917) 757-3343 E-mail: lrikkers@healthpointcapital.com	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: James McKnight, Esq.
Facsimile No.: (212) 983-3115
Telephone No.: (212) 692-6794
E-mail: JMMcKnight@mintz.com
10.3   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
10.4   Third Parties.   Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
10.5   Arbitration.   Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.5, and any dispute to be determined by the Independent Expert in accordance with Section 1.17) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.5. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The language of the arbitration shall be English.
10.6   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

Subject to Section 1.17, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 1.17, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
10.7   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.
10.8   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
10.9   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
10.10   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.
10.11   Waiver.   The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.
10.12   Entire Agreement.   This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
10.13   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Cayman Islands Companies Law or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.14   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
10.15   Purchaser Representative.
(a)   The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.17; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.
(b)   The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.15 shall survive the Closing and continue indefinitely.

(c)   The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.
10.16   Seller Representative.
(a)   Each Company Stockholder, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints HGP II, LLC, in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.17; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.
(b)   Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company hall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company and the other Indemnified Parties shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any

Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 10.16(d) of the replacement of the Seller Representative).
(c)   The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.16 shall survive the Closing and continue indefinitely.
(d)   If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.
10.17   Legal Representation.
(a)   The Parties agree that, notwithstanding the fact that Loeb & Loeb LLP (“Loeb”) may have, prior to the Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Loeb will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive

(and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb of the Purchaser, Merger Sub, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Loeb with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(b)   The Parties agree that, notwithstanding the fact that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) may have, prior to the Closing, jointly represented the Company and the Seller Representative in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Mintz will be permitted in the future, after Closing, to represent the Seller Representative or its Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Purchaser, Merger Sub, the Purchaser Representative and the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Mintz’s future representation of one or more of the Seller Representative or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company, the Purchaser Representative, the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Mintz of the Company, the Seller Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative shall be deemed the client of Mintz with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative, shall be controlled by the Seller Representative and shall not pass to or be claimed by the Company or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
ARTICLE XI
DEFINITIONS
11.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.
“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing
“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.
“Applicable Taxes” means “Applicable Taxes” as defined in IRS Notice 2020-65 (and any corresponding Taxes under comparable state or local tax applicable Laws).
“Applicable Wages” means “Applicable Wages” as defined in IRS Notice 2020-65 (and any corresponding wages under comparable state or local tax applicable Laws).
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Purchaser; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Purchaser or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole.
“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.
“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.
“Company Equity Plan” means the ProSomnus Holdings Inc. 2017 Equity Incentive Plan.
“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.
“Company Products” means the products and services designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed or otherwise made available by or for the Company or any of its Subsidiaries.
“Company Securities” means, collectively, the Company Stock and any other Company Convertible Securities.
“Company Security Holders” means, collectively, the holders of Company Securities.
“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.
“Company Stockholders” means, collectively, the holders of Company Stock.
“Company Subordinated Debt” means, collectively, Indebtedness arising under (i) the Loan Agreement dated August 9, 2019, by and among ProSomnus Sleep Technologies, Inc. (“PSTI”) and the Lenders signatory thereto, in the aggregate principal amount of $6,490,000.00, as amended by the Amendment to Loan Agreement by and among the Company, PTSI and the Lenders signatory thereto and (ii) the Unsecured Subordinated Promissory Notes and Guaranties made by PSTI and the Company for the benefit of the Holders thereof (together with Conversion Addendums by and among the Company, PTSI and such Holders), in the aggregate principal amount as of the date of this Agreement of $2,650,000.00 (subject to increase prior to Closing).
“Company Warrants” means, collectively, (i) Warrant to Purchase Shares of ProSomnus Holdings Inc. issued on January 31, 2020 to SMC Holdings II, LP — Class SLEEP, (ii) Warrant to Purchase Shares of ProSomnus Holdings Inc. issued on April 5, 2021 to SMC Holdings II, LP — Class SLEEP (Warrant No.: 2021-A), (iii) Warrant to Purchase Shares of ProSomnus Holdings Inc. issued on April 5, 2021 to Lombard International Life Assurance Company on behalf of its Separate Account VL300 FBO Policy VL301576, or its registered assigns (Warrant No.: 2021-B), (iv) Warrant to Purchase Shares of ProSomnus Holdings Inc. issued on April 5, 2021 to Lombard International Life Assurance Company on behalf of its Separate Account VL300 FBO Policy VL301577, or its registered assigns (Warrant No.: 2021-C), and (v) Warrant to Purchase Shares of ProSomnus Holdings Inc. issued on April 5, 2021 to Lombard International Life Assurance Company on behalf of its Separate Account VL300 FBO Policy VL301578, or its registered assigns (Warrant No.: 2021-D).
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant to Section 262 of the DGCL.
“Earnout Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 1.21(c)) with respect to each Eligible Company Security Holder, a number of shares of Purchaser Common Stock (with each share of Purchaser Common Stock valued at the Redemption Price for such purpose) equal to the number of Earnout Shares applicable to such Triggering Event or Change of Control.
“Earnout Period” means the time period between the six-month anniversary of the Closing Date and the third anniversary of the Closing Date.
“Eligible Company Security Holders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Effective Time, of Company Securities (after taking into account the Conversion).
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or

Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“FDA” means the U.S. Food and Drug Administration.
“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, including any Regulatory Authority.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Health Care Law” means, to the extent applicable, all federal, state, local, and foreign Laws governing the development, testing, regulatory approval, marketing, sale, pricing, coverage or reimbursement, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices or any other Company Product, including without limitation: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), (42 U.S.C. §§1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), any other Law of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company; (d) the applicable requirements of Medicare, Medicaid and other Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (e) applicable state licensing, disclosure and transparency reporting requirements, (f) any Laws of any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in clauses (a) through (f) above.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Insider Letter” means the letter dated June 10, 2021 to the Purchaser from the Purchaser Representative and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on June 16, 2021.
“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.
“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of the Purchaser, dated as of June 10, 2021, and filed with the SEC on June 14, 2021 (File No. 333-255174).
“IPO Underwriters” means Craig-Hallum Capital Group and Roth Capital Group.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Key Management Members” means Leonard Liptak, Sung Kim, Melinda Hungerman and Laing Rikkers.
“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.
“Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of Merger Sub.
“Nasdaq” means the Nasdaq Capital Market.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Per Series A Common Share Consideration” means the quotient of (i) the Series A Common Consideration divided by (ii) the sum, without duplication, of the aggregate number of shares of Series A Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14).
“Per Series A Preferred Share Consideration” means the quotient of (i) the Series A Preferred Consideration divided by (ii) the sum, without duplication, of the aggregate number of shares of Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14).
“Per Series B Common Share Consideration” means the quotient of (i) the Series B Common Consideration divided by (ii) the sum, without duplication, of the aggregate number of shares of Series B Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14).

“Per Series B Preferred Share Consideration” means the quotient of (i) the Series B Preferred Consideration divided by (ii) the sum, without duplication, of the aggregate number of shares of Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14).
“Per Series C Common Share Consideration” means the quotient of (i) the Series C Common Consideration divided by (ii) the sum, without duplication, of the aggregate number of shares of Series C Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14).
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves in accordance with GAAP have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Pro Rata Earnout Share” means, with respect to each Eligible Company Security Holder, a fraction expressed as a percentage equal to such portion of the Earnout Consideration that such Eligible Company Security Holder would receive, on account of its ownership of Series A Preferred Stock, Series B Preferred Stock, Series A Common Stock, Series B Common Stock and/or Series C Common Stock, if the Earnout Consideration were distributed pursuant to Section 2 of Article Fourth of the Company Charter at the same time as, and after giving effect to the shares of Purchaser Common Stock distributed in, the Conversion.
“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.
“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of the Purchaser.
“Purchaser Common Stock” means the shares of common stock of the Purchaser following consummation of the Reincorporation.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the

Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.
“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Purchaser.
“Purchaser Preference Shares” means preference shares, par value $0.0001 per share, of Purchaser.
“Purchaser Private Units” means the units issued by Purchaser in a private placement to its initial shareholders at the time of the consummation of the IPO consisting of one Purchaser Ordinary Share and three-quarters of one Purchaser Private Warrant.
“Purchaser Private Warrants” means the warrants included as part of each Purchaser Private Unit, entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per whole share.
“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriters) consisting of one (1) Purchaser Ordinary Share and one Purchaser Public Warrant.
“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.
“Purchaser Recommendation” means the recommendation by the board of directors of the Purchaser to the Purchaser stockholders that the Purchaser stockholders entitled to vote approve this Agreement and the related transactions.
“Purchaser Securities” means the Purchaser Units, Purchaser Ordinary Shares, the Purchaser Common Stock, and the Purchaser Warrants, collectively.
“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.
“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.
“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).
“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).
“Regulatory Authority” means the FDA and any other Governmental Authority in any country or jurisdiction that regulates the development, testing, marketing, sale, distribution, or other activities involving medical devices or any Company Product, or that administers or enforces Health Care Laws.
“Regulatory Authorizations” means all FDA or other Regulatory Authority registrations, product listings, marketing authorizations, including premarket notifications, premarket approvals, in-effect investigational device exemptions or similar authorizations to conduct human clinical trials, approvals by an institutional review board or similar entity to conduct human clinical studies, state and municipal device manufacturing or distribution licenses, and any other Permit required under the Health Care Laws.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Common Consideration” means the aggregate amount that would be paid in respect of the aggregate number of shares of Series A Common Stock that are issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14) if the Stockholder Merger Consideration were distributed pursuant to Section 2 of Article Fourth of the Company Charter.
“Series A Common Stock” means the Series A Common Stock of the Company, par value $0.0001 per share.
“Series A Preferred Consideration” means the aggregate amount that would be paid in respect of the aggregate number of shares of Series A Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14) if the Stockholder Merger Consideration were distributed pursuant to Section 2 of Article Fourth of the Company Charter.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.
“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, par value $0.0001 per share.
“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company, par value $0.0001 per share.
“Series A-3 Preferred Stock” means the Series A-3 Preferred Stock of the Company, par value $0.0001 per share.
“Series B Common Consideration” means the aggregate amount that would be paid in respect of the aggregate number of shares of Series B Common Stock that are issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14) if the Stockholder Merger Consideration were distributed pursuant to Section 2 of Article Fourth of the Company Charter.
“Series B Common Stock” means the Series B Common Stock of the Company, par value $0.0001 per share.
“Series B Preferred Consideration” means the aggregate amount that would be paid in respect of the aggregate number of shares of Series B Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14) if the Stockholder Merger Consideration were distributed pursuant to Section 2 of Article Fourth of the Company Charter.
“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.
“Series C Common Consideration” means the aggregate amount that would be paid in respect of the aggregate number of shares of Series C Common Stock that are issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.14) if the Stockholder Merger Consideration were distributed pursuant to Section 2 of Article Fourth of the Company Charter.

“Series C Common Stock” means the Series C Common Stock of the Company, par value $0.0001 per share.
“Significant Company Holder” means any Company Stockholder who (i) is a director or Key Management Member or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company (treating any Company Preferred Stock on an as-converted to Company Common Stock basis).
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“Sponsor” means RedOne Investment Limited.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Target Company” means each of the Company and its direct and indirect Subsidiaries.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which Purchaser Common Stock is then traded.
“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target
Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Mergers or the other transactions contemplated by this Agreement.
“Triggering Event I” means the date on which the volume-weighted average price per share of Purchaser Common Stock is equal to $12.50 or greater for 20 Trading Days in any consecutive 30 Trading Day period within the Earnout Period.
“Triggering Event II” means the date on which the volume-weighted average price per share of Purchaser Common Stock is equal to $15.00 or greater for 20 Trading Days in any consecutive 30 Trading Day period within the Earnout Period.
“Triggering Event III” means the date on which the volume-weighted average price per share of Purchaser Common Stock is equal to $17.50 or greater for 20 Trading Days in any consecutive 30 Trading Day period within the Earnout Period.
“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.
“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 10, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.
“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.
11.2   Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
AAA Procedures	10.5
Accounts Receivable	4.7(f)
Acquisition Proposal	5.6(a)
Adjustment Amount	1.17(d)
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Organizational Documents	1.7
Antitrust Expenses	8.3
Antitrust Laws	5.9(b)
Audited Company Financials	4.7(a)
Balance Sheet Date	4.7(a)
Business Combination	9.1
Cayman Islands Companies Law	Recitals
Certificate of Merger	1.2
CFO	1.17(a)
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.17(a)

Company	Preamble
Company Benefit Plan	4.20(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.14(d)
Company IP Licenses	4.14(a)
Company Material Contract	4.13(a)
Company Permits	4.10
Company Personal Property Leases	4.17
Company Real Property Leases	4.16
Company Registered IP	4.14(a)
Conversion	1.9
D&O Indemnified Persons	5.18(a)
D&O Tail Insurance	5.18(b)
Debt Agreements	5.20(b)
Debt Amount	5.20(b)
Debt Investment	5.20(b)
Debt Investors	5.20(b)
DGCL	Recitals
Dispute	10.5
Earnout Shares	1.21(a)
Effective Time	1.2
Enforceability Exceptions	3.2
Environmental Permits	4.21(a)
Equity Agreements	5.20(a)
Equity Amount	5.20(a)
Equity Incentive Plan	5.12(a)
Equity Investment	5.20(a)
Equity Investors	5.20(a)
Escrow Account	1.20(a)
Escrow Agent	1.20(a)
Escrow Agreement	1.20(a)
Escrow Amount	1.20(a)
Escrow Property	1.20(a)
Escrow Shares	1.20(a)
Estimated Closing Statement	1.16
Exchange Agent	1.14(a)
Expenses	8.3
Extension	5.3(a)
Federal Securities Laws	5.7
Financing Agreements	5.20(b)
Financing Amount	5.20(b)
Health Care Program	4.11(h)
Independent Expert	1.17(b)
Independent Expert Notice Date	1.17(b)
Interim Period	5.1(a)
Investors	5.20(a)
Letter of Transmittal	1.14(a)
Loeb	10.17(a)
Merger	Recitals
Merger Consideration	1.8
Merger Sub	Preamble
Minimum Cash Condition	7.1(h)
Mintz	10.17(b)
Non-Redeeming Stockholders	5.20(a)
Objection Statement	1.17(b)
OFAC	3.19(c)
Off-the-Shelf Software	4.14(a)
Outbound IP License	4.14(a)
Outside Date	8.1(b)
Parties	Preamble
Party	Preamble
PIPE Investors	5.20(a)
Post-Closing Purchaser Board	5.17(a)
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Extraordinary General Meeting	5.12(a)
Purchaser Financials	3.6(b)
Purchaser Initial Shareholders	Recitals
Purchaser Material Contract	3.13(a)
Purchaser Representative	Preamble
Purchaser Representative Documents	10.15(a)
Purchaser Shareholder Approval Matters	5.12(a)
Purchaser Support Agreement	Recitals
Redemption	5.12(a)
Registration Statement	5.12(a)
Reincorporation	1.7
Reincorporation Effective Time	3.5(b)
Related Person	4.22
Released Claims	9.1
Representative Party	1.17(b)
Required Company Stockholder Approval	5.13

Required Purchaser Shareholder Approval	7.1(a)
Resolution Period	10.5
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Section 409A Plan	4.20(k)
Seller Representative	Preamble
Seller Representative Documents	10.16(a)
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Specified Courts	10.6
Stockholder Merger Consideration	1.8
Surviving Corporation	1.1
Top Customers	4.25
Top Suppliers	4.25
Transaction Financing	5.20(b)
Transmittal Documents	1.14(b)
Voting and Support Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.
The Purchaser:
Lakeshore Acquisition I Corp.
By:
/s/ Bill Chen

Name: Bill Chen
Title: Chief Executive Officer
The Purchaser Representative:
RedOne Investment Limited, solely in the capacity as the Purchaser Representative hereunder
By:
/s/ Bill Chen

Name: Bill Chen
Title: Manager
Merger Sub:
LAAA Merger Sub Inc.
By:
/s/ Bill Chen

Name: Bill Chen
Title: Authorized Officer
The Company:
ProSomnus Holdings, Inc.
By:
/s/ Len Liptak

Name: Len Liptak
Title: CEO
The Seller Representative:
HGP II, LLC, solely in the capacity as the Seller Representative hereunder
By:
/s/ John H. Foster

Name: John H. Foster
Title: Manager
[Signature Page to Merger Agreement]

Annex B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LAAA MERGER CORP.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
LAAA Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 3, 2022.
This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Corporation’s Amended and Restated Certificate of Incorporation.
This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
The text of the Corporation’s Amended and Restated Certificate of Incorporation, is hereby further amended and restated to read in full as follows:
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROSOMNUS, INC.
FIRST: The name of the corporation is ProSomnus, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.
FOURTH:
A.
Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is [101,000,000] shares, consisting of [100,000,000] shares of common stock, par value $0.001 per share (the “Common Stock”), and [1,000,000] shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).1
The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

1
NTD: Number of authorized shares to be discussed.

B.
Preferred Stock.

1.   Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors of the Corporation (the “Board of Directors”) may determine.
2.   Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation and number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the Board of Directors under the Delaware General Corporation Law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.
C.
Common Stock.

1.   Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder. The term “Restated Certificate of Incorporation” as used herein shall mean the Amended and Restated Certificate of Incorporation of the Corporation as amended from time to time.
2.   Voting. The holders of the Common Stock are entitled to one vote for each share held; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to Preferred Stock).
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B.   The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.
C.   Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent.
D.   Special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

SIXTH:
A.   Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.
B.   Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of shares of any series of Preferred Stock under specified circumstances, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to this Restated Certificate of Incorporation becomes effective. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
C.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
D.   Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.
SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation; provided, however, that if the Board of Directors recommends that stockholders approve such adoption, amendment or repeal, such adoption, amendment or repeal shall only require, in addition to any vote of the holders of any class or series of the capital stock of the Corporation required by law or by the Restated Certificate of Incorporation, the affirmative vote of the holders of the majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
EIGHTH:
A.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
B.   In addition to the right to indemnification conferred in Paragraph A of this Article EIGHTH, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Paragraph B or otherwise.
C.   If a claim under Paragraph A or B of this Article EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

D.   The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Restated Certificate of Incorporation as amended from time to time, the Corporation’s Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.
E.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
F.   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
G.   The rights conferred upon Indemnitees in this Article EIGHTH shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, agent or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article EIGHTH that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to any such amendment, alteration or repeal.
H.   If any word, clause, provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any section of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of any section of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
NINTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. All references in this Article NINTH to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article ELEVENTH).
TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the Delaware General Corporation Law and all rights conferred upon stockholders are granted subject to this reservation; provided that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with,

Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH of this Restated Certificate of Incorporation.
ELEVENTH: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the Delaware General Corporation Law and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the Delaware General Corporation Law, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article ELEVENTH and any such agreement, the term “Continuing Directors” shall mean (1) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director’s nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors.
TWELFTH:
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation arising out of or pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the Bylaws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim governed by the internal affairs doctrine against the Corporation or any director, officer or other employee of the Corporation, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article TWELFTH shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.
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IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been duly executed by its duly authorized Chairman and Chief Executive Officer this day of [Date].
By:

Name:
Title:

Annex C
PROSOMNUS, INC.
2022 EQUITY INCENTIVE PLAN
1.    DEFINITIONS.
Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this ProSomnus, Inc. 2022 Equity Incentive Plan, have the following meanings:
Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.
Affiliate means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.
Agreement means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.
Board of Directors means the Board of Directors of the Company.
Business Combination Agreement means that certain Business Combination Agreement, dated as of May [•], 2022 by and among Lakeshore Acquisition I Corp., LAAA Merger Sub Inc., RedOne Investment Limited, HGP II, LLC and ProSomnus Holdings Inc.
Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate or any material written policy of the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.
Closing means the date on which the transactions contemplated by the Business Combination Agreement are consummated.
Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.
Committee means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.
Common Stock means shares of the Company’s common stock, $0.0001 par value per share.
Company means ProSomnus, Inc., a Delaware corporation.
Consultant means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.
Corporate Transaction means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company (or similar transaction) in a single transaction or a series of related transactions by a single entity, other than a transaction to merely change the state of incorporation or in which the Company is the surviving corporation. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger (as determined by the Administrator), the Corporate Transaction will be deemed to have occurred upon consummation of the tender offer.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.
Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.
Exchange Act means the United States Securities Exchange Act of 1934, as amended.
Fair Market Value of a Share of Common Stock means:
If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;
If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the most recent trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and
If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.
ISO means a stock option intended to qualify as an incentive stock option under Section 422.
Non-Qualified Option means a stock option which is not intended to qualify as an ISO.
Option means an ISO or Non-Qualified Option granted under the Plan.
Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.
Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.
Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.
Plan means this ProSomnus, Inc. 2022 Equity Incentive Plan.
SAR means a stock appreciation right.
Section 409A means Section 409A of the Code.
Section 422 means Section 422 of the Code.
Securities Act means the United States Securities Act of 1933, as amended.
Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award, which is not an Option, or a Stock Grant.
Stock Grant means a grant by the Company of Shares under the Plan.
Stock Right means an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award or a right to Shares or the value of Shares of the Company granted pursuant to the Plan.
Substitute Award means an award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.
Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.
2.   PURPOSES OF THE PLAN.
The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.
3.   SHARES SUBJECT TO THE PLAN.
(a)   The number of Shares that may be issued from time to time pursuant to this Plan shall be equal to the sum of (i) fifteen percent (15%) of the outstanding shares of Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption (as defined in the Business Combination Agreement)), (ii) that number of shares remaining available for issuance under the Company Equity Plan (as defined in the Business Combination Agreement), determined immediately prior to the Closing, divided by the Redemption Price (as defined in the Business Combination Agreement), such number not to exceed 321,496 shares divided by the Redemption Price, and (iii) that number of shares attributable to awards granted under the Company Equity Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after the Closing, which number shall not exceed [•].
(b)   Notwithstanding Subparagraph (a) above, on the first day of each fiscal year of the Company during the period beginning in fiscal year 2023 and ending on the second day of fiscal year 2032, the number of Shares that may be issued from time to time pursuant to the Plan, shall be increased automatically by an amount equal to the lesser of (i) 4% of the number of outstanding shares of Common Stock on such date and (ii) an amount determined by the Administrator.
(c)   If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan; provided, however, that the number of Shares underlying any awards under the Plan that are retained or repurchased on the exercise of an Option or the vesting or issuance of any Stock Right to cover the exercise price and/or tax withholding required by the Company in connection with vesting shall not be added back to the Shares available for issuance under the Plan; and provided, further that, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code. In addition, any Shares repurchased using exercise price proceeds will not be available for issuance under the Plan.
(d)   The maximum number of Shares available for grant under the Plan as ISOs will be equal to 250,000,000. The limits set forth in this Paragraph 3 will be construed to comply with the applicable requirements of Section 422.
(e)   The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Shares issued in respect of Substitute Awards will be in addition to and will not reduce the shares available under the Plan. Notwithstanding the foregoing, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance or retention of Shares, the Shares previously subject to such award will not be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided, however, that Substitute Awards will not be subject to the limits described in Paragraph 4(c) below.
4.   ADMINISTRATION OF THE PLAN.
The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:
(a)   Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;
(b)   Determine which Employees, directors and Consultants shall be granted Stock Rights;
(c)   Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Stock Rights to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board of Directors.
(d)   Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted provided that no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares.
(e)   Amend any term or condition of any outstanding Stock Right, provided that (i) such term or condition as amended is not prohibited by the Plan and (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors.
(f)   Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards; and
(g)   Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;
Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.
To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.
5.   ELIGIBILITY FOR PARTICIPATION.
The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person in anticipation of such person becoming an Employee, director or Consultant of the Company or of an Affiliate, provided, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.
6.   TERMS AND CONDITIONS OF OPTIONS.
Each Option shall be set forth in an Option Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:
(a)   Non-Qualified Options:   Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:
(i)   Exercise Price:   Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of the Common Stock on the date of grant of the Option.
(ii)   Number of Shares:   Each Option Agreement shall state the number of Shares to which it pertains.
(iii)   Vesting:   Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.
(iv)   Term of Option:   Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.
(b)   ISOs:   Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 and relevant regulations and rulings of the Internal Revenue Service:
(i)   Minimum Standards:   The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (iv) thereunder.
(ii)   Exercise Price:   Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
A.
10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or

B.
More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(iii)   Term of Option:   For Participants who own:
A.
10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.
More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv)   Limitation on Yearly Exercise:   To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year exceeds $100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.
(c)   Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Paragraph 24 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options to reduce the exercise price of such Options, (ii) cancel outstanding Options in exchange for Options that have an exercise price that is less than the exercise price value of the original Options, or (iii) cancel outstanding Options that have an exercise price greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.
7.   TERMS AND CONDITIONS OF STOCK GRANTS.
Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:
(a)   Each Agreement shall state the purchase price per Share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator on the date of the grant of the Stock Grant;
(b)   Each Agreement shall state the number of Shares to which the Stock Grant pertains;
(c)   Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any; and
(d)   Dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) may accrue but shall not be paid prior to the time, and may be paid only to the extent that, the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with the applicable requirements of Section 409A.
8.   TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.
The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of SARs, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and may be paid only to the extent that the Shares subject to the Stock-Based Award vest. Under no circumstances may the Agreement covering SARs (a) have an exercise or base price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.
9.   PERFORMANCE-BASED AWARDS.
The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, and any dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of such Performance-Based Award.
10.   EXERCISE OF OPTIONS AND ISSUE OF SHARES.
An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422.
The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) that requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.
11.
PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) by delivery of a promissory note, if the Board of Directors has expressly authorized the loan of funds to the Participant for the purpose of enabling or assisting the Participant to effect such purchase; (d) at the discretion of the Administrator, by any combination of (a) through (c) above; or (e) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.
The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) which requires the Company to take any action with respect to the Shares prior to their issuance.
12.
RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.
13.
ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.
14.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:
(a)   A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to such Participant to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.
(b)   Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.
(c)   The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.
(d)   Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an

Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.
(e)   A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.
(f)   Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.
15.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:
(a)   All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.
(b)   Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.
16.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:
(a)   A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.
(b)   A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
(c)   The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.
17.
EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:
(a)   In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.
(b)   If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
18.
EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.
For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.
In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.
19.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.
20.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:
(a)   All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.
(b)   Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.
21.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.
The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.
22.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.
(b)   At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.
23.
DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

24.
ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.
(a)   Changes with respect to Shares of Common Stock.
(i)   If (1) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (2) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events. The number of Shares subject to the limitations in Paragraphs 3(a), 3(b), 3(d) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.
(ii)   The Administrator may also make adjustments of the type described in Paragraph 24(a) above to take into account distributions to stockholders other than those provided for in Paragraphs 24(b) below, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any award, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, to the extent applicable.
(ii)   References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Paragraph 24(a).
(b)   Corporate Transactions.   If the Company is to be consolidated with or acquired by another entity in a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), may, as to outstanding Options, take any of the following actions: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors. For the avoidance of doubt, if the per share exercise price of an Option or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Option may be cancelled with no payment due hereunder or otherwise in respect thereof.
With respect to outstanding Stock Grants or Stock-Based Awards, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants or Stock-Based Awards on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants or Stock-Based Awards either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that each outstanding Stock Grant or Stock-Based Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate

Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant or Stock-Based Award (to the extent such Stock Grant or Stock-Based Award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived). For the avoidance of doubt, if the purchase or base price of a Stock Grant or Stock-Based Award or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Stock Grant or Stock-Based Award, as applicable, may be cancelled with no payment due hereunder or otherwise in respect thereof.
In taking any of the actions permitted under this Paragraph 24(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.
(c)   Recapitalization or Reorganization.   In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.
(d)   Adjustments to Stock-Based Awards.   Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.
(e)   Termination of Awards upon Consummation of a Corporate Transaction.   Except as the Administrator may otherwise determine, each Stock Right will automatically terminate (and in the case of outstanding Shares of restricted Common Stock, will automatically be forfeited) immediately upon the consummation of a Corporate Transaction, other than (i) any award that is assumed, continued or substituted pursuant to Paragraph 24(b) above, and (ii) any cash award that by its terms, or as a result of action taken by the Administrator, continues following the consummation of the Corporate Transaction.
25.
ISSUANCES OF SECURITIES.

(a)   Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.
(b)   The Company will not be obligated to issue any Shares pursuant to the Plan or to remove any restriction from Shares previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such Shares have been addressed and resolved; (ii) if the outstanding Shares is at the time of issuance listed on any stock exchange or national market system, the Shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the award have been satisfied or waived. The Company may require, as a condition to the exercise of an award or the issuance of Shares under an award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Shares issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Shares issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.
26.
FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

27.
WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.
28.
TERMINATION OF THE PLAN.

The Plan will terminate on [•], 2032, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.
29.
AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under Section 422 and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to such Participant, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 30 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 24.
30.
EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.
31.
SECTION 409A AND SECTION 422.

The Company intends that the Plan and any awards granted hereunder be exempt from or comply with Section 409A, to the extent applicable. The Company intends that ISOs comply with Section 422, to the extent applicable. Any ambiguities in the Plan or any award shall be construed to effect the intent as described in this Paragraph 31.
If a Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its Affiliates) as of his or her separation from service, to the extent any payment under this Plan or pursuant to an award constitutes non-exempt deferred compensation under Section 409A that is being paid by reason of separation from service, no payments due under this Plan or pursuant to an award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.
The Administrator shall administer the Plan with a view toward ensuring that awards under the Plan that are subject to Section 409A or Section 422, as applicable, comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A or compliant with Section 422, as applicable, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to any award, whether by reason of a failure to satisfy the requirements of Section 409A or Section 422 or otherwise.
32.   INDEMNITY.
Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board or Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.
33.   CLAWBACK.
Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.
34.    WAIVER OF JURY TRIAL.
By accepting or being deemed to have accepted an award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.
35.    UNFUNDED OBLIGATIONS.
The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.
36.   GOVERNING LAW.
This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
PubCo’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and PubCo’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, PubCo will enter into indemnification agreements with each of our directors and officers. These agreements will require PubCo to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to PubCo, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. PubCo also intends to enter into indemnification agreements with its future directors.
Item 21.   Exhibits and Financial Statements Schedules
(a)
Exhibits

See the Exhibit Index attached hereto.
(b)
Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.
Item 22.   Undertakings
a.
The undersigned registrant hereby undertakes:

i.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
v.
That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.
The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
c.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
1.1	Underwriting Agreement, dated June 10, 2021, by and between the Company, Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC, as representatives of the several underwriters (incorporated by reference to Exhibit 1.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)
1.2±
Business Combination Marketing Agreement, dated June 10, 2021, by and between the Company and Craig-Hallum Capital Group LLC (incorporated by reference to Exhibit 1.2 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)

2.1	Merger Agreement dated May 9, 2022 (included as Annex A to this proxy statement/prospectus)
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)
3.2	Certificate of Incorporation of LAAA Merger Corp.
3.3	Form of Amended and Restated Certificate of Incorporation of LAAA Merger Corp. (included as Annex B to this proxy statement/prospectus)*
3.4	Form of Bylaws of LAAA Merger Corp.*
3.5	Form of Amended and Restated Bylaws of LAAA Merger Corp.*
4.1	Specimen Ordinary Share Certificate*
4.2	Specimen Warrant Certificate*
4.3	Warrant Agreement, dated June 10, 2021, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)
5.1	Opinion of Loeb & Loeb LLP as to validity of PubCo Common Stock and PubCo Warrants*
8.1	Opinion of Loeb & Loeb LLP regarding tax matters
8.2	Opinion of Nelson Mullins Riley & Scarborough LLP regarding tax matters
10.1	Letter Agreements by and between the Registrant and each of the initial shareholders, officers and directors of the Registrant (incorporated by reference to Exhibit 10.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)
10.2	Investment Management Trust Account Agreement, dated June 10, 2021, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)
10.3	Registration Rights Agreement, dated June 10, 2021, among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders (incorporated by reference to Exhibit 10.3 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)
10.4	Indemnity Agreements, each dated as of June 10, 2021, by and between the Registrant and each of the officers and directors of the Registrant (incorporated by reference to Exhibit 10.4 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)

Exhibit No.	Description
10.5	Private Placement Securities Subscription Agreements by and between the Company and the purchasers of the Company’s founder shares and private placement warrants (incorporated by reference to Exhibit 10.5 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on June 16, 2021)
10.6	Form of Purchaser Support Agreement (incorporated by reference to Exhibit 10.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on May 10, 2022)
10.7	Form of Voting and Support Agreement (incorporated by reference to Exhibit 10.2 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on May 10, 2022)
10.8	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on May 10, 2022)
10.9	Form of Non-Competition and Non-Solicitation Agreement (incorporated by reference to Exhibit 10.4 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on May 10, 2022)**
10.10	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on May 10, 2022)**
10.11	Form of Escrow Agreement*
10.12	Form of PubCo 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on May 10, 2022)**
10.13	Form of Employment Agreement with Leonard Liptak**
10.14	Form of Employment Agreement with Sung Kim**
10.15	Form of Employment Agreement with Melinda Hungerman**
10.16	Form of Employment Agreement with Laing Rikkers**
14.1	Form of Code of Ethics (incorporated by reference to Exhibit 14 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on April 22, 2021)
21.1	List of Subsidiaries of ProSomnus.**
23.1	Consent of UHY LLP
23.2	Consent of SingerLewak LLP
23.3	Consent of Loeb & Loeb LLP (included in Exhibits 5.1)*
99.1	Form of Proxy Card*
99.2	Consent of Leonard Liptak to be named as a director**
99.3	Consent of Laing Rikkers to be named as a director**
99.4	Consent of William Johnson to be named as a director**
99.5	Consent of Leonard Hedge to be named as a director**
99.6	Consent of Jason Orchard to be named as a director**
99.7	Consent of Steven Pacelli to be named as a director**
99.8	Consent of Heather Rider to be named as a director**
107	Filing Fee Calculation Table**

*
To be filed by amendment

**
Previously filed

±
Certain information has been omitted from this exhibit in reliance upon Item 601(b)(10) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 12, 2022.
LAAA Merger Corp.
By:
/s/ Bill Chen

Name:
Bill Chen

Title:
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on August 12, 2022 in the capacities indicated.
Signature	Title
/s/ Bill Chen Bill Chen	President and Sole Director (Principal Executive Officer), Principal Financial Officer and Principal Accounting Officer